    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1996



                                                      REGISTRATION NO. 333-11115

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       ON



                                  FORM S-4/A1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TRANSAMERICA CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

           Delaware                         6199                        94-0932740
(State or Other Jurisdiction of        (Primary Standard             (I.R.S. Employer
Incorporation or Organization)    Industrial Classification         Identification No.)
                                        Code Number)

                             600 Montgomery Street
                        San Francisco, California 94111
                                 (415) 983-4000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                           SHIRLEY H. BUCCIERI, ESQ.
              Senior Vice President, General Counsel and Secretary
                             600 Montgomery Street
                        San Francisco, California 94111
                                 (415) 983-4000
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                            ------------------------

                                With copies to:


             DANIEL A. NEFF, ESQ.                         JAMES C. GAITHER, ESQ.
        Wachtell, Lipton, Rosen & Katz                      Cooley Godward LLP
             51 West 52nd Street                      One Maritime Plaza, 20th Floor
        New York, New York 10019-6150                San Francisco, California 94111
                (212) 403-1000                                (415) 693-2000


                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TRANSAMERICA CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b)

                                                 CONSENT SOLICITATION STATEMENT/PROSPECTUS
                FORM S-4 ITEM                                     HEADING
                -------------                    -----------------------------------------
Information About the Transaction
 1.  Forepart of Registration Statement and    FACING PAGE; CROSS REFERENCE SHEET; OUTSIDE
     Outside Front Cover Page of Prospectus    FRONT COVER PAGE OF CONSENT SOLICITATION
                                               STATEMENT/PROSPECTUS
 2.  Inside Front and Outside Back Cover       AVAILABLE INFORMATION; TABLE OF CONTENTS
     Pages of Prospectus
 3.  Risk Factors, Ratio of Earnings to Fixed  SUMMARY; COMPARATIVE PER SHARE DATA; MARKET
     Charges, and Other Information            PRICE AND DIVIDEND DATA; THE COMPANIES; THE
                                               MERGER; CERTAIN FEDERAL INCOME TAX
                                               CONSEQUENCES
 4.  Terms of Transaction                      SUMMARY; THE MERGER; THE MERGER AGREEMENT;
                                               CERTAIN FEDERAL INCOME TAX CONSEQUENCES;
                                               COMPARISON OF STOCKHOLDER RIGHTS; DESCRIPTION
                                               OF TRANSAMERICA CAPITAL STOCK
 5.  Pro Forma Financial Information           Not Applicable
 6.  Material Contacts with the Company Being  SUMMARY; THE MERGER; THE MERGER AGREEMENT
     Acquired
 7.  Additional Information Required for       Not Applicable
     Reoffering by Persons and Parties Deemed
     to be Underwriters
 8.  Interests of Named Experts and Counsel    LEGAL MATTERS; EXPERTS
 9.  Disclosure of Commission Position on      Not Applicable
     Indemnification for Securities Act
     Liabilities
Information About the Registrant
10.  Information With Respect to S-3           Not Applicable
     Registrants
11.  Incorporation of Certain Information by   Not Applicable
     Reference
12.  Information With Respect to S-2 or S-3    Not Applicable
     Registrants
13.  Incorporation of Certain Information by   Not Applicable
     Reference
14.  Information with Respect to Registrants   AVAILABLE INFORMATION; SUMMARY; ANNEXES C
     Other Than S-2 or S-3 Registrants         THROUGH E
Information About the Company Being Acquired
15.  Information With Respect to S-3           Not Applicable
     Companies

16.  Information With Respect to S-2 or S-3    Not Applicable
     Companies
17.  Information With Respect to Companies     SUMMARY; COMPARATIVE PER SHARE DATA; MARKET
     Other Than S-2 or S-3 Companies           AND PRICE DIVIDEND DATA; THE COMPANIES; INDEX
                                               TO CONSOLIDATED FINANCIAL STATEMENTS OF TRANS
                                               OCEAN LTD AND SUBSIDIARIES
Voting and Management Information
18.  Information if Proxies, Consents, or      SUMMARY; ACTION BY WRITTEN CONSENT OF TOL
     Authorizations Are to be Solicited        STOCKHOLDERS; THE MERGER; ANNEXES C THROUGH E
19.  Information if Proxies, Consents, or      Not Applicable
     Authorizations Are Not to be Solicited,
     or in an Exchange Offer

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                TRANS OCEAN LTD
LOGO                    CONSENT SOLICITATION STATEMENT                     LOGO

                            ------------------------
                            TRANSAMERICA CORPORATION
                                   PROSPECTUS
                            ------------------------

     This Consent Solicitation Statement/Prospectus is being furnished to holders of common stock, $0.001 par value per share ("TOL Common Stock"), of Trans Ocean Ltd, a Delaware corporation ("TOL"; as used in this Consent Solicitation Statement/Prospectus, unless the context otherwise requires, "TOL" shall mean TOL and its subsidiaries), and to holders of preferred stock, Series B, $.001 par value per share, of TOL ("TOL Preferred Stock," and, with TOL Common Stock, "TOL Stock") in connection with the solicitation by the Board of Directors of TOL for the written consent (each a "Consent"; and, collectively, the "Consents") of TOL stockholders (the "Action by Written Consent"). Holders of TOL Common Stock ("TOL Common Stockholders") and holders of TOL Preferred Stock ("TOL Preferred Stockholders" and, together with TOL Common Stockholders, the "TOL Stockholders") as of the close of business on the Record Date (as defined herein) are being asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 24, 1996, as amended by the Letter Agreement dated August 21, 1996, and Amendment No. 1 to
the Agreement and Plan of Merger dated October   , 1996 (subject with respect to
certain provisions thereof to the unanimous approval by the TOL Common Stockholders) ("Amendment No. 1"), in each case by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly owned direct subsidiary of Transamerica ("Subcorp"), TOL, Greer M. Arthur ("Arthur"), Marvin D. Dennis, in his individual capacity ("Mr. Dennis") and as trustee, and Nancy A. Dennis, as trustee (with Mr. Dennis, "Dennis") (the "Merger Agreement"), providing for the merger of Subcorp and TOL (the "Merger"). Upon consummation of the Merger on the terms set forth in the Merger Agreement, (i) TOL will become a wholly owned subsidiary of Transamerica, (ii) TOL Common Stockholders will be entitled to receive a number of shares of Transamerica common stock, $1.00 par value per share ("Transamerica Common Shares"), for each outstanding share of TOL Common Stock held by them (with cash in lieu of fractional shares) as determined pursuant to a share exchange formula set forth in the Merger Agreement and as more fully described below and (iii) TOL Preferred Stockholders will be entitled to receive a number of Transamerica Common Shares for each outstanding share of TOL Preferred Stock held by them (with cash in lieu of fractional shares) as determined pursuant to a share exchange formula set forth in the Merger Agreement and more fully described below.

     This Consent Solicitation Statement/Prospectus also constitutes the Prospectus of Transamerica with respect to the 1,676,685 Transamerica Common Shares to be issued in the Merger in exchange for the outstanding shares of TOL Stock. Transamerica Common Shares are quoted on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "TA." On
October   , 1996, the closing price of Transamerica Common Shares on the NYSE
was $          . TOL Stockholders should obtain current quotes for the
Transamerica Common Shares.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS CONSENT SOLICITATION
  STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
        THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information contained in this Consent Solicitation Statement/Prospectus with respect to Transamerica has been supplied by Transamerica. All information contained in this Consent Solicitation Statement/ Prospectus with respect to TOL has been supplied by TOL.

     This Consent Solicitation Statement/Prospectus and the form of Action by Written Consent are first being mailed to TOL Stockholders on or about October
  , 1996. Consents that are properly executed and returned to TOL will be considered Action by Written Consent of TOL Stockholders. A TOL Stockholder may revoke his/her Consent by a writing received by TOL prior to the time that Consents of the number of shares required to authorize the Action by Written Consent have been filed with TOL, but may not do so thereafter.

                            ------------------------

           The date of this Consent Solicitation Statement/Prospectus
                              is October   , 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF TRANSAMERICA COMMON SHARES MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRANSAMERICA OR TOL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Transamerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Transamerica meets the requirements of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). Such reports, proxy statements and other information filed by Transamerica with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; Los Angeles Regional Office, 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036; and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Transamerica makes its filings with the Commission electronically. The Commission maintains a site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically (http://www.sec.gov). Transamerica Common Shares are listed on the NYSE and the PSE, and such reports, proxy statements and other information concerning Transamerica are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005; and at the offices of the PSE, 233 Beaudry Avenue, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104. The TOL Common Stock and the TOL Preferred Stock are not publicly traded.

     Transamerica has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to Transamerica Common Shares to be issued in the Merger (the "Registration Statement"). This Consent Solicitation Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Transamerica and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document attached as an annex or exhibit hereto.

     TOL is not currently subject to the informational requirements of the Exchange Act. However, Trans Ocean Container Corporation, a wholly owned subsidiary of TOL ("TOCC"), has issued public debt and, pursuant to the terms of its indenture agreement, has agreed to file reports under the Exchange Act.

     The following documents of Transamerica are included herein as annexes to this Consent Solicitation Statement/Prospectus:

          Annex C -- Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("Transamerica Annual Report"), as filed with the Commission on March 26, 1996.

          Annex D -- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, as filed with the Commission on May 10, 1996 and August 9, 1996, respectively.

          Annex E -- Transamerica Proxy Statement dated March 18, 1996 for its Annual Meeting of Stockholders held on April 25, 1996, filed with the Commission on March 19, 1996.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    1
  The Companies.......................    1
     TOL..............................    1
     Transamerica.....................    1
  Action by Written Consent of TOL
     Stockholders.....................    1
     Action by Written Consent........    1
     Record Date......................    2
     Vote Required....................    2
     Availability of Dissenters'
       Rights.........................    2
  The Merger..........................    2
     Exchange Ratios..................    2
     Merger Consideration
       Adjustment.....................    4
     Escrow Funds.....................    4
     TOL Options......................    6
     Effective Time of the Merger;
       Closing Date...................    6
     Conditions to Consummation of the
       Merger.........................    6
     Reasons for the Merger;
       Recommendation of the TOL Board
       of Directors...................    6
     Interests of Certain Persons in
       the Merger.....................    6
     Exchange Procedures..............    7
     Support/Voting Agreements........    7
  Kantz Approval Proposal.............    7
  Certain Federal Income Tax
     Consequences.....................    7
  Comparison of Stockholder Rights....    7
  Summary Historical Financial
     Information......................    8
     TOL Summary Historical Financial
       Information....................    8
     Transamerica Summary Historical
       Financial Information..........    9
COMPARATIVE PER SHARE DATA............   10
MARKET PRICE AND DIVIDEND DATA........   11
ACTION BY WRITTEN CONSENT OF TOL
  STOCKHOLDERS........................   12
     General..........................   12
     Matters to be Considered.........   12
     Record Date; Vote Required;
       Action by Written Consent......   12
THE MERGER............................   14
     Background of the Merger.........   14
     Reasons for the Merger;
       Recommendation of the Board of
       Directors of TOL...............   14
     Interests of Certain Persons in
       the Merger.....................   15
     Accounting Treatment.............   16

                                        PAGE
                                        ----
     Regulatory Approvals.............   16
     Federal Securities Law
       Consequences...................   16
     Support/Voting Agreements........   17
THE MERGER AGREEMENT..................   18
     The Merger.......................   18
     Merger Consideration.............   18
     Merger Consideration
       Adjustment.....................   20
     Escrow Funds.....................   20
     Amendment No. 1 Escrow
       Provisions.....................   22
     Exchange Procedures..............   22
     Representations and Warranties...   23
     Covenants........................   24
     Conduct of Business of TOL
       Pending the Merger.............   25
     No Solicitation..................   26
     Conditions.......................   26
     Indemnification..................   27
     Termination; Effect of
       Termination....................   29
     Amendment and Waiver.............   30
     Expenses.........................   30
KANTZ APPROVAL PROPOSAL...............   31
RIGHTS OF DISSENTING TOL
  STOCKHOLDERS........................   33
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES........................   35
THE COMPANIES.........................   38
     Business of TOL..................   38
     Products and Fleet Information...   38
     Customers........................   38
     Sales and Marketing..............   39
     Container Financing..............   39
     Operations.......................   40
     Suppliers........................   41
     Competition......................   41
     Business of Transamerica.........   41
SELECTED CONSOLIDATED FINANCIAL DATA
  OF TOL..............................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF TOL................   44
     General..........................   44
     Results of Operations............   45
     Income Taxes.....................   47
     Liquidity and Capital
       Resources......................   48
COMPARISON OF STOCKHOLDER RIGHTS......   51
     Amendment of Certificates of
       Incorporation..................   51
     Amendment and Repeal of
       By-Laws........................   51

                                        PAGE
                                        ----
     Size and Election of the Board of
       Directors......................   51
     Removal of Directors.............   51
     Vacancies on the Board...........   52
     Right to Call Special Meetings of
       Stockholders...................   52
     Stockholder Action Without a
       Meeting........................   52
     Class Voting.....................   52
     Cumulative Voting................   53
     Provisions Affecting Control
       Share Acquisitions and Business
       Combinations...................   53
     Mergers, Acquisitions and Certain
       Other Transactions.............   53
     Rights of Dissenting
       Stockholders...................   53
     Dividends........................   53
     Preemptive Rights of
       Stockholders...................   54
     Director Liability and
       Indemnification................   54
DESCRIPTION OF TRANSAMERICA CAPITAL
  STOCK...............................   55
EXPERTS...............................   55
LEGAL MATTERS.........................   55
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS OF TRANS OCEAN LTD AND
  SUBSIDIARIES........................  F-1
                                        PAGE
                                        ----
ANNEXES:
A  -- Agreement and Plan of Merger,
      dated as of July 24, 1996;
      Letter Agreement dated August
      21, 1996; and Amendment No. 1 to
      the Agreement and Plan of Merger
      dated October   , 1996, in each
      case, among Transamerica
      Corporation, Citation Sub Corp.,
      Trans Ocean Ltd, Greer M.
      Arthur, Marvin D. Dennis (in his
      individual capacity and as
      trustee) and Nancy A. Dennis (as
      trustee)........................  A-1
B  -- Section 262 of the Delaware
      General Corporation
      Law -- Appraisal Rights.........  B-1
C  -- Transamerica Annual Report on
      Form 10-K.......................
D1 -- Transamerica Quarterly Report on
      Form 10-Q for First Quarter of
      1996............................
D2 -- Transamerica Quarterly Report on
      Form 10-Q for Second Quarter of
      1996............................
E  -- Transamerica Proxy Statement
      dated March 18, 1996............

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus and the Annexes hereto. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Consent Solicitation Statement/Prospectus and the annexes hereto. TOL Stockholders are urged to read and consider carefully all of the information contained in this Consent Solicitation Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

TOL

     TOL owns, leases-in and manages a variety of maritime container and equipment types, including dry cargo, open top and refrigerated containers, tanks, flat racks and chassis. TOL leases containers primarily to shipping companies for use in world trade, on a long-term basis, and on a master lease or short-term rental basis at higher daily rates. The worldwide container industry standard for expressing quantities of containers is the 20-foot equivalent unit or "TEU." At December 31, 1995, TOL's fleet totalled approximately 274,000 TEUs, of which 129,000 were either owned or leased-in and the remaining 145,000 were managed on behalf of third-party investors. TOL has over 300 customers and manages its fleet through 12 offices worldwide, utilizing independently owned and operated depots and agents in more than 200 locations. TOL's principal offices are located at 851 Traeger Avenue, San Bruno, California 94066 and its telephone number is (415) 871-6600. See "The Companies -- Business of TOL."

TRANSAMERICA

     Transamerica is one of the world's largest financial services companies, providing specialized financial and life insurance products and services to individuals and organizations. Transamerica engages through its subsidiaries in life insurance, consumer lending, commercial lending, container and other leasing and real estate services. At December 31, 1995, Transamerica had consolidated assets of approximately $48,000,000,000, and total stockholders' equity of approximately $4,300,000,000. The principal executive offices of Transamerica are located at 600 Montgomery Street, San Francisco, California 94111, and its telephone number is (415) 983-4000.

                 ACTION BY WRITTEN CONSENT OF TOL STOCKHOLDERS

ACTION BY WRITTEN CONSENT

     The Consent is being solicited for the following purposes:

          (i) To approve and adopt the Merger Agreement (the "TOL Merger Proposal") pursuant to which, among other things, (a) Subcorp will be merged with and into TOL, or, under certain circumstances, TOL will be merged with and into Subcorp, in either event with the result that TOL will become a wholly owned subsidiary of Transamerica, (b) each outstanding share (other than shares held in the treasury of TOL, if any, which will be cancelled) of TOL Common Stock will be converted into a number of Transamerica Common Shares as determined pursuant to the share exchange ratio set forth in the Merger Agreement and (c) each outstanding share (other than shares held in the treasury of TOL, if any, which will be cancelled) of TOL Preferred Stock will be converted into a number of Transamerica Common Shares as determined pursuant to the share exchange ratio set forth in the Merger Agreement. The Merger Agreement is attached to this Consent Solicitation Statement/Prospectus as Annex A.

          (ii) To consider and vote on a proposal (the "Kantz Approval Proposal") to approve the acceleration of TOL Options held by Philip C. Kantz ("Kantz"). See "Kantz Approval Proposal" and "Action By Written Consent of TOL Stockholders -- Matters to be Considered."

          (iii) In addition, TOL Common Stockholders are being asked to approve separately the provisions (the "Amendment No. 1 Escrow Provisions") of Amendment No. 1 which set forth the amount to be deposited into the Escrow Funds (as herein defined) by each stockholder of TOL. See "Action by Written Consent of TOL Stockholders -- Record Date; Vote Required; Action Taken by Written Consent," "The Merger -- Escrow Funds" and "The Merger Agreement -- Amendment No. 1 Escrow Provisions."


RECORD DATE

     Only TOL Stockholders of record at the close of business on August 30, 1996 (the "Record Date"), will be entitled to vote on the matters set forth herein. On the Record Date, there were 74,303 shares of TOL Common Stock outstanding held by approximately 12 holders of record (which number of shares of the Common Stock does not include 4,700 shares of TOL Common Stock issuable upon the exercise of outstanding TOL Options (as defined herein). On the Record Date, there were 300,107 shares of TOL Preferred Stock outstanding held by five holders of record.

VOTE REQUIRED

     The TOL Merger Proposal requires the affirmative vote of each of (i) the holders of more than 50% of the shares of TOL Common Stock outstanding and entitled to vote thereon and (ii) the holders of more than 50% of the shares of TOL Preferred Stock outstanding and entitled to vote thereon. As of the Record Date, the directors and executive officers of TOL and certain of their affiliates may be deemed to be beneficial owners of (i) approximately 73.7% of the outstanding TOL Common Stock and (ii) approximately 93.4% of the outstanding TOL Preferred Stock. Three TOL Stockholders (including two executive officers who are also directors of TOL), who as of the Record Date beneficially owned in the aggregate approximately 69.5% of the outstanding TOL Common Stock and approximately 92.8% of the outstanding TOL Preferred Stock, have each agreed to vote or direct the vote of all TOL Common Stock and TOL Preferred Stock over which such person has voting control in favor of the TOL Merger Proposal. As a result of these agreements, there will be sufficient votes cast in favor of the TOL Merger Proposal to ensure its passage without the vote of any other TOL Stockholders. See "Action By Written Consent of TOL Stockholders -- Record Date; Vote Required; Action by Written Consent."


     Approval of the Amendment No. 1 Escrow Provisions requires the affirmative vote of all of the holders of shares of TOL Common Stock outstanding and entitled to vote thereon. See "The Merger -- Escrow Funds," "The Merger Agreement -- Amendment No. 1 Escrow Provisions" and "Action By Written Consent of TOL Stockholders -- Record Date; Vote Required; Action by Written Consent."


AVAILABILITY OF DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law ("DGCL"), TOL Stockholders who object to the Merger and do not vote in favor of the TOL Merger Proposal ("Dissenting TOL Stockholders," and such TOL Stock, "Dissenting TOL Stock") have certain rights to dissent and demand the "fair value" of their TOL Stock. See "Rights of Dissenting TOL Stockholders."

                                   THE MERGER

EXCHANGE RATIOS

     Pursuant to the Merger Agreement, each share of TOL Common Stock issued and outstanding immediately prior to the Effective Time (as defined herein) will be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) equal to the Common Exchange Ratio (as defined herein), as the same may be adjusted pursuant to the Merger Agreement, and each share of TOL Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into and represent that number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) equal to the Preferred Exchange Ratio (as defined herein). Transamerica

Common Shares having a value (based on the Deemed Average Share Price, as defined herein) of $24,200,000, and equal to a significant portion of the merger consideration, will not be paid to the TOL Common Stockholders at the time of consummation of the Merger but instead will be placed into escrow. The escrowed shares will be available to satisfy indemnification obligations which may be owing to Transamerica and to provide for adjustments in Transamerica's favor in the merger consideration based on the age of the Containers ("Containers") and chassis ("Chassis") owned, managed and leased-in by TOL and the size and composition of its fleet of Containers and Chassis (see "The Merger
Agreement -- Merger Consideration Adjustment") and, to the extent not needed for such purposes or certain other indemnification obligations, will be distributed to the TOL Common Stockholders, other than Dissenting TOL Stockholders.


     The "Common Exchange Ratio" is equal to the quotient obtained by dividing the Per Share Amount (as defined herein) by the Deemed Average Share Price. The Per Share Amount is equal to the quotient obtained by dividing (i) $110,700,000, increased by the total amount of cash paid to TOL between the execution of the Merger Agreement and the Closing (as defined herein) in order to exercise options to purchase TOL Common Stock, and decreased by the total consideration payable in the Merger in respect of the TOL Preferred Stock, including accrued and unpaid dividends thereon by (ii) the number of shares of TOL Common Stock that are issued and outstanding immediately prior to the Closing Date (as defined herein). The Deemed Average Share Price is the average of the closing prices of the Transamerica Common Shares as reported on the NYSE Composite Tape on each of the last 15 trading days ending on and including the second trading day prior to the Closing Date assuming such average is between $61.40 and $92.10; if such average is more than $92.10, the Deemed Average Share Price shall be $92.10, and if such average is less than $61.40, the Deemed Average Share Price shall be $61.40. The Merger Agreement provides for the Common Exchange Ratio to be adjusted based on certain changes in the age, size and composition of the Containers and Chassis owned, managed and leased-in by TOL (the "Merger Consideration Adjustment"). See "The Merger Agreement -- Merger Consideration Adjustment." If the Merger is structured as a merger of TOL into Subcorp with Subcorp as the Surviving Corporation (as defined herein) (see "The Merger Agreement -- The Merger"), then the dollar amount used in the formula to calculate the Common Exchange Ratio shall be $107,700,000 rather than $110,700,000. References to the "Surviving Corporation" in this document refer to the entity existing after the Merger is consummated, which entity will either be TOL or Subcorp.


     The Merger Agreement provides for the aggregate amount of Transamerica Common Shares to be received by holders of TOL Common Stock (assuming there are no Dissenting TOL Stockholders) at the time of consummation of the Merger to equal the amount determined in accordance with clause (i) of the first sentence of the preceding paragraph, adjusted by the Merger Consideration Adjustment and reduced by the $24,200,000 of Transamerica Common Shares (valued based on the Deemed Average Share Price) to be placed into the Escrow Funds. No Transamerica Common Shares will be issued upon consummation of the Merger to a TOL Stockholder who demands appraisal rights in accordance with the requirements of
Section 262(d) of the DGCL, nor will any such TOL Stockholder be entitled to payment of any amounts deposited in the Escrow Funds. See "Rights of Dissenting TOL Stockholders."


     The "Preferred Exchange Ratio" is equal to the quotient obtained by dividing (i) $12.50, plus any accrued but unpaid dividends on one share of TOL Preferred Stock (which dividends will not, with respect to all outstanding shares of TOL Preferred Stock, in the aggregate, exceed $98,475 as of the Closing Date) by (ii) the Deemed Average Share Price. See "The Merger Agreement -- The Merger" and "The Merger Agreement -- Merger Consideration."


     Assuming that (i) all TOL Options are exercised prior to the Effective Time with the result that an aggregate of $3,342,291.97 is paid upon exercise and 4,700 shares of TOL Common Stock are issued upon exercise thereof, making a total of 79,003 shares of TOL Common Stock outstanding immediately prior to the Effective Time, (ii) the Deemed Average Share Price is $70.00, (iii) the accrued and unpaid dividends on the TOL Preferred Stock as of the Closing Date equal $98,475, (iv) no Merger Consideration Adjustment is to be made and (v) 300,107 shares of TOL Preferred Stock are outstanding immediately prior to the Effective Time, then (a) the Common Exchange Ratio will be 19.93 Transamerica Common Shares for each share of TOL Common Stock and (b) the Preferred Exchange Ratio will be .183 of a Transamerica Common Share for each share of TOL Preferred Stock. Under the foregoing assumptions and without giving effect to the

Amendment No. 1 Escrow Provisions, of the 19.93 Transamerica Common Shares which may ultimately be received, a TOL Common Stockholder would receive, in respect of each share of TOL Common Stock, 15.57 Transamerica Common Shares upon consummation of the Merger and 4.36 Transamerica Common Shares would be deposited in the Escrow Funds. Further, based upon the assumptions made in this paragraph (excluding clause (iv)), each $1,000,000 Merger Consideration Adjustment will result in a decrease or increase in the Common Exchange Ratio of 0.9%. If the Amendment No. 1 Escrow Provisions are unanimously approved, TOL Stockholders who own their shares as a result of the exercise of TOL Options after July 24, 1996 would receive, in respect of each share of TOL Common Stock,
18.31 Transamerica Common Shares upon consummation of the Merger and 1.62 Transamerica Common Shares would be deposited in the Adjustment Escrow Fund, the amounts to be received by Arthur and Dennis upon consummation of the Merger and to be deposited into the Escrow Funds would be correspondingly adjusted to make up the aggregate reduction in the Transamerica Common Shares resulting from the effect of the Amendment No. 1 Escrow Provisions on Optionee Stockholders, and the amounts to be received upon consummation of the Merger and to be deposited into the Escrow Funds by TOL Stockholders other than Arthur and Dennis and Optionee Stockholders would not be affected.


MERGER CONSIDERATION ADJUSTMENT

     The Merger Agreement provides for the number of Transamerica Common Shares to be received in the Merger to be adjusted based on certain changes in the age of the Containers and Chassis owned, managed and leased-in by TOL and the size and composition of the fleet of Containers and Chassis, so as to reflect the difference between the Containers and Chassis reported by TOL as owned, managed and leased-in by it as of December 31, 1995 (the "Preliminary Report"), and the Containers and Chassis reported as owned, managed and leased-in by TOL as of the month end immediately preceding the Closing Date (the "Pre-Closing Report"). The Merger Agreement provides for a further adjustment to be made following the Closing, based on certain changes in the differences in the age of the Containers and Chassis owned, managed and leased-in by TOL and the size and composition of TOL's fleet as reported in the Pre-Closing Report and in a report which is to reflect such information as of the Closing Date (the "Closing Report"). In each of the foregoing reports, the age of equipment as of December 31, 1995 is not to be adjusted for the passage of time thereafter, and adjustments will not be made to give effect to any change in the number of Containers and Chassis which arises as a result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

ESCROW FUNDS


     Pursuant to an escrow agreement (the "Escrow Agreement") to be entered into by and among Transamerica, Subcorp, TOL, Arthur, Dennis and an escrow agent (the "Escrow Agent"), and promptly following the Effective Time, certificates representing Transamerica Common Shares with a total aggregate value of $24,200,000, calculated in accordance with the Deemed Average Share Price, into which shares of TOL Common Stock are converted will be delivered to the Escrow Agent. Of such total amount, Transamerica Common Shares will be delivered to the Escrow Agent in the following amounts (calculated using the Deemed Average Share Price) and for the following purposes: (i) $11,700,000 into "Escrow Fund A," to indemnify Transamerica for any and all damages, claims, losses and expenses ("Loss and Expenses") arising from breaches by TOL, Arthur and Dennis of representations, warranties, covenants or agreements in the Merger Agreement, the failure of TOL to obtain certain consents and for costs of repairs (net of recoveries from third parties) exceeding $200,000 to Containers and Chassis which are off-lease as of the Closing Date, (ii) $2,500,000 into "Escrow Fund B," to indemnify Transamerica with respect to losses for equipment on hire to, and accounts receivable owing from, an existing bankrupt customer, (iii) $1,000,000 into "Escrow Fund C," to indemnify Transamerica for obligations arising out of the operation of TOL prior to the Closing for sales and use taxes and (iv) $9,000,000 into the "Adjustment Escrow Fund," to provide a source of payment for potential Merger Consideration Adjustments (Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund are collectively referred to as the "Escrow Funds").

     Pursuant to the Merger Agreement as entered into, all of the TOL Stockholders are required to contribute their pro rata share to the Escrow Funds and do not have the right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing Transamerica Common Shares paid into the Escrow Funds unless and until such Transamerica Common Shares are released to them pursuant to the provisions of the Merger Agreement and the Escrow Agreement.



     The TOL Stockholders are being asked to approve an amendment to the Merger Agreement whereby (i) the ten (10) holders (the "Optionee Stockholders") who will obtain shares of TOL Common Stock as a result of the exercise of TOL Options would not be obligated to contribute to Escrow Funds A, B and C the specified pro rata portions of the Transamerica Common Shares they receive in exchange for their shares of TOL Common Stock acquired upon exercise of their Options and (ii) instead Arthur and Dennis would increase their contributions of Transamerica Common Shares to such Escrow Funds in an amount equal to the number of Transamerica Common Shares which the Optionee Stockholders would no longer be required to contribute. The Optionee Stockholders will not be relieved of their obligation to contribute a pro rata portion of their Transamerica Common Shares to the Adjustment Escrow Fund to provide a source of payment for certain adjustments in the purchase price payable to Transamerica pursuant to the Merger Agreement. The amounts to be received by Arthur and Dennis upon consummation of the Merger and to be deposited into the Escrow Funds would be correspondingly adjusted to make up the aggregate reduction in the Transamerica Common Shares resulting from the effect of the Amendment No. 1 Escrow Provisions on Optionee Stockholders, and the amounts to be received upon consummation of the Merger and to be deposited into the Escrow Funds by TOL Stockholders other than Arthur and Dennis and Optionee Stockholders would not be affected.


     No TOL Common Stockholder will have a right to sell, transfer, pledge, encumber or otherwise dispose of, or to receive any certificates representing Transamerica Common Shares paid into the Escrow Funds unless and until such Transamerica Common Shares are released to TOL Common Stockholders pursuant to the provisions of the Merger Agreement and the Escrow Agreement.


     The amounts remaining in Escrow Fund A, Escrow Fund B and Escrow Fund C will be released to TOL Stockholders whose shares of TOL Common Stock have been converted into Transamerica Common Shares pursuant to the Merger Agreement and who contributed Transamerica Common Shares to such Escrow Funds on the second anniversary of the Closing Date; provided that, to the extent a dispute regarding a claim by Transamerica against a particular Escrow Fund (a "Claim") remains unresolved, the amount of the Claim is to be retained in the relevant Escrow Fund until such dispute is resolved; and provided, further, that the amount of certain claims, if any, with respect to any CAVN Claim (as defined herein) will be retained in Escrow Fund B. Notwithstanding the foregoing, amounts remaining in Escrow Fund B may, in certain circumstances set forth in the Merger Agreement, be released to TOL Stockholders prior to the second anniversary of the Closing Date. Arthur and Dennis may extend the period of Escrow Fund A, Escrow Fund B and/or Escrow Fund C beyond the second anniversary of the Closing Date for purposes of satisfying certain other indemnification obligations, including certain of such obligations for which Arthur and Dennis are also responsible, under the circumstances set forth in the Merger Agreement. See "The Merger Agreement -- Escrow Funds" and "-- Indemnification."


     The amounts remaining in the Adjustment Escrow Fund will be released to Transamerica and/or to TOL Stockholders whose shares of TOL Common Stock have been converted into Transamerica Common Shares pursuant to the Merger Agreement following the definitive determination of the Closing Report.

     Pursuant to the Merger Agreement, Arthur and Dennis are entitled, at any time after the first anniversary of the Closing Date, to cause the Escrow Agent to sell up to 50% of the Transamerica Common Shares then remaining in any or all of Escrow Fund A, Escrow Fund B or Escrow Fund C, and to cause the Escrow Agent to invest and reinvest the proceeds as they from time to time deem advisable, with such investment and reinvestment being subject to obtaining the consent of Transamerica, which consent is not to be unreasonably withheld.

TOL OPTIONS

     Prior to the Effective Time, TOL will use reasonable efforts to cause each unexpired and unexercised option to purchase shares of TOL Stock which has been granted (each, a "TOL Option") to be exercised by the holder thereof immediately prior to the Closing. Any TOL Option that remains unexercised as of the Closing will be terminated as of the Closing and will be of no further force and effect. See "Kantz Approval Proposal" and "The Merger Agreement -- Merger Consideration."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Closing") when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger (such time, the "Effective Time"). This filing will be made on a date (the "Closing Date") set by Transamerica, which date will be within 10 business days following the date upon which all conditions set forth in Article VI of the Merger Agreement have been satisfied or waived, as the case may be. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Among the conditions to consummation of the Merger are the following: approval of the TOL Merger Proposal by TOL Stockholders, approval of the Kantz Approval Proposal by holders of 75% of the outstanding TOL Stock, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the authorization for listing on the NYSE of the Transamerica Common Shares issued in the Merger, and the receipt by TOL of an opinion of its counsel, substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger Agreement -- Conditions."

REASONS FOR THE MERGER; RECOMMENDATION OF THE TOL BOARD OF DIRECTORS

     TOL. The Board of Directors of TOL has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the TOL Stockholders and has recommended that TOL Stockholders vote FOR approval and adoption of the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of TOL (certain of whose members actively participated in structuring and negotiating the transaction) consulted with TOL's legal advisors and outside accountants, and considered a number of factors. See "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors of TOL."

     Transamerica. Transamerica believes the Merger will result in a stronger, more diversified participant in the container leasing business, and thereby enable Transamerica to better serve container leasing customers. The Merger will result in the addition of TOL's more diverse fleet of containers, with its emphasis on specialized container types, and will increase Transamerica Leasing Inc.'s ("Transamerica Leasing") expertise in secondary tanks and refrigerated containers as well as adding to Transamerica Leasing's fleet of dry cargo and open top containers and flat racks. See "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors of TOL."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain officers and directors of TOL (or their affiliates) have interests in the Merger that are different from and in addition to the interests of TOL Stockholders generally. These interests include, but are not limited to, the fact that (i) the executive officers of TOL currently hold in the aggregate 70.2% of the outstanding TOL Common Stock, 93.1% of the outstanding TOL Preferred Stock and 51.0% of the TOL Options, (ii) pursuant to the Merger Agreement, Transamerica will enter into a consulting agreement (the "Consulting Agreement"), which provides for payments to be made over a five-year period and a non-competition agreement (the "Non-Competition Agreement") with each of Arthur and Mr. Dennis (each, a "Consultant"), (iii) officers of TOL, including those who are also directors, are entitled to severance payments for termination of their respective employment with TOL and (iv) Charles Smith, a member of the

Board of Directors of TOL ("Smith"), will receive a fee of $500,000, plus reimbursement for certain costs, upon the Closing of the Merger. See "The Merger -- Interests of Certain Persons in the Merger" and "-- Support/Voting Agreements."

EXCHANGE PROCEDURES

     If the TOL Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time a letter of transmittal will be mailed or delivered to each TOL Stockholder to be used in forwarding Certificates (as defined herein) evidencing such holder's shares of TOL Common Stock or TOL Preferred Stock for surrender and exchange for certificates evidencing Transamerica Common Shares to which such holder has become entitled, and, if applicable, cash in lieu of fractional Transamerica Common Shares. TOL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, each of Arthur and Dennis, who as of the Record Date beneficially owned in the aggregate 69.5% of the outstanding TOL Common Stock and 92.8% of the outstanding TOL Preferred Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed a Support/Voting Agreement with Transamerica pursuant to which such Supporting Stockholder agreed to vote or direct the vote of all shares of TOL Stock beneficially owned by such Supporting Stockholder, or over which such Supporting Stockholder has voting power or control, in favor of the Merger Agreement and the transactions contemplated thereby (each, a "Support/Voting Agreement"). Each Supporting Stockholder also thereby agreed to not, and to not permit any company, trust or other entity controlled by the Supporting Stockholder to, (i) sell or otherwise transfer any shares of TOL Stock, other than pursuant to the Merger or (ii) grant any proxies or enter into a voting agreement with respect to the Merger Agreement or the transactions contemplated thereby. See "The Merger -- Support/Voting Agreements."

                            KANTZ APPROVAL PROPOSAL

     Kantz, an executive officer and director of TOL, holds incentive and non-statutory TOL Options to purchase an aggregate of 1,858 shares of TOL Common Stock. Pursuant to the Merger Agreement, approval by TOL Stockholders of the Kantz Approval Proposal is a condition to the Closing of the Merger. Although the TOL Options held by Kantz by their terms provide for acceleration in connection with the Merger, such approval is necessary to permit the acceleration, in connection with the Merger, of TOL Options held by Kantz so as not to result in an excess "parachute payment" within the meaning of Section 280G of the Code. In the event that holders of 75% of the shares of TOL Stock (excluding any shares of TOL Stock held by Kantz) do not approve the Kantz Approval Proposal, the TOL Options held by Kantz will not be accelerated. If holders of the requisite number of shares of TOL Stock vote in favor of the Kantz Approval Proposal, the acceleration of the TOL Options held by Kantz will not constitute a parachute payment within the meaning of Section 280G of the Code. See "Action By Written Consent of TOL Stockholders -- Matters to be Considered."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Certain federal income tax consequences of the Merger are discussed below. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, shares of TOL Common Stock and TOL Preferred Stock will be converted into the right to receive Transamerica Common Shares. There are differences between the rights of TOL Stockholders and the rights of holders of Transamerica Common Shares. These differences result from differences between the governing instruments of TOL and Transamerica. For a discussion of such differences, see "Comparison of Stockholder Rights."

                               SUMMARY HISTORICAL
                             FINANCIAL INFORMATION

  TOL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table sets forth financial information for TOL as of and for the periods noted. The balance sheet and income statement data as of and for the years ended December 31, 1991 through 1995 have been derived from the audited financial statements of TOL. The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto included elsewhere in this Consent Solicitation Statement/Prospectus, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The data for the six months ended June 30, 1995 and 1996 is unaudited but, in the opinion of TOL, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The data for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of TOL" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this Consent Solicitation Statement/ Prospectus.

                                                                                                            SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                                     JUNE 30,
                           -------------------------------------------------------------------------  ----------------------------
                               1991           1992           1993           1994           1995           1995           1996
                           -------------  -------------  -------------  -------------  -------------  -------------  -------------
   INCOME STATEMENT DATA:
   Lease revenue.........  $ 120,812,000  $ 137,813,000  $ 139,610,000  $ 143,024,000  $ 167,862,000  $  79,921,000  $  87,417,000
   Costs and expenses:
     Managed equipment
       program
       distributions.....     46,590,000     54,158,000     53,910,000     50,387,000     50,334,000     24,970,000     24,982,000
     Direct operating....     27,609,000     32,623,000     32,394,000     32,540,000     37,226,000     17,723,000     22,101,000
     Depreciation and
       amortization......      9,835,000     12,459,000     14,473,000     17,156,000     22,416,000     10,279,000     12,466,000
     Marketing and
       administrative....     18,685,000     19,666,000     20,931,000     22,438,000     24,618,000     12,288,000     12,211,000
     Interest............      8,290,000      7,450,000      8,187,000     13,214,000     23,860,000     10,687,000     12,815,000
       Total costs and
         expenses........    111,009,000    126,356,000    129,895,000    135,735,000    158,454,000     75,947,000     84,575,000
   Income from continuing
     operations before
     provision for income
     taxes...............      9,803,000     11,457,000      9,715,000      7,289,000      9,408,000      3,974,000      2,842,000
   Provision for income
     taxes...............      3,728,000      4,329,000      3,732,000      2,856,000      3,144,000      1,466,000      1,085,000
                           -------------  -------------  -------------  -------------  -------------  -------------  -------------
   Income from continuing
     operations..........  $   6,075,000  $   7,128,000  $   5,983,000  $   4,433,000  $   6,264,000  $   2,508,000  $   1,757,000
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========
   Income from continuing
     operations per
     common share(1).....  $       70.64  $       82.82  $       70.26  $       53.62  $       79.00  $       31.10  $       21.00
   BALANCE SHEET DATA
     (END OF PERIOD):
   Net property and
     equipment...........  $ 113,738,000  $ 136,436,000  $ 155,882,000  $ 235,347,000  $ 337,473,000  $ 300,376,000  $ 348,601,000
   Total assets..........    162,531,000    198,218,000    223,873,000    309,685,000    418,114,000    374,767,000    421,747,000
   Total debt............     86,095,000    101,942,000    118,177,000    184,555,000    286,487,000    241,085,000    295,452,000
   Redeemable senior
     preferred stock.....      7,173,000      7,315,000      7,457,000      3,563,000      3,590,000      3,576,000      3,603,000
   Total common
     stockholders'
     equity..............     13,745,000     21,061,000     25,393,000     26,954,000     32,797,000     29,252,000     34,344,000

---------------

(1) Earnings from continuing operations per common share has been computed by dividing income from continuing operations, after reductions for accrued dividends on preferred stock, by the weighted average number of common shares outstanding, taking into effect all material common stock equivalents.

   TRANSAMERICA SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary historical consolidated financial information of Transamerica set forth below (in millions of dollars) has been derived from and should be read in conjunction with, and is qualified in its entirety by, the audited financial statements and other financial information set forth elsewhere in this Consent Solicitation Statement/Prospectus. See Annex C, Annex D, and Annex E.

                                                                                                SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                          JUNE 30,
                                  ---------------------------------------------------------   ---------------------
                                    1991        1992        1993        1994        1995        1995        1996
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues........................  $ 4,175.2   $ 4,550.9   $ 4,813.3   $ 5,354.5   $ 6,101.1   $ 3,001.5   $ 3,008.7
Income from continuing
  operations....................        5.6       334.0       447.5       427.9       470.5       214.1       221.2
Balance Sheet Data (at period
  end):
Total assets....................  $31,133.6   $33,290.9   $36,050.5   $40,393.8   $47,944.5   $45,348.4   $47,224.1
Long term debt..................    6,975.6     6,510.5     5,681.0     7,489.1     9,341.5     9,149.0     8,896.6

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical and historical pro forma combined per share financial information of Transamerica and TOL for the six months ended June 30, 1996 and the year ended December 31, 1995. The pro forma combined amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, changes to the adjustments included in the pro forma combined financial information set forth below are expected as evaluations of assets and liabilities are completed and additional information becomes available. Accordingly, the final pro forma combined amounts will differ from those set forth below. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Transamerica and TOL included elsewhere in this Consent Solicitation Statement/Prospectus. See "Index to Consolidated Financial Statements of Trans Ocean Ltd and Subsidiaries," Annex C, Annex D, and Annex E.

                                                                                        TRANSAMERICA
                                                           TRANSAMERICA       TOL        PRO FORMA
                                                           ------------     -------     ------------
FISCAL YEAR ENDED DECEMBER 31, 1995
  Earnings per share of common stock.....................     $ 6.58        $ 79.00        $ 6.43
  Cash dividends declared per share of common stock......     $ 2.00        $  0.00        $ 2.00
  Book value per share of common stock...................     $58.61        $441.40        $58.88
SIX MONTHS ENDED JUNE 30, 1996
  Earnings per share of common stock.....................     $ 3.15        $ 21.00        $ 3.06
  Cash dividends declared per share of common stock......     $ 1.00        $  0.00        $ 1.00
  Book value per share of common stock...................     $50.02        $462.00        $50.49

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low last sale prices of Transamerica Common Shares on the NYSE Composite Tape and
(ii) the per share dividends paid thereon for the calendar quarters indicated. TOL Common Stock and TOL Preferred Stock are not publicly traded and no comparative market price data is available. In the year ended December 31, 1994, TOL paid a cash dividend of $6.50 on each share of TOL Common Stock. TOL has not otherwise paid any dividends on TOL Common Stock. In the years ended December 31, 1993, 1994 and 1995, TOL paid cash dividends of $0.875, $0.875 and $1.3125, respectively, on each share of TOL Preferred Stock.


                                                                    TRANSAMERICA
                                                                    COMMON SHARES
                                                                  -----------------
                                                                   HIGH       LOW       DIVIDENDS
                                                                  ------     ------     ---------
1993:
  First quarter.................................................  $53.88     $45.63       $  0.50
  Second quarter................................................   56.13      47.00          0.50
  Third quarter.................................................   61.38      52.50          0.50
  Fourth quarter................................................   62.38      53.63          0.50
1994:
  First quarter.................................................  $57.63     $49.25       $  0.50
  Second quarter................................................   54.63      48.88          0.50
  Third quarter.................................................   53.63      49.50          0.50
  Fourth quarter................................................   51.25      46.38          0.50
1995:
  First quarter.................................................  $59.00     $49.50       $  0.50
  Second quarter................................................   61.13      55.75          0.50
  Third quarter.................................................   71.50      58.00          0.50
  Fourth quarter................................................   77.50      65.75          0.50
1996:
  First quarter.................................................  $78.88     $71.00       $  0.50
  Second quarter................................................   84.50      71.38          0.50
  Third quarter.................................................   83.00      67.00          0.50
  Fourth quarter (through October   , 1996).....................



     On July 24, 1996, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Transamerica Common Shares was $71.00 per share, as reported on the NYSE
Composite Tape. On October   , 1996, the most recent practicable date prior to
the mailing of this Consent Solicitation Statement/Prospectus, the last sale
price of Transamerica Common Shares was $          per share, as reported on the
NYSE Composite Tape. TOL Stockholders are encouraged to obtain current market quotations for Transamerica Common Shares.


     Pursuant to the Merger Agreement, TOL has agreed that, during the period from the date of the Merger Agreement to the Effective Time, TOL will not make, declare or pay any dividend or distribution on the TOL Stock other than the regular quarterly dividend on TOL Preferred Stock, which will not, in the aggregate, exceed $98,475 per quarter.

                 ACTION BY WRITTEN CONSENT OF TOL STOCKHOLDERS

GENERAL

     This Consent Solicitation Statement/Prospectus is being furnished to TOL Stockholders in connection with the solicitation by the Board of Directors of TOL of the Consents of TOL Stockholders.


     This Consent Solicitation Statement/Prospectus and the form of Consent are
first being mailed to TOL Stockholders on or about October   , 1996.


MATTERS TO BE CONSIDERED

     TOL Stockholders are being asked to approve:

          (i) The TOL Merger Proposal, which is a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (a) Subcorp will be merged with and into TOL, or, under certain circumstances, TOL will be merged with and into Subcorp, with the result that, in either event, TOL will become a wholly owned subsidiary of Transamerica, (b) each outstanding share (other than shares held in the treasury of TOL, if any, which will be cancelled) of TOL Common Stock will be converted into a number of Transamerica Common Shares as determined pursuant to the Common Exchange Ratio set forth in the Merger Agreement and (c) each outstanding share (other than shares held in the treasury of TOL, if any, which will be cancelled) of TOL Preferred Stock will be converted into a number of Transamerica Common Shares as determined pursuant to the Preferred Exchange Ratio set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Consent Solicitation Statement/Prospectus.

          (ii) The Kantz Approval Proposal, which is a proposal to approve and adopt the acceleration of TOL Options held by Kantz.


          (iii) The Amendment No. 1 Escrow Provisions, which revise the proportion of each of Escrow Fund A, Escrow Fund B and Escrow Fund C which is allocable to the Optionee Stockholders and Arthur and Dennis.


RECORD DATE; VOTE REQUIRED; ACTION BY WRITTEN CONSENT

     The Board of Directors of TOL has fixed the close of business on August 30, 1996 as the Record Date for determination of TOL Stockholders entitled to vote on the matters set forth herein. Accordingly, only holders of TOL Stock of record at the close of business on August 30, 1996 will be entitled to vote on the matters set forth herein. Each holder of record of TOL Common Stock on the Record Date is entitled to cast one vote per share and each holder of record of TOL Preferred Stock on the Record Date is entitled to cast one vote per share, exercisable by returning a properly executed Consent. As of the Record Date, there were 74,303 shares of TOL Common Stock outstanding and entitled to vote, which were held by 12 holders of record, and 300,107 shares of TOL Preferred Stock outstanding and entitled to vote which were held by five holders of record.


     The affirmative vote of the holders of more than 50% of the shares of TOL Common Stock and of the shares of TOL Preferred Stock outstanding and entitled to vote thereon is required to approve and adopt the TOL Merger Proposal. As of the Record Date, the directors and executive officers of TOL and certain of their affiliates may be deemed to be beneficial owners of approximately 73.7% of the outstanding shares of TOL Common Stock and of approximately 93.4% of the outstanding shares of TOL Preferred Stock. Three TOL Stockholders (including two executive officers who are also directors of TOL), who as of the Record Date beneficially owned in the aggregate approximately 69.5% of the outstanding TOL Common Stock and 92.8% of the outstanding shares of TOL Preferred Stock, have each agreed to vote or direct the vote of all TOL Common Stock over which such person has voting control in favor of the TOL Merger Proposal. As a result of these Support/Voting Agreements, there will be sufficient votes cast in favor of the TOL Merger Proposal to ensure its passage without the vote of any other TOL Stockholders. The Kantz Approval Proposal requires the affirmative vote of holders of more than 75% of the votes of TOL Common Stock and TOL Preferred Stock, on an as-converted basis, voting together as a single class, other than any TOL Stock held by Kantz. The Amendment No. 1 Escrow Provisions require the affirmative vote of holders of 100% of the votes of TOL Common Stock in order to become effective.

     Consents in the accompanying forms that are properly executed and returned to TOL will be considered Action by Written Consent of the TOL Stockholders in accordance with the instructions contained therein. A TOL Stockholder may revoke the Consent by a writing received by TOL prior to the time that Consents of the number of shares required to authorize the Action by Written Consent have been filed with TOL, but may not do so thereafter. TWO FORMS OF CONSENT ARE BEING SENT TO EACH TOL COMMON STOCKHOLDER: ONE WITH RESPECT TO THE TOL MERGER PROPOSAL AND THE KANTZ APPROVAL PROPOSAL AND ONE WITH RESPECT TO THE AMENDMENT NO. 1 ESCROW PROVISIONS. EACH FORM OF CONSENT MUST BE RETURNED TO TOL IN ORDER FOR THE TOL COMMON STOCKHOLDER TO VOTE IN CONNECTION WITH THE ACTION COVERED BY EACH SUCH CONSENT.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Transamerica and TOL have held discussions from time to time over several years regarding the desirability of Transamerica acquiring TOL.

     Commencing in December 1995, Transamerica and TOL began discussions and negotiations relating to the Merger. Negotiations continued through the first half of 1996, became very active commencing in June 1996, and resulted in the execution of the Merger Agreement on July 24, 1996, following approval thereof by the Board of Directors of Transamerica and the Board of Directors of TOL.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF TOL

     TOL. The Board of Directors of TOL has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the TOL Stockholders, and has recommended that TOL Stockholders vote FOR approval and adoption of the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of TOL (certain of whose members actively participated in structuring and negotiating the transaction) consulted with TOL's legal advisors and outside accountants, and considered a number of factors, including, among others, the following:

          (i) information concerning the financial performance, condition, business, operations, assets and prospects of each of Transamerica and TOL;

          (ii) the complementary nature of the business strategies and business positions of Transamerica Leasing, an operating subsidiary of Transamerica, with those of TOL;

          (iii) the terms and structure of the Merger and the terms of the Merger Agreement;

          (iv) the opportunity for TOL Stockholders to exchange their shares in a privately held company for freely tradeable shares in Transamerica, a large, diversified company, and to do so by means of a transaction designed to be tax-free to TOL Stockholders;

          (v) the recommendation of TOL's senior management; and

          (vi) presentations by TOL's financial advisors.

     As a result of its own extensive knowledge of TOL's business, the Board of Directors of TOL believes that the terms of the Merger Agreement, including the consideration to be received by the TOL Stockholders, are fair to the TOL Stockholders. In reaching the conclusion that the TOL Stockholders will receive fair value in the Merger, in Transamerica Common Shares, for their interests in TOL, the Board of Directors of TOL considered its knowledge of TOL's and Transamerica's businesses and discussions with the management of TOL and with TOL's financial advisors concerning their views of the businesses, financial condition and prospects of Transamerica. The Board of Directors of TOL also considered recent and current market prices of the Transamerica Common Shares.

     Also considered was the Board of Directors of TOL's belief that the businesses of TOL and Transamerica Leasing are complementary, that the interest of TOL's customers and managed container owners will be well served by the combined company after the consummation of the Merger, and that the combination of Transamerica Leasing and TOL would result in a stronger, more diversified participant in the container leasing business than either company is on a standalone basis. In this regard, the Board of Directors of TOL considered that while Transamerica Leasing has the benefits of size and the accompanying economies of scale and access to low cost capital, its container leasing business is strongest in dry cargo containers. By contrast, TOL's container leasing business is stronger in open top containers and other specialty containers where Transamerica is not as strong.

     The foregoing discussion of the information and factors considered and given weight by the Board of Directors of TOL is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of TOL did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Board of Directors of TOL may have given different weight to different factors. For a discussion of the interests of certain members of TOL's management and the Board of Directors of TOL, see "-- Interests of Certain Persons in the Merger."

     Transamerica. Transamerica believes the Merger will result in a stronger, more diversified participant in the container leasing business, and thereby enable Transamerica to better serve container leasing customers. The Merger will result in the addition of TOL's more diverse fleet of containers, with its emphasis on specialized container types, and will increase Transamerica Leasing's expertise in secondary tanks and refrigerated containers as well as adding to Transamerica Leasing's fleet of dry cargo and open top containers and flat racks.

     In reaching its conclusions to enter into the Merger Agreement, Transamerica considered the following factors, among others: (i) Transamerica's and TOL's businesses, assets, and competitive position and the current conditions and trends in the market in which they compete; (ii) TOL's financial condition and results of operations, both on a historical basis and on a prospective basis; (iii) a review of possible alternative expansion strategies available to Transamerica, and the costs thereof, if the Merger is not consummated; (iv) the complementary nature of Transamerica's and TOL's businesses, and the expectation that, as a result of the Merger, Transamerica Leasing will be better able to serve its customers needs; and (v) the proposed terms and structure of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain officers and directors of TOL (or their affiliates) have interests in the Merger that are different from and in addition to the interests of TOL Stockholders generally. The Board of Directors of TOL was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     TOL Stock Ownership and TOL Options. Executive officers and directors of TOL currently hold 73.7% of the TOL Common Stock, 93.4% of the TOL Preferred Stock and 51.0% of the TOL Options. TOL has agreed in the Merger Agreement to use reasonable efforts to cause each unexpired and unexercised TOL Option to be exercised by the holder thereof immediately prior to the Closing. Any TOL Option that remains unexercised as of the Closing will be terminated as of the Closing, and will be of no further force and effect. As of the Record Date, 4,700 shares of TOL Common Stock were issuable upon the exercise of outstanding TOL Options, of which 2,398 were held by two of the executive officers of TOL, one of whom is a director of TOL. The average exercise price per share of the TOL Options held by such executive officers and outstanding as of the Record Date is $772.69 per share. Pursuant to their terms, all TOL Options will accelerate by virtue of the Merger. See "Kantz Approval Proposal."

     Consulting Agreements. Transamerica has agreed, pursuant to the Merger Agreement, to enter into a Consulting Agreement with each of Arthur and Mr. Dennis, each in their capacity as Consultants. Under the terms of each of such Consulting Agreements, the applicable Consultant will render consulting services to Transamerica for a period beginning on the date on which the Consultant is no longer a full-time employee of the Surviving Corporation and ending on the earlier of the fifth anniversary of such date or on the date on which the Consultant dies or otherwise becomes unable to provide consulting services. In consideration of these services, each Consultant will be paid at the rate of $350,000 per year.

     Non-Competition Agreements. Each Consultant has agreed with Transamerica, pursuant to the Merger Agreement, to enter into a Non-Competition Agreement. Under the terms of the Non-Competition Agreements, each Consultant agrees that, for a period of five years from the Closing Date, he will not, without the prior written consent of Transamerica, directly or indirectly, anywhere in the world,
(i) engage in any existing business line of TOL, including, without limitation, owning, leasing-in or managing for the purpose of leasing or hiring, any interest in dry cargo containers, tank containers (but not including flexible tanks), refrigerated containers, open top containers, chassis or flat racks of whatever size or certain other equipment, (ii) initiate any contact with or otherwise solicit or act to interfere with the employment relationship with any then-current employee of Transamerica, Transamerica Leasing, TOL or any of its subsidiaries or any other entity known by the Consultant after due inquiry to be an affiliate of Transamerica with a view to or for the purpose of offering such individual employment (or consultancy, management or similar arrangements) with the Consultant or any of his associates or affiliates or with any other person or entity, (iii) employ (or enter into consultancy, management or similar arrangements with) any individual who at such time is an employee of or consultant to Transamerica, Transamerica Leasing, TOL or any of its subsidiaries or any other entity known by Consultant after due inquiry to be an affiliate of Transamerica, or (iv) in relation to a business the same as that of owning, leasing or managing Containers and the activities related or incident thereto, interfere with TOL's or its subsidiaries' or Transamerica's or its subsidiaries' relationship with any person or entity who is or was at the date of the Merger Agreement or was at any time during the two years preceding that date a supplier or customer of TOL or any of its affiliates, subject to certain exceptions.

     Severance Payments. Officers of TOL, including those who are also directors, are entitled to severance payments for termination of their employment with TOL.


     Upon the Closing of the Merger, Smith, a member of the Board of Directors of TOL, will receive a fee of $750,000 in consideration of services provided by Smith to TOL in connection with the negotiation of the Merger Agreement and other aspects of the Merger. Smith will also receive payment for his costs and expenses incurred in connection with the Merger.


ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting whereby the purchase price for TOL will be allocated to the identifiable assets and liabilities of TOL and its subsidiaries based on their respective fair values.

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC, and certain waiting period requirements have been satisfied. On July 30, 1996, and on July 31, 1996, respectively, TOL and Transamerica furnished to the FTC and the Antitrust Division certain required information and documentary material with respect to the Merger. On August 23, 1996, Transamerica and TOL were granted early termination of the waiting period applicable to the Merger. In addition, TOL and Transamerica may find it necessary to comply with the merger reporting requirements set forth in the antitrust laws of one or more foreign jurisdictions.

     The Antitrust Division, the FTC and state attorneys general frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division, the FTC or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of TOL or Transamerica. TOL and Transamerica believe that the consummation of the Merger will not violate the antitrust laws of the United States or of foreign jurisdictions. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Transamerica Common Shares issued in connection with the Merger will be freely transferable, except that any Transamerica Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Transamerica or TOL prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Transamerica or TOL, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Transamerica, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Transamerica or TOL generally include individuals or entities that control, are controlled by or are under common control with such person, and may include certain officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their Transamerica Common Shares acquired in connection with the Merger except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of Transamerica) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Transamerica Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144 under the Securities Act). Additionally, the number of Transamerica Common Shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Transamerica Common Shares or the average weekly trading volume of Transamerica Common Shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Transamerica remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate of TOL will be able to sell Transamerica Common Shares acquired in the Merger without being subject to such manner of sale or volume limitations, provided that Transamerica is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Transamerica. Three years after the Effective Time, an affiliate will be able to sell such Transamerica Common Shares without any restrictions so long as such affiliate had not been an affiliate of Transamerica for at least three months prior to the date.

     Pursuant to the Merger Agreement, TOL will obtain written undertakings from each person who is, in TOL's reasonable determination, an "affiliate" of TOL for purposes of Rule 145 under the Securities Act at the time the Merger is submitted to a vote of the TOL Stockholders, to the effect that such person has agreed not to sell, transfer or otherwise dispose of Transamerica Common Shares issued to him or her in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (ii) such sale, transfer or other disposition has been registered under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Transamerica, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, the Supporting Stockholders, who as of the Record Date beneficially owned in the aggregate 69.5% of the outstanding TOL Common Stock and 92.8% of the outstanding TOL Preferred Stock, executed separate Support/Voting Agreements with Transamerica pursuant to which each such Supporting Stockholder agreed, among other things, to vote or direct the vote of all shares of TOL Stock beneficially owned by such Supporting Stockholder, or over which the Supporting Stockholder has voting power or control, in favor of the Merger Agreement and the transactions contemplated thereby. Each Supporting Stockholder also thereby agreed to not, and to not permit any company, trust or other entity controlled by the Supporting Stockholder to, (i) sell or otherwise transfer any shares of TOL Stock, other than pursuant to the Merger, or (ii) grant any proxies or enter into a voting agreement with respect to the Merger Agreement or the transactions contemplated thereby. The Support/Voting Agreements do not limit or restrict the Supporting Stockholders' rights, duties or obligations in their capacities as directors and/or executive officers of TOL. Any obligations of the Supporting Stockholders under the Support/Voting Agreements terminate if the Merger Agreement is terminated in accordance with its terms. As a result of the Support/Voting Agreements, there will be sufficient votes cast for approval and adoption of the Merger Agreement to ensure its passage without the vote of any other TOL Stockholders.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Consent Solicitation Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into TOL with the result that TOL, as the Surviving Corporation, becomes a wholly owned subsidiary of Transamerica, subject to the requisite approvals of TOL Stockholders and the satisfaction or waiver of the other conditions to the Merger. In the event that holders of more than 16% of the shares of TOL Common Stock demand appraisal rights in accordance with the requirements of Section 262(d) of the DGCL, TOL will be merged with and into Subcorp, the separate corporate existence of TOL will cease and Subcorp will continue its existence under the laws of the State of Delaware as the Surviving Corporation, which will be a wholly owned subsidiary of Transamerica. The Merger will become effective upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as will be specified in the certificate of merger. This filing is to be made on the Closing Date set by Transamerica, which date will be within 10 business days following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be.

MERGER CONSIDERATION


     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of TOL Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of TOL, if any, which will be cancelled) will be converted into and represent that number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) equal to the Common Exchange Ratio, as the same may be adjusted pursuant to the Merger Consideration Adjustment (see "-- Merger Consideration Adjustment"), and each share of TOL Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into and represent that number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) equal to the Preferred Exchange Ratio. Transamerica Common Shares having a value (based on the Deemed Average Share Price) of $24,200,000, and equal to a significant portion of the merger consideration, will not be paid to the TOL Common Stockholders at the time of consummation of the Merger but instead will be placed into escrow. The escrowed Transamerica Common Shares will be available to satisfy indemnification obligations which may be owing to Transamerica and to provide for adjustments in Transamerica's favor in the merger consideration based on the age of the Containers and Chassis owned, managed and leased-in by TOL and the size and composition of its fleet of Containers and Chassis (see
"-- Merger Consideration Adjustment"), and, to the extent not needed for such purposes or certain other indemnification obligations, will be distributed to the TOL Common Stockholders pro rata based on the proportion each TOL Common Stockholder deposited into such Escrow Fund other than Dissenting TOL Stockholders. See "-- Escrow Funds."


     The Common Exchange Ratio is equal to the quotient obtained by dividing (i) the Per Share Amount by (ii) the Deemed Average Share Price. The Preferred Exchange Ratio by which shares of TOL Preferred Stock are converted in the Merger into Transamerica Common Shares is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing (i) $12.50, plus any accrued but unpaid dividends on one share of TOL Preferred Stock (which dividends will not, with respect to all outstanding shares of TOL Series B Preferred Stock, in the aggregate, exceed $98,475 as of the Closing Date) by
(ii) the Deemed Average Share Price.

     "Per Share Amount" means the quotient obtained by dividing (i) $110,700,000 (or, if the Merger is structured to provide for Subcorp to be the Surviving Corporation, $107,700,000), increased by the total amount of cash paid to TOL between the execution of the Merger Agreement and the Closing in order to exercise TOL Options, which amount will not exceed $3,342,291.97 and decreased by the product of the Preferred Exchange Ratio multiplied by the Deemed Average Share Price, and further multiplied by the number of shares of TOL Preferred Stock which are issued and outstanding immediately prior to the Effective Time, by (ii) the number of shares of TOL Common Stock which are issued and outstanding immediately prior to the Effective Time. The number of shares of TOL Common Stock which is outstanding, 74,303 as of the Record Date, would be increased to 79,003 if all of the TOL Options are exercised. "Deemed Average Share Price" means the average of the closing prices of the Transamerica Common Shares as reported on the NYSE Composite Tape on each of the last 15 trading days ending on and including the second trading day prior to the Closing Date assuming such average is between $61.40 and $92.10; if such average is less than $61.40, the Deemed Average Share Price shall be $61.40, and, if such average is more than $92.10, the Deemed Average Share Price shall be $92.10.

     The Merger Agreement provides for the Common Exchange Ratio to be adjusted based on certain changes in the age, size and composition of the Containers and Chassis owned, managed and leased-in by TOL. See "-- Merger Consideration Adjustment."


     The aggregate amount of Transamerica Common Shares to be received by holders of TOL Common Stock (assuming there are no Dissenting TOL Stockholders) upon consummation of the Merger will equal the amount determined in accordance with clause (i) of the definition of "Per Share Amount" set forth above, adjusted by the Merger Consideration Adjustment and reduced by the $24,200,000 of Transamerica Common Shares (valued based on the Deemed Average Share Price) to be placed into the Escrow Funds. No Transamerica Common Shares will be issued upon consummation of the Merger to a TOL Stockholder who demands appraisal rights in accordance with the requirements of Section 262(d) of the DGCL, nor will such TOL Stockholder be entitled to payments of any amounts deposited in the Escrow Funds.



     Assuming that (i) all TOL Options are exercised prior to the Effective Time with the result that an aggregate of $3,342,291.97 is paid upon exercise and 4,700 shares of TOL Common Stock are issued upon exercise thereof, making a total of 79,003 shares of TOL Common Stock outstanding immediately prior to the Effective Time, (ii) the Deemed Average Share Price is $70.00, (iii) the accrued and unpaid dividends on the TOL Preferred Stock as of the Closing Date equal $98,475, (iv) no Merger Consideration Adjustment is to be made and (v) 300,107 shares of Preferred Stock are outstanding immediately prior to the Effective Time, then (a) the Common Exchange Ratio will be 19.93 Transamerica Common Shares for each share of TOL Common Stock and (b) the Preferred Exchange Ratio will be .183 of a Transamerica Common Share for each share of TOL Preferred Stock. Under the foregoing assumptions and without giving effect to the Amendment No. 1 Escrow Provisions, of the 19.93 Transamerica Common Shares which may ultimately be received, a TOL Common Stockholder would receive, in respect of each share of TOL Common Stock, 15.57 Transamerica Common Shares upon consummation of the Merger and 4.36 Transamerica Common Shares would be deposited in the Escrow Funds. Further, based upon the assumptions made in this paragraph (excluding clause (iv)), each $1,000,000 Merger Consideration Adjustment will result in a decrease or increase in the Common Exchange Ratio of 0.9%. If the Amendment No. 1 Escrow Provisions are unanimously approved, TOL Stockholders who own their shares as a result of the exercise of TOL Options after July 24, 1996 would receive, in respect of each share of TOL Common Stock,
18.31 Transamerica Common Shares upon consummation of the Merger and 1.62 Transamerica Common Shares would be deposited in the Adjustment Escrow Fund, the amounts to be received by Arthur and Dennis upon consummation of the Merger and to be deposited into the Escrow Funds would be correspondingly adjusted to make up the aggregate reduction in the Transamerica Common Shares resulting from the effect of the Amendment No. 1 Escrow Provisions on Optionee Stockholders, and the amounts to be received upon consummation of the Merger and to be deposited into the Escrow Funds by TOL Stockholders other than Arthur and Dennis and Optionee Stockholders would not be affected.


     Fractional Shares. No certificates for fractional Transamerica Common Shares will be issued in the Merger, and, to the extent that an outstanding share of TOL Common Stock or of TOL Preferred Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate Certificate for TOL Common Stock or for TOL Preferred Stock to the Exchange Agent as described under "-- Exchange Procedures," will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

     TOL Options. TOL covenants in the Merger Agreement to use reasonable efforts to cause unexpired and unexercised TOL Options to be exercised by the holder thereof immediately prior to the Closing. Any TOL Option that remains unexercised as of the Closing will be terminated as of the Closing, and will be of no further force and effect. See "The Merger -- Interests of Certain Persons in the Merger -- TOL Stock Ownership and TOL Options."

MERGER CONSIDERATION ADJUSTMENT

     The number of Transamerica Common Shares to be received in the Merger will be adjusted upward or downward based on the age of the Containers and Chassis owned, managed and leased-in by TOL and the size and composition of its fleet of Containers and Chassis, so as to reflect any difference between the Containers and Chassis reported in the Preliminary Report delivered by TOL at the time of signing the Merger Agreement as owned, managed and leased-in by it as of December 31, 1995 and the Containers and Chassis reported in the Pre-Closing Report as owned, managed or leased-in by TOL as of the month end immediately preceding the Closing Date.

     Following the Closing, a further adjustment will be made based on any differences in the age of the Containers and Chassis owned, managed and leased-in by TOL and the size and composition of TOL's fleet as reported in the Pre-Closing Report and in the Closing Report, which is to reflect such information as of the Closing Date.

     In each of the foregoing reports, the age of equipment as of December 31, 1995 is not to be adjusted for the passage of time thereafter, and adjustments will not be made to give effect to any change in the number of Containers and Chassis which arises as a result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

ESCROW FUNDS


     Pursuant to the Escrow Agreement, promptly following the Effective Time, certificates representing Transamerica Common Shares with a total aggregate value of $24,200,000 (calculated in accordance with the Deemed Average Share Price) into which shares of TOL Common Stock are converted pursuant to the Common Exchange Ratio will not be paid to holders of TOL Common Stock but will instead be delivered to the Escrow Agent. Of such total amount, certificates representing Transamerica Common Shares will be delivered to the Escrow Agent for four separate Escrow Funds, initially having respective aggregate values, calculated using the Deemed Average Share Price, of (i) $11,700,000 (Escrow Fund
A), (ii) $2,500,000 (Escrow Fund B), (iii) $1,000,000 (Escrow Fund C) and (iv) $9,000,000 (the Adjustment Escrow Fund).



     All dividends payable and distributions made in respect of Transamerica Common Shares constituting the Escrow Funds, any portion of $2,700,000 allocated to Merger Fees (as defined herein) which has not been paid out or spent in accordance with the Merger Agreement within six months of the Effective Time, and all interest on any cash portion of the Escrow Funds will be paid into Escrow Fund A, in the case of the Merger Fees, and, in the case of any such dividends, distributions or interest, into the applicable Escrow Fund to which such dividends, distributions or interest relate and, if not used, to satisfy expenses and claims of Transamerica thereunder or otherwise distributed thereunder pursuant to the procedures relating to the Adjustment Escrow Fund, will be distributed to Transamerica or proportionately to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the Merger. See "Amendment No. 1 Escrow Fund Provisions." To the extent Merger Fees exceed $2,000,000, Transamerica is entitled to recover the excess amount out of Escrow Fund A, and such recovery is not subject to any deductible. TOL has advised Transamerica that the Merger Fees will approximate $2,700,000.


     No TOL Stockholder will have a right to sell, transfer, pledge, encumber or otherwise dispose of, or to receive any certificates representing, any Transamerica Common Shares paid into the Escrow Funds unless and until such Transamerica Common Shares are released to TOL Stockholders pursuant to the provisions of the Merger Agreement and the Escrow Agreement.

     Transamerica may make Claims against the Escrow Funds as follows: (i) against Escrow Fund A for any and all Loss and Expenses arising from (a) breaches by TOL, Arthur or Dennis of representations, warranties, covenants and agreements in the Merger Agreement, (b) the failure of TOL to obtain, and Loss and Expenses incurred in obtaining, certain consents in connection with the Merger, and (c) costs of repairs (net of recoveries from third parties) exceeding $200,000 to Containers or Chassis which are off-lease as of the Closing Date ; (ii) against Escrow Fund B for costs associated with pursuing recovery (the "CAVN Recovery") with respect to losses for equipment on hire to, and accounts receivable owing from, CAVN, an existing bankrupt customer, and, to the extent that on the second anniversary of the Closing Date the sum of (a) all accounts receivable from CAVN on TOL's balance sheet as of December 31, 1995 (the "CAVN Receivables") and (b) the average value as of December 31, 1995 of the Containers and Chassis on lease to CAVN on such date (the "CAVN Equipment"), based on type, condition and age, exceeds the sum of (1) the portion of collections of CAVN Receivables since December 31, 1995 which TOL is entitled to retain, (2) bad debt reserves in the amount of $748,000 allocated to CAVN Receivables, (3) insurance proceeds actually recovered by TOL or Transamerica after December 31, 1995, (4) the average value of CAVN Containers and Chassis recovered by TOL or Transamerica after December 31, 1995, based on its type, status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, and (5) the amount of any of Transamerica's losses with respect to CAVN for which it is compensated by managed container owners (any such excess of the sum of the amounts derived from clauses (a) and (b) over the sum of the amounts derived from clauses (1)-(5) being referred to herein as a "CAVN Claim"); (iii) against Escrow Fund C for obligations arising out of the operation of TOL prior to the Closing for sales and use taxes; and (iv) against the Adjustment Escrow Fund to satisfy any Merger Consideration Adjustment in favor of Transamerica.


     On the second anniversary of the Closing Date, the amounts remaining in Escrow Fund A, Escrow Fund B and Escrow Fund C will be released proportionately to TOL Common Stockholders whose shares of TOL Common Stock have been converted into Transamerica Common Shares pursuant to the Merger Agreement and who contributed Transamerica Common Shares to such Escrow Funds; provided that, to the extent that on such second anniversary there continues to exist an unresolved dispute regarding a Claim by Transamerica, the portion of the applicable Escrow Fund that represents the amount of Transamerica's Claim will be retained in such Escrow Fund until any dispute with respect to such Claim is finally resolved; and provided, further, on such second anniversary that the amount of any CAVN Claim will also be retained in Escrow Fund B for payment to Transamerica pursuant to procedures for indemnification set forth in the Merger Agreement. Following the definitive determination of the Closing Report, the amounts remaining in the Adjustment Escrow Fund will be released to Transamerica and/or to TOL Stockholders whose shares of TOL Common Stock have been converted into Transamerica Common Shares pursuant to the Merger Agreement.



     Pursuant to the Merger Agreement, Arthur and Dennis are entitled, at any time after the first anniversary of the Closing Date, to cause the Escrow Agent to sell up to 50% of the Transamerica Common Shares then remaining in any or all of Escrow Fund A, Escrow Fund B or Escrow Fund C, and to cause the Escrow Agent to invest and reinvest the proceeds as they from time to time deem advisable, with such investment and reinvestment being subject to obtaining the consent of Transamerica, which consent is not to be unreasonably withheld. Notwithstanding the foregoing, amounts remaining in Escrow Fund B may, in certain circumstances set forth in the Merger Agreement, be released proportionately to TOL Common Stockholders prior to the second anniversary of the Closing Date.



     Arthur and Dennis may extend the period of Escrow Fund A, Escrow Fund B and/or Escrow Fund C beyond the second anniversary of the Closing Date for purposes of satisfying certain other indemnification obligations, including certain of such obligations for which Arthur and Dennis are also responsible if and only to the extent that the value of the assets in the Escrow Fund exceeds the amount of all Claims made by Transamerica and all other Indemnified Parties (as defined herein) which may be payable out of the applicable Escrow Fund and which have not been finally resolved. See "-- Indemnification." If amounts are remaining in Escrow Fund A, Escrow Fund B and/or Escrow Fund C and, in accordance with the Merger Agreement, are available at the expiration of the applicable Escrow Fund to be delivered proportionately to

TOL Common Stockholders whose shares were converted into Transamerica Common Shares and who contributed Transamerica Common Shares to such Escrow Funds, Arthur and Dennis are to be reimbursed from the amounts then remaining in the Escrow Fund and which are so available for the fees and expenses of the Escrow Agent which each shall have paid and for the accounting and legal fees and expenses which each shall have paid on behalf of the TOL Stockholders in connection with certain Claims for indemnification and any dispute relating to the Closing Report.


     If the assets in the Adjustment Escrow Fund are not sufficient to provide Transamerica the quantity of Transamerica Common Shares to which it shall be entitled by virtue of the Merger Consideration Adjustment, Arthur and Dennis are jointly and severally obligated by the Merger Agreement to return to Transamerica a number of Transamerica Common Shares having a value equal to the amount by which the assets in the Adjustment Escrow Fund are insufficient.

     In the event that any TOL Stockholder demands appraisal rights in accordance with Section 262 of the DGCL ("Section 262") and obtains payment, either as a result of an award by a court of competent jurisdiction or a settlement of such proceeding, in an amount per share of TOL Common Stock which is less than the Per Share Amount (as adjusted by the Merger Consideration Adjustment for number of units, type of equipment and age of equipment), Transamerica will deliver to the Escrow Agent an amount obtained by subtracting such payment, as increased by costs incurred by Transamerica and TOL with respect to the demand for appraisal rights, from the Per Share Amount (as adjusted) and multiplying such remainder, if positive, by the number of shares of TOL Common Stock subject to such appraisal rights (the resulting difference being referred to as the "Shortfall Amount"), but not more than $3,000,000, for distribution to the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the Merger.


AMENDMENT NO. 1 ESCROW PROVISIONS



     Pursuant to the Merger Agreement as entered into, all of the TOL Stockholders are required to contribute their pro rata share to the Escrow Funds and do not have the right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing Transamerica Common Shares paid into the Escrow Funds unless and until such Transamerica Common Shares are released to them pursuant to the provisions of the Merger Agreement and the Escrow Agreement.



     The TOL Stockholders are being asked to approve an amendment to the Merger Agreement whereby (i) the Optionee Stockholders who will obtain shares of TOL Common Stock as a result of the exercise of TOL options would not be obligated to contribute to Escrow Funds A, B and C the specified pro rata portions of the Transamerica Common Shares they receive in exchange for their shares of TOL Common Stock acquired upon exercise of their Options and (ii) instead Arthur and Dennis would increase their contributions of Transamerica Common Shares to such Escrow Funds in an amount equal to the number of Transamerica Common Shares which the Optionee Stockholders would no longer be required to contribute. The Optionee Stockholders will not be relieved of their obligation to contribute a pro rata portion of their Transamerica Common Shares to the Adjustment Escrow Fund to provide a source of payment for certain adjustments in the purchase price payable to Transamerica pursuant to the Merger Agreement. The amounts to be received by Arthur and Dennis upon consummation of the Merger and to be deposited into the Escrow Funds would be correspondingly adjusted to make up the aggregate reduction in the Transamerica Common Shares resulting from the effect of the Amendment No. 1 Escrow Provisions on Optionee Stockholders, and the amounts to be received upon consummation of the Merger and to be deposited into the Escrow Funds by TOL Stockholders other than Arthur and Dennis and Optionee Stockholders would not be affected.


EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF TOL COMMON STOCK AND TOL PREFERRED STOCK SHOULD NOT SEND IN THEIR TOL STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TOL Common Stock or TOL Preferred Stock whose shares were converted into the right to receive Transamerica Common Shares (the "Certificates"), to be used in forwarding Certificates for surrender in exchange for certificates evidencing Transamerica Common Shares to which such holder has become entitled and, if applicable, cash in lieu of any fractional Transamerica Common Shares. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to the Exchange Agent pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Transamerica Common Shares to which such holder is entitled and a check representing the amount of cash payable in lieu of any fractional Transamerica Common Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Transamerica Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Transamerica having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Transamerica, Subcorp, TOL, Arthur and Dennis. Survival of representations and warranties by TOL, Arthur and Dennis is generally two years from the Effective Time, except that any representation or warranty as to which notice of a breach giving rise to a right of indemnification has been given prior to the expiration date of such representation or warranty will survive until any such right of indemnification has been finally resolved. Representations and warranties of Transamerica and Subcorp and of TOL, Arthur and Dennis with respect to (i) the Containers and Chassis owned, managed and leased-in by TOL that are off-lease as of July 10, 1996, (ii) brokerage and finders' fees and Merger Fees, (iii) accounts receivable of TOL, (iv) officers and employees of TOL, (v) TOL labor relations, (vi) TOL customer and supplier relationships, (vii) the Board of Directors of TOL recommendation and (viii) state takeover laws will survive for one year after the Effective Time. Representations and warranties made by TOL, Arthur and Dennis as to taxes will survive for the applicable statute of limitations. Any matters for which Transamerica may be entitled to indemnification by Arthur and Dennis will survive indefinitely.

     In the Merger Agreement, TOL, Arthur and Dennis represent and warrant generally with respect to TOL and its subsidiaries concerning the following matters, among others: (i) due organization and good standing; (ii) TOL's subsidiaries and the ownership by TOL of any interest in another entity other than its subsidiaries; (iii) TOL's corporate power and authority and approvals with respect to the Merger; (iv) TOL's capitalization; (v) to the effect that the Merger Agreement and the transactions contemplated thereby do not conflict with, violate or breach TOL's charter documents, or other instruments or obligations or any order, decree, law or regulation to which TOL, its subsidiaries, or Arthur or Dennis is a party or is subject, or require any action or consent of a third party or a Governmental Authority (as defined herein) (other than actions required by the HSR Act and regulations or other actions required under federal or state securities laws); (vi) that, since December 31, 1995, TOL has conducted its business in the ordinary course and the absence of a material adverse change; (vii) the filings of TOL under the Exchange Act or the Securities Act; (viii) that TOL has filed all applicable tax returns, has filed true and correct returns and reports, and has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority; (ix) that TOL is, and has at all times since December 31, 1992, been in compliance with all applicable laws; (x) proprietary rights; (xi) TOL's Containers and Chassis and terms by which they are leased; (xii) title to and sufficiency of tangible properties, and the adequacy of reserves relating to bankrupt customers; (xiii) operating leases; (xiv) operations manuals; (xv) depot agreements and purchase options relating to Containers and Chassis; (xvi) the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part; (xvii) pending and threatened litigation, claims and investigations; (xviii) brokerage and finders' fees and Merger Fees; (xix) employee benefit plan matters; (xx) contracts; (xxi) accounts receivable; (xxii) officers and employees; (xxiii) labor relation matters; (xxiv) undisclosed liabilities; (xxv) customer and supplier relationships; (xxvi) operation of TOL's business since December 31, 1995; (xxvii) TOL's possession of and compliance with all necessary franchises, grants, authorizations, licenses and other permits; (xxviii) environmental matters; and (xxix) Occupational Safety and Health Act compliance, insurance, the Board of Directors of TOL recommendation, state takeover laws, disclosure, powers of attorney, guarantees and sureties, and accuracy of the Preliminary Report and Pre-Closing Report.

COVENANTS

     Pursuant to the Merger Agreement, each of Transamerica and TOL has agreed that it will use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and make effective the transactions contemplated by the Merger Agreement (including satisfying the conditions precedent to the Merger), and to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any state, federal or foreign governmental authority (each, a "Governmental Authority") that it may be required to give, make or obtain.

     Each of Transamerica and TOL has also agreed to file any Notification and Report Forms and related materials that may be required to be filed with the FTC and the Antitrust Division under the HSR Act with respect to the Merger (collectively, "HSR Filings") (which HSR Filings required to date have been made), support in good faith any HSR Filing made by the parties in connection with the Merger, and use reasonable efforts to resolve any objections which may be asserted with respect to the Merger in connection with the HSR Filings (with Transamerica and its subsidiaries not being required to agree to divest or hold separate any portion of the business or assets of Transamerica or TOL).

     Additionally, each of Transamerica and TOL has agreed to use its reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under
Section 368(a)(2)(E) of the Code and to permit TOL's legal counsel to issue its opinion to that effect.

     Transamerica has agreed, among other things, (i) to use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time, and to take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Transamerica Common Shares in the Merger, and (ii) during the period from the date of the Merger Agreement to the Effective Time, to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees, and to maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business will not be impaired in any material respect.

     TOL, Arthur and Dennis have agreed (i) to deliver to Transamerica a letter identifying all persons who in TOL's reasonable determination are, at the time the Merger Agreement is submitted to the TOL Stockholders, "affiliates" of TOL for purposes of Rule 145 under the Securities Act, and to cause each person identified as an affiliate to deliver to Transamerica before the Effective Time a written agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the Transamerica Common Shares to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder, (ii) to deliver at the Closing to Transamerica a schedule of Merger Fees theretofore paid and of Merger Fees owing and (iii) to give prompt notice to

Transamerica of (a) the occurrence or nonoccurrence of any event which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any material failure of TOL to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder. TOL, Arthur and Dennis have also agreed that (i) prior to the Effective Time, each of Arthur and Mr. Dennis will execute and deliver to Transamerica a Consulting Agreement and a Non-Competition Agreement, and (ii) prior to or at the Effective Time, any principal and accrued and unpaid interest on notes outstanding pursuant to which Arthur, Mr. Dennis or Trans Ocean Distribution Limited are indebted to TOL will be repaid.

CONDUCT OF BUSINESS OF TOL PENDING THE MERGER

     TOL has agreed that, from the date of the Merger Agreement to the Effective Time, it will conduct its operations in the ordinary course of business consistent with past practice and it will use its reasonable efforts to maintain and preserve its business organization and its material rights, to retain the services of its officers and key employees and to maintain relationships with customers, suppliers, licensees and other third parties to the end that their goodwill and ongoing business will not be impaired in any material respect.

     TOL has also agreed that, during the period between the date of the Merger Agreement and the Effective Time, it will refrain from engaging in certain specified actions, including, among others, prohibitions on the following: (i) adjusting or reclassifying its capital stock, (ii) declaring and paying dividends other than the regular quarterly dividend on TOL Preferred Stock (which may not, in the aggregate, exceed $98,475 per quarter), (iii) selling or mortgaging any of its property or assets other than sales of Containers and Chassis or licensing of proprietary rights in the ordinary course of business,
(iv) proposing or making any changes in the Certificate of Incorporation of TOL (the "TOL Certificate") or the By-Laws of TOL (the "TOL By-Laws"), (v) merging or consolidating with any other person or acquiring a material amount of assets or capital stock of any other person or entering into any confidentiality agreement with any person, (vi) creating or assuming any indebtedness for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice, (vii) creating any subsidiaries, (viii) entering into or modifying any employment, severance, termination or similar agreements, except (a) as otherwise provided in the Merger Agreement or as required by applicable laws or (b) for arrangements relating to Merger Fees, (ix) changing its method of doing business or its method of accounting, (x) settling any suit, claim, action, proceeding or investigation (an "Action") in an amount in excess of $50,000 or commencing any such Action, (xi) settling or cancelling any debts owed to TOL, except in the ordinary course of business, (xii) waiving, surrendering or releasing any rights of TOL which have any material value, (xiii) modifying, amending, terminating or assigning any material rights or claims with respect to any material contracts or confidentiality agreements to which TOL is a party, (xiv) incurring or committing to any capital expenditures which in the aggregate would exceed $100,000, (xv) making any material changes to the policies or practices of TOL relating to (a) extensions of credit, (b) collection of accounts receivable, (c) maintenance and repair or (d) pricing and investment, (xvi) making any change in the course of dealing with any of its suppliers, customers, employees or labor unions or any other changes in its method of doing business which has or could reasonably be expected to have a material adverse effect on TOL, (xvii) entering into (a) any new operating leases in respect of its Containers and Chassis (other than tank containers and refrigerated containers) that carries or is likely to carry, 1,000 or more financial TEUs (each, a "FTEU"), in the case of the Containers and Chassis, (b) any new operating lease, in respect of its tank containers whether owned, leased or managed by TOL, that carries or is likely to carry, 100 or more units or (c) any new operating lease in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries or is likely to carry 100 or more units, (xviii) entering into any contract not in the ordinary course of business, (xix) other than the payment of Merger Fees, engaging in any transaction or arrangement with any affiliate of TOL (other than its wholly owned subsidiaries), (xx) amending, modifying or changing an agreement relating to the management of Containers and Chassis by third parties existing as of the date of the Merger Agreement, (xxi) deviating in any material respect from the direction and business philosophy reflected in TOL's business plan or from the type of equipment purchases, the targeted proportion of the Containers and Chassis to be owned by TOL and the targeted composition of TOL's Containers and Chassis, (xxii) incurring any Merger Fees in excess of $2,000,000, (xxiii) taking any action to exempt or make inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Transamerica and its subsidiaries) or any action taken thereby, to which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom, (xxiv) other than the transactions contemplated by the Merger Agreement, enter into or carry out any other transaction other than in the ordinary and usual course of business, (xxv) permitting or causing any subsidiary to do any of the foregoing or agreeing or committing to do any of the foregoing or (xxvi) agreeing in writing or otherwise taking any of the foregoing actions.

NO SOLICITATION

     Pursuant to the Merger Agreement, prior to the Effective Time, TOL has agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving TOL, or acquisition of any capital stock or any material portion of the assets (other than in the ordinary course of business consistent with past practice) of TOL, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Transamerica, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. TOL is required by the Merger Agreement to immediately advise Transamerica in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and to promptly furnish Transamerica a copy of any such proposal in addition to any information provided to or by any third party relating thereto.

CONDITIONS

     The obligations of each of Transamerica and TOL to consummate the Merger are subject to fulfillment of the following conditions, among others: (i) the Merger and the transactions contemplated thereby will have been approved by the TOL Stockholders, (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger will have been issued and remain in effect, and no statute, rule or regulation will have been enacted by any Governmental Authority which prevents the consummation of the Merger, (iii) all waiting periods applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and (iv) the Commission will have declared the Registration Statement effective, and, on the Closing Date and at the Effective Time, no stop order or similar restraining order prohibiting the Merger will be threatened by the Commission or entered by the Commission or any state securities administrator.

     The obligations of TOL to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the fulfillment of the following conditions: (i) the representations and warranties of each of Transamerica and Subcorp will be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified date, which need be true and correct only as of the specified date) and Transamerica and Subcorp will have furnished a certificate signed by an officer to the effect that this condition has been satisfied, (ii) each of Transamerica and Subcorp will have performed in all material respects each of its obligations and agreements and will have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, and Transamerica and Subcorp will have furnished a certificate signed by an officer to the effect that this condition has been satisfied, (iii) the Transamerica Common Shares to be issued in the Merger will have been authorized for listing on the NYSE, subject to official notice of issuance, (iv) TOL will have received a legal opinion from Transamerica's counsel, (v) TOL will have received fully executed counterparts of the Escrow Agreement and (vi) TOL will have received an opinion of its counsel substantially to the effect that the Merger will constitute a "reorganization" under Section 368(a) of the Code.

     The obligations of Transamerica and Subcorp to consummate the Merger and the other transaction contemplated by the Merger Agreement are further subject to fulfillment of the following conditions: (i) the representations and warranties of TOL, Arthur and Dennis will be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified date, which need be true and correct only as of the specified date), (ii) TOL, Arthur and Dennis will have performed in all material respects each of its obligations and agreements and will have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, (iii) (a) TOL will have furnished Transamerica with a certificate dated the Closing Date signed by an officer on its behalf and (b) each of Arthur and Dennis will have furnished Transamerica with a certificate dated the Closing Date, in each case, to the effect that the immediately preceding two conditions have been satisfied, (iv) Transamerica will have received a legal opinion from TOL's counsel, (v) the Consulting Agreements, the Non-Competition Agreements and the Escrow Agreement will have been fully executed and delivered to Transamerica, (vi) there will not have been a breach of any obligation, agreement or covenant of Arthur or Dennis contained in the Merger Agreement or in any Support/Voting Agreement, which breach has not been cured or is immaterial, (vii) Transamerica will have received the Pre-Closing Report, reporting the number of Containers and Chassis owned, managed and leased-in by TOL as of the month end before the Closing, and all other information which, in accordance with the Merger Agreement, is to be delivered to Transamerica after the date of execution of the Merger Agreement and containing the information to be set forth therein, (viii) TOL will have obtained certain necessary third-party consents and approvals and the Transamerica Common Shares to be issued in the Merger will have been qualified under applicable state securities or blue sky laws, (ix) all unexpired and unexercised TOL options outstanding immediately prior to the Closing will have been exercised, or terminated and cancelled effective upon the Effective Time, and the Kantz Approval will have been given by the TOL Stockholders, (x) no Action shall be instituted by any Governmental Authority and continuing which (a) seeks to prevent or challenges the validity or legality of the transactions contemplated by the Merger Agreement, including the Merger, (b) seeks material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding or (c) seeks to impose any material limitation on the operations, businesses or assets of TOL, Transamerica or Subcorp, (xi) no event will have occurred which has resulted in or could result in a material adverse effect on the assets, liabilities, results of operations, prospects, business or financial condition of TOL, except (a) changes, events, occurrences or developments prevailing throughout the container leasing industry and certain other adverse developments resulting from the announcement or expectation of the Merger, (xii) the Closing Agreement on Final Determination Covering Specific Matters between TOL and the Commissioner of Internal Revenue will be in full force and effect,
(xiii) if the form of the Merger is for TOL to be merged into Subcorp, Transamerica will have received an opinion of its counsel substantially to the effect that the Merger will constitute a "reorganization" under Section 368(a) of the Code and (xiv) the spouses of each of Arthur and Mr. Dennis will have executed a consent to the Merger in a form previously agreed to.

INDEMNIFICATION

     The Merger Agreement provides that, subject to certain exceptions specified in the Merger Agreement, Transamerica, its affiliates, and their respective officers, directors, agents, employees, subsidiaries (including after the Effective Time, TOL), partners and controlling persons (the "Indemnified Parties") may seek indemnification to the fullest extent permitted by law, solely from the Escrow Funds, for any and all damages (excluding, other than with respect to third-party claims, special and consequential damages), Losses and Expenses suffered, directly or indirectly, by any Indemnified Party by reason of, or arising out of (i) any breach of any representation or warranty, or covenant or agreement, made by or on behalf of TOL, Arthur or Dennis under the Merger Agreement or associated documents, (ii) obligations arising out of the operation of TOL prior to the Closing for sales and use taxes, (iii) the failure to obtain, and any Loss and Expenses incurred in obtaining, any consents of third parties, other than as agreed to by the parties and (iv) the cost of repair of Containers and Chassis owned, managed or leased-in by TOL which are off-lease as of the Closing Date to the extent such costs (net of recoveries from third parties) exceed $200,000.

     In addition, pursuant to the Merger Agreement, Arthur and Dennis have agreed to jointly and severally indemnify and hold harmless each Indemnified Party (except that each of Arthur and Dennis agrees to severally and not jointly indemnify and hold harmless each Indemnified Party with respect to any breach by Arthur or Dennis, as the case may be, of any provision of the Support/Voting Agreements or the Non-Competition Agreements which such party enters into), from and against all Loss and Expenses suffered, directly or indirectly, by any Indemnified Party by reason of or arising out of (i) tax obligations arising out of the operation of TOL prior to the Closing or the loss of tax benefits arising from the inaccuracy of a specified tax representation, (ii) any Action by or on behalf of a TOL Stockholder which seeks to prevent consummation of the Merger or relates to the Escrow Funds, (iii) the demand by a TOL Stockholder of appraisal rights under the DGCL, to the extent that the Loss and Expenses therefrom exceed the amount such TOL Stockholder would have been entitled to receive, valued at the Per Share Amount (as adjusted), had such TOL Stockholder not exercised appraisal rights, (iv) any breach of any provision of the Merger Agreement arising out of fraud on the part of TOL, Arthur or Dennis, (v) any breach by Arthur or Dennis of any provision of the Support/Voting Agreement, the Non-Competition Agreement or certain other undertakings in the Merger Agreement or (vi) intentional breaches of the covenants set forth in the Merger Agreement. Remedies for such Loss and Expenses will not be limited to the Escrow Funds, but will instead be unlimited, provided that in no event will either Arthur or Dennis be liable for an amount which exceeds the consideration actually received by such person or member(s) of such person's family.

     Following the second anniversary of the Closing Date, Arthur and Dennis may use the proceeds remaining in any of Escrow Fund A, Escrow Fund B or Escrow Fund C to satisfy some or all of the indemnification obligations they may have for the matters referred to in clauses (i), (ii), (iii) and (vi) of the immediately preceding paragraph (if, in the case of clause (vi), the relevant action was not done or permitted by Arthur or Dennis) or with respect to the CAVN Recovery if and only to the extent that, at the second anniversary of the Closing Date, the value of the assets remaining in the applicable Escrow Fund exceeds the amount of all Claims made by Transamerica and all other Indemnified Parties which may be payable out of the applicable Escrow Fund and which have not been finally resolved. If, following the second anniversary of the Closing Date, any such Claim is finally resolved for an amount which is less than the amount of the related Claim, the amount of the applicable Escrow Fund which equals the amount by which the Claim exceeded the final resolution amount will also be available to satisfy the indemnification obligations of Arthur and Dennis.

     If and to the extent such indemnification is unenforceable for any reason, the Indemnified Parties will be entitled to payment and satisfaction of such indemnified liability that will be permissible under applicable laws. Each Indemnified Party will be entitled to reimbursement for all such expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Party, to the extent that such claims are not disputed in good faith, in which event such expenses will be reimbursed, if at all, when such claims are resolved.

     Notwithstanding any provision to the contrary in the Merger Agreement, Transamerica will be entitled to indemnification in the case of breach of any representation or warranty made by or on behalf of TOL, Arthur or Dennis only if the aggregate Loss and Expenses for which Transamerica would be entitled to indemnification in such case exceeds $250,000, in which case Transamerica will be entitled to indemnification for the aggregate of its Loss and Expenses only to the extent such amounts in the aggregate exceed the $250,000 amount, provided, however, that the $250,000 deductible will not apply to breaches of representations and warranties regarding (i) TOL's capitalization and indebtedness agreements, (ii) TOL's Containers and Chassis and the terms by which they are leased, (iii) the title to and sufficiency of properties and the adequacy of reserves relating to bankrupt customers, (iv) title and (v) accuracy of the Preliminary Report delivered by TOL to Transamerica upon the execution of the Merger Agreement and of the Pre-Closing Report, in each case, for which Transamerica will be entitled to be indemnified for the full amount of its Loss and Expense. For purposes of determining if an Indemnified Party is entitled to indemnification under the Merger Agreement, all representations and warranties contained in the Merger Agreement will be considered without reference to materiality, material adverse effect or knowledge qualifiers.

     The Merger Agreement specifies the procedure for claiming indemnification, including the submission of written notice of such Claim and mechanisms to resolve disputes relating to any such Claim.

     Transamerica agrees that, following the Effective Time, it will direct and use reasonable efforts to pursue the CAVN Recovery of all CAVN Receivables and the CAVN Equipment, to the extent not theretofore recovered. Transamerica will be indemnified for its reasonable costs and expenses actually incurred in pursuing and/or effectuating the CAVN Recovery out of the Transamerica Common Shares and other assets constituting Escrow Fund B. Two years after the Closing Date, Transamerica will be indemnified out of Escrow Fund B for the amount by which the sum of (i) the CAVN Receivables as reflected on TOL's balance sheet as of December 31, 1995 and (ii) the average value as of December 31, 1995 of the CAVN Equipment, based on its type, status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, exceeds the sum of (a) the portion of collections of CAVN Receivables since December 31, 1995 which TOL is entitled to retain, (b) bad debt reserves in the amount of $748,000 allocated to the CAVN Receivables, (c) insurance proceeds actually recovered by Transamerica with respect to CAVN, (d) the average value of CAVN Containers and Chassis recovered by TOL or Transamerica after December 31, 1995, based on its type, status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description and (e) the amount of any of Transamerica's losses with respect to CAVN for which it is compensated by managed container owners.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by TOL Stockholders, (i) by mutual consent of Transamerica and TOL, (ii) by either Transamerica or TOL if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger becomes final and non-appealable, (iii) by either Transamerica or TOL if the Merger is not consummated before December 31, 1996, unless such date is extended by the Boards of Directors of both Transamerica and TOL (provided that the right to terminate the Merger Agreement is not available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (iv) by either Transamerica or TOL (a) upon, in the case of Transamerica, TOL's, Arthur's or Dennis', or, in the case of TOL, Transamerica's or Subcorp's material violation of the Merger Agreement or the failure of such other party to perform any material obligation or satisfy any material condition, (b) if any representation or warranty of, in the case of Transamerica, TOL, Arthur or Dennis, or, in the case of TOL, Transamerica or Subcorp, is false or inaccurate such that the condition requiring that the representations and warranties of the parties be true and correct in all material respects is not reasonably expected to be satisfied or (c) upon a breach by the other party of obligations under the Merger Agreement to make appropriate filings and take other actions in connection with the HSR Act, (v) by Transamerica if the Board of Directors of TOL withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Transamerica, or if the Board of Directors of TOL has refused to affirm such recommendation within two days of any written request from Transamerica, (vi) by Transamerica if the TOL Special Meeting is concluded and the requisite vote of the TOL Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement is not obtained, or (vii) by Transamerica if Arthur or Dennis breaches the Merger Agreement or the Support/Voting Agreements, and such breach is not cured or is immaterial.

     The Merger Agreement provides that, if the Merger Agreement is terminated in accordance with the provisions described in the immediately preceding paragraph, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, the termination of the Merger Agreement will not relieve any party of liability for a material breach of any provision of the Merger Agreement and no such liability will in any way be limited by the indemnification provisions of the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto by action taken or authorized by their respective Boards of Directors at any time before or after approval and adoption of the Merger Agreement by the TOL Stockholders, but, after any such approval, no amendment may be made which by law requires further approval by the TOL Stockholders without such further approval.

     At any time prior to the Effective Time, Transamerica (with respect to TOL, Arthur and Dennis) or TOL (with respect to Transamerica and Subcorp), by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein; provided that such extension or waiver is set forth in a written document signed on behalf of such party.

EXPENSES


     Transamerica and TOL will bear their own expenses in connection with the negotiation, preparation, execution and consummation of the Merger Agreement and related documentation and stockholders' meetings and consents whether or not the Merger is consummated. Accordingly, TOL will pay, among other items, fees and expenses payable to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to negotiation, preparation, execution and consummation of the Merger Agreement and related documents and stockholders' meetings and consents (the "Merger Fees"). TOL has agreed that the aggregate Merger Fees owed or which will be owing by TOL to investment bankers, financial advisors, attorneys or accountants will not exceed $2,700,000. For information concerning expenses of the Escrow Agent and related matters, see
"-- Escrow Funds."

                            KANTZ APPROVAL PROPOSAL

     Kantz, an executive officer and director of TOL, holds incentive and non-statutory TOL Options to purchase an aggregate of 1,858 shares of TOL Common Stock. Pursuant to the Merger Agreement, approval by TOL Stockholders of the Kantz Approval Proposal is a condition to the Closing of the Merger. Although the TOL Options held by Kantz by their terms provide for acceleration in connection with the Merger, such approval is necessary to permit the acceleration, in connection with the Merger, of TOL Options held by Kantz not to result in an excess "parachute payment" within the meaning of Section 280G of the Code. A payment to an individual generally is classified as a "parachute payment" if the amount of the payment exceeds 300% of such individual's average annualized compensation as defined in the Code during the five most recent taxable years ending before the closing of the Merger (or the portion of such period during which the employee was employed at TOL) (the "Base Amount"). In that event, Kantz will be required to pay a 20% excise tax on the portion of the value of Kantz's TOL Options that exceeds his Base Amount, and any deductions to which TOL would otherwise be entitled to relating to Kantz's TOL Options would be disallowed. These adverse tax consequences will not apply, however, if the Kantz Approval Proposal is approved by a vote of more than 75% of the outstanding shares of TOL's capital stock as described below. The TOL Options held by Kantz will not be accelerated without such approval. See "Action By Written Consent of Stockholders -- Matters to be Considered."

     In order to avoid these adverse tax consequences to TOL and to Kantz, TOL is seeking stockholder approval of the Kantz Approval Proposal.

                                   DISCUSSION

     A disqualified individual is defined in the Code as an employee or independent contractor who performs services for a company and who is either an officer, significant stockholder or "highly compensated" individual. Kantz falls within the definition of a disqualified individual due to his status as an officer and a highly compensated individual.

     A disqualified individual who receives payments in the nature of compensation contingent on a change in the ownership or effective control of TOL ("Contingent Compensation Payments") may be subject to the Code's "golden parachute" provisions. In general, a payment is treated as contingent on a change of control if such payment would not in fact have been made had no change in ownership or control occurred. A payment that would in fact have been made had no change in control occurred is nevertheless treated as a contingent payment if such change in control accelerates the time at which the payment is made. However, if it is substantially certain that the payment would have been made in the absence of the change in control, but the payment is treated as contingent upon the change in control solely because the change in control accelerates the timing of the payment, then only a portion of such payment will be treated as a contingent payment. In this event, the portion of the payment that is treated as a contingent payment is equal to the amount by which the accelerated payment exceeds the present value of the payment absent acceleration, determined as of the date on which the accelerated payment is made.

     A special calculation applies to contingent payments which have been accelerated by a change in control and which were substantially certain to have been made without regard to the change in control only if a disqualified individual had continued to perform services for TOL for a given amount of time (e.g., unvested options). This special calculation treats a contingent payment the lesser of: (i) the amount of the accelerated payment or (ii) the amount by which the accelerated payment exceeds the present value of the payment that was expected to have been made absent acceleration, plus an amount that reflects the lapse of a disqualified individuals's obligation to continue to perform services.

     Accordingly, a significant portion of the TOL Options held by Kantz will be treated as a Contingent Compensation Payment. That portion will be based on the value of the acceleration of the payment and the value of the lapse of Kantz's obligation to perform services during the vesting period.

     Contingent Compensation Payments will constitute parachute payments if the aggregate present value of all Contingent Payments to the recipient equals or exceeds 300% of such person's Base Amount. Parachute payments will generally be deemed to be excess parachute payments under the Code to the extent the parachute payments exceed 100% of the employee's Base Amount. Recipients of such excess parachute payments will be required to pay a 20% excise tax thereon, which tax, in addition to the regular income tax, must be withheld under the normal withholding rules. In addition, excess parachute payments may not be deducted for federal income tax purposes by the corporation which makes them.

     A parachute payment does not include any payment made to a disqualified individual by a corporation if (i) immediately before the change in control, no stock in the corporation was readily tradeable on an established securities market or otherwise; (ii) such payment is approved by a vote of persons who owned, immediately before the change in control, more than 75% of the voting power of all outstanding stock of the corporation; (iii) there is adequate disclosure to the stockholders of all material facts concerning payments which might be deemed to be parachute payments but for said stockholder approval; and
(iv) such payment could not be made without such approval.

     TOL is submitting for stockholder approval the Kantz Approval Proposal. Stockholders should realize that such approval is being sought to obtain a safe-harbor under Section 280G of the Code and that SUCH APPROVAL IS A CONDITION TO THE MERGER.

     The affirmative vote of holders of more than 75% of the votes of TOL Common Stock and TOL Preferred Stock, on an as-converted basis, voting together as a single class is required to avoid potentially adverse tax consequences under
Section 280G of the Code (excluding for the purpose of such votes any shares held by Kantz).

THE BOARD OF DIRECTORS OF TOL UNANIMOUSLY RECOMMENDS THAT THE TOL STOCKHOLDERS VOTE TO APPROVE THE KANTZ APPROVAL PROPOSAL.

                     RIGHTS OF DISSENTING TOL STOCKHOLDERS

     If the Merger is consummated, TOL Stockholders who comply with the procedures of Section 262 are entitled to have the "fair value" of their shares determined by the Delaware Court of Chancery (the "Delaware Court") and to receive payment for the "fair value" of such shares. Section 262 is reprinted in its entirety as Annex B, to this Consent Solicitation Statement/Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex B, and to any amendments thereto, after the date of this Consent Solicitation Statement/Prospectus. This discussion and Annex B should be reviewed carefully by any TOL Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     TOL Stockholders of record who desire to exercise their appraisal rights must (i) hold shares of TOL Stock on the date of making a demand for appraisal;
(ii) make a written demand for appraisal within 20 days after the date on which TOL mails the Appraisal Notice (as defined herein) to all TOL Stockholders;
(iii) continuously hold such shares through the Effective Time; (iv) not vote in favor of the Merger nor consent thereto in writing; (v) file any necessary petition in the Delaware Court, as more fully described below, within 120 days after the Effective Time; and (vi) otherwise satisfy all of the conditions described more fully below.

     A record holder of shares of TOL Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of such holder's shares of TOL Stock. All references in
Section 262 and in this summary of appraisal rights to a "TOL Stockholder" or "holders" of shares are to the record holder or holders of shares of TOL Stock.

     Pursuant to Section 262(d)(2) of the DGCL, prior to the Closing Date, TOL, or within 10 days thereafter, the Surviving Corporation, must notify each TOL Stockholder entitled to appraisal rights of the effective date of the Merger and that appraisal rights are available (the "Appraisal Notice"). Holders of shares of TOL Stock who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to TOL within 20 days after the date on which TOL or the Surviving Corporation mails the Appraisal Notice. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the Certificate or Certificates representing shares of TOL Stock. A person having a beneficial interest in shares of TOL Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If shares of TOL Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If shares of TOL Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a TOL Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of TOL Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of TOL Stock outstanding in the name of such record owner.

     A TOL Stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Trans Ocean Ltd, 851 Traeger Avenue, San Bruno, California 94066, Attention: Secretary. The written demand for appraisal should specify the TOL Stockholder's name and mailing address, the number of shares of TOL Stock owned, and that the holder is thereby demanding appraisal of such holder's shares. A vote against the Merger will not constitute such a demand.

     Within 120 days after the Effective Time, either TOL, or any holder who has complied with the required conditions of Section 262, may file a petition in the Delaware Court, with a copy served on TOL in the case of a petition filed by a holder, demanding a determination of the fair value of the shares of all Dissenting TOL Stockholders. TOL does not presently intend to file an appraisal petition, and holders seeking to exercise appraisal rights should not assume that TOL will file such a petition or that TOL will initiate any negotiations with respect to the fair value of such shares. Accordingly, TOL Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any TOL Stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from TOL a statement setting forth the aggregate number of shares of TOL Stock with respect to which demands for appraisal were received by TOL and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by TOL or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed at the hearing on such petition, the Delaware Court will determine which holders are entitled to appraisal rights and will appraise shares of TOL Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community, and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     TOL Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a Dissenting TOL Stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any Dissenting TOL Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     Any holder of shares of TOL Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any TOL Stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, such TOL Stockholder may withdraw such demand for appraisal only with the consent of TOL. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, holders' rights to appraisal will cease and all holders of shares of TOL Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of share of TOL Stock who desires such a petition to be filed is advised to file it on a timely basis.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger, and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Transamerica Common Shares, is not a U.S. person, is a tax-exempt entity, is a dealer in securities or is an individual who acquired TOL Common Stock pursuant to an employee stock option or otherwise in a compensatory transaction. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each TOL Stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Consent Solicitation Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of TOL Common Stock or TOL Preferred Stock.

     The Merger. In the event that the Surviving Corporation is TOL, TOL's obligation to effect the Merger is conditioned on delivery of an opinion to TOL from Cooley Godward Castro Huddleson & Tatum, its special counsel, dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein (including an assumption, based upon representations, concerning the "continuity of interest" requirement discussed below), substantially to the effect that for federal income tax purposes the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code. If the Surviving Corporation of the Merger is Subcorp, TOL's obligation to effect the Merger is conditioned on delivery of such a tax opinion by its special counsel and Transamerica's obligation to effect the Merger is conditioned on delivery of such an opinion to it from Wachtell, Lipton, Rosen & Katz, its special counsel.

     Based on such opinions, the material federal income tax consequences of the Merger will be:

          (a) No gain or loss will be recognized by the TOL Stockholders who receive solely Transamerica Common Shares in the Merger.

          (b) If a TOL Stockholder receives, in addition to Transamerica Common Shares, cash or other property in the Merger, then subject to paragraph
     (c), such stockholder will recognize gain (but not loss) with respect to the Merger in an amount equal to the lesser of (i) the difference between the fair market value of the Transamerica Common Shares and any other property (including cash) received by such stockholder in the Merger (reduced by any amount treated as a dividend, as discussed in paragraph (c) below) and such stockholder's basis in the TOL Stock, and (ii) the amount of cash and the market value of property received in the transaction other than Transamerica Common Shares. TOL Stockholders who purchased their stock at different times and prices should consult with their tax advisors, as there may be several alternative methods available for determining gain with respect to such stock.

          (c) If the receipt of cash or other property described in paragraph
     (b) has the effect of a dividend under section 301 of the Code, then notwithstanding paragraph (b), such stockholder will be treated as receiving a dividend in an amount equal to the lesser of (i) the difference between the amount of cash and the fair market value of the Transamerica Common Shares and any other property received in the Merger and the stockholder's basis in the TOL Stock, (ii) the amount of cash and the fair market value of any assets (other than Transamerica Common Shares) received by such stockholder in the Merger and (iii) such stockholder's ratable share of the earnings and profits of TOL. The remainder, if any, will be treated as gain from the exchange of property to the extent provided for in paragraph (b), above. Dividend treatment should not apply to a TOL Stockholder who owns no Transamerica Common Shares prior to the Merger.

          (d) If a TOL Stockholder receives solely Transamerica Common Shares in the Merger, that stockholder's aggregate basis in the Transamerica Common Shares received (including Escrow Shares) will be the same as the aggregate basis in TOL Stock surrendered in exchange therefor.

          (e) If a TOL Stockholder receives other property in the Merger in addition to Transamerica Common Shares, such stockholder's aggregate basis in the Transamerica Common Shares received will be the same as the aggregate basis in the stock surrendered in exchange therefore, reduced by the amount of cash and the fair market value of any property (other than Transamerica Common Shares) received by such stockholder, and increased by any amounts treated as a dividend and any gain recognized on the Merger.

          (f) A TOL Stockholder's holding period for the Transamerica Common Shares received in the Merger will include the period during which the shares of TOL Stock surrendered were held, provided that the surrendered stock is a capital asset at the Effective Time.

          (g) A TOL Stockholder who receives cash proceeds in lieu of a fractional share interest in Transamerica Common Shares or a holder of Dissenting TOL Stock who receives cash instead of Transamerica Common Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest or the holder's tax basis in the Dissenting TOL Stock, as the case may be, and such gain or loss will constitute capital gain or loss if such stockholder's TOL Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time.

          (h) No gain or loss will be recognized by TOL, Subcorp or Transamerica as a result of the Merger.

     The foregoing discussion is based on the assumption that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, stockholders of TOL must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of (i) their TOL Stock in anticipation of the Merger, plus (ii) the Transamerica Common Shares received in the Merger (collectively, the "Planned Dispositions") such that the TOL Stockholders, as a group, would no longer have a "significant equity interest" in the TOL business being conducted by Transamerica after the Merger. A TOL Stockholder will generally be regarded as having a significant equity interest as long as the Transamerica Common Shares received in the Merger (after taking into account Planned Dispositions), in the aggregate, represent a "substantial portion" of the entire consideration received by the TOL Stockholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The Internal Revenue Service ("IRS") ruling guidelines require 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The case law appears to be more liberal, however, and in one early case, the Supreme Court ruled that approximately 40% continuity was sufficient. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization.

     A successful IRS challenge to the "reorganization" status of the Merger would result in all TOL Stockholders recognizing gain or loss with respect to each share of TOL Stock surrendered equal to the difference between the fair market value, as of the time of the Merger, of the Transamerica Common Shares and the amount of cash and other property received in exchange therefor and the stockholders' basis in such share of TOL Stock. In such event, the TOL Stockholder's aggregate basis in the Transamerica Common Shares received in the exchange would equal the fair market value of such shares, and the Stockholder's holding period for such shares would not include the period during which the shares of TOL Stock were held. In the case of TOL Stockholders exchanging TOL Common Stock acquired on exercise of incentive stock options as to which the requisite holding periods have not been satisfied at the time of the Merger, such a successful IRS challenge would also result in a disqualifying disposition of TOL Common Stock.

     Even if the Merger qualifies as a reorganization, a recipient of Transamerica Common Shares would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations, or in consideration for anything other than the TOL Stock surrendered. Generally, such income would be taxable as ordinary income upon receipt.

     Information Reporting and Backup Withholding. Payments in respect of TOL may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a TOL Stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to Transamerica and The Bank of New York or other such exchange agent as may be designated by Transamerica (the "Exchange Agent") that it is exempt from backup withholding.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINIONS OF TOL'S AND TRANSAMERICA'S SPECIAL COUNSEL ARE NOT BINDING ON THE IRS. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH TOL STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF TOL

     TOL owns, leases-in and manages a variety of maritime container and equipment types, including dry cargo, open top and refrigerated containers, tanks, flat racks and chassis. TOL leases containers primarily to shipping companies for use in world trade, on a long-term basis, and on a master lease or short-term rental basis at higher daily rates. The worldwide container industry standard for expressing quantities of containers is the TEU. At December 31, 1995, TOL's fleet totalled approximately 274,000 TEUs of which 129,000 were either owned or leased-in and the remaining 145,000 were managed on behalf of third-party investors. TOL has over 300 customers and manages its fleet through 12 worldwide offices, utilizing independently owned and operated depots and agents in more than 200 locations. TOL's predecessor company was formed in 1973. TOL was formed as a California corporation in 1987 and was reincorporated in Delaware in 1991.

PRODUCTS AND FLEET INFORMATION

     Dry Cargo Containers. The dry cargo container is an important component of TOL's fleet (comprising approximately 50% of the total fleet), in that offering a competitive dry cargo fleet enables TOL to be in a position to offer its specialized containers to the ocean carriers in the same sales and marketing situations. The dry cargo container is used to transport most packaged cargo, such as consumer electronics and apparel goods, and is the most commonly operated container type in the global shipping industry. Most of TOL's competitors focus on the dry cargo container, and it is considered to be a commodity product.

     Open Top Containers. Open top containers have metal sides but no roofs, and are covered by tarpaulins supported by roof bows. These containers are used to transport bulk products and goods which are loaded by crane rather than by forklift, such as plate glass, marble and large machinery and equipment. Originally, open tops were used primarily in Europe; however, because products are increasingly being shipped in open tops throughout the world, open tops are now used throughout the worldwide container industry.

     Refrigerated Containers. Reefers are containers used for shipping cargo such as meat, fruit and products which require reliable temperature control while being transported through a variety of climates. In addition, reefers are used to ship other temperature-sensitive goods, such as chemicals and photographic film. While at sea, a reefer is powered by the ship's main electrical system. On land, a reefer is connected to an on-shore power source or powered by a portable diesel generator mounted on the container. TOL also leases individual generators for use with refrigerated containers. Reefers are initially leased primarily on term leases of three to five years, at higher rates than dry cargo or open top containers due to their higher purchase cost.

     Tank Containers. Tanks are 20-foot units made out of stainless steel and used to ship a wide variety of liquids and gases, including foods and oils as well as hazardous chemicals. TOL's tanks comply with the international industry specifications for equipment designed for the transportation of hazardous products. Ocean carriers consider tanks to be the safest and most reliable method to transport hazardous liquids. Certain of TOL's tank containers are segregated as "food grade" and are used exclusively to carry food products. As with reefers, tanks are initially leased primarily on term leases of three to five years, at higher rates than dry cargo or open top containers due to their higher purchase cost.

     Other Products. The balance of TOL's fleet consists of 20- and 40-foot chassis, flat racks and other specialized equipment. Chassis are used for road, rail and depot transportation, principally in the United States. Flat racks are used to carry construction project cargo, machinery and other oversized and odd-shaped cargo. In addition, flat racks are used to create flat deck space on container vessels.

CUSTOMERS

     TOL has over 300 customers, consisting primarily of ocean carriers, and also including ship charterers, non-vessel operating common carriers, freight forwarders and shippers. TOL's revenue base is not highly concentrated. In 1995 and 1993, no customers accounted for more than 10% of lease revenue. In 1994, one customer, China Ocean Shipping Company, accounted for approximately 11% of lease revenue. TOL's customer base is diversified geographically, with most customers based outside of the United States. Virtually all of TOL's customers are billed and pay in U.S. dollars.

     Customers usually maintain container-leasing relationships with several different lessors. The customer's choice of a leasing company for any particular requirement is based primarily on lease rates and terms, quality of service, diversity and availability of container types at particular locations and flexibility regarding redelivery locations.

     Most ocean carriers own their own container fleets as well as lease containers from leasing companies. During economic downturns, ocean carriers tend to reduce their use of leased containers in favor of their own fleets. The percentage of container ownership varies widely among shipping companies, although larger, well-financed carriers tend to lease a smaller percentage of their needs. The primary benefits to a shipping company of leasing containers are: (i) access to an alternative source of off-balance-sheet financing in a capital-intensive business; (ii) the ability to respond rapidly to changes in shipping demand and imbalances in trade lanes, and to meet seasonal needs by being able to quickly lease specific container types in particular locations on an as-needed basis; and (iii) the opportunity to expand trade routes and market share without making a long-term financial commitment.

     TOL generally leases containers under a term lease or a master agreement, with a focus on master agreements supported by a high level of service and support. Term leases provide for a minimum lease period, sometimes allowing for early termination with penalties. A master agreement remains in effect for a set period of time (typically one year) and allows the customer to lease specified categories of equipment from TOL under established terms. On average, containers on lease to customers under master agreements remain on lease more than one year before redelivery to TOL. The terms of master agreements are individually negotiated with each customer and financial terms are generally renegotiated annually. Major terms include daily rental rates, handling charges, pick-up and drop-off charges and allowable redeliver quantities for particular locations.

     TOL limits the total number of containers leased to any customer based on internally established credit criteria. Customers are responsible for all damages to leased containers other than normal wear and tear. In addition, customers are responsible for any third-party liability incurred in operating the containers leased from TOL. TOL offers damage protection insurance coverage for certain types of leased containers for an additional charge.

SALES AND MARKETING

     TOL's sales and marketing personnel are located at its headquarters in San Bruno, California and in 11 additional offices worldwide. TOL generally allocates responsibility for customer relationships on a geographic basis. TOL's marketing focus is to regularly and proactively assess customer equipment requirements, creditworthiness, competitive rates and other market forces.

     TOL provides high-quality customer service through a fully integrated management information computer system. The system links all of TOL's marketing representatives and transactions through an on-line worldwide network, enabling real-time response to most customer inquiries from any of TOL's locations. Customer inquiries cover such matters as container availability, location, age and specifications. The system also provides current information as to imbalances in supply and demand to marketing personnel, and facilitates incorporation of individual customer requirements into day-to-day and long-term planning decisions.

CONTAINER FINANCING

     TOL uses a variety of methods to finance the acquisition of container equipment. Approximately 47% of TOL's fleet is owned directly by TOL or is leased-in on long-term, fixed rate operating leases. The remainder of the fleet is managed by TOL under long-term management contracts for the accounts of third party investors.

     Debt and Long-Term Operating Leases. TOL uses secured debt from financial institutions to purchase containers for its own account. TOL's revolving credit agreement is used for this purpose. The revolving credit agreement is secured by specific container equipment owned by TOL. In addition, TOL arranges for equipment debt financing secured by specific container equipment, typically at 80% to 100% of the container value.

     TOL also employs long-term, fixed rate operating leases to finance container purchases. Under these programs, equipment is purchased by TOL directly from manufacturers, and resold to equipment lessors in a sale/leaseback transaction. TOL pays a fixed rental rate during the lease period, which is typically 10 years. At the end of this period, TOL has the option to repurchase the equipment at fair market value or return the equipment to the lessor. The lessor retains any tax benefits under this financing method.

     Managed Container Programs. TOL has been an industry leader in financing container acquisitions through third-party ownership and management programs. TOL manages containers for individual, institutional and corporate investors located throughout the world. TOL's managed container programs provide an additional source of container financing, as well as financial protection by sharing the risks and rewards of container-operating performance with third parties.

     Under TOL's managed container programs, investors own specifically identified containers, which are managed by TOL under separate management contracts or variable rate leases. These contracts generally have terms that cover the remaining life of the equipment, and provide that TOL is responsible for all aspects regarding operation of the containers. In some cases, these programs have historically been offered with an initial operating lease of up to one year. After the initial lease period, these leases are converted into management contracts.

     All containers owned, leased-in or managed by TOL are operated, without regard to ownership, as a part of TOL's total fleet. Over the term of a management contract, the revenue and expenses associated with the operation of containers of a similar age and type are essentially the same. Accordingly, to reduce accounting burdens and to eliminate random differences in financial results generated by similar containers, most of TOL's management contracts provide that financial accounting is based on the results of a group of containers owned, leased-in or managed by TOL which are similar in age and type. For a given group, TOL calculates net revenue (lease revenue less direct operating expenses such as repair and maintenance, positioning, storage, depot charges and insurance), deducts its management fee, generally in the range of 19% to 30% of net revenue, and pays the balance to the container owner on a periodic basis. Specific events related to a container, such as a casualty loss or the sharing of disposal proceeds, are usually not grouped and instead are for the account of the owner. At the commencement of a management contract, TOL also charges a fee for ordering and inspecting the equipment prior to putting the equipment on lease with customers. At the end of the management contract term, TOL generally resells the equipment on behalf of the owner. Most of the management contracts provide for incentive fees to TOL if disposal prices upon resale exceed values specified in the contract.

OPERATIONS

     Most of TOL's administrative functions are performed at its headquarters in San Bruno, California. The regional office for the North and South American marketing effort is located in New Jersey, with an area office in New Orleans. London is the regional center for Europe, with area offices in Hamburg, Genoa and Paris. Operations in the Far East are coordinated by a regional office in Tokyo, supported by area offices in Seoul, Hong Kong and Singapore. An area office in Sydney reports directly to headquarters. Regional offices are generally staffed by 10 to 14 employees each, while area offices typically have from three to eight employees.

     TOL maintains agency relationships with a number of independent companies throughout the world. These companies generally provide field operational support for TOL as well as office space for TOL's sales and marketing personnel, but provide only limited marketing or sales services.

     TOL relies on a network of over 200 independently owned and operated depots throughout the world, which function as agents for delivering, accepting, repairing and storing containers owned and managed by

TOL. TOL focuses on developing strong partnerships with its depots to obtain priority service, and regularly provides training and other technical support for employees of the depots. All equipment transactions with depots are authorized by TOL area offices, which, in turn, report to headquarters for tracking and billing purposes. Regionally coordinated technical inspectors are responsible for approving all significant maintenance costs and supervising the quality of depot repair work. All customer billing and collections, as well as depot invoice approval and payment, are managed from TOL's headquarters, using TOL's fully integrated computer system.

SUPPLIERS

     TOL purchases its containers from 15 to 20 selected manufacturers around the world, and most container types are purchased from multiple manufacturers. TOL assists several of its manufacturers by providing training and manufacturing management assistance, and is involved in container design to meet specific customer requirements. Based on recent industry surveys and TOL's relationships with container manufacturers, TOL believes there is an adequate worldwide supply of all container types, without significant capacity constraints. TOL selects manufacturers based on product quality, financial strength (to ensure that product warranties can be fulfilled), capacity, willingness to negotiate attractive purchasing terms and flexibility in meeting TOL's specific needs.

COMPETITION

     Competition in the container leasing industry is highly concentrated among a small number of significant competitors. Some of TOL's competitors have greater financial resources than TOL, or are subsidiaries or divisions of much larger companies. The primary competitive factors in the industry are lease rates and terms, quality of service, diversity, and availability of container types in particular locations and flexibility regarding redelivery locations. TOL believes it competes favorably with respect to each of these factors. TOL's largest competitors are Genstar Container Corp. ("Genstar"), Transamerica, Sea Containers Ltd, Triton International Container LTD and Xtra Corporation. Several of these competitors focus on dry cargo containers, while others, particularly Sea Containers Ltd, are focused on specialized containers. Genstar and Transamerica are the most significant competitive forces in the industry, each with more than 1,000,000 TEUs. Historically, Genstar and Transamerica have focused primarily on dry cargo containers.

     The container leasing industry and the shipping industry are both capital-intensive businesses which benefit significantly from economies of scale. Both industries have been experiencing a trend toward consolidation. Further consolidation of shipping companies could reduce the number of major customers for TOL's containers, resulting in increased bargaining power for these customers and downward pressure on per diem lease rates. Further consolidation in the container leasing industry could result in more formidable competition for TOL from competitors with greater economies of scale and more favorable access to capital.

BUSINESS OF TRANSAMERICA

     Transamerica is one of the world's largest financial services companies, providing specialized financial and life insurance products and services to individuals and organizations. Transamerica engages through its subsidiaries in life insurance, consumer lending, commercial lending, leasing and real estate services. Transamerica was incorporated in Delaware in 1928.

     On May 2, 1995, Transamerica sold substantially all of the assets of Criterion Investment Management Company for gross proceeds of $60,000,000 which were used to reduce debt. The transaction resulted in an after tax gain of $4,800,000.

     On March 31, 1995, Transamerica purchased for $1,027,300,000 in cash substantially all the assets and assumed certain liabilities of the home equity business of ITT Consumer Financial Corporation ("ITT"). The purchase price was allocated as follows: consumer finance receivables of $966,400,000, which were all real estate secured, of which 14% was located in California; allowance for losses of $52,700,000; assets held for sale of $26,800,000; customer renewal rights of $97,800,000; and assumed liabilities of $11,000,000. Transamerica did not assume any borrowings, tax liabilities or contingent liabilities of ITT. The initial financing of the acquisition was provided through short-term bank loans which have been repaid and refinanced with long-term debt.

     On December 21, 1994, Transamerica sold its mutual fund subsidiary, Transamerica Fund Management Company, for gross proceeds of $100,000,000 which were used to reduce debt. The transaction resulted in an after tax gain of $4,857,000.

     On April 13, 1994, Transamerica sold its remaining 21% ownership interest in Sedgwick Group plc. Proceeds from the sale were $326,395,000, resulted in no gain or loss, and were used by Transamerica to purchase 4,500,000 Transamerica Common Shares and to reduce debt.

     On March 15, 1994, Transamerica acquired substantially all the operating assets of the container operations of Tiphook plc, a London-based transportation equipment rental company ("Tiphook"), including certain dry cargo containers, tank containers, tank chassis, operating leases and other assets (collectively, the "Container Operations") for $1,061,441,000 in cash. Transamerica assumed certain specified liabilities of the Container Operations, including trade accounts payable. Transamerica did not assume any borrowings, tax liabilities or contingent liabilities of Tiphook. The initial financing of the acquisition was provided through short-term bank loans which have been repaid and refinanced with long-term debt.

     In 1993, Transamerica sold its former property and casualty insurance subsidiary, Transamerica Insurance Group, through an initial public offering in April 1993 and a secondary offering in December 1993. Proceeds from the sales of stock, after underwriting discounts and issuance costs, totaled $1,031,788,000. The proceeds were used to reduce indebtedness, including $409,296,000 incurred to fund cash transactions with the property and casualty insurance operation in connection with the initial public offering, and to commence a common stock purchase program.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF TOL

     The following table sets forth financial information for TOL as of and for the periods noted. The balance sheet and income statement data as of and for the years ended December 31, 1991 through 1995 have been derived from the audited financial statements of TOL. The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto included elsewhere in this Consent Solicitation Statement/Prospectus, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The data for the six months ended June 30, 1995 and 1996 is unaudited but, in the opinion of TOL, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The data for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of TOL" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this Consent Solicitation Statement/ Prospectus.

                                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                     JUNE 30,
                         -------------------------------------------------------------------------  ----------------------------
                             1991           1992           1993           1994           1995           1995           1996
                         -------------  -------------  -------------  -------------  -------------  -------------  -------------
INCOME STATEMENT DATA:
Lease revenue........... $ 120,812,000  $ 137,813,000  $ 139,610,000  $ 143,024,000  $ 167,862,000  $  79,921,000  $  87,417,000
Costs and expenses:
  Managed equipment
    program
    distributions.......    46,590,000     54,158,000     53,910,000     50,387,000     50,334,000     24,970,000     24,982,000
  Direct operating......    27,609,000     32,623,000     32,394,000     32,540,000     37,226,000     17,723,000     22,101,000
  Depreciation and
    amortization........     9,835,000     12,459,000     14,473,000     17,156,000     22,416,000     10,279,000     12,466,000
  Marketing and
    administrative......    18,685,000     19,666,000     20,931,000     22,438,000     24,618,000     12,288,000     12,211,000
  Interest..............     8,290,000      7,450,000      8,187,000     13,214,000     23,860,000     10,687,000     12,815,000
    Total costs and
      expenses..........   111,009,000    126,356,000    129,895,000    135,735,000    158,454,000     75,947,000     84,575,000
Income from continuing
  operations before
  provision for income
  taxes.................     9,803,000     11,457,000      9,715,000      7,289,000      9,408,000      3,974,000      2,842,000
Provision for income
  taxes.................     3,728,000      4,329,000      3,732,000      2,856,000      3,144,000      1,466,000      1,085,000
                         -------------  -------------  -------------  -------------  -------------  -------------  -------------
Income from continuing
  operations............ $   6,075,000  $   7,128,000  $   5,983,000  $   4,433,000  $   6,264,000  $   2,508,000  $   1,757,000
                           ===========    ===========    ===========    ===========    ===========    ===========    ===========
Income from continuing
  operations per common
  share(1).............. $       70.64  $       82.82  $       70.26  $       53.62  $       79.00  $       31.10  $       21.00
BALANCE SHEET DATA
  (END OF PERIOD):
Net property and
  equipment............. $ 113,738,000  $ 136,436,000  $ 155,882,000  $ 235,347,000  $ 337,473,000  $ 300,376,000  $ 348,601,000
Total assets............   162,531,000    198,218,000    223,873,000    309,685,000    418,114,000    374,767,000    421,747,000
Total debt..............    86,095,000    101,942,000    118,177,000    184,555,000    286,487,000    241,085,000    295,452,000
Redeemable senior
  preferred stock.......     7,173,000      7,315,000      7,457,000      3,563,000      3,590,000      3,576,000      3,603,000
Total common
  stockholders'
  equity................    13,745,000     21,061,000     25,393,000     26,954,000     32,797,000     29,252,000     34,344,000

---------------
(1) Earnings from continuing operations per common share has been computed by dividing income from continuing operations, after reductions for accrued dividends on preferred stock, by the weighted average number of common shares outstanding, taking into effect all material common stock equivalents.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF TOL

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. TOL's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as those discussed in TOL's Consolidated Financial Statements included elsewhere in this Consent Solicitation Statement/Prospectus.

GENERAL

     Demand for containers leased by TOL and container leasing rates depend to a large degree on levels of world trade. Recessionary business cycles, as well as political conditions, the status of trade agreements and international conflicts can have an impact on the operating results of TOL. Individual markets for specialized containers in which TOL participates may be separately affected by competitive conditions, economic downturns and other factors. During economic downturns, as shipping volumes decrease, ocean carriers tend to reduce their use of leased containers in favor of their own container fleets. In addition, during such times, operating costs such as storage, repair and maintenance increase as utilizations decrease.

     TOL's results of operations are primarily driven by three major factors:
(i) changes in the size of its container fleet; (ii) fleet utilization rates; and (iii) average daily lease rates (per diem rates for equipment on lease). TOL's program of acquiring existing fleets, along with new container equipment purchases, resulted in a 40% growth in the container fleet (net of container equipment disposals) from January 1, 1993 through December 31, 1995. The gradual decline in overall container fleet utilization rates through most of 1993 was primarily the result of large container purchases by industry participants and some slowdown in demand from the weakening economies in Europe and Japan, notwithstanding that the U.S. economy strengthened to some degree during this period. TOL's overall fleet utilization began to improve in the fourth quarter of 1993 and has continued to improve throughout 1994 and the first half of 1995, but has declined in the second half of 1995 and into the first half of 1996 principally due to weakness in the dry cargo sector. Per diem rates, which had declined following the 1993 downturn, have remained relatively stable since mid-1995.

     In addition to the three major factors described above, TOL's results of operations are also affected by a number of other factors, including: (i) the regular use of managed container programs to finance fleet additions; (ii) the degree of change to the owned and leased fleet as a percentage of the total fleet in any period; and (iii) changes in average interest rates.

     TOL has regularly financed significant portions of its fleet growth by selling equipment to third party investors under its managed container programs, and by arranging to have third party investors purchase equipment directly from manufacturers for management by TOL. Under these programs, the managed container distributions paid to the container owners are usually equal to the net revenue from a similar group of equipment (generally defined as lease revenue less direct operating expenses for the same group) less TOL's percentage management fee (generally ranging from 19% to 30% of the net revenue). Therefore, changes in overall fleet utilization and per diem rates, whether upward or downward, impact TOL only to the extent of its management fee on units owned by third party investors. As a result, the managed container programs lessen the impact of cyclical economic downturns. On the other hand, the benefits from high utilizations and per diems during strong demand periods are also shared with third party investors on the same basis, thereby limiting TOL's profit potential during periods of economic improvement.

     Changes from period to period in the owned and leased fleet percentage of the overall fleet typically result in increases or decreases in particular expense items, but generally do not result in major changes to income before taxes. Increases in depreciation and interest expense generally offset, in large part, the decline in managed container program distributions.

     Changes in average interest rates result in increases or decreases in interest expense independent of changes to the owned and leased fleet percentage of the total fleet. Interest expense increased slightly in 1994 as compared with 1993, as a result of (i) increases in LIBOR and prime rates underlying most of TOL's debt obligations; (ii) interest costs associated with TOL's issuance in June 1994, of $75.0 million, 12 1/4% senior subordinated notes due 2004; and (iii) growth in the owned container fleet. Interest expense increased in 1995, as compared with 1994, as a result of (i) interest costs associated with the $75.0 million of 12 1/4% senior subordinated notes due 2004 and (ii) growth in the owned container fleet. The increase was partially offset by decreases in the variable interest rates underlying most of TOL's debt obligations. Interest expense increased in the first six months of 1996 as compared with the first six months of 1995 as a result of interest costs associated with the incurrence of additional debt to finance equipment purchases. This increase was partially offset by a decrease in the interest rate underlying most of TOL's debt obligations.

     TOL intends to continue its use of managed container programs to finance a portion of its fleet additions, but expects that the owned and leased-in percentage of its total fleet will continue to increase over the next several years.

     In January 1994, the Board of Directors of TOL approved a plan to discontinue its liquid cargo transportation business, operated by Trans Ocean Distribution Corporation ("TOD"), a subsidiary of TOL. The Board of Directors of TOL determined that the liquid cargo business was not strategically consistent with the remainder of TOL's business because it has different suppliers, customers, products and marketing requirements. This transaction, which closed in May 1994, was structured as a sale of TOD assets to a new company, Trans Ocean Distribution Ltd ("TODL"), principally owned by certain existing TOL Stockholders. The purchase price was $4.2 million, which approximated the book value of the net assets of TOD as of April 30, 1994, and was paid to TOD in a combination of cash and long-term notes.

RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus. The information presented herein does not include financial data related to discontinued operations. The financial information set forth below differs in format from that presented in the Consolidated Financial Statements and related notes thereto, included elsewhere in this Consent Solicitation Statement/Prospectus, but is derived from the information therein, and is used by management to facilitate an analytical review of its business.

                                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                         JUNE 30,
                                           --------------------------------------------    ----------------------------
                                               1995            1994            1993            1995            1996
                                           ------------    ------------    ------------    ------------    ------------
    RESULTS OF OPERATIONS:
    Lease revenue........................  $167,862,000    $143,024,000    $139,610,000    $ 79,921,000    $ 87,417,000
    Direct operating expenses(a).........    24,162,000      23,128,000      21,342,000      11,482,000      14,952,000
                                            -----------     -----------     -----------     -----------     -----------
    Net operating revenue................   143,700,000     119,896,000     118,268,000      68,439,000      72,465,000
    Managed equipment program
      distributions......................    50,334,000      50,387,000      53,910,000      24,970,000      24,982,000
    Operating lease expense(a)...........    13,064,000       9,412,000      11,052,000       6,241,000       7,149,000
    Depreciation and amortization
      expense............................    22,416,000      17,156,000      14,473,000      10,279,000      12,466,000
    Marketing and administrative
      expenses...........................    24,618,000      22,438,000      20,931,000      12,288,000      12,211,000
    Interest expense.....................    23,860,000      13,214,000       8,187,000      10,687,000      12,815,000
                                            -----------     -----------     -----------     -----------     -----------
    Income before income taxes...........     9,408,000       7,289,000       9,715,000       3,974,000       2,842,000
    Provision for income taxes...........     3,144,000       2,856,000       3,732,000       1,466,000       1,085,000
                                            -----------     -----------     -----------     -----------     -----------
    Income from continuing operations....  $  6,264,000    $  4,433,000    $  5,983,000    $  2,508,000    $  1,757,000
                                            ===========     ===========     ===========     ===========     ===========

---------------
(a) Direct operating expenses and operating lease expense, together, represent the components of direct operating expenses reported in the Consolidated Financial Statements included elsewhere in this Consent Solicitation Statement/Prospectus.

 SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

     Lease revenue. Lease revenue increased $7.5 million or 9.4% in the first six months of 1996 as compared with the first six months of 1995. This increase resulted primarily from increased fleet size, which was partially offset by declines in overall fleet utilization and per diem lease rates.

     Direct operating expenses. Direct operating expenses increased $4.4 million or 24.7% in the six month period ended June 30, 1996 as compared with the six month period ended June 30, 1995. This increase resulted from increases in lease expense, as a result of additional equipment operating leases, together with increases in repair and maintenance, storage and positioning expenses, which were partially offset by decreases in depot expense.

     Managed equipment program distributions. Managed equipment program distributions were essentially unchanged in the first six months of 1996 as compared with the first six months of 1995. These costs remained constant as an increase in the number of managed containers was almost entirely offset by a decrease in net operating revenue.

     Depreciation and amortization expense. Depreciation and amortization expense increased $2.2 million or 21.3% in the first six months of 1996 as compared with the first six months of 1995. This increase was primarily attributable to an increase in depreciation expense resulting from a larger number of owned containers.

     Marketing and administrative expenses. Marketing and administrative expenses decreased $0.08 million or 0.6% in the first six months of 1996 as compared with the first six months of 1995, primarily due to reductions in costs associated with personnel and professional services.

     Interest expense. Interest expense increased $2.1 million or 19.9% in the first six months of 1996 as compared with the first six months of 1995. This increase was the result of interest costs associated with the incurrence of additional debt to finance equipment purchases, which was partially offset by a decrease in the interest rates underlying most of TOL's debt obligations.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Lease revenue. Lease revenue increased to $167.9 million in 1995 from $143.0 million in 1994, an increase of $24.9 million or 17.4%. This increase resulted primarily from increased fleet size and fleet utilizations. The impact of this increase was partially offset by a continued decline in per diem rates through mid 1995.

     Direct operating expenses. Direct operating expenses increased to $24.2 million in 1995 from $23.1 million in 1994, an increase of $1.1 million or 4.8%. This increase was primarily attributable to an increase in container storage, depot and insurance costs resulting from a larger fleet size, a higher provision for doubtful accounts and an increase in associated recovery costs. The increase was partially offset by decreases in repair and maintenance, and positioning expenses.

     Managed equipment program distributions. Managed equipment program distributions decreased to $50.3 million in 1995 from $50.4 million in 1994, a decrease of $0.1 million or 0.1%. This decrease was attributable to a decrease in the average number of managed containers in 1995, largely offset by an increase in net operating revenue per container.

     Operating lease expense. Operating lease expense increased to $13.1 million in 1995 from $9.4 million in 1994, an increase of $3.7 million or 39.4%. This increase resulted primarily from growth in the number of leased-in containers in 1995.

     Depreciation and amortization expense. Depreciation and amortization expense increased to $22.4 million in 1995 from $17.2 million in 1994, an increase of $5.2 million or 30.2%. This increase resulted primarily from growth in the number of owned containers in 1995.

     Marketing and administrative expenses. Marketing and administrative expenses increased to $24.6 million in 1995 from $22.4 million in 1994, an increase of $2.2 million or 9.8%. This increase was primarily the result of an increase in professional services and personnel costs. As a percentage of lease revenue, these costs declined to 14.7% in 1995 from 15.7% in 1994, due primarily to control of overhead expense in 1995.

     Interest expense. Interest expense increased to $23.9 million in 1995 from $13.2 million in 1994, an increase of $10.7 million or 81.1%. The increase was the result of (i) interest costs associated with TOL's issuance in June 1994, of $75.0 million, 12 1/4% senior subordinated notes due 2004 and (ii) growth in the owned container fleet. This increase was partially offset by a decrease in the variable interest rates underlying most of TOL's debt obligations.

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     Lease revenue. Lease revenue increased to $143.0 million in 1994 from $139.6 million in 1993, an increase of $3.4 million or 2.4%. This increase resulted primarily from increased fleet utilizations and fleet size. The impact of this increase was partially offset by a continued decline in per diem rates.

     Direct operating expenses. Direct operating expenses increased to $23.1 million in 1994 from $21.3 million in 1993, an increase of $1.8 million or 8.5%. This increase was primarily attributable to an increase in container storage, repair and maintenance and bad debt expense, largely related to the increase in fleet size.

     Managed equipment program distributions. Managed equipment program distributions decreased to $50.4 million in 1994 from $53.9 million in 1993, a decrease of $3.5 million or 6.5%. This decrease was primarily the result of a decrease in managed containers during 1994.

     Operating lease expense. Operating lease expense decreased to $9.4 million in 1994 from $11.1 million in 1993, a decrease of $1.7 million or 15.3%. This decrease resulted primarily from the termination of certain operating leases in 1994.

     Depreciation and amortization expense. Depreciation and amortization expense increased to $17.2 million in 1994 from $14.5 million in 1993, an increase of $2.7 million or 18.6%. This increase resulted primarily from growth in the number of owned containers in 1994.

     Marketing and administrative expenses. Marketing and administrative expenses increased to $22.4 million in 1994 from $20.9 million in 1993, an increase of $1.5 million or 7.2%. This increase was primarily the result of costs associated with personnel increases.

     Interest expense. Interest expense increased to $13.2 million in 1994 from $8.2 million in 1993, an increase of $5.0 million or 61.0%. The increase was the result of (i) increases in LIBOR and prime rates underlying most of TOL's debt obligations, (ii) interest costs associated with TOL's issuance in June 1994, of $75.0 million, 12 1/4% senior subordinated notes due 2004 and (iii) growth in the owned container fleet.

INCOME TAXES

     The provision for income taxes includes all income taxes payable to federal, state and foreign governments, as applicable. Factors affecting the effective tax rate in 1995, compared to 1994 and 1993, include an adjustment for reduction of prior year tax estimates.

LIQUIDITY AND CAPITAL RESOURCES

     Set forth below is a chart summarizing TOL's cash flows for the years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1995 and 1996:

                                                                              SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                  ------------------------------------     -----------------------
                                    1993          1994          1995         1995          1996
                                  ---------     ---------     --------     ---------     ---------
                                                           (IN THOUSANDS)
Cash flows from operating
  activities....................  $  21,386     $  34,710     $ 23,231     $  15,031     $   5,075
Cash flows from investing
  activities:
  Purchase of property and
     equipment..................    (70,406)     (144,447)    (225,948)     (116,924)      (65,866)
  Proceeds from sale of property
     and equipment..............     40,799        52,626      105,783        44,617        44,106
  Sale of liquid cargo
     transportation business....          0           800            0             0             0
  Purchase of managed equipment
     programs...................       (680)          (45)           0             0             0
                                  ---------     ---------     --------     ---------     ---------
                                    (30,287)      (91,066)    (120,165)      (72,307)      (21,760)
                                  ---------     ---------     --------     ---------     ---------
Cash flows from financing
  activities:
  Debt repayments...............    (66,247)     (140,115)    (180,140)      (73,391)     (125,467)
  Debt borrowings...............     82,482       206,493      282,072       129,921       134,432
  Dividends and stock
     redemption.................     (2,271)       (6,976)        (394)         (197)         (197)
                                  ---------     ---------     --------     ---------     ---------
                                     13,964        59,402      101,538        56,333         8,768
                                  ---------     ---------     --------     ---------     ---------
Increase (decrease) in cash.....  $   5,063     $   3,046     $  4,604     $    (943)    $  (7,917)
                                  =========     =========     ========     =========     =========

     Cash flows provided by operating activities were $21.4 million in 1993, $34.7 million in 1994, $23.2 million in 1995 and $5.1 million in the six months ended June 30, 1996. In each of these periods, the principal source of cash flow from operating activities was net income, after adjustment for non-cash components of revenue and expense, principally depreciation and amortization expense, deferred income taxes and amortization of deferred revenue. In the first six months of 1996, decreases in managed container equipment program liabilities and in accounts payable and accrued liabilities, together with an increase in receivables, offset cash provided by operating activities in the period. In 1995, additional sources of cash flow from operating activities included increases in accounts payable and accrued liabilities, offset by an increase in receivables and a decrease in managed equipment program liabilities. In 1994, additional sources of cash flow from operating activities were increases in accounts payable and accrued liabilities, offset by an increase in receivables and other assets and a decrease in managed equipment program liabilities. In 1993, additional sources of cash flow from operating activities were increases in accounts payable and accrued liabilities and managed equipment program liabilities, offset by increases in receivables and net assets of discontinued operations.

     Cash flows used in investing activities were $30.3 million in 1993, $91.1 million in 1994, $120.2 million in 1995 and $21.8 million in the six months ended June 30, 1996. The principal use of cash flows from investing activities in each of these periods was for the purchase of container equipment. Principal sources of cash flows from investing activities include proceeds from the sale of container equipment to managed equipment owners and lessors, which constitute part of TOL's financing activity, as well as disposals of used containers.

     Cash flows provided by financing activities were $14.0 million in 1993, $59.4 million in 1994, $101.5 million in 1995 and $8.8 million in the six months ended June 30, 1996. The primary source of cash flows provided by financing activities in each of these periods was additional borrowings of senior secured debt and in 1994, the issuance of $75.0 million, 12 1/4% senior subordinated notes due 2004. Cash flows were used in each of these periods to purchase container equipment and refinance existing indebtedness and, in 1994, to redeem preferred stock, and to fund the repurchase of TOL's common stock from certain minority shareholders.

     In order to acquire equipment for lease to customers, TOL is required to make capital expenditures, or arrange for third parties to purchase equipment under TOL's managed container programs. In addition, substantial numbers of containers are retired each year, requiring additional investment to maintain the existing container equipment asset base. Capital expenditures incurred by TOL in 1993, 1994, 1995 and in the six months ended June 30, 1996, were $70.4 million, $144.4 million, $225.9 million and $65.9 million, respectively. Resales of container equipment to third party investors under TOL's managed equipment programs (included in "proceeds from sale of property and equipment" above) were $21.5 million, $25.9 million, $75.2 million and $37.2 million in 1993, 1994, 1995 and in the six months ended June 30, 1996, respectively.

     In addition to the purchase of equipment for its own account and for resale to third party owners and lessors (as reflected in "purchase of property and equipment" above), TOL also achieves growth through direct purchases by investors and affiliates under TOL's managed container programs. Because such purchases are made directly by third parties and affiliates, these fleet additions are not reflected in TOL's capital expenditures. Equipment added to TOL's container fleet through such direct purchases in 1993, 1994, 1995 and in the six months ended June 30, 1996, totaled $24.8 million, $13.0 million, $9.9 million and $1.8 million, respectively.

     As of June 30, 1996, the commitment amount under the Revolving Credit Agreement was $100.0 million, of which $30.0 million was outstanding and up to $70.0 million was available to be borrowed. The term of the Revolving Credit Agreement extends through September 1997, unless extended by mutual agreement of TOL and the lenders. Upon termination, the outstanding balance converts to a term loan repayable in quarterly installments over a six-year period. Amounts borrowed under the Revolving Credit Agreement are secured by container equipment. In addition, the Revolving Credit Agreement requires that TOL maintain certain financial ratios and imposes certain other restrictions.

     In addition to the Revolving Credit Agreement, at June 30, 1996, TOL had approximately $190.5 million outstanding under various term debt facilities, secured by specific containers. Interest rates for most of this debt are at floating rates over LIBOR. Excluding the impact described below of TOL's use of financial instruments to manage its interest rate exposures, an increase of one percent in the applicable interest rates for this indebtedness would result in an increase in TOL's annual interest payments of approximately $1.91 million. To the extent that these facilities contain financial covenants, they are generally less restrictive to TOL's operations than those included in the Revolving Credit Agreement.

     TOL from time to time enters into interest rate cap and swap agreements to manage interest rate risk and to reduce the impact of changes in interest rates on its variable rate indebtedness. As of June 30, 1996, TOL had interest rate cap agreements which protect TOL from increases in LIBOR above 9.00% through August 1996 with respect to $82,400,000 of variable rate indebtedness. TOL has also entered into interest rate swap agreements which effectively convert the interest rate on $85,000,000 of variable rate debt into fixed rate debt. These agreements provide for TOL to exchange variable rate interest payments based on LIBOR for a fixed rate of 5.77% on $30,000,000 through July 1996, 5.705% on $30,000,000 through August 1996 and 4.963% on $25,000,000 through February 1998.

     As of June 30, 1996, TOL had commitments of $34.1 million to purchase additional container equipment. TOL expects to fund such capital commitments through new managed container programs, additional term borrowings and borrowings under the Revolving Credit Agreement, as well as cash provided from operations.

     While there can be no assurances as to the specific impact that the Merger will have upon outstanding indebtedness, new managed container programs and other financial instruments of TOL, TOL expects that cash flow from operations, together with the financial resources of Transamerica, will be sufficient to meet its operating cash requirements, planned capital expenditures and scheduled debt repayments, and to provide for the growth of its business in the future.

  FOREIGN CURRENCY TRANSACTIONS

     TOL considers the U.S. dollar to be its functional currency on a global basis. Consequently, gains and losses recognized as a result of the remeasurement of foreign subsidiaries' financial statements are recognized currently in the determination of net income.

     TOL enters into forward exchange contracts to hedge against foreign currency fluctuations on certain equipment purchases and certain unpaid direct operating, marketing and administrative expenses which have been incurred or for which future commitments exist. The costs of the forward exchange contracts are reflected in the valuation of the hedged equipment purchases and the hedged expenses. See the Consolidated Financial Statements, Notes 1 and 9.

     Foreign currency translation and transaction losses recognized in the determination of net income for the years 1993, 1994, 1995 and for the six months ended June 30, 1996, were $40,000, $383,000, $309,000 and $26,000, respectively.

  INFLATION

     Management believes that inflation has not had a material impact upon TOL's results of operations. In the past, the effects of inflation on overhead and operating expenses have been largely offset by TOL's ability to achieve increasing operational economies of scale through the growth of TOL's business.

  SEASONALITY

     Management believes that seasonality has not had a material impact upon TOL's results of operations. While seasonal demands for equipment exist, the cost to the customer of the frequent off-hiring and on-hiring of containers, together with the effect of a significant percentage of TOL's container fleet being on lease for long periods of time, offsets, to a large extent, the effects of seasonality.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Both Transamerica and TOL are incorporated in Delaware. Holders of Transamerica Common Shares will continue to have their rights and obligations as stockholders of Transamerica ("Transamerica Stockholders") after the Merger governed by the DGCL. Set forth below is a summary comparison of the material differences in the rights of a TOL Stockholder under the TOL Certificate and the TOL By-Laws, on the one hand, and the rights of a Transamerica Stockholder under the Transamerica Certificate of Incorporation (as amended) (the "Transamerica Certificate"), and the Transamerica By-Laws (the "Transamerica By-Laws), on the other hand. The information set forth below with respect to Transamerica is qualified in its entirety by reference to the Transamerica Certificate and the Transamerica By-Laws, which are attached as exhibits to the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part. For a description of Transamerica's capital stock, see "Description of Transamerica Capital Stock."

AMENDMENT OF CERTIFICATES OF INCORPORATION

     The DGCL requires the approval of stockholders holding a majority of the voting power of a Delaware company in order to amend its certificate of incorporation. Both the Transamerica Certificate and the TOL Certificate reserve the right of amendment in the manner prescribed by statute.

AMENDMENT AND REPEAL OF BY-LAWS

     Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The TOL Certificate grants the directors of TOL such power, including by-law amendments increasing or reducing the authorized number of directors. The Transamerica Certificate grants the Board of Directors of Transamerica the power to make and alter the Transamerica By-Laws, without any action on the part of the Transamerica Stockholders, but provides that the Transamerica By-Laws made by the directors and the powers so conferred may be altered or repealed by the Transamerica Stockholders. Either the affirmative vote of at least 80% of the Transamerica Stockholders, or a majority of the Board of Directors of Transamerica, is necessary to amend the Transamerica By-Laws.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

     Transamerica. The Transamerica Certificate provides that the number of directors which will constitute the Board of Directors of Transamerica will be fixed, and may be altered from time to time, as provided in the Transamerica By-Laws. The Transamerica By-Laws provide that the Board of Directors of Transamerica will consist of not less than seven nor more than 22 directors, as determined by the Board of Directors of Transamerica. The Board of Directors of Transamerica currently consists of nine directors. As provided by the Transamerica By-Laws, the Board of Directors of Transamerica is divided into three classes of three directors each. The directors of each class serve for a three-year term. Voting for directors is by ballot and is decided by a plurality vote.

     TOL. The TOL By-Laws provide that the authorized number of directors which will constitute the Board of Directors of TOL will be fixed from time to time by the Board of Directors of TOL, either by resolution or the adoption of a by-law. The Board of Directors of TOL has fixed the number of directors at eight; the TOL By-Laws provide for a board of two directors, subject to adjustment by the Board of Directors of TOL. Voting for directors need not be by ballot, according to the TOL Certificate, and is cumulative. At each annual meeting of TOL Stockholders, directors are elected to hold office until the next annual meeting; but, if for any reason, the directors are not elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of TOL Stockholders.

REMOVAL OF DIRECTORS

     The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, except if the corporation has a classified board, in which case directors may only be removed for cause unless the corporation's certificate of incorporation otherwise provides. The Transamerica Certificate provides that any director may, by a vote of a majority of the directors, for any cause deemed by them sufficient, be removed. Any Transamerica director may also be removed by a majority vote of the Transamerica Stockholders entitled to vote at any annual or special meeting, for any cause deemed sufficient by the directors present at such meeting.

     The TOL Certificate provides that the entire Board of Directors of TOL may be removed from office at any time with or without cause by the holders of a majority of the voting power of all outstanding voting stock, voting together as a single class. The TOL Certificate further provides that, if less than the entire TOL Board of Directors is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if such votes were then cumulatively voted at an election of the entire Board of Directors of TOL.

VACANCIES ON THE BOARD

     The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The Transamerica Certificate provides that a majority of the remaining members of the Board of Directors of Transamerica may elect directors to fill vacancies. In addition, the Transamerica By-Laws provide that board vacancies that result from an increase in the number of directors may be filled by a majority of the directors then in office (provided that a quorum is present), and any other vacancy occurring in the Board of Directors of Transamerica may be filled by a majority of the directors then in office (even if no quorum is present) or by a sole remaining director; vacancies may also be filled by Transamerica Stockholders at annual or special meetings. The TOL Certificate and the TOL By-Laws track the DGCL, and provide, in addition, that such vacancies may be filled by a majority of the stock entitled to vote in the election of directors, voting as a single class.

RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. The DGCL does not require that stockholders be given the right to call special meetings. The Transamerica By-Laws only allow special meetings to be called by the Board of Directors of Transamerica pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist at the time of the resolution). The TOL By-Laws provide that special meetings may be called by (i) the Chairman of the Board, (ii) the President, (iii) the Board of Directors of TOL pursuant to a resolution adopted by a majority of the total number of directors (whether or not any vacancies exist at the time of the resolution) or
(iv) by the holders of at least 10% of the voting stock.

STOCKHOLDER ACTION WITHOUT A MEETING

     The DGCL provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. However, the Transamerica Certificate prohibits stockholder action by written consent. The TOL Certificate provides that action may be taken without a meeting only prior to the registration of any class of securities pursuant to the requirements of the Exchange Act; the TOL By-Laws regulate the taking of actions by TOL Stockholders without a meeting.

CLASS VOTING

     The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

CUMULATIVE VOTING

     Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The TOL Certificate grants such rights. Neither the Transamerica Certificate nor the Transamerica By-Laws provide for cumulative voting.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or
(iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (ii) if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. Neither the Transamerica Certificate, the Transamerica By-Laws, the TOL Certificate nor the TOL By-Laws contain provisions electing not to be governed by such section.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The TOL Certificate does not provide for a different percentage. The Transamerica Certificate requires the vote of a majority of the holders of Transamerica Common Shares who are not interested parties for certain business combinations with a 20% stockholder. The DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to Section 262, TOL Stockholders who object to the Merger and do not vote in favor of the Merger have certain rights to dissent and demand the "fair value" of their TOL Stock. See "Rights of Dissenting TOL Stockholders."
Section 262 is set forth in Annex B to this Consent Solicitation
Statement/Prospectus.

DIVIDENDS

     The DGCL provides that dividends may be paid in cash, property or shares of a corporation's capital stock. The DGCL also provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The TOL By-Laws adopt these provisions of the DGCL in full. The Transamerica By-Laws also provide that dividends on Transamerica stock may be paid in cash, property or shares of Transamerica's capital stock. In addition, the Transamerica By-Laws provide that, before the payment of dividends, the Board of Directors of Transamerica may set aside sums from those available for dividends to serve as a reserve fund for contingencies, to equalize dividends, or to repair and maintain property of Transamerica, or for any other purpose the Board of Directors of Transamerica deems conducive to the interests of Transamerica.

PREEMPTIVE RIGHTS OF STOCKHOLDERS

     The DGCL provides that no stockholder will have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. Neither the TOL Certificate nor the Transamerica Certificate provides for preemptive rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The DGCL allows a Delaware corporation to include in its certificate of incorporation, and the TOL Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director. The Transamerica Certificate contains no such provision.

     The Transamerica By-Laws and the TOL By-Laws provide for indemnification of TOL Directors and executive officers to the fullest extent permitted by the DGCL. The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances, and mandates indemnification under certain circumstances. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

     The Transamerica By-Laws additionally provide that any indemnification as described above will be made by Transamerica unless a determination is made (i) by the Board of Directors of Transamerica, by a majority vote of a quorum consisting of Transamerica directors who were not party to the action, suit or proceeding in question, (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel (who may be the regular counsel of Transamerica) in a written opinion or
(iii) by the Transamerica Stockholders that indemnification of the director or officer is not proper in the circumstances because he or she has not met the appropriate standard of conduct set forth above. Any expenses incurred, including attorneys' fees, by a Transamerica director or officer in defending an action, suit or proceeding will be paid by Transamerica in advance of its final disposition, provided that such advance payment will only be made upon the receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to such indemnification. Determinations as to whether a director or officer deserves the indemnification as provided in the DGCL must be made by the Board of Directors of Transamerica within 30 days after the request for indemnification is made. Transamerica may purchase and maintain insurance for its directors, officers, employees and agents against any liability, expense or loss asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not Transamerica would have had the power to indemnify him or her against such liability, expense or loss under the provisions set forth above or under applicable law. The provisions summarized above continue to apply to such persons who have ceased to be directors, officers, employees or agents of Transamerica, and will inure to the benefit of the heirs, executors and administrators of such person.

     The TOL By-Laws provide, however, that TOL may limit the extent of such indemnification by individual contracts with its directors and executive officers, and that TOL will not be required to indemnify any TOL director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of TOL or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in TOL under the DGCL. The TOL By-Laws also provide that TOL will have the power to indemnify its other officers, employees and other agents as set forth in the DGCL, and that TOL, upon approval by the Board of Directors of TOL, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the TOL By-Laws to the fullest extent permitted by the DGCL.

                   DESCRIPTION OF TRANSAMERICA CAPITAL STOCK

     As of March 31, 1996, the total authorized capital stock of Transamerica consisted of: (i) 150,000,000 shares of Transamerica Common Shares, of which 67,678,057 were issued and outstanding, 12,060,405 shares were issued and held in treasury, and 15,040,300 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica, (ii) 1,200,000 shares of preferred stock, par value $100 per share, of which 2,250 shares of Dutch Auction Rate Transferable Securities and 180,091 shares of Series D Preferred Stock were issued and outstanding and of which none were issued and held in treasury or reserved for issuance upon exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica and (iii) 5,000,000 shares of preference stock, none of which has been issued or reserved for issuance.

                                    EXPERTS

     The financial statements of TOL as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Transamerica at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Transamerica Common Shares to be issued in the Merger will be passed upon for Transamerica by Wachtell, Lipton, Rosen & Katz, special counsel to Transamerica.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

                        TRANS OCEAN LTD AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
Audited Financial Statements:
  Report of Independent Public Accountants............................................   F-2
  Consolidated Balance Sheets at December 31, 1995 and 1994...........................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1995,
     1994 and 1993....................................................................   F-4
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
     1994 and 1993....................................................................   F-5
  Consolidated Statements of Changes in Common Stockholders' Equity for the Years
     Ended December 31, 1995, 1994 and 1993...........................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
Unaudited Interim Financial Statements:
  Consolidated Balance Sheets at June 30, 1996 and December 31, 1995..................  F-17
  Consolidated Statements of Operations For the Six Month Periods Ended June 30, 1996
     and 1995.........................................................................  F-18
  Consolidated Statements of Cash Flows For the Six Month Periods Ended June 30, 1996
     and 1995.........................................................................  F-19
  Consolidated Statement of Changes in Common Stockholders' Equity For the Six Month
     Period Ended June 30, 1996.......................................................  F-20
  Notes to Unaudited Interim Consolidated Financial Statements........................  F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Trans Ocean Ltd:

     We have audited the accompanying consolidated balance sheets of Trans Ocean Ltd (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and changes in common stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans Ocean Ltd and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
February 16, 1996

                        TRANS OCEAN LTD AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
                              ASSETS
Cash and cash equivalents.......................................  $ 23,056,000     $ 18,452,000
Receivables, net of allowance for doubtful accounts of
  $1,405,000 and $1,194,000 as of December 31, 1995 and 1994,
  respectively..................................................    38,946,000       35,557,000
Property and equipment, net of accumulated depreciation and
  amortization..................................................   337,473,000      235,347,000
Intangible assets, net of accumulated amortization of
  $11,766,000 and $10,227,000 as of December 31, 1995 and 1994,
  respectively..................................................     7,377,000        8,916,000
Other assets....................................................    11,262,000       11,413,000
                                                                  ------------     ------------
          Total assets..........................................  $418,114,000     $309,685,000
                                                                  ============     ============
         LIABILITIES, REDEEMABLE SENIOR PREFERRED STOCK
                AND COMMON STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities........................  $ 48,581,000     $ 46,975,000
Managed equipment program liabilities...........................    20,175,000       23,351,000
Senior debt obligations, including current maturities of
  $19,316,000 and $12,372,000 as of December 31, 1995 and 1994,
  respectively..................................................   211,487,000      109,555,000
Senior subordinated notes.......................................    75,000,000       75,000,000
Deferred revenue................................................     4,810,000        5,361,000
Deferred income taxes...........................................    21,674,000       18,926,000
                                                                  ------------     ------------
          Total liabilities.....................................   381,727,000      279,168,000
                                                                  ------------     ------------
Redeemable senior preferred stock...............................     3,590,000        3,563,000
                                                                  ------------     ------------
Common stockholders' equity:
  Common stock..................................................        74,000           74,000
  Contributed capital...........................................       676,000          676,000
  Retained earnings.............................................    32,047,000       26,204,000
                                                                  ------------     ------------
          Total common stockholders' equity.....................    32,797,000       26,954,000
                                                                  ------------     ------------
          Total liabilities, redeemable senior preferred stock
            and common stockholders' equity.....................  $418,114,000     $309,685,000
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Lease revenue....................................  $167,862,000     $143,024,000     $139,610,000
Costs and expenses:
  Managed equipment program distributions........    50,334,000       50,387,000       53,910,000
  Direct operating...............................    37,226,000       32,540,000       32,394,000
  Depreciation and amortization..................    22,416,000       17,156,000       14,473,000
  Marketing and administrative...................    24,618,000       22,438,000       20,931,000
  Interest.......................................    23,860,000       13,214,000        8,187,000
                                                   ------------     ------------     ------------
     Total costs and expenses....................   158,454,000      135,735,000      129,895,000
                                                   ------------     ------------     ------------
     Income from continuing operations before
       provision for income taxes................     9,408,000        7,289,000        9,715,000
Provision for income taxes.......................     3,144,000        2,856,000        3,732,000
                                                   ------------     ------------     ------------
     Income from continuing operations...........     6,264,000        4,433,000        5,983,000
     Income from discontinued operations.........             0          210,000          735,000
                                                   ------------     ------------     ------------
     Net income..................................  $  6,264,000     $  4,643,000     $  6,718,000
                                                   ============     ============     ============

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                     1995              1994              1993
                                                 -------------     -------------     ------------
Cash flows from operating activities:
Net income.....................................  $   6,264,000     $   4,643,000     $  6,718,000
Adjustments to reconcile net income to net cash
  provided by operating activities --
  Depreciation and amortization................     22,416,000        17,156,000       14,473,000
  Gain on sale of property and equipment.......     (1,429,000)         (633,000)        (636,000)
  Provision for doubtful accounts..............        485,000           400,000                0
  Amortization of deferred revenue.............     (1,960,000)       (2,100,000)      (2,540,000)
  Provision for deferred income taxes..........      2,870,000         2,613,000        3,884,000
  Restricted stock compensation................              0                 0           27,000
  Income from discontinued operations..........              0          (210,000)        (735,000)
  Other changes in assets and liabilities --
     Receivables...............................     (3,874,000)       (2,448,000)      (1,030,000)
     Accounts payable and accrued
       liabilities.............................      1,484,000        26,371,000          526,000
     Managed equipment program liabilities.....     (3,176,000)       (6,915,000)       1,760,000
     Net assets of discontinued operations.....              0           (25,000)      (1,132,000)
     Other, net................................        151,000        (4,142,000)          71,000
                                                 -------------     -------------     ------------
          Net cash provided by operating
            activities.........................     23,231,000        34,710,000       21,386,000
                                                 -------------     -------------     ------------
Cash flows from investing activities:
  Purchase of property and equipment...........   (225,948,000)     (144,447,000)     (70,406,000)
  Proceeds from sale of property and
     equipment.................................    105,783,000        52,626,000       40,799,000
  Sale of liquid cargo transportation
     business..................................              0           800,000                0
  Purchase of managed equipment programs.......              0           (45,000)        (680,000)
                                                 -------------     -------------     ------------
          Net cash used in investing
            activities.........................   (120,165,000)      (91,066,000)     (30,287,000)
                                                 -------------     -------------     ------------
Cash flows from financing activities:
  Revolving credit repayments..................   (160,000,000)     (127,500,000)     (44,700,000)
  Revolving credit borrowings..................    190,500,000        93,400,000       62,100,000
  Other debt repayments........................    (20,140,000)      (12,615,000)     (21,547,000)
  Other debt borrowings........................     91,572,000       113,093,000       20,382,000
  Dividends on preferred stock.................       (394,000)         (449,000)        (560,000)
  Dividends on common stock....................              0          (501,000)               0
  Preferred stock redemption...................              0        (4,249,000)               0
  Common stock redemption......................              0        (1,777,000)      (1,711,000)
                                                 -------------     -------------     ------------
          Net cash provided by financing
            activities.........................    101,538,000        59,402,000       13,964,000
                                                 -------------     -------------     ------------
          Net increase in cash and cash
            equivalents........................      4,604,000         3,046,000        5,063,000
Cash and cash equivalents, beginning of year...     18,452,000        15,406,000       10,343,000
                                                 -------------     -------------     ------------
Cash and cash equivalents, end of year.........  $  23,056,000     $  18,452,000     $ 15,406,000
                                                 =============     =============     ============

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                          COMMON       CAPITAL        RETAINED
                                                           STOCK       SURPLUS        EARNINGS
                                                          -------     ----------     -----------
Balance, December 31, 1992..............................  $80,000     $1,407,000     $19,574,000
  Net income............................................                               6,718,000
  Dividend on preferred stock...........................                                (560,000)
  Preferred stock accretion.............................                                (142,000)
  Restricted stock......................................                  27,000
  Stock redemption......................................   (3,000)      (758,000)       (950,000)
                                                          -------       --------     -----------
Balance, December 31, 1993..............................   77,000        676,000      24,640,000
  Net income............................................                               4,643,000
  Dividend on preferred stock...........................                                (449,000)
  Dividend on common stock..............................                                (501,000)
  Preferred stock accretion.............................                                (355,000)
  Common stock redemption...............................   (3,000)                    (1,774,000)
                                                          -------       --------     -----------
Balance, December 31, 1994..............................   74,000        676,000      26,204,000
  Net income............................................                               6,264,000
  Dividend on preferred stock...........................                                (394,000)
  Preferred stock accretion.............................                                 (27,000)
                                                          -------       --------     -----------
Balance, December 31, 1995..............................  $74,000     $  676,000     $32,047,000
                                                          =======       ========     ===========

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF OPERATIONS

     Trans Ocean Ltd and its subsidiaries (collectively, "TOL") owns, leases-in and manages a variety of maritime transportation equipment, principally containers. TOL leases such containers, primarily to shipping companies, for use in world trade. TOL manages its fleet through 12 worldwide offices, utilizing independently owned and operated depots and agents in more than 200 locations.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of TOL. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  LEASE REVENUE

     Lease revenue is recorded as income when due under lease contracts, and lease acquisition costs are charged to expense as incurred. Lease revenue also includes amortization of commencement fees and net gains from the disposition of rental equipment. Commencement fees are generated through the sale of equipment to investors in the managed equipment programs (see Note 4) and are deferred and amortized over the length of the management contracts, which range from five to 15 years. The deferred portion of commencement fees is reflected in the consolidated balance sheets as deferred revenue.

  DEPRECIATION AND AMORTIZATION

     TOL depreciates rental equipment on a straight-line basis to estimated salvage values. Depreciable lives for containers, tanks and chassis are 15 years. Other depreciable assets, primarily office and data processing equipment, are depreciated on a straight-line basis over their estimated useful lives, which range from 3 to 5 years.

     Intangible assets consist of goodwill, which is amortized on a straight-line basis over 40 years, and costs of acquiring managed equipment programs, which are amortized on a straight-line basis over the remaining lives of the respective programs, which range from four to seven years. The unamortized balance of goodwill as of December 31, 1995 and 1994 was $4,194,000 and $4,326,000, respectively. The unamortized balance of the costs of managed equipment programs as of December 31, 1995 and 1994 was $3,183,000 and $4,590,000, respectively.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of purchase with the carrying amount approximating fair value.

     Cash payments for income taxes were $274,000, $243,000 and $234,000 in 1995, 1994 and 1993, respectively, and interest payments were $22,525,000, $8,401,000 and $7,855,000 in 1995, 1994 and 1993, respectively.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

  FOREIGN CURRENCY TRANSACTIONS

     TOL considers the U.S. dollar to be its functional currency on a global basis. Consequently, gains and losses recognized as a result of the remeasurement of foreign subsidiaries' financial statements are recognized currently in the determination of net income.

     TOL enters into forward exchange contracts to hedge against foreign currency fluctuations on certain equipment purchases and certain unpaid direct operating, marketing and administrative expenses which have been incurred or for which future commitments exist. The costs of the forward exchange contracts are reflected in the valuation of the hedged equipment purchases and the hedged expenses (see Note 9).

     Foreign currency translation and transaction losses recognized in the determination of net income for the years 1995, 1994 and 1993 were $309,000, $383,000 and $40,000, respectively.

  FINANCIAL INSTRUMENTS

     TOL from time to time enters into interest rate cap and swap agreements to manage interest rate risks and to reduce the impact of changes in interest rates on its variable rate indebtedness.

     Premiums paid for the interest cap agreements are being amortized to interest expense over the terms of the agreements. Unamortized premiums of $19,000 and $59,000 as of December 31, 1995 and 1994, respectively, are included in other assets in the accompanying consolidated balance sheets.

     Net interest settlements realized under the interest rate swap agreements are recognized as an adjustment to interest expense.

  INCOME TAXES

     TOL provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the statutory tax rate to the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date based on the tax rate applicable to the year of the calculation.

  OTHER ASSETS

     Other assets include outstanding loans to principal stockholders of TOL totaling $1,250,000 as of December 31, 1995. These loans accrue interest at the rate of 7.74%, are secured by the pledge of TOL stock and mature in December 2001.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise disclosed, the carrying amount of all financial instruments approximates estimated fair value.

2) DISCONTINUED OPERATIONS:

     In January 1994, the Board of Directors of TOL approved a plan to discontinue its liquid cargo transportation business through a sale of the business to the stockholders of TOL. Effective May 1, 1994, the sale was completed at a price of $4,200,000, which approximated the book value of the net assets sold. The sale price included $800,000 in cash and $3,400,000 in the form of a seven-year promissory note bearing

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

interest at 2 percent over prime rate. The note, which is secured by all of the assets of the purchaser, is repayable in equal quarterly installments of principal plus interest, beginning September 30, 1994. The note, with an outstanding balance of $2,429,000 and $3,157,000 as of December 31, 1995 and 1994, respectively, is included in other assets in the accompanying consolidated balance sheets.

     Income from discontinued operations for the years ended December 31, 1994 and 1993, is summarized as follows:

                                                                  1994             1993
                                                               ----------       -----------
    Revenue..................................................  $5,805,000       $17,267,000
    Expenses.................................................   5,442,000        16,119,000
                                                               ----------       -----------
      Income before provision for income taxes...............     363,000         1,148,000
      Provision for income taxes.............................     153,000           413,000
                                                               ----------       -----------
         Income from discontinued operations.................  $  210,000       $   735,000
                                                               ==========       ===========

3) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities as of December 31, 1995 and 1994, consist of the following:

                                                                 1995              1994
                                                              -----------       -----------
    Equipment purchases payable.............................  $23,488,000       $27,004,000
    Trade payables..........................................    2,104,000           952,000
    Customer damage accrual.................................    3,895,000         4,643,000
    Accrued operating expenses..............................    8,055,000         5,685,000
    Accrued interest........................................    7,634,000         6,299,000
    Other...................................................    3,405,000         2,392,000
                                                              -----------       -----------
              Total.........................................  $48,581,000       $46,975,000
                                                              ===========       ===========

4) MANAGED EQUIPMENT PROGRAMS:

     The equipment fleet operated by TOL comprises equipment owned by TOL as well as equipment owned by third parties. TOL has established numerous equipment management programs, pursuant to which TOL agrees to manage equipment purchased by corporate and individual investors and to lease the equipment to end-users on behalf of the owners for agreed-upon management periods. All equipment owned, leased-in or managed by TOL is operated, without regard to ownership, as part of TOL's fleet. Since all equipment is operated as part of the fleet, TOL believes that the revenues and expenses are essentially equal among owners of equipment of similar age and type. Accordingly, TOL's management contracts generally provide that the allocation of operating results is based on the results of a group of equipment which is similar in age and configuration. Managed equipment program distributions, as reported in the consolidated statements of operations, represents the owners' share of lease revenue, net of allocated expenses and management fees, under these programs. TOL's obligation to the managed equipment owners with respect to such amounts is reflected in the consolidated balance sheets as managed equipment program liabilities.

     TOL has determined that it has an obligation to withhold U.S. federal income taxes on a portion of the past and future distributions to certain of the foreign owners under its managed container programs. TOL has estimated the extent of this obligation, including an evaluation of the portion of income that is subject to withholding and the extent to which tax treaties between the United States and several foreign countries would provide protection to TOL with respect to such obligation. While it is not possible to predict TOL's ultimate liability due to the complex factual circumstances and the numerous variables involved, TOL believes that the

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

withholding obligation has been adequately provided for in the accompanying consolidated financial statements.

5) SENIOR DEBT OBLIGATIONS:

     TOL's outstanding senior debt obligations and average effective interest rates as of December 31, 1995 and 1994, were as follows:

                                                                                  AVERAGE
                                                                                 EFFECTIVE
                                                                              INTEREST RATES
                                                                                    AT
                                                   DEBT OUTSTANDING              YEAR-END
                                              ---------------------------     ---------------
                                                  1995           1994         1995      1994
                                              ------------   ------------     -----     -----
    Senior debt obligations --
      Revolving credit agreement payable to
         banks..............................  $ 42,500,000   $ 12,000,000     8.42%     8.75%
      Equipment debt, due in quarterly and
         semiannual installments through
         2005...............................   168,987,000     97,555,000     7.90%     8.94%
                                              ------------   ------------
              Total senior debt
                obligations.................  $211,487,000   $109,555,000
                                              ============   ============

     TOL has a revolving credit agreement that, as of December 31, 1995, provides for a maximum borrowing capacity of $100,000,000 and a termination date (subject to extensions for one-year periods) of September 1997. Upon termination, amounts outstanding convert to a six-year term loan repayable in 24 equal quarterly installments of principal and interest. Interest on borrowings under the agreement is variable and, at the election of TOL, is based upon either the prime or LIBOR rate. Actual interest rates are established periodically and are a function of both TOL's advance rate under the agreement and its profitability. Such rates vary from prime plus 0.10 percent to prime plus 0.65 percent or from LIBOR plus 2.35 percent to LIBOR plus 2.90 percent. Similarly, any amounts that convert to a term loan under the agreement will bear interest at rates which may vary from prime plus 0.75 percent to prime plus 1.00 percent or from LIBOR plus 3.00 percent to LIBOR plus 3.25 percent. The provisions of the revolving credit agreement also require a commitment fee of
0.50 percent per annum on the unused portion.

     As of December 31, 1995, TOL has $168,987,000 of equipment debt outstanding. Included in this amount is $18,724,000 of fixed rate debt with a weighted average interest rate of 11.27 percent, $576,000 of prime-based variable rate debt with a weighted average interest rate of prime plus 2.0 percent and $149,687,000 of LIBOR-based variable rate debt with a weighted average interest rate of LIBOR plus 1.9 percent.

     Maturities of senior debt outstanding at December 31, 1995, are as follows:

                                             REVOLVING
                                              CREDIT           EQUIPMENT
                                             AGREEMENT            DEBT              TOTAL
                                            -----------       ------------       ------------
    1996..................................  $         0       $ 19,316,000       $ 19,316,000
    1997..................................    1,392,000         17,687,000         19,079,000
    1998..................................    5,855,000         19,762,000         25,617,000
    1999..................................    6,346,000         18,620,000         24,966,000
    2000..................................    6,877,000         18,319,000         25,196,000
    Thereafter............................   22,030,000         75,283,000         97,313,000
                                            -----------       ------------       ------------
              Total.......................  $42,500,000       $168,987,000       $211,487,000
                                            ===========       ============       ============

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Loans under the various senior debt agreements are secured by specific assets which, when combined, comprise a significant portion of TOL's rental equipment. The debt agreements include various restrictive covenants which, among other things, require TOL to maintain specified debt/equity ratios and cash flow.

     At December 31, 1995 and 1994, the carrying value of TOL's senior debt obligations approximates the fair value.

6) SENIOR SUBORDINATED NOTES:

     The senior subordinated notes were issued in June 1994, bear interest at 12 1/4 percent and are due 2004. Interest on the notes is payable semiannually on January 1 and July 1 of each year, commencing January 1, 1995. The notes are redeemable at the option of TOL, in whole or in part, at any time on or after July 1, 1999, at a declining premium over par until 2002 and at par thereafter. The indenture provides for the repurchase of up to 25 percent of the notes in the event of an initial public offering of equity within three years from the date of issue. Issuance costs of approximately $3,200,000 incurred in connection with the sale of the notes have been capitalized, are included in other assets in the accompanying consolidated balance sheets, and are being amortized on a straight-line basis over 10 years.

     The fair market value of the senior subordinated notes at December 31, 1995 and 1994, was $78,833,000 and $73,298,000, respectively, based on quoted market prices.

7) PROPERTY AND EQUIPMENT:

     Property and equipment at December 1995, and 1994, consists of the following:

                                                                1995               1994
                                                            ------------       ------------
    Leasehold improvements................................  $  1,562,000       $  1,520,000
    Rental equipment......................................   380,000,000        273,141,000
    Furniture, fixtures and equipment.....................    10,138,000          7,823,000
                                                            ------------       ------------
         Total............................................   391,700,000        282,484,000
    Less: Accumulated depreciation and amortization.......    54,227,000         47,137,000
                                                            ------------       ------------
         Net property and equipment.......................  $337,473,000       $235,347,000
                                                            ============       ============

8) COMMITMENTS AND CONTINGENCIES:

  EQUIPMENT PURCHASES

     As of December 31, 1995 and 1994, TOL had commitments of $35,199,000 and $66,328,000, respectively, to purchase additional rental equipment, of which $13,729,000 as of December 31, 1995, was denominated in foreign currency. TOL has entered into foreign exchange contracts to hedge these commitments (see Note
9).

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

  OPERATING LEASES

     Certain of TOL's rental equipment and its office facilities are secured under operating leases. Most of the leases involving rental equipment are the result of sale/leaseback transactions whereby equipment purchased by TOL directly from manufacturers is resold to equipment lessors and leased back on a fixed rate basis over a lease term, which is typically ten years. At the end of the lease term, TOL has the option to repurchase the equipment at fair market value or return the equipment to the lessor. The following is a schedule, by year, of TOL's future minimum payments under operating leases as of December 31, 1995:

YEAR ENDING
DECEMBER 31,
------------
   1996............................................................  $ 15,609,000
   1997............................................................    15,310,000
   1998............................................................    15,054,000
   1999............................................................    14,575,000
   2000............................................................    12,556,000
   Thereafter......................................................    35,634,000
                                                                     ------------
             Total.................................................  $108,738,000
                                                                     ============

     Total expense for rental equipment operating leases was $13,064,000, $9,412,000 and $11,052,000 in 1995, 1994 and 1993, respectively.

  FINANCIAL INSTRUMENTS

     TOL from time to time utilizes various types of interest rate contracts to manage interest rate risk and to reduce the impact of changes in interest rates on its variable rate indebtedness. Interest rate cap agreements are used to protect TOL in the event of significant increases in interest rates. As of December 31, 1995, TOL has an interest rate cap agreement that protects TOL from increases in LIBOR above 9.0 percent through August 1996 with respect to $87,000,000 of variable rate indebtedness.

     In 1995, TOL entered into two interest rate swap agreements which effectively convert the interest rate on $60,000,000 of variable rate debt into fixed rate debt. These agreements provide for TOL to exchange variable rate interest payments based on LIBOR for a fixed rate of 5.77 percent on $30,000,000 through July 1996 and 5.705 percent on an additional $30,000,000 through August 1996. The fair value of these instruments was $(37,000) and $(53,000), respectively, at December 31, 1995. The fair values of the interest rate swaps are the indicative values based on mid-market levels as of December 31, 1995.

     On February 5, 1996, TOL entered into a third interest rate swap agreement. The agreement provides for TOL to exchange variable rate interest payments based on LIBOR for a fixed rate of 4.963 percent on $25,000,000 through February 1998.

  OTHER MATTERS

     TOL is party to various legal proceedings, claims and other liabilities which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability resulting from these actions will not have a material impact upon TOL's financial condition, results of operations, liquidity or equity.

9) FOREIGN EXCHANGE CONTRACTS:

     TOL operates internationally, with marketing offices in various locations around the world. Additionally, TOL purchases a portion of its rental equipment in foreign countries. TOL enters into foreign exchange

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

contracts to hedge against foreign currency fluctuations on foreign currency denominated transactions. TOL does not hold or issue financial instruments for trading purposes.

     As of December 31, 1995 and 1994, TOL held contracts to buy, for future delivery, foreign currency amounts at a total price in U.S. dollars of approximately $27,051,000 and $32,235,000, respectively. As of December 31, 1995, the forward exchange contracts held by TOL included approximately $16,130,000 related to equipment purchase payables and commitments described in Notes 3 and 8, and $10,921,000 related to certain unpaid direct operating, marketing and administrative expenses which have been incurred or for which future commitments exist. A summary of forward exchange contracts, which mature at various dates through 1996, is as follows as of December 31, 1995 and 1994:

                                    FOREIGN CURRENCY AMOUNT                 PURCHASE PRICE
                               ----------------------------------    ----------------------------
          DENOMINATION              1995               1994              1995            1994
          ------------         ---------------    ---------------    ------------    ------------
    Italian Lira.............   26,920,330,000     36,861,000,000     $16,199,000     $22,617,000
    Japanese Yen.............      324,000,000        324,000,000       3,386,000       3,341,000
    German Marks.............        6,420,000          6,400,000       4,540,000       4,143,000
    Other....................          Various            Various       2,926,000       2,134,000
                                                                      -----------     -----------
                                                                      $27,051,000     $32,235,000
                                                                      ===========     ===========

     The fair market value of these contracts as of December 31, 1995 and 1994, was approximately $26,677,000 and $32,190,000, respectively.

10) REDEEMABLE SENIOR PREFERRED STOCK:

     TOL has two series of nonvoting redeemable senior preferred stock, each with a par value of $0.001 and a stated value of $12.50 per share. Series A preferred, with 640,000 shares authorized, accrues a cumulative annual dividend of 7 percent and has a mandatory redemption date in 1997, subject to statutory limitations. Series B preferred, with 360,000 shares authorized, accrues a cumulative annual dividend of 10.5 percent and has a mandatory redemption date in 2001, subject to statutory limitations.

     Differences between the par and stated values of outstanding shares are being accreted over the period preceding the mandatory redemption dates.

     Prior to January 1, 1994, there were 640,000 Series A preferred shares and no Series B preferred shares outstanding. In August 1994, TOL redeemed 339,893 Series A preferred shares at stated value plus accrued dividends of approximately $38,000. In December 1994, the remaining Series A shares were exchanged for Series B shares on a one-for-one basis. As a result of these transactions, there were 300,107 Series B shares and no Series A shares outstanding as of December 31, 1995 and 1994.

11) COMMON STOCKHOLDERS' EQUITY:

  COMMON STOCK

     TOL has common stock with a par value of $.001. As of January 1, 1994, there were 77,024 shares outstanding, with 200,000 shares authorized. During 1994, TOL repurchased 2,721 shares from two of its stockholders for an aggregate purchase price of approximately $1,777,000. As a result of these transactions, there were 74,303 shares outstanding, with 200,000 shares authorized as of December 31, 1995 and 1994.

  STOCK OPTION PLAN

     In September 1993, TOL's Board of Directors adopted the 1993 Stock Option Plan (the 1993 Plan) under which the Board is authorized to grant options to purchase up to an aggregate of 6,000 shares of TOL's

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

common stock to selected employees of or consultants to TOL. The 1993 Plan provides for the grant of both incentive stock options and nonstatutory stock options. Incentive stock options may be granted only to employees, while nonstatutory stock options may be granted only to employees or consultants. Directors of TOL are not eligible to receive options unless they are also employees or consultants. The 1993 Plan will terminate in August 2003 unless terminated sooner by the Board.

     Options previously granted under the 1993 Plan generally (i) vest in full upon the earlier of (a) approximately 15 months to 56 months from the date of grant, (b) the occurrence of a change of control of TOL (as defined in the 1993
Plan), or (c) the termination of optionee's employment with TOL as a result of death, permanent and total disability, or retirement at age 65 and (ii) expire eight years from the date of grant.

     As of December 31, 1995, options covering an aggregate of 4,700 shares of TOL's common stock had been granted and were outstanding under the 1993 Plan. The exercise prices of options outstanding range from $504.00 to $807.50 per share, and the fair market value of TOL's common stock at the date of grant ranges from $652.91 to $807.50. The differences between the exercise prices and fair market value of 123 shares granted at $504.00 per share and 132 shares granted at $548.00 per share are being amortized over the vesting period. As of December 31, 1995, no options had been exercised, and 1,300 shares remained available for grant.

12) INCOME TAXES:

     The provision for income taxes for the years ended December 31, 1995, 1994 and 1993, consists of the following:

                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Current taxes --
      Federal......................................  $   43,000     $        0     $ (365,000)
      State........................................     102,000         49,000        (21,000)
      Foreign......................................     129,000        194,000        234,000
                                                     ----------     ----------     ----------
                                                        274,000        243,000       (152,000)
                                                     ----------     ----------     ----------
    Deferred taxes --
      Federal......................................   3,199,000      2,478,000      3,668,000
      State........................................    (329,000)       135,000        216,000
                                                     ----------     ----------     ----------
                                                      2,870,000      2,613,000      3,884,000
                                                     ----------     ----------     ----------
              Total provision for income taxes.....  $3,144,000     $2,856,000     $3,732,000
                                                     ==========     ==========     ==========

     The differences between income taxes computed at the federal statutory rate and the TOL's overall effective rate for the years ended December 31, 1995, 1994 and 1993, were as follows:

                                                                     1995     1994     1993
                                                                     ----     ----     ----
    Statutory federal income tax rate..............................  34.0%    34.0%    34.0%
    Increase (Decrease) in taxes resulting from --
      State income taxes...........................................   2.7      2.5      1.8
      Revision of prior year tax estimates.........................  (4.7)      --       --
      Other........................................................   1.4      2.7      2.6
                                                                     ----     ----     ----
         Effective income tax rate.................................  33.4%    39.2%    38.4%
                                                                     ====     ====     ====

                        TRANS OCEAN LTD AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Temporary differences giving rise to the net deferred tax liability as of December 31, 1995, 1994 and 1993, are as follows:

                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Assets
  Deferred revenue...............................  $  1,933,000     $  2,646,000     $  2,023,000
  Customer damage accrual........................     3,096,000        2,827,000        2,663,000
  Passive loss carryforward......................    16,871,000        7,956,000        2,325,000
  Allowance for doubtful accounts................       512,000          286,000          389,000
  Other..........................................            --           75,000          152,000
                                                   ------------     ------------     ------------
     Total deferred tax assets...................    22,412,000       13,790,000        7,552,000
                                                   ------------     ------------     ------------
Liabilities
  Depreciation and amortization..................   (42,804,000)     (31,430,000)     (22,869,000)
  Other..........................................    (1,282,000)      (1,286,000)        (996,000)
                                                   ------------     ------------     ------------
     Total deferred tax liabilities..............   (44,086,000)     (32,716,000)     (23,865,000)
                                                   ------------     ------------     ------------
          Net deferred tax liabilities...........  $(21,674,000)    $(18,926,000)    $(16,313,000)
                                                   ============     ============     ============

     As of December 31, 1995, TOL had federal and state passive loss carryforwards for income tax reporting purposes of $46,200,000 and $42,300,000, respectively. The passive losses were generated by TOL's equipment rental activities and can be carried forward indefinitely to offset future taxable income.

13) GEOGRAPHICAL AREA AND CUSTOMER INFORMATION:

     TOL operates on a worldwide basis through its headquarters in the United States and sales offices in other locations. TOL's customer base is diversified geographically, with most customers based outside of the United States. Virtually all of TOL's customers are billed and pay in United States dollars. In 1995 and 1993, no customer accounted for more than 10 percent of lease revenue. In 1994, a single customer accounted for approximately 11 percent of lease revenue.

14) NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards board (FASB) issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when expected undiscounted future cash flows to be generated by the asset are less than the carrying value of the asset. Measurement of impairment is based upon the fair value of the asset. TOL plans to adopt SFAS No. 121 in 1996 and believes that the adoption will not have a material impact upon its consolidated financial statements.

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                      INTRODUCTION TO FINANCIAL STATEMENTS

     The following unaudited interim financial statements of TOL have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, said financial statements do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management of TOL, all adjustments necessary for a fair statement of the results for the interim periods presented have been included. All such adjustments are of a normal recurring nature. The following financial statements should be read in conjunction with the accompanying consolidated financial statements and the notes thereto for the year ended December 31, 1995. Operating results for the first six months of 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1996 AND DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                    JUNE 30,       DECEMBER 31,
                                                                      1996             1995
                                                                  ------------     ------------
                                            ASSETS
Cash and cash equivalents.......................................  $ 15,139,000     $ 23,056,000
Receivables, net of allowance for doubtful accounts of
  $1,474,000 and $1,405,000 as of June 30, 1996 and December 31,
  1995 respectively.............................................    41,468,000       38,946,000
Property and equipment, net of accumulated depreciation and
  amortization..................................................   348,601,000      337,473,000
Intangible assets, net of accumulated amortization of
  $12,269,000 and $11,766,000 as of June 30, 1996 and December
  31, 1995 respectively.........................................     6,874,000        7,377,000
Other assets....................................................     9,665,000       11,262,000
                                                                  ------------     ------------
     Total assets...............................................  $421,747,000     $418,114,000
                                                                  ============     ============


                        LIABILITIES, REDEEMABLE SENIOR PREFERRED STOCK
                               AND COMMON STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities........................  $ 45,694,000     $ 48,581,000
Managed equipment program liabilities...........................    15,553,000       20,175,000
Senior debt obligations, including current maturities of
  $21,558,000 and $19,316,000 as of June 30, 1996 and December
  31, 1995 respectively.........................................   220,452,000      211,487,000
Senior subordinated notes.......................................    75,000,000       75,000,000
Deferred revenue................................................     4,442,000        4,810,000
Deferred income taxes...........................................    22,659,000       21,674,000
                                                                  ------------     ------------
     Total liabilities..........................................   383,800,000      381,727,000
                                                                  ------------     ------------
Redeemable senior preferred stock...............................     3,603,000        3,590,000
                                                                  ------------     ------------
Common stockholders' equity:
  Common stock..................................................        74,000           74,000
  Contributed capital...........................................       676,000          676,000
  Retained earnings.............................................    33,594,000       32,047,000
                                                                  ------------     ------------
     Total common stockholders' equity..........................    34,344,000       32,797,000
                                                                  ------------     ------------
     Total liabilities, redeemable senior preferred stock and
       common stockholders' equity..............................  $421,747,000     $418,114,000
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Lease revenue...................................................    $87,417,000     $79,921,000
                                                                    -----------     -----------
Costs and expenses:
  Managed equipment program distributions.......................     24,982,000      24,970,000
  Direct operating..............................................     22,101,000      17,723,000
  Depreciation and amortization.................................     12,466,000      10,279,000
  Marketing and administrative..................................     12,211,000      12,288,000
  Interest......................................................     12,815,000      10,687,000
                                                                    -----------     -----------
     Total costs and expenses...................................     84,575,000      75,947,000
                                                                    -----------     -----------
     Income before provision for income taxes...................      2,842,000       3,974,000
Provision for income taxes......................................      1,085,000       1,466,000
                                                                    -----------     -----------
     Net income.................................................    $ 1,757,000     $ 2,508,000
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                 ------------------------------
                                                                     1996              1995
                                                                 -------------     ------------
Cash flows from operating activities:
  Net income...................................................  $   1,757,000     $  2,508,000
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation and amortization.............................     12,466,000       10,279,000
     Gain on sale of property and equipment....................     (1,057,000)        (521,000)
     Provision for doubtful accounts...........................        265,000          245,000
     Amortization of deferred revenue..........................       (642,000)        (900,000)
     Provision for deferred income taxes.......................        996,000        1,392,000
     Changes in Assets and Liabilities:
       Receivables.............................................     (2,787,000)      (2,188,000)
       Accounts payable and accrued liabilities................     (2,898,000)       4,916,000
       Managed equipment program liabilities...................     (4,622,000)        (748,000)
       Other, net..............................................      1,597,000           48,000
                                                                 -------------     ------------
          Net cash provided by operating activities............      5,075,000       15,031,000
                                                                 -------------     ------------
Cash flows from investing activities:
  Purchase of property and equipment...........................    (65,866,000)    (116,924,000)
  Proceeds from sale of property and equipment.................     44,106,000       44,617,000
                                                                 -------------     ------------
          Net cash used in investing activities................    (21,760,000)     (72,307,000)
                                                                 -------------     ------------
Cash flows from financing activities:
  Revolving credit repayments..................................   (116,500,000)     (62,500,000)
  Revolving credit borrowings..................................    104,000,000       91,000,000
  Senior debt repayments.......................................     (8,967,000)     (10,891,000)
  Senior debt borrowings.......................................     30,432,000       38,921,000
  Dividend on preferred stock..................................       (197,000)        (197,000)
                                                                 -------------     ------------
          Net cash provided by financing activities............      8,768,000       56,333,000
                                                                 -------------     ------------
          Net decrease in cash and cash equivalents............     (7,917,000)        (943,000)
Cash and cash equivalents, beginning of period.................     23,056,000       18,452,000
                                                                 -------------     ------------
Cash and cash equivalents, end of period.......................  $  15,139,000     $ 17,509,000
                                                                 =============     ============

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

        CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                            COMMON      CAPITAL       RETAINED
                                                             STOCK      SURPLUS       EARNINGS
                                                            -------     --------     -----------
Balance, December 31, 1995................................  $74,000     $676,000     $32,047,000
  Net income..............................................                             1,757,000
  Dividend on preferred stock.............................                              (197,000)
  Preferred stock accretion...............................                               (13,000)
                                                            -------     --------     -----------
Balance, June 30, 1996....................................  $74,000     $676,000     $33,594,000
                                                            =======     ========     ===========

        The accompanying notes are an integral part of these statements.

                        TRANS OCEAN LTD AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GENERAL:

     The foregoing unaudited interim consolidated financial statements of TOL have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should therefore be read in conjunction with the financial statements and the notes thereto included in TOL's Consolidated Financial Statements for the year ended December 31, 1995. In the opinion of management, all adjustments necessary for a fair statement of the results for the interim periods presented have been included. Operating results for the first six months of 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

     Beginning 1996, TOL has adopted SFAS No.121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when expected undiscounted future cash flows to be generated by the asset are less than the carrying value of the asset. Measurement of impairment is based upon the fair value of the asset. TOL believes that the adoption of this statement will not have a material impact upon its consolidated financial statements.

     Cash payments for interest were $12,918,000 and $9,713,000 for the six months ended June 30, 1996 and 1995, respectively. Cash payments for income taxes were $100,000 and $81,000 for the six months ended June 30, 1996 and 1995, respectively.

NOTE 2. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities as of June 30, 1996, consist of the following:

        Equipment purchases payable.....................................  $18,504,000
        Trade payables..................................................    2,763,000
        Customer damage accrual.........................................    4,370,000
        Accrued operating expenses......................................    9,236,000
        Accrued interest................................................    7,531,000
        Other...........................................................    3,290,000
                                                                          -----------
                  Total.................................................  $45,694,000
                                                                          ===========

NOTE 3. SENIOR DEBT OBLIGATIONS:

     As of June 30, 1996, TOL had $190,452,000 of equipment debt outstanding with a weighted average interest rate of 7.64%

     As of June 30, 1996, the borrowing capacity under TOL's revolving credit agreement was $100,000,000, with $30,000,000 outstanding.

                        TRANS OCEAN LTD AND SUBSIDIARIES

                    NOTES TO UNAUDITED INTERIM CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. PROPERTY AND EQUIPMENT:

     Property and equipment at June 30, 1996, consists of the following:

        Leasehold improvements.........................................  $  1,564,000
        Rental equipment...............................................   394,719,000
        Furniture, fixtures and equipment..............................    13,170,000
                                                                         ------------
             Total.....................................................   409,453,000
        Less: Accumulated depreciation and amortization................    60,852,000
                                                                         ------------
             Net property and equipment................................  $348,601,000
                                                                         ============

NOTE 5. COMMITMENTS AND CONTINGENCIES:

  EQUIPMENT PURCHASES

     As of June 30, 1996, TOL had commitments of $34,098,000 to purchase additional rental equipment, of which approximately $7,162,000 were denominated in foreign currency. TOL has entered into foreign exchange contracts to hedge these commitments.

  FINANCIAL INSTRUMENTS

     TOL from time to time utilizes various types of interest rate contracts to manage its interest rate risk and to reduce the impact of changes in interest rates on its variable rate indebtedness. Interest rate cap agreements are used to protect TOL in the event of significant increases in interest rates. As of June 30, 1996, TOL had interest rate cap agreements which protect TOL from increases in LIBOR above 9.00% through August 1996 with respect to $82,400,000 of variable rate indebtedness. TOL has also entered into interest rate swap agreements which effectively convert the interest rate on $85,000,000 of variable rate debt into fixed rate debt. These agreements provide for TOL to exchange variable rate interest payments based on LIBOR for a fixed rate of 5.77% on $30,000,000 through July 1996, 5.705% on $30,000,000 through August
1996 and 4.963% on $25,000,000 through February 1998. Net interest settlements under the interest rate swap agreements are recorded as an adjustment to interest expense.

  OTHER MATTERS

     TOL is party to various legal proceedings, claims and other liabilities which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability resulting from these actions will not have a material impact upon TOL's financial condition, results of operations, liquidity or equity.

NOTE 6. GEOGRAPHICAL AREA AND CUSTOMER INFORMATION:

     TOL operates on a worldwide basis through its headquarters in the United States and sales offices in other locations. TOL's customer base is diversified geographically, with most customers based outside of the United States. Virtually all of TOL's customers are billed and pay in United States dollars. For the six months ended June 30, 1996, no customer accounted for more than 10% of lease revenue.

NOTE 7. SUBSEQUENT EVENT:

     On July 24, 1996, TOL entered into an Agreement and Plan of Merger with Transamerica (the "Merger Agreement"). Pursuant to the Merger Agreement, TOL would become a wholly owned subsidiary of

                        TRANS OCEAN LTD AND SUBSIDIARIES

                    NOTES TO UNAUDITED INTERIM CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

Transamerica (the "Merger"). As a result of the Merger, each share of TOL's Common Stock and Series B Preferred Stock will be converted into the right to receive shares of Transamerica Common Stock.

     Consummation of the Merger is subject to the satisfaction of several conditions, including but not limited to (i) the adoption of the Merger Agreement by the requisite vote of TOL stockholders and (ii) the approval by regulatory authorities.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           TRANSAMERICA CORPORATION,

                              CITATION SUB CORP.,
         A WHOLLY OWNED DIRECT SUBSIDIARY OF TRANSAMERICA CORPORATION,

                               TRANS OCEAN LTD.,

                                GREER M. ARTHUR,

                               MARVIN D. DENNIS,
                   IN HIS INDIVIDUAL CAPACITY AND AS TRUSTEE

                                      AND

                          NANCY A. DENNIS, AS TRUSTEE

                                 July 24, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
AGREEMENT AND PLAN OF MERGER                                                                1
PRELIMINARY STATEMENTS                                                                      1
AGREEMENT                                                                                   1
ARTICLE I:  THE MERGER..................................................................    2
      1.1  The Merger...................................................................    2
      1.2  Effective Time...............................................................    2
      1.3  Effects of the Merger........................................................    2
      1.4  Certificate of Incorporation and Bylaws......................................    3
      1.5  Directors and Officers.......................................................    3
      1.6  Additional Actions...........................................................    3
ARTICLE II:  CONVERSION OF SECURITIES...................................................    3
      2.1  Conversion of Capital Stock..................................................    3
      2.2  Exchange of Certificates.....................................................    7
           (a)  Exchange Agent..........................................................    7
           (b)  Exchange Procedures.....................................................    7
           (c)  Distributions with Respect to Unexchanged Shares........................    8
           (d)  No Further Ownership Rights in TOL Common Stock and TOL Series B            9
           Preferred Stock..............................................................
           (e)  Termination of Exchange Fund............................................    9
           (f)  No Liability............................................................    9
           (g)  Investment of Exchange Fund.............................................   10
      2.3  Escrow Funds.................................................................   10
      2.4  Treatment of Stock Options and Restricted Stock..............................   16
      2.5  Delivery of Preliminary Report, Pre-Closing Report,                             17
           Closing Date Report and Closing Report.......................................
      2.6  Purchase Price Adjustment and Post-Closing Adjustment for Number of Units and   20
           Type of Equipment............................................................
      2.7  Purchase Price Adjustment and Post-Closing Adjustment for Age of Equipment...   23
      2.8  Disagreements with Respect to Closing Report.................................   26
ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF TRANSAMERICA
                  AND SUBCORP...........................................................   27
      3.1  Organization and Standing....................................................   27
      3.2  Corporate Power and Authority................................................   28
      3.3  Capitalization of Transamerica...............................................   28
      3.4  Disclosure...................................................................   29
      3.5  Conflicts, Consents and Approval.............................................   29
      3.6  Registration Statement.......................................................   30
      3.7  Brokerage and Finder's Fees..................................................   30
      3.8  Litigation...................................................................   30
ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
                  TOL, ARTHUR AND DENNIS................................................   31
      4.1  Organization and Standing....................................................   31
      4.2  Subsidiaries.................................................................   31
      4.3  Corporate Power and Authority................................................   32
      4.4  Capitalization of TOL........................................................   32
      4.5  Conflicts; Consents and Approvals............................................   33

                                                                                          PAGE
                                                                                          ----
      4.6  No Material Adverse Change...................................................   34
      4.7  SEC Documents; Financial Statements; Indebtedness............................   35
      4.8  Taxes........................................................................   37
      4.9  Compliance with Law..........................................................   38
     4.10  Proprietary Rights...........................................................   38
     4.11  Containers...................................................................   39
     4.12  Title to and Condition and Sufficiency of Properties.........................   40
     4.13  Title........................................................................   44
     4.14  Operating Leases; Sales of Containers and Chassis in Connection with
           Management Arrangements......................................................   45
     4.15  Operations Manuals...........................................................   46
     4.16  Depot Agreements; Purchase Options...........................................   46
     4.17  Registration Statement.......................................................   47
     4.18  Litigation...................................................................   47
     4.19  Brokerage and Finder's Fees; Merger Fees.....................................   48
     4.20  Employee Benefit Plans.......................................................   48
     4.21  Contracts....................................................................   52
     4.22  Accounts Receivable..........................................................   55
     4.23  Officers and Employees.......................................................   55
     4.24  Labor Relations..............................................................   56
     4.25  Undisclosed Liabilities......................................................   56
     4.26  Customer and Supplier Relationships..........................................   57
     4.27  Operation of TOL's Business..................................................   58
     4.28  Permits; Compliance..........................................................   62
     4.29  Environmental Matters........................................................   62
     4.30  OSHA Matters.................................................................   64
     4.31  Insurance....................................................................   65
     4.32  Board Recommendation.........................................................   65
     4.33  State Takeover Laws..........................................................   65
     4.34  Disclosure...................................................................   66
     4.35  Powers of Attorney, Guarantees, Sureties.....................................   66
     4.36  Accuracy of Preliminary Report and Pre-Closing Report; Certain Payments......   66
ARTICLE V:  COVENANTS OF THE PARTIES....................................................   66
      5.1  Mutual Covenants.............................................................   66
           (a)  General.................................................................   66
           (b)  HSR Act.................................................................   67
           (c)  Other Governmental Matters..............................................   67
           (d)  Tax-Free Treatment......................................................   67
           (e)  Public Announcements....................................................   68
      5.2  Covenants of Transamerica....................................................   68
           (a)  Preparation of Transamerica Registration Statement......................   68
           (b)  Conduct of Transamerica's Operations....................................   68
           (c)  Notification of Certain Matters.........................................   69
           (d)  Indemnification.........................................................   69
           (e)  Appraisal Rights........................................................   69

                                                                                          PAGE
                                                                                          ----
      5.3  Covenants of TOL, Arthur and Dennis..........................................   70
           (a)  TOL Stockholders Meeting................................................   70
           (b)  Information for the Registration Statement and Preparation of              70
                 TOL Proxy Statement....................................................
           (c)  Conduct of TOL's Operations.............................................   70
           (d)  No Solicitation.........................................................   75
           (e)  Pre-Closing Report......................................................   75
           (f)  Inspection and Repair of Containers.....................................   76
           (g)  Affiliate Agreements....................................................   76
           (h)  Merger Fees.............................................................   76
           (i)   Notification of Certain Matters........................................   77
           (j)   Consulting and Non-Competition Agreements..............................   77
           (k)  Access..................................................................   77
           (l)   Repayment of Notes.....................................................   77
ARTICLE VI:  CONDITIONS.................................................................   78
      6.1  Mutual Conditions............................................................   78
      6.2  Conditions to Obligations of TOL.............................................   78
      6.3  Conditions to Obligations of Transamerica and Subcorp........................   79
ARTICLE VII:  TERMINATION AND AMENDMENT.................................................   83
      7.1  Termination..................................................................   83
      7.2  Effect of Termination........................................................   84
      7.3  Amendment....................................................................   84
      7.4  Extension; Waiver............................................................   84
ARTICLE VIII:  MISCELLANEOUS............................................................   85
      8.1  Survival of Representations and Warranties...................................   85
      8.2  Notices......................................................................   85
      8.3  Interpretation...............................................................   87
      8.4  Counterparts.................................................................   87
      8.5  Entire Agreement.............................................................   88
      8.6  Third Party Beneficiaries....................................................   88
      8.7  Governing Law; Jurisdiction..................................................   88
      8.8  Specific Performance.........................................................   88
      8.9  Assignment...................................................................   88
     8.10  Indemnification..............................................................   89
     8.11  CAVN Indemnification.........................................................   96
     8.12  Use of Any Remaining Proceeds in Escrow Fund.................................   97
     8.13  Expenses.....................................................................   98
Exhibit A -- Form of Escrow Agreement
Exhibit B -- Form of Support/Voting Agreement
Exhibit C -- Form of Opinion of Counsel to Transamerica
                  Re:  Corporate Matters
Exhibit D -- Form of Opinion of Counsel to TOL
                  Re:  Corporate Matters
Exhibit E -- Detail Support for Exhibit F [to be delivered 5to 10 business days after the date hereof]
Exhibit F -- Preliminary Report
Exhibit G -- Form of Opinion of Counsel to TOL
                  Re:  Tax Matters

Exhibit H -- Representations to be provided to Counsel for TOL
Exhibit I -- Representations to be provided to Counsel for Transamerica
Exhibit J -- Certificate of Incorporation of the Surviving Corporation
Exhibit K -- TOL Container Condition Standards for Tank Containers
Exhibit L -- Consent of Spouse
Exhibit M -- Form of Purchase Order
Exhibit N -- Form of Opinion of Counsel to Transamerica
                  Re:  Tax Matters

                             INDEX OF DEFINED TERMS

                            DEFINED TERM                                  SECTION REFERENCE
------------------------------------------------------------------------------------------------
Action................................................................................      4.18
Adjustment Escrow Fund................................................................    2.3(a)
Agreed Amount.........................................................................   8.10(d)
Agreement.............................................................................  Preamble
Applicable Laws.......................................................................       4.9
Arthur................................................................................  Preamble
Average Share Price...................................................................    2.3(e)
Bankrupt..............................................................................   4.12(g)
Bankruptcy Code.......................................................................   4.12(g)
CAVN Equipment........................................................................   8.11(a)
CAVN Receivables......................................................................   8.11(a)
CAVN Recovery.........................................................................   8.11(a)
Certificate of Merger.................................................................       1.2
Certificates..........................................................................    2.2(b)
Chassis...............................................................................   4.11(a)
Claim.................................................................................    2.3(b)
Claimed Amount........................................................................   8.10(d)
Claims Notice.........................................................................    2.3(b)
Closing...............................................................................       1.2
Closing Date..........................................................................       1.2
Closing Date Report...................................................................    2.5(c)
Closing Report........................................................................    2.5(d)
Code.................................................................     Preliminary Statement B
Commission............................................................................       3.6
Common Exchange Ratio.................................................................    2.1(b)
Competing Transaction.................................................................    5.3(d)
Confidentiality Agreement.............................................................    5.3(k)
Consulting Agreements.................................................................    5.3(j)
Container Operations..................................................................   4.12(d)
Containers............................................................................   4.11(a)
Contract..............................................................................   4.21(a)
Controlled Group Liability............................................................   4.20(a)
Deemed Average Share Price............................................................    2.3(e)
Delaware Secretary of State...........................................................       1.2
Dennis................................................................................  Preamble
Depot Agreements......................................................................   4.21(a)
DGCL..................................................................................    1.1(a)
Disputed Amount.......................................................................    2.5(e)
Dissenting Shares.....................................................................    2.1(e)
DOJ...................................................................................    5.1(b)
DPP...................................................................................   4.11(a)
Effective Time........................................................................       1.2
Environmental Laws....................................................................   4.29(a)
Environmental Permits.................................................................   4.29(e)
ERISA.................................................................................   4.20(a)
ERISA Affiliate.......................................................................   4.20(a)

                            DEFINED TERM                                  SECTION REFERENCE
------------------------------------------------------------------------------------------------
Escrow Agent..........................................................................    2.3(a)
Escrow Agreement......................................................................    2.3(a)
Escrow Fund A.........................................................................    2.3(a)
Escrow Fund B.........................................................................    2.3(a)
Escrow Fund C.........................................................................    2.3(a)
Escrow Funds..........................................................................    2.3(a)
Exchange Act..........................................................................       4.7
Exchange Agent........................................................................    2.2(a)
Exchange Fund.........................................................................    2.2(a)
Financed Equipment....................................................................   4.12(a)
Financial Advisors....................................................................      4.19
FTC...................................................................................    5.1(b)
FTEUs.................................................................................   4.26(b)
Governmental Authority................................................................    3.5(d)
Hazardous Materials...................................................................   4.29(a)
HSR Act...............................................................................    3.5(d)
Indebtedness Agreements...............................................................       4.7
Indemnified Parties...................................................................   8.10(a)
Indemnity Claim Notice................................................................   8.10(d)
Invalid Claim Amount..................................................................    2.6(g)
IRS...................................................................................       4.8
Kantz Approval........................................................................    5.3(a)
Leased-In Equipment...................................................................   4.12(a)
Leased-Out Equipment..................................................................   4.12(a)
Loss and Expenses.....................................................................   8.10(a)
Management Agreements.................................................................   4.12(h)
material adverse effect...............................................................       8.3
Merger...............................................................     Preliminary Statement A
Merger Fees...........................................................................      4.19
Mr. Dennis............................................................................  Preamble
Multiemployer Plan....................................................................   4.20(g)
Multiple Employer Plan................................................................   4.20(g)
Non-Competition Agreements............................................................    5.3(j)
NYSE..................................................................................    2.3(e)
NYSE Composite Tape...................................................................    2.3(e)
Objecting Notice......................................................................    2.3(d)
Operating Leases......................................................................   4.12(a)
OSHA..................................................................................      4.30
Owned Equipment.......................................................................   4.12(a)
Payment Shortfall.....................................................................     26(g)
PCBs..................................................................................   4.29(c)
Per Share Amount......................................................................    2.1(b)
Plans.................................................................................   4.20(a)
Pre-Closing Report....................................................................    2.5(b)
Preferred Exchange Ratio..............................................................    2.1(c)
Preliminary Objecting Notice..........................................................    2.3(d)
Preliminary Report....................................................................    2.5(a)
Preliminary Response Notice...........................................................   8.10(d)

                            DEFINED TERM                                  SECTION REFERENCE
------------------------------------------------------------------------------------------------
Proprietary Rights....................................................................      4.10
Prospectus............................................................................       3.6
Proxy Statement.......................................................................       3.6
Purchase Commitments..................................................................   4.21(a)
Qualified Plan........................................................................   4.20(d)
Receivables...........................................................................      4.22
Registration Statement................................................................       3.6
Response Notice.......................................................................   8.10(d)
Restriction Period....................................................................   8.10(h)
Revolving Credit Agreement............................................................   4.12(a)
SEC Documents.........................................................................       4.7
Second Request........................................................................    5.1(b)
Section 8.10(b) Claim.................................................................   8.10(b)
Secured Financing Agreements..........................................................   4.12(a)
Securities Act........................................................................       3.3
Security Interest.....................................................................   4.12(a)
Shortfall Amount......................................................................    5.2(e)
Standard IICL Guide...................................................................   4.11(a)
Status................................................................................    2.5(a)
Subcorp...............................................................................  Preamble
Subcorp Shares........................................................................    2.1(a)
subsidiary............................................................................    4.2(c)
Support/Voting Agreement..............................................................      4.33
Surviving Corporation.................................................................    1.1(b)
tax...................................................................................       4.8
TEUs..................................................................................   4.26(b)
Third Party Claim.....................................................................   8.10(e)
TOL...................................................................................  Preamble
TOL Agents............................................................................    2.3(d)
TOL Chassis Leases....................................................................      4.13
TOL Common Stock......................................................................    4.4(a)
TOL Disclosure Schedule...............................................................       4.1
TOL Operating Subsidiary..............................................................       4.7
TOL Option............................................................................    2.4(a)
TOL Permits...........................................................................      4.28
TOL Series B Preferred Stock..........................................................    4.4(a)
TOL Stock.............................................................................       4.4
TOL Stockholders......................................................................    2.1(b)
Transamerica..........................................................................  Preamble
Transamerica Common Shares............................................................    3.3(a)
Valid Claim Amount....................................................................    2.6(g)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 24th day of July, 1996, by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly owned direct subsidiary of Transamerica ("Subcorp"), Trans Ocean Ltd., a Delaware corporation ("TOL"), Greer M. Arthur ("Arthur"), Marvin D. Dennis, in his individual capacity ("Mr. Dennis") and as trustee of The Dennis Family Living Trust, and Nancy A. Dennis, as trustee of The Dennis Family Living Trust (Mr. Dennis and Ms. Dennis being collectively referred to herein as "Dennis").

                             PRELIMINARY STATEMENTS

     A. Transamerica desires to acquire the container business and other businesses operated by TOL through the merger (the "Merger") of Subcorp with and into TOL, with TOL as the surviving corporation, pursuant to which each share of TOL Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Transamerica Common Shares (as defined in Section 3.3) as more fully provided herein.

     B. The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a) thereof.

     C. The respective Boards of Directors of Transamerica, Subcorp and TOL have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into TOL as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and TOL shall continue its existence under the laws of the State of Delaware. TOL, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) In the event that the holders of more than 16% of the shares of TOL Common Stock demand appraisal rights in accordance with the requirements of
Section 262(d) of the DGCL, TOL shall, upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, be merged with and into Subcorp as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following this merger, the separate corporate existence of TOL shall cease and Subcorp shall continue its existence under the laws of the State of Delaware. In such case, references herein to the "Surviving Corporation" shall be deemed to be references to Subcorp, in its capacity as the corporation surviving the merger and references herein to the "Merger" shall be deemed to be references to the merger of TOL with and into Subcorp.

     1.2. Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 252(c) of the DGCL. The Merger shall become effective at the time (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Transamerica, 600 Montgomery Street, San Francisco, California 94111, or such other place as the parties may agree, on the date (the "Closing Date") set by Transamerica, which date shall be within ten business days following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived.

     1.3. Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4. Certificate of Incorporation and Bylaws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as Exhibit J hereto, and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with Applicable Law (as defined in Section 4.9).

     1.5. Directors and Officers. From and after the Effective Time, the officers of Subcorp shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of TOL, or (b) otherwise carry out the provisions of this Agreement, TOL and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of TOL or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Transamerica, Subcorp or TOL:

          (a) Each share of common stock, $1.00 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time (the "Subcorp Shares") shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation, and such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; provided, however, that if Section 1.1(b) shall apply to the form of the Merger, each Subcorp Share shall remain outstanding and shall thereafter be one share of common stock of the Surviving Corporation of the Merger as effected in accordance with said
     Section 1.1(b) and such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the provisions of Sections 2.3, 2.6 and 2.7, each share of TOL Common Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) (the "Common Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) the Per Share Amount (as hereinafter defined) by (y) the Deemed Average Share Price (as defined in Section 2.3(e)(i) below); provided, further, that no Transamerica Common Shares shall be issued to a TOL Stockholder (as defined below) who demands appraisal rights in accordance with the requirements of
     Section 262(d) of the DGCL and such TOL Stockholder shall not be entitled to payment of any amounts pursuant to this Section 2.1(b) or Sections 2.3, 2.5, 2.6 or 2.7. The "Per Share Amount" shall equal the quotient obtained by dividing (x) $110,700,000 (or, if Section 1.1(b) shall apply to the form of the Merger, $107,700,000), increased by the total amount of cash paid to TOL between the execution of this Agreement and the Closing in order to exercise TOL Options (as defined in Section 2.4) and decreased by the product of the Preferred Exchange Ratio (as defined in Section 2.1(c)) multiplied by the Deemed Average Share Price, and further multiplied by the number of shares of TOL Series B Preferred Stock (as defined in Section 4.4) which are issued and outstanding immediately prior to the Effective Time, by (y) the number of shares of TOL Common Stock which are issued and outstanding immediately prior to the Effective Time. Promptly following the Effective Time, certificates representing (i) $11,000,000 of the Transamerica Common Shares issued pursuant to the first sentence of this Section 2.1(b) shall be paid into Escrow Fund A, (ii) $2,500,000 of such Transamerica Common Shares shall be paid into Escrow Fund B, (iii) $1,000,000 of such Transamerica Common Shares shall be paid into Escrow Fund C, and (iv) $9,000,000 of such Transamerica Common Shares shall be paid into the Adjustment Escrow Fund (each as defined in Section 2.3(a)) with each of the foregoing dollar amounts to be calculated using the Deemed Average Share Price, in accordance with the provisions of Section 2.3 hereof. Any such Transamerica Common Shares (together with any dividends or distributions thereon, if any), to be released from the aforementioned Escrow Funds to holders of TOL Common Stock (the "TOL Stockholders") in accordance with the terms of the Escrow Agreement shall be released to each TOL Stockholder whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of this Section 2.1(b) in amounts which constitute the same proportion of the Transamerica Common Shares to be released from the applicable Escrow Fund that the Transamerica Common Shares that each such TOL Stockholder was entitled to receive pursuant to the first sentence of this Section 2.1(b) bear to the Transamerica Common Shares which all TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence hereof were entitled to so receive; provided, however, except for the right of Arthur and Dennis pursuant to Section 2.3(e)(ii) to cause the Escrow Agent to sell Transamerica Common Shares and invest the proceeds under the circumstances set forth therein, no TOL Stockholder shall have a right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing, any such Transamerica Common Shares prior to the release of such shares to TOL Stockholders from the applicable Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement (as defined in Section 2.3). No certificates for fractional Transamerica Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(b). To the extent that an outstanding share of TOL Common Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for TOL Common Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of TOL Common Stock shall be surrendered for the account of the same holder, the number of Transamerica Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c) Each share of TOL Series B Preferred Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) (the "Preferred Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) $12.50, plus any accrued but unpaid dividends on such share of TOL Series B Preferred Stock (which dividends shall not, with respect to all outstanding shares of TOL Series B Preferred Stock, in the aggregate, exceed $98,475 as of the Closing Date), by (y) the Deemed Average Share Price. To the extent that an outstanding share of TOL Series B Preferred Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for TOL Series B Preferred Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE

     Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of TOL Series B Preferred Stock shall be surrendered for the account of the same holder, the number of Transamerica Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (d) Each share of capital stock of TOL held in the treasury of TOL shall be cancelled and retired and no payment shall be made in respect thereof.

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of TOL Common Stock and each share of TOL Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a TOL Stockholder who has not voted such shares in favor of adoption of the Agreement and who has demanded appraisal rights with respect thereto in the manner provided in Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the merger consideration provided for in paragraph (b) or (c) of this Section 2.1, as the case may be, but, instead, the holders thereof shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions in Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares shall subsequently withdraw such demand for appraisal of such shares, or lose the right to appraisal as provided in Section 262 of the DGCL, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been automatically converted into the right to receive, as of the Effective Time, the merger consideration provided for in paragraph (b) or (c) of this
     Section 2.1, as the case may be, without any interest thereon.

     2.2. Exchange of Certificates.

          (a) Exchange Agent. Promptly following the Effective Time, Transamerica shall deposit with The Bank of New York or such other exchange agent as may be designated by Transamerica (the "Exchange Agent"), for the benefit of the TOL Stockholders, for exchange in accordance with this
     Section 2.2, certificates representing Transamerica Common Shares issuable pursuant to the first sentence of Section 2.1(b), excluding the Transamerica Common Shares to be paid into the Escrow Funds, and pursuant to Section 2.1(c) in exchange for outstanding shares of TOL Common Stock and shares of TOL Series B Preferred Stock and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Sections 2.1(b) and 2.1(c) (such Transamerica Common Shares and cash, together with any dividends or distributions with respect thereto, the "Exchange Fund").

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TOL Common Stock or TOL Series B Preferred Stock whose shares were converted into the right to receive Transamerica Common Shares pursuant to the first sentence of
     Section 2.1(b) or pursuant to Section 2.1(c), as the case may be, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Transamerica may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Transamerica Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Transamerica Common Shares which such holder has the right to receive pursuant to the first sentence of Section 2.1(b), excluding the Transamerica Common Shares to be paid into the Escrow Funds, or pursuant to Section 2.1(c), as the case may be, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends and distributions, if any, payable to holders of shares of TOL Common Stock or TOL Series B Preferred Stock. In the event of a transfer of ownership of shares of TOL Common Stock or TOL Series B Preferred Stock which is not registered on the transfer records of TOL, a certificate representing the proper number of Transamerica Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of TOL Common Stock or TOL Series B Preferred Stock, as the case may be, held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Transamerica Common Shares and cash in lieu of fractional shares thereof as provided in Section 2.1(b) or 2.1(c), as the case may be.

          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Transamerica Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Transamerica Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Transamerica Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Transamerica Common Shares, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in TOL Common Stock and TOL Series B Preferred Stock. All Transamerica Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(b) or 2.1(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TOL Common Stock or TOL Series B Preferred Stock represented thereby (other than the right to receive any portion of the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement), and there shall be no further registration of transfers on the stock transfer books of TOL of shares of TOL Common Stock or TOL Series B Preferred Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to TOL stockholders for twelve months after the Effective Time shall be delivered to Transamerica, upon demand thereby, and holders of shares of TOL Common Stock or TOL Series B Preferred Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to Transamerica for payment of any claim to Transamerica Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof. If necessary in connection with the orderly distribution of Transamerica Common Shares to TOL Stockholders pursuant to Sections 2.6(c) and 2.7(c), the termination of the Exchange Fund shall be extended until the 180th day following the date that any additional Transamerica Common Shares are paid into the Exchange Fund.

          (f) No Liability. None of Transamerica, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of TOL Common Stock or TOL Series B Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares of retained TOL Common Stock or TOL Series B Preferred Stock or any dividends or distributions with respect to whole shares of TOL Common Stock or TOL Series B Preferred Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Transamerica, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Transamerica, on a daily basis. Any interest and other income resulting from such investments shall be paid to Transamerica upon termination of the Exchange Fund pursuant to
     Section 2.2(e).

     2.3. Escrow Funds. (a) Promptly following the Effective Time, certificates representing a portion of the Transamerica Common Shares into which shares of TOL Common Stock are converted pursuant to Section 2.1(b) shall be delivered to a mutually satisfactory escrow agent (the "Escrow Agent"), as follows:

          (i) certificates representing Transamerica Common Shares with an aggregate value of $11,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto and any proceeds thereof, "Escrow Fund A"),

          (ii) certificates representing Transamerica Common Shares with an aggregate value of $2,500,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto and any proceeds thereof, "Escrow Fund B"),

          (iii) certificates representing Transamerica Common Shares with an aggregate value of $1,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends, or distributions with respect thereto and any proceeds thereof, "Escrow Fund C"), and

          (iv) certificates representing Transamerica Common Shares with an aggregate value of $9,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto, the "Adjustment Escrow Fund")

with each of the foregoing dollar amounts in clauses (i), (ii), (iii) and (iv) to be calculated using the Deemed Average Share Price.

     Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund are sometimes referred to collectively as the "Escrow Funds." Each of Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund shall be held pursuant to an escrow agreement (the "Escrow Agreement") among Transamerica, Subcorp, TOL, Arthur, Dennis and the Escrow Agent, substantially in the form of Exhibit A attached hereto. Except for the right of Arthur and Dennis pursuant to Section 2.3(e)(ii) to cause the Escrow Agent to sell Transamerica Common Shares and invest the proceeds under the circumstances set forth therein, no TOL Stockholder shall have a right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing, any Transamerica Common Shares paid into the Escrow Funds unless and until such shares shall have been released to TOL Stockholders pursuant to the provisions of this Agreement and the Escrow Agreement. The Escrow Agent shall cause to be voted all of the Transamerica Common Shares in the Escrow Funds as to which it receives instructions from TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with such instructions.

     (b) The Escrow Funds may be claimed by Transamerica pursuant to the following provisions and the provisions of the Escrow Agreement:

          (i) Transamerica shall be entitled to make a claim (a "Claim") against Escrow Fund A

             (A) if Transamerica shall make any claim for indemnification pursuant to Section 8.10 (other than Section 8.10(a)(C)) of this Agreement; and

             (B) for the cost of repairs to the Containers and Chassis (as defined in Section 4.11(a)) owned, managed or leased-in by TOL which in any case are off-lease as of the Closing Date to the extent in excess of $200,000; provided, however, that any amounts recovered by TOL or Transamerica from third parties (including, without limitation, payments by third party insurers, manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether the cost thereof exceeds $200,000;

          (ii) Transamerica shall be entitled to make a Claim against Escrow Fund B if it shall make any claim for indemnification pursuant to Section
     8.11 of this Agreement;

          (iii) Transamerica shall be entitled to make a Claim against Escrow Fund C if it shall make any claim for indemnification pursuant to Section 8.10(a)(C) of this Agreement; and

          (iv) Transamerica shall be entitled to assets which are held in the Adjustment Escrow Fund pursuant to Sections 2.5(e), 2.6(d) and 2.7(d) of this Agreement.

     Unless Transamerica shall have theretofore delivered to the Escrow Agent a written notice or notices (individually, a "Claims Notice") stating that Transamerica has a Claim or Claims against the applicable Escrow Fund pursuant to this Section 2.3, the amounts then remaining in such Escrow Fund together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall, in the case of Escrow Funds A, B and C, be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b) as promptly as practicable after the second anniversary of the Closing Date; provided, however, that to the extent that on such second anniversary there continues to exist an unresolved dispute regarding a Claim by Transamerica under this Section 2.3(b), the portion of the applicable Escrow Fund that represents the amount of Transamerica's Claim shall be retained in such Escrow Fund until any dispute with respect to such Claim is finally resolved. If amounts are remaining in Escrow Funds A, B and/or C and, in accordance with this Agreement, are available at the expiration of such Escrow Fund to be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to Section 2.1(b), Dennis and Arthur shall be reimbursed from the amounts then remaining in such Escrow Funds and which are so available (but only to the extent thereof) for the share of the fees and expenses of the Escrow Agent which each shall have paid and for the accounting and legal fees and expenses which each shall have paid on behalf of the TOL Stockholders in connection with claims for indemnification pursuant to Section 8.10(a) and any dispute relating to the Closing Report. Notwithstanding the second preceding sentence, Arthur and Dennis shall be entitled, in their sole discretion, to extend the period of Escrow Funds A, B and/or C and/or to cause Transamerica Common Shares to be retained in such Escrow Funds for purposes of satisfying certain of the indemnification obligations under Section 8.10(b) or Section 8.11, in each case in the circumstances specified in Section 8.12. In the case of the Adjustment Escrow Fund, the amounts then remaining in such Fund, together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with Sections 2.5(e), 2.6(d) and 2.7(d).

     (c) All dividends payable and distributions made in respect of Transamerica Common Shares constituting the Escrow Funds, any portion of the $2,000,000 allocated to Merger Fees under Section 4.19 hereof which has not been paid out or spent in accordance with the first or second sentence of Section 5.3(h) within six months of the Effective Time, and all interest on any cash portion of the Escrow Funds, shall be paid, in the case of the Merger Fees, into Escrow Fund A and, in the case of any such dividends, distributions or interest, into the applicable Escrow Fund and, if not used to satisfy expenses and Claims of Transamerica thereunder or otherwise distributed thereunder pursuant to the procedures relating to the Adjustment Escrow Fund, shall be distributed to Transamerica or proportionately to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), as the case may be, as and when the portion of the applicable Escrow Fund to which such dividends, distribution or interest relate is transferred to any such party; provided, however, that the Escrow Agent shall

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

send a report to each TOL Stockholder whose shares of TOL Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) within 45 days of the end of each calendar year during the period prior to the expiration of the Escrow Funds and promptly following their expiration estimating the taxable income of the applicable Escrow Funds during such period and transmitting a pro rata distribution equal to 45% of the taxable income allocable to each such TOL Stockholder.

     (d) Transamerica shall not be entitled to receive any of the assets held in Escrow Funds A, B or C unless it has delivered a notice (the "Claims Notice") to
(i) the Escrow Agent, (ii) to Arthur and Dennis, on behalf of the holders of TOL Common Stock, and (iii) to the agents of Arthur and Dennis, whose names and addresses are set forth in Section 2.3(d) of the TOL Disclosure Schedule (and who Arthur and Dennis may change by providing notice to Transamerica and the Escrow Agent in accordance with Section 8.2 hereof) (the "TOL Agents") stating that Transamerica has a Claim or Claims for all or part of the relevant Escrow Fund and, to the extent reasonably ascertainable, the estimated amount thereof.

     With respect to any Claim against any of Escrow Funds A, B or C delivered pursuant to this Section 2.3, Arthur, Dennis or any TOL Agent shall have fifteen business days from receipt of a Claims Notice to serve on the Escrow Agent, with a copy to Transamerica, a notice (the "Preliminary Objecting Notice") that the TOL Stockholders object to all or part of such Claims against the applicable Escrow Fund. The Preliminary Objecting Notice may, but need not, specify the reasons for objection to the Claims Notice. Beginning five business days after its receipt of a Preliminary Objecting Notice, Transamerica shall provide Arthur, Dennis, any TOL Agent and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which are reasonably requested to determine, understand and defend against the Claim of Transamerica. Arthur and Dennis shall, within 20 business days following delivery of the Preliminary Objecting Notice, deliver a notice (the "Objecting Notice") to Transamerica setting forth in reasonable detail the reasons for the objection at issue. If an Objecting Notice or a Preliminary Objecting Notice containing the reasons for the objection at issue shall be delivered, Transamerica, Arthur and Dennis shall, during the 15 business days following such delivery, use reasonable efforts to reach agreement on the disputed Claims. If, during such period, Transamerica, Arthur and Dennis are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Transamerica, Arthur and Dennis (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon Transamerica or the TOL Stockholders. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other. Transamerica, on the one hand, or Arthur and Dennis, on the other hand, shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California, as applicable, for the purpose of having a dispute regarding a Claim by Transamerica adjudicated if such party shall conclude that the mediation provided for in this Section 2.3(d) has not produced a negotiated resolution of the dispute. To the extent that neither Arthur nor Dennis nor any TOL Agent shall deliver a Preliminary Objecting Notice within fifteen business days following receipt of the Claims Notice (or, if the Claims Notice does not specify the estimated amount thereof, as soon thereafter as the amount of the Claim is ascertainable), or, if the Preliminary Objecting Notice is delivered within the appropriate period, to the extent that neither Arthur nor Dennis shall deliver an Objecting Notice within twenty business days following receipt by Transamerica of the Preliminary Objecting Notice, the Escrow Agent shall deliver to Transamerica the portion of the applicable Escrow Fund which it claimed in the Claims Notice in respect of which no Preliminary Objecting Notice or Objecting Notice, as the case may be, has been received together with all interest actually earned and distributions made on it (after deduction or provision for any applicable taxes).

     The assets held in the Adjustment Escrow Fund shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with Sections 2.5(e), 2.6(d) and 2.7(d).

     (e) (i) For purposes of all Claims against any of the Escrow Funds by Transamerica, the value of each Transamerica Common Share with respect to which a Claim has been made by Transamerica, or which

Transamerica or the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) were otherwise entitled to receive, shall be deemed to be the Deemed Average Share Price (as defined below), regardless of whether the actual trading price for the Transamerica Common Shares is greater than or lower than the Deemed Average Share Price, which shall be adjusted to account for any split, combination or recapitalization of Transamerica Common Shares. As used in this Agreement, the term "Average Share Price" shall mean the average of the closing prices of Transamerica Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last fifteen trading days ending on and including the second trading day prior to the Closing Date and the term "Deemed Average Share Price" shall mean (i) the Average Share Price if the Average Share Price is more than $61.40 or less than $92.10; (ii) $61.40 if the Average Share Price is equal to or less than $61.40; or (iii) $92.10 if the Average Share Price is equal to or more than $92.10.

     (ii) At any time after the first anniversary of the Closing Date, Arthur and Dennis shall be entitled to cause the Escrow Agent to sell up to 50% of the Transamerica Common Shares then remaining in any or all of Escrow Funds A, B and/or C and to cause the Escrow Agent to invest and reinvest the proceeds as they from time to time deem advisable, with such investment and reinvestment being subject to obtaining the consent of Transamerica, which consent shall not be unreasonably withheld. Arthur and Dennis shall be entitled to cause the Escrow Agent to invest and reinvest the proceeds without the consent of Transamerica in (i) direct obligations of, or obligations guaranteed by, the United States government or any agency or instrumentality thereof or (ii) savings certificates or certificates of deposit issued by an incorporated bank organized and doing business under the laws of the United States or any state having combined capital and surplus of not less than $100,000,000.

     For purposes of all Claims against any of the Escrow Funds, any proceeds of the sale of Transamerica Common Shares and the investment and reinvestment thereof shall be valued at the Deemed Average Share Price of the Transamerica Common Shares which are so sold, and Arthur and Dennis shall cause records to be maintained, on a Share-by-Share basis for the Transamerica Common Shares which are so sold, and which track the investment and reinvestment of the proceeds thereof, which are sufficient to effect the valuation mechanism set forth in this clause (ii). After any Transamerica Common Shares are sold in accordance with the provisions of this clause (ii), any Claim for indemnification by Transamerica or other request for assets which are held in any of the Escrow Funds shall first be satisfied with the Transamerica Common Shares remaining in the applicable Escrow Fund and thereafter with the proceeds of the sale of Transamerica Common Shares (including the investment and reinvestment of the proceeds thereof).

     (f) There shall be no registration of transfers on the stock transfer books of TOL or Transamerica of the right to receive any portion of the Escrow Funds.

     2.4. Treatment of Stock Options and Restricted Stock. (a) Prior to the Effective Time, TOL shall use reasonable efforts to cause each TOL Option which has been granted to be exercised by the holder thereof immediately prior to the Closing. "TOL Option" shall mean each of the unexpired and unexercised options to purchase shares of capital stock of TOL. Any TOL Option that remains unexercised as of the Closing shall be terminated as of the Closing and shall be of no further force and effect.

     (b) TOL agrees to issue treasury shares of TOL, to the extent available, upon the exercise of TOL Options prior to the Effective Time.

     2.5. Delivery of Preliminary Report, Pre-Closing Report, Closing Date Report and Closing Report. (a) The Common Exchange Ratio has been determined by reference to the report in the form attached hereto as Exhibit F (the "Preliminary Report") which TOL has caused to be prepared and delivered to Transamerica upon the execution of this Agreement and which contains information as of December 31, 1995. The Preliminary Report sets forth, in each case as of December 31, 1995, (i) the number of the Containers and Chassis owned, managed and leased-in by TOL at December 31, 1995, categorized by whether they are owned, managed or leased-in by TOL (each of the foregoing categories being referred to herein as a "Status"), and further listed by type and age of equipment; (ii) the average value per Container and Chassis listed by type, Status and age of equipment with such valuation being as shall have been mutually agreed among Transamerica, Arthur and Dennis; (iii) the monthly depreciation/amortization amount per unit for such Containers and Chassis, categorized by Status and further listed by type of equipment; and (iv) the average age of the Containers and Chassis, listed by type and Status. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver within 10 business days of the date hereof a schedule (which schedule shall become Exhibit E hereto) accurately setting forth with respect to the Containers and Chassis owned, managed and leased-in by TOL at December 31, 1995, (i) the container number and chassis number by prefix sequence of each Container and Chassis; (ii) the year and month of manufacture of each Container and Chassis; and (iii) whether each Container and Chassis was, as of December 31, 1995, off-lease or on-lease, and, if on-lease, the customer to which such Container or Chassis was leased and, if off-lease, the location of the Container and Chassis. Exhibit E shall be accompanied by the data on which it was based.

     (b) TOL and Transamerica shall jointly prepare and deliver a report (the "Pre-Closing Report") containing the information set forth in the Preliminary Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the month end immediately preceding the Closing Date, except that
(i) the information concerning average age of equipment shall not be adjusted for the passage of time since December 31, 1995 and shall set forth the age of such equipment as of December 31, 1995, (ii) the average value per Container and Chassis shall be the amount set forth in the Preliminary Report for each Container or Chassis within a particular Status, type and age, and (iii) the monthly depreciation/amortization amount per unit for Containers and Chassis within a particular Status and type, shall be the amount agreed in the Preliminary Report. In addition, the Pre-Closing Report shall set forth, with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the month end immediately preceding the Closing Date (1) the container number and chassis number by prefix sequence of each Container and Chassis; (2) the year and month of manufacture of each Container and Chassis; and (3) whether each Container and Chassis was, as of the month end immediately preceding the Closing, off-lease or on-lease and, if on-lease, the customer to which such Container or Chassis was leased and, if off-lease, the location of the Container or Chassis. The Pre-Closing Report shall be delivered within five days following the month end immediately preceding the Closing and shall be accompanied by the data on which such Pre-Closing Report was based. In the event TOL and Transamerica shall be unable to agree on any item in the Pre-Closing Report, TOL's determination shall be dispositive for purposes of such Report. During the period from the date of this Agreement to Closing, Arthur, Dennis and TOL shall
(i) provide Transamerica and Transamerica's accountants and other representatives with full access to TOL's books and records and the facilities and employees of TOL and to TOL's accountants (including their working papers), and (ii) cooperate fully with Transamerica and Transamerica's accountants, including, without limitation, the provision on a timely basis of all information reasonably requested in connection with the Pre-Closing Report.

     (c) During the period preceding the Effective Time, TOL, Arthur and Dennis shall take such actions as shall be reasonably requested by Transamerica to permit the preparation and delivery by Transamerica, within five days after the Closing Date, of a report (the "Closing Date Report") containing the information set forth in the Pre-Closing Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the Closing Date, including the exceptions set forth in clauses (i), (ii) and (iii) of the first sentence of
Section 2.5(b), and the information, as of the Closing Date, required by the second sentence of Section 2.5(b), which shall be accompanied by the data on which such Closing Date Report was based.

     (d) As promptly as practicable, but in no event more than 30 business days after the Closing Date, Transamerica shall cause to be prepared and delivered to Arthur, Dennis and each TOL Agent a report (the "Closing Report") setting forth the information that had been contained in the Pre-Closing Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the Closing Date, except that (i) the information concerning average age of equipment shall not be adjusted for the passage of time since December 31, 1995 and shall set forth the age of such equipment as of December 31, 1995, (ii) the average value per Container or Chassis shall be the amount set forth in the Preliminary Report for each Container or Chassis within a particular Status, type and age and (iii) the monthly depreciation/amortization amount per unit for Containers and Chassis within a particular Status and type shall be the amount set forth in the Preliminary Report. The Closing Report so delivered to Arthur, Dennis and each TOL Agent shall be accompanied by the data on which such Closing Report was based.

     (e) During the 20 days following delivery by Transamerica of the Closing Report, Arthur and Dennis shall be free to dispute any item reflected in the Closing Report and Arthur and Dennis, on the one hand, and Transamerica, on the other, shall be free to make adjustments to their views as to the items to be reflected in the Closing Report. Beginning three business days after its delivery of the Closing Report, Transamerica shall provide Arthur, Dennis, any TOL Agent and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which relate to TOL's operations prior to Closing as reasonably requested by Arthur or Dennis or a TOL Agent in order to understand and verify the accuracy of the Closing Report. At the end of the 20-day period provided by this Section 2.5(e), the parties shall jointly prepare a report listing the matters in dispute by item and valuing each disputed item based on the average value per Container or Chassis applicable to equipment within a particular Status, type and age and the monthly depreciation/amortization amounts per unit applicable to equipment within a particular Status and type, in each case in the relevant amounts agreed in the Preliminary Report, and setting forth the aggregate amount of all disputed items, as so valued (such aggregate amount, the "Disputed Amount"). Promptly following the conclusion of such 20-day period and completion of the report referred to in the preceding sentence, Transamerica Common Shares shall be distributed to Transamerica and/or TOL Stockholders whose shares are converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b), as appropriate, from the Adjustment Escrow Fund to the extent the adjustments to be made pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) shall have been mutually resolved during such period, so long as thereafter there shall remain in the Adjustment Escrow Fund Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, sufficient to resolve any adjustments which are proposed to be made by either Transamerica or by Arthur and Dennis pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) and which have not yet been mutually resolved, and any further adjustments to be made pursuant to Section 2.6(g).

     2.6. Purchase Price Adjustment and Post-Closing Adjustment for Number of Units and Type of Equipment. (a) If the number of any type of Containers or Chassis within a particular age and Status shown on the Pre-Closing Report shall be greater than the number of such Containers or Chassis within that age and Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.6(f), be increased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Pre-Closing Report within the particular age and Status which were not also reflected in the Preliminary Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

     (b) If the number of any type of Containers or Chassis within a particular age and Status shown on the Pre-Closing Report shall be less than the number of such Containers or Chassis within that age and Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to
Section 2.6(f), be decreased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Preliminary Report within the particular age and Status which were not also reflected in the Pre-Closing Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

     (c) If the number of any type of Containers or Chassis within a particular age and Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be greater than the number of such Containers and Chassis within that age and Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.6(f), be deemed increased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Closing Report within the particular age and Status which were not also reflected in the Pre-Closing Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed

Average Share Price. Subject to Section 2.6(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the number of Containers and Chassis within a particular age and Status shown on the Pre-Closing Report been equal to the number of such units shown on the Closing Report. The additional Transamerica Common Shares, if any, to be paid hereunder shall be valued at the Deemed Average Share Price.

     (d) If the number of any type of Containers or Chassis within a particular age and Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be less than the number of such Containers or Chassis within that age and Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.6(f), be deemed to be decreased by a percentage equal to (i) (x) the number of Containers and Chassis within the particular age and Status shown on the Pre-Closing Report which were not also reflected in the Closing Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Sections 2.6(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to the product resulting from the calculation set forth in clause (i) of this subsection 2.6(d) and, subject to said Sections 2.6(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b); provided that any mutually agreed adjustment previously made pursuant to Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders. If the assets in the Adjustment Escrow Fund shall not be sufficient to provide Transamerica the quantity of Transamerica Common Shares to which it shall be entitled pursuant to this Section 2.6(d) and/or Section 2.6(g), Arthur and Dennis shall, within two business days of the definitive resolution of the Closing Report, be jointly and severally obligated to return to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to the amount by which the assets in the Adjustment Escrow Fund shall be insufficient.

     (e) Notwithstanding anything to the contrary herein, no adjustments pursuant to this Section 2.6 shall be made in order to give effect to any change in the number of Containers or Chassis which arises as result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

     (f) To the extent that (i) the Common Exchange Ratio shall be increased and decreased by a percentage pursuant to subsections (a) and (b), respectively, of this Section 2.6 or (ii) the Common Exchange Ratio shall be deemed increased and deemed decreased by a percentage pursuant to subsections (c) and (d), respectively, of this Section 2.6, then the percentage adjustments referred to in clause (i) of this subsection (f) shall be netted against one another and then netted against the percentage adjustments derived from clause (i) of
Section 2.7(f), to produce a percentage by which the Common Exchange Ratio shall be adjusted, and the percentage adjustments referred to in clause (ii) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (ii) of Section 2.7(f), to produce a percentage by which the Common Exchange Ratio shall be deemed adjusted, and in each case the payments of Transamerica Common Shares resulting therefrom shall be made after giving effect to the netting required hereby. All adjustments pursuant to this Section 2.6 shall be rounded to the nearest one-ten-thousandth of one percent.

     (g) Notwithstanding the foregoing, if there is a Disputed Amount (as defined in Section 2.5(e)), then the following shall modify the payments to be made pursuant to Sections 2.6(d) and 2.7(d):

          (i) if the part of the Disputed Amount in respect of which it is definitively resolved pursuant to Section 2.8 that TOL's position was correct (by reference to the facts as derived from the Closing Report, as definitively determined) (the "Valid Claim Amount") is less than the part of the Disputed Amount in respect of which is definitively resolved (on the same basis) that TOL's position was not correct (the "Invalid Claim Amount"), the amount to be paid to Transamerica pursuant to Section 2.6(d) and/or Section 2.7(d) shall be increased by having the Escrow Agent and, if necessary, Arthur and/or Dennis, within two business days of the definitive resolution of the Closing Report, pay to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to 35% of the excess of the Invalid Claim Amount over the Valid Claim Amount, and the amount, if any, which the Escrow Agent pays to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) shall be correspondingly reduced;

          (ii) if the Valid Claim Amount is greater than the Invalid Claim Amount, the amount to be paid to Transamerica pursuant to Section 2.6(d) and/or Section 2.7(d) shall be decreased by 35% of the excess of the Valid Claim Amount over the Invalid Claim Amount and the amount which the Escrow Agent pays to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) shall be correspondingly increased; provided, that if this Section 2.6(g)(ii) shall apply and (A) the aggregate amount to be paid to Transamerica pursuant to Sections 2.6(d) and 2.7(d) from the Adjustment Escrow Fund (before giving effect to this Section 2.6(g)(ii)) is less than
     (B) 35% of the excess of the Valid Claim Amount over the Invalid Claim Amount (the excess of the amount determined pursuant to sub-clause (B) over the amount determined pursuant to sub-clause (A) being hereinafter referred to as the "Payment Shortfall"), Transamerica shall deliver a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to the amount of the Payment Shortfall to the Escrow Agent for payment to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of
     Section 2.1(b).

     (h) If any adjustment or deemed adjustment to the Common Exchange Ratio is required to be made pursuant to subparagraphs (b) or (d) of this Section 2.6, any (i) third party insurance proceeds received by TOL, (ii) cash payments made to TOL by customers and depots, and (iii) other cash payments received by TOL (in each case, which shall directly relate to reimbursement of TOL for any lost, stolen, destroyed or otherwise missing equipment for which an adjustment or deemed adjustment is required to be made pursuant to subparagraphs (b) or (d) of this Section 2.6) shall be given effect as an offsetting amount to the otherwise applicable adjustment, but only to the extent of such proceeds or cash.

     2.7. Purchase Price Adjustment and Post-Closing Adjustment for Age of Equipment. (a) If the average age of any type of Containers or Chassis within a particular Status shown on the Pre-Closing Report shall be less than the average age of such type of Containers or Chassis within that Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be increased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Preliminary Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Pre-Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times(z) the Deemed Average Share Price.

     (b) If the average age of any type of Containers or Chassis within a particular Status shown on the Pre-Closing Report shall be greater than the average age of such type of Containers or Chassis within that Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be decreased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report exceeded the average age of such type of Container or Chassis within such Status shown on the Preliminary Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

     (c) If the average age of any type of Containers or Chassis within a particular Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be less than the average age of such type of Containers or Chassis within that Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be deemed to be increased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Section 2.7(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b) and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report been equal to the average age of such units shown on the Closing Report. The additional Transamerica Common Shares, if any, to be paid hereunder shall be valued at the Deemed Average Share Price.

     (d) If the average age of any type of Containers or Chassis within a particular Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be greater than the average age of such type of Containers or Chassis within that Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be deemed to be decreased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Closing Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Pre-Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Section 2.7(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to the product resulting from the calculation set forth in clause (i) of this subsection 2.7(d) and, subject to said Sections 2.7(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b); provided that any mutually agreed adjustment previously made pursuant to Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders. If the assets in the Adjustment Escrow Fund shall not be sufficient to provide Transamerica the quantity of Transamerica Common Shares to which it shall be entitled pursuant to this Section 2.7(d) and/or Section 2.6(g), Arthur and Dennis shall, within two business days of the definitive resolution of the Closing Report, be jointly and severally obligated to return to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to the amount by which the assets in the Adjustment Escrow Fund shall be insufficient.

     (e) Notwithstanding anything to the contrary herein, no adjustments pursuant to this Section 2.7 shall be made in order to give effect to any change in the average age of Containers or Chassis which arises as a result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

     (f) To the extent that (i) the Common Exchange Ratio shall be increased and decreased by a percentage pursuant to subsections (a) and (b), respectively, of this Section 2.7 or (ii) the Common Exchange Ratio shall be deemed increased or deemed decreased by a percentage pursuant to subsections (c) and (d), respectively, of this Section 2.7, then the percentage adjustments referred to in clause (i) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (i) of Section 2.6(d), to produce a percentage by which the Common Exchange Ratio shall be adjusted, and the percentage adjustments referred to in clause (ii) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (ii) of Section 2.6(f), to produce a percentage by which the Common Exchange Ratio shall be deemed adjusted, and in each case the payments of Transamerica Common Shares resulting therefrom shall be made after giving effect to the netting required hereby. All adjustments pursuant to this Section 2.7 shall be rounded to the nearest one-ten-thousandth of one percent.

     2.8. Disagreements with Respect to Closing Report. (a) If after the 20-day period provided in Section 2.5(e) there shall be a Disputed Amount, Arthur and Dennis shall, within 20 business days following delivery of the report contemplated by Section 2.5(e) with respect to disputed items and the Disputed Amount, deliver a notice to Transamerica setting forth in reasonable detail Arthur's and Dennis' calculation of and narrative explanation or rationale supporting their disagreement with the Closing Report.

     (b) If a notice of disagreement shall be delivered pursuant to Section 2.8(a), the parties hereto shall, during the fifteen business days following delivery of the notice that sets forth Arthur's and Dennis' calculation of and narrative explanation or rationale supporting such disagreement, use reasonable efforts to reach agreement on the disputed items or amounts. If, during such period, the parties are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Transamerica and to Arthur and Dennis (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon the parties hereto. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other hand. Transamerica, on the one hand, and Arthur and Dennis on the other hand shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California for the purpose of having a dispute regarding the Closing Report adjudicated if such party concludes that the mediation provided for in this
Section 2.8(b) has not produced a negotiated resolution of the parties' disagreement.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF TRANSAMERICA AND SUBCORP

     In order to induce TOL, Arthur and Dennis to enter into this Agreement, Transamerica and Subcorp hereby represent and warrant to TOL that the statements contained in this Article III are true, correct and complete.

     3.1. Organization and Standing. Each of Transamerica and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Transamerica and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Transamerica. Neither Transamerica nor Subcorp is in default in the performance, observance or fulfillment of any provision of its respective Certificate of Incorporation, as amended, or Bylaws.

     3.2. Corporate Power and Authority. Each of Transamerica and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Transamerica and Subcorp. This Agreement has been duly executed and delivered by each of Transamerica and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Transamerica enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

     3.3. Capitalization of Transamerica. As of March 31, 1996, Transamerica's authorized capital stock consisted solely of (a) 150,000,000 shares of common stock, $1.00 par value per share ("Transamerica Common Shares"), of which (i) 67,678,057 shares were issued and outstanding, (ii) 12,060,405 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 15,040,300 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica, (b) 1,200,000 shares of preferred stock, $100 par value per share, of which (i) 2,250 shares of Dutch Auction Rate Transferable Securities were issued and outstanding, (ii) 180,091 shares of Series D Preferred Stock were issued and outstanding, (iii) none was issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (b)(iv) below) and (iv) none was reserved for issuance upon exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica and (c) 5,000,000 shares of preference stock, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of capital stock of Transamerica is, and all Transamerica Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims and may be resold by affiliates (as defined in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) in accordance with paragraph (d) of such Rule 145. Each outstanding share of capital stock of Transamerica has not been, and all Transamerica Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights.

     3.4. Disclosure. No representations or warranties made by Transamerica or Subcorp in this Agreement or exhibits, schedules or annexes hereto contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

     3.5. Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Transamerica or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the respective Certificates of Incorporation or Bylaws of Transamerica and Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Transamerica or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Transamerica or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Transamerica or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, whether federal, state, local, foreign or multina-tional (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on Transamerica.

     3.6. Registration Statement. None of the information provided by Transamerica for inclusion (i) in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") by Transamerica under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Transamerica Common Shares to be issued in the Merger or (ii) in the proxy statement and form of proxy relating to the vote of the TOL stockholders with respect to the Merger or any other document required to be sent to the TOL stockholders if the Merger is approved by written consent without a meeting of the TOL stockholders (collectively and as amended, supplemented or modified, the "Proxy Statement") which is contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, in each case will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     3.7. Brokerage and Finder's Fees. Neither Transamerica nor Subcorp has incurred or will incur on behalf of Transamerica or Subcorp, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement, and each of Transamerica and Subcorp shall indemnify and hold TOL, Arthur and Dennis harmless from any such fees, commissions or similar payments.

     3.8. Litigation. There is (a) no suit, action or claim, (b) no investigation or inquiry by any administrative agency or governmental body and
(c) no legal, administrative or arbitration proceeding pending, or to Transamerica's or Subcorp's knowledge, threatened against Transamerica or Subcorp, in each case, which could reasonably be expected to have a material adverse effect on the ability of Transamerica or Subcorp to consummate the transactions contemplated herein.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF TOL, ARTHUR AND DENNIS

     In order to induce Subcorp and Transamerica to enter into this Agreement, each of TOL, Arthur and Dennis hereby jointly and severally represents and warrants to Transamerica and Subcorp that the statements contained in this
Article IV are true, correct and complete; provided, however, that the portions of the representations in Sections 4.5(b) and 4.5(c) which relate to Arthur and Dennis shall be deemed to be made only by Arthur and Dennis, respectively. Except for Sections 4.1, 4.2, 4.3 and 4.4, all references to TOL in this Article IV include each of TOL's direct and indirect subsidiaries (as defined in Section 4.2).

     4.1. Organization and Standing. TOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. TOL is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 to the disclosure schedule (the "TOL Disclosure Schedule") delivered by TOL to Transamerica and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on TOL. TOL is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended, or Bylaws.

     4.2. Subsidiaries. (a) TOL does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 of the TOL Disclosure Schedule.

     (b) TOL is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

     (c) Set forth in Section 4.2 of the TOL Disclosure Schedule is a true, complete and correct list of all of TOL's, direct and indirect, subsidiaries. TOL owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of TOL's subsidiaries. The term "subsidiary", as used in this Agreement, shall mean with respect to any person, any corporation or other legal entity of which such person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body. Each of the outstanding shares of capital stock of each of TOL's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by TOL free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of TOL is set forth in Section 4.2 to the TOL Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the percentage of issued and outstanding shares of capital stock or share capital owned by each record owner and the name of each such record owner. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of TOL, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of TOL; and no subsidiary of TOL has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of TOL or any predecessor thereof.

     4.3. Corporate Power and Authority. TOL has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by the TOL stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TOL, subject to authorization of the Merger and the transactions contemplated hereby by the TOL stockholders. This Agreement has been duly executed and delivered by each of TOL, Arthur and Dennis and constitutes the legal, valid and binding obligation of each of TOL, Arthur and Dennis enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

     4.4. Capitalization of TOL. As of the date hereof, TOL's authorized capital stock consisted solely of (a) 200,000 shares of common stock, $.001 par value per share ("TOL Common Stock"), of which (i) 74,303 shares were issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (a)(iii) below) and (iii) 4,700 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by TOL and (b) 1,000,000 shares of preferred stock, $.001 par value per share, of which (i) 640,000 have been designated Series A Preferred Stock, none of which was issued and outstanding or reserved for issuance, (ii) 300,107 shares have been designated Series B Preferred Stock (the "TOL Series B Preferred Stock," and together with the TOL Common Stock, the "TOL Stock"), of which all were issued and outstanding, (iii) none was issued and held in treasury and (iv) none was reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by TOL. Each outstanding share of capital stock of TOL is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the TOL Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of TOL, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of TOL; and TOL has no obligation of any kind to issue any

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

additional securities or to pay for securities of TOL or any predecessor. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in compliance with federal and state securities laws. As of the Closing Date, all TOL Options shall have been properly exercised or cancelled. The TOL Disclosure Schedule accurately sets forth the names of, and the number of shares of each class held by, all holders of shares of capital stock of TOL and all holders of options or warrants to purchase TOL capital stock. TOL has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

     4.5. Conflicts; Consents and Approvals. Except as set forth in Section 4.5 of the TOL Disclosure Schedule, neither the execution and delivery of this Agreement by TOL, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation, as amended, or Bylaws of TOL;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any of TOL, any of its subsidiaries, Arthur or Dennis under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease (including, without limitation, any Operating Lease (as defined in Section 4.12(a))) or other instrument or obligation to which TOL, any of its subsidiaries, Arthur or Dennis, as applicable, is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TOL, any of its subsidiaries, Arthur or Dennis or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by the TOL stockholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any third party or Governmental Authority set forth in Section 4.5 to the TOL Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on TOL. Other than pursuant to this Agreement, there are no rights of first refusal with respect to, options or rights to acquire all or any of the assets of TOL. Except as set forth in Section 4.7 of the TOL Disclosure Schedule, there are no Secured Financing Agreements to which TOL is a party that cannot be prepaid without penalty.

     4.6. No Material Adverse Change. Since December 31, 1995, TOL has conducted its business in the ordinary course, consistent with past practice, and there has been no material adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of TOL or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby, except for (i) such changes, events, occurrences or developments prevailing throughout the container leasing industry which affect the persons, firms, corporations or other legal entities which directly compete in such industry, (ii) departures or reactions of officers, directors, consultants, employees or agents of TOL resulting from the announcement or expectation of the Merger or (iii) deterioration of relationships between TOL and its customers, vendors, managed container owners or lenders resulting from the announcement or expectation of the Merger.

     4.7. SEC Documents; Financial Statements; Indebtedness. Trans Ocean Container Corporation, a Delaware corporation and wholly owned subsidiary of TOL ("TOL Operating Subsidiary") has timely filed with the Commission and has heretofore made available to Transamerica (or Transamerica has otherwise obtained) true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of TOL Operating Subsidiary included in the SEC Documents at the time filed (and, in the case of registration statements, on the date of effectiveness) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the financial position of TOL as at the dates thereof and the results of its operations and cash flows for the periods then ended. The audited financial statements of TOL for the year ended December 31, 1995 were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of TOL as of December 31, 1995 and the results of its operations and cash flows for the period ended December 31, 1995. The unaudited financial statements of TOL for the five months ended May 31, 1996, were prepared (except for the absence of notes thereto) in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, subject to normal recurring audit adjustments, the financial position of TOL as of May 31, 1996 and the results of its operations and cash flows for the five months ended May 31, 1996. TOL has in place and utilizes adequate control procedures and practices in accordance with generally accepted accounting principles, Regulation S-X promulgated by the Securities and Exchange Commission, and the Statement on Auditing Standards promulgated by the American Institute of Certified Public Accountants which produce on a timely basis accurate accounting, financial and other reports needed in the conduct of TOL's business.

     Section 4.7 of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list of all agreements and other documents evidencing indebtedness and obligations related to Leased-In Equipment (as defined in Section 4.12(a)) and Secured Financing Agreements, of TOL (collectively, the "Indebtedness Agreements") as of July 2, 1996 and includes the following: (i) with respect to agreements and other documents evidencing indebtedness, by agreement, the lender, the original principal amount, interest rate, outstanding balance as of December 31, 1995, issue date and maturity date and (ii) with respect to obligations for Leased-In Equipment, by lease, the lessor, the type of equipment, the total number of units of each type of equipment, and the quarterly payment obligation from and after December 31, 1995. Except as set forth in Section 4.7(i) of the TOL Disclosure Schedule, from and after December 31, 1995, all amounts due and payable pursuant to the terms of the Indebtedness Agreements have been paid in accordance with the terms of the applicable Indebtedness Agreement (without giving effect to any grace periods therein).
Section 4.7 of the TOL Disclosure Schedule also accurately describes (i) any prepayment restrictions, the amount of prepayment penalty, the calculation thereof, the date, if any, after which prepayment is permitted and the notice provisions with respect thereof, with respect to each Indebtedness Agreement that cannot be prepaid without penalty and (ii) any restrictions on, and the consents required in connection with, any assignment of any of the Indebtedness Agreements. Since May 31, 1996 TOL has not renewed, or entered into, any Indebtedness Agreement which contains any restrictions on the prepayment of the obligations thereunder. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth (i) with respect to each Indebtedness Agreement entered into by TOL on or after June 30, 1996, the information described in the first sentence of this paragraph and (ii) for each Indebtedness Agreement which is secured by any Containers or Chassis a true, correct and complete list of such Containers or Chassis by container number and chassis number.

     4.8. Taxes. Except as set forth in Section 4.8 of the TOL Disclosure Schedule, TOL has duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by TOL prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and TOL has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. TOL has paid or made adequate provision in the financial statements of TOL included in the SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995. Except as set forth in Section
4.8 of the TOL Disclosure Schedule, neither TOL nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither TOL nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against TOL or any of its subsidiaries for which there are not adequate reserves. There are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The federal income tax returns of TOL and its subsidiaries have not been audited by the Internal Revenue Service ("IRS"). For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon and any obligations under any agreements or arrangements with respect to any such taxes. TOL has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. TOL Operating Subsidiary and, if applicable, its affiliates have caused to be filed all tax returns required to be filed by each of the partnerships listed in Section 4.21 of the TOL Disclosure Schedule. TOL is and has since its incorporation been a closely held C corporation within the meaning of Section 469(j)(1) of the Code and is not and has not been at any time a personal service corporation within the meaning of Section 469(j)(2) of the Code. TOL has suspended passive activity loss carryforwards within the meaning of Section 469 of the Code of not less than $46.2 million at December 31, 1995, as computed under existing laws and regulations on December 31, 1995. Except as set forth in Section 4.8 of the TOL Disclosure Schedule, TOL has complied with all domestic and foreign requirements as to withholding of taxes. In conjunction with its stated election under Revenue Procedure 90-10, TOL for all tax years prior to 1996 has identified those assets not on hire to persons or entities not subject to United States tax and has claimed tax depreciation expense on such assets in accordance with the provisions of Section 168(g) of the Code.

     4.9 Compliance with Law. TOL is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to TOL or its business or properties, except for failures to be in compliance therewith which would not have a material adverse effect on TOL or on TOL's ability to consummate the transactions contemplated hereby.

     4.10 Proprietary Rights. None of the Proprietary Rights (as defined below) of TOL infringes upon or violates the rights of any person, firm, corporation, or other legal entity, except for any such immaterial infringement or violation which, to the extent known, has been remedied. For purposes of this Agreement, the term "Proprietary Rights" shall mean with respect to any person or entity:
(a) all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which such person or entity owns or has the right to use or to which such person or entity is a party; and (b) all filings, registrations or issuances of any of the foregoing with or by any Governmental Authority. To the knowledge of TOL, no person, firm, corporation or other legal entity has infringed, misappropriated or otherwise used without proper authority any Proprietary Rights. Other than the Proprietary Rights set forth in Section 4.10 of the Disclosure Schedule, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of TOL in substantially the same manner as such business is presently conducted. TOL owns all Proprietary Rights necessary for the operation of the business of TOL as currently conducted. The business of TOL has not been since December 31, 1990 and is not conducted in contravention of any Proprietary Right of any third party except such contravention which could not reasonably be expected to have a material adverse effect on TOL. No person, firm, corporation, or other legal entity has a right to receive from TOL a royalty or similar payment in respect of any Proprietary Right, whether or not pursuant to any contractual arrangement entered into by TOL. TOL has not licensed any of its Proprietary Rights.

     4.11. Containers. (a) Section 4.11(a) of the TOL Disclosure Schedule sets forth a true, complete and correct list of all dry cargo containers, tank containers, refrigerated containers, open top containers and collapsible containers, flat racks and all other equipment of the types listed in Exhibit F (other than chassis) (collectively, the "Containers") and all chassis (collectively, the "Chassis") owned, managed, and leased-in by TOL that in each case are off-lease as of July 10, 1996. Each of TOL's off-lease Containers and Chassis (i) is in conformity with IICL-4 repair standards, if a Container other than a tank Container, (ii) is in conformity with TOL container condition standards (a true, complete and correct copy of which is attached as Exhibit K), if a tank Container, (iii) is in conformity with the standard for Chassis set out in the Institute of International Container Lessors Ltd. "Guide for Container Chassis Inspection Second Edition" (the "Standard IICL Guide"), if a Chassis, or (iv) is being or will be repaired to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, with the cost of repair paid either (x) by the customer who last redelivered the Container or Chassis,
(y) all or in part by TOL as to Containers or Chassis leased with a damage protection plan ("DPP") to the extent covered by DPP or (z) by TOL in amounts aggregating not more than $200,000; provided, however, that any third party insurance and any other third party payments (including without limitation payments by manufacturers, depots and managed container owners) with respect to such damage shall be offset against the costs paid by TOL pursuant to this clause (z) in determining whether such aggregate costs exceed $200,000.

     (b) Except as specified in Section 4.11(b) to the TOL Disclosure Schedule, each Container and each Chassis which is leased by TOL to a customer is being leased to a person, firm, corporation or other legal entity which is subject to a valid and binding contractual obligation to redeliver such Container or Chassis to TOL in IICL-4 condition, if a Container other than a tank Container, TOL container condition standards, if a tank Container, or Standard IICL Guide, if a Chassis.

     (c) TOL has not agreed to or made any arrangements with any lessee of any Container or Chassis not covered by DPP permitting such lessee to return such Container or Chassis to TOL in a condition other than as specified in Section 4.11(b) above or waiving or modifying any of TOL's rights against any such lessee if such Container or Chassis is returned by such lessee other than in such condition.

     (d) All Containers and Chassis owned, managed or leased-in by TOL are usable for their respective originally intended purposes, normal wear and tear excepted.

     (e) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth, with respect to each Container and Chassis owned, managed, or leased-in by TOL, as of the date hereof (i) the container number and chassis number of each Container and Chassis owned, managed or leased-in by TOL, (ii) the type of such Container or Chassis, (iii) the owner code and name of the owner related thereto, (iv) the on-lease or off-lease status thereof, (v) if off-lease, the location and the repair status thereof, (vi) if on-lease, the identity of the customer, the related contract number, whether an option to purchase such Container or Chassis has been granted and the timing of and amount for which any such purchase option may be exercised. Such schedule shall accurately list such Containers and Chassis in order by container number and chassis number and shall accurately identify each Container or Chassis covered by DPP, noting the type of DPP coverage, if any.

     4.12. Title to and Condition and Sufficiency of Properties. (a) TOL has, as of the date hereof, legal and beneficial title to all of the Containers and Chassis owned by TOL (collectively, the "Owned Equipment") (subject, in the case of Containers and Chassis leased out by TOL, as finance lessors, to lessees pursuant to leases or agreements which provide for the acquisition of such Containers or Chassis subject thereto by the lessees (the "Leased-Out Equipment"), to the rights of the applicable lessee), has valid and binding interests as bailee in the Containers and Chassis leased by TOL, as lessee, pursuant to finance leases and hire purchase arrangements and loan agreements under which certain Containers and Chassis to be owned by TOL are collateral (such Containers and Chassis, the "Financed Equipment" and such finance leases, agreements and arrangements, the "Secured Financing Agreements"), pursuant to valid and binding Secured Financing Agreements, and has valid and binding leasehold interests in the Chassis and Containers which TOL leases, as lessee (the "Leased-In Equipment"), pursuant to the applicable leases. TOL is, and has been, in compliance with any and all provisions relating to collateral in each of the Secured Financing Agreements and each agreement pursuant to which TOL leases Leased-In Equipment. Section 4.12 of the TOL Disclosure Schedule includes a true, complete and correct list of (i) all Secured Financing Agreements and
(ii) by lease, the Leased-In Equipment and the total number of Containers and Chassis covered by each such lease. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof a schedule which accurately sets forth, (A) a true, complete and correct list as of the date hereof of all leases, agreements and arrangements by Container or Chassis type by container number and chassis number and (i) by lender with a security interest in the Owned Equipment and (ii) by lessor with respect to the Financed Equipment and the Leased-In Equipment and (B) for each such lease, agreement or arrangement, a reference to the section of the lease, agreement or other document which establishes ownership of or security interest in the applicable Container or Chassis. Subject to disposals that occur in the ordinary course of business and sales carried out in a manner consistent with the plan set forth in
Section 4.14(c) of the TOL Disclosure Schedule, TOL will have, as of the Closing Date, legal and beneficial title to all the Owned Equipment (subject, in the case of Leased-Out Equipment, to the rights of the applicable lessee), valid and binding interests as bailee in all Financed Equipment pursuant to valid and enforceable Secured Financing Agreements, and valid and binding leasehold interests in the Leased-In Equipment pursuant to the applicable leases. All assets of TOL are free and clear of all title defects, liens, claims, charges, security interests, pledges, or other encumbrances of any nature whatsoever including, without limitation, options, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except (i) the Revolving Credit Agreement among TOL and the lenders named therein (the "Revolving Credit Agreement"); (ii) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business and not yet subject to foreclosure which do not impair Transamerica's ability to hold, own, utilize or sell any Container or any Chassis; (iii) liens for current taxes not yet due; (iv) interests of lenders and other financiers in assets of TOL (each, a "Security Interest") under Secured Financing Agreements; and (v) the leases pursuant to which TOL leases Containers or Chassis to its customers (the "Operating Leases").

     (b) The Preliminary Report attached hereto as Exhibit F accurately sets forth the information to be provided pursuant to Section 2.5(a) as of the date specified therein.

     (c) The Pre-Closing Report will accurately set forth the information to be provided therein pursuant to Section 2.5(b) as of the last day of the month immediately preceding the Closing Date.

     (d) All of the tangible real or personal property owned or leased by TOL which is used in the ownership and leasing of Containers and Chassis by TOL and the activities related or incident thereto (the "Container Operations") is presently utilized by TOL in the ordinary course of its business.

     (e) No third party environmental or other reports have been prepared by or for TOL with respect to the real property owned, leased or used by TOL.

     (f) All of the assets used by TOL in its business as of December 31, 1995 that are required to be reflected on TOL's financial statements are reflected on the audited financial statements of TOL dated December 31, 1995.

     (g) (i) To the extent that Containers and/or Chassis are or prior to the Closing Date become on lease to customers who as of May 31, 1996 are Bankrupt (as defined below) or prior to Closing Date become Bankrupt, reserves on the unaudited balance sheet of TOL for the five months ended May 31, 1996 for the Containers and Chassis not recovered from Bankrupt customers and for any monies due and owing from Bankrupt customers to TOL are adequate to cover the Loss and Expenses (as defined in Section 8.10(a)) from all Bankrupt customers including those arising after May 31, 1996, after considering TOL's receipt of any amounts due from third party insurers or pursuant to Management Agreements. Any adjustments made since December 31, 1995 to TOL's reserves for Containers and Chassis not recovered from Bankrupt customers and for monies due and owing from Bankrupt customers were made in the ordinary course of business in accordance with TOL's past practices and in accordance with generally accepted accounting principles consistently applied.

     (ii) The net book value of any accounts receivable due from, and Containers or Chassis on lease to, a Bankrupt customer (which Containers or Chassis have not been returned to TOL) that are reflected on the unaudited balance sheet of TOL dated May 31, 1996, net of reserves, were carried at such date in amounts that were not in excess of their realizable values.

     (iii) A customer shall be deemed "Bankrupt" if it commences a voluntary case concerning it under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or any similar foreign law; or an involuntary case is commenced against the customer under the Bankruptcy Code or any similar foreign law and relief is ordered against such customer or the petition is controverted but is not dismissed within 90 days after the commencement of the case; such customer becomes insolvent or is unable to pay its debts within the meaning of Applicable Law or stops making payments generally or declares a moratorium or suspension of payments with respect to all or a substantial part of its debts or ceases to conduct its business or enters into any composition or other arrangement with its creditors generally (or any class of them); or a custodian (as defined in the Bankruptcy Code or any similar foreign law) is appointed for, or takes charge of, all or substantially all of the property of the customer; or the customer commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such customer or there is commenced against the customer any such proceeding which remains undismissed for a period of 90 days or the customer is adjudicated insolvent or bankrupt; or the customer fails to controvert in a timely manner any petition or action filed against it under the Bankruptcy Code or any similar foreign law or any such proceeding or any order of relief or other order approving any such case or proceeding or the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 90 days; or the customer makes a general assignment for the benefit of creditors; or any action is taken by such customer for the purpose of effecting any of the foregoing.

     (h) All agreements of TOL relating to the management of Containers and/or Chassis owned by third parties (the "Management Agreements") as of December 31, 1995 which provided for compensation of $100,000 or more in 1995 are set forth in Section 4.21(a) of the TOL Disclosure Schedule and all such Management Agreements and all Management Agreements set forth on any schedule delivered after the date hereof in accordance with this Section 4.12(h) (i) are valid and binding obligations of TOL and the valid and binding obligations of each other party thereto; (ii) have not been amended, modified or terminated orally or in writing except as disclosed in writing to Transamerica prior to the execution of this Agreement; and (iii) permit TOL to use and operate the Containers and/or Chassis subject thereto. Section 4.12(h) of the TOL Disclosure Schedule accurately sets forth the original date of each Management Agreement set forth in Section 4.21(a) of the TOL Disclosure Schedule and FTEUs for each managed container investor pool. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth (i) all Management Agreements in effect as of the date hereof, the original date of each such Management Agreement, and the total number of Containers or Chassis covered thereby at December 31, 1995 and (ii) with respect to both the Management Agreements set forth on such schedule and the Management Agreements set forth in Section 4.21 of the TOL Disclosure Schedule, the total number of Containers and Chassis by Container or Chassis type and by owner thereof, the container number and chassis number of each Container or Chassis covered by each such Management Agreement and the designation of the owner of each such Container or Chassis. The Management Agreements which have not been furnished to Transamerica prior to the date hereof do not contain terms or provisions which are more burdensome, uneconomic or materially different from those that have been received by Transamerica.

     (i) Notwithstanding any other provision of this Agreement, no representation or warranty is made with respect to the presentation on the audited balance sheet of TOL for the year ended December 31, 1995 of the items referred to in Section 4.12(i) of the TOL Disclosure Schedule.

     4.13 Title. At the Closing, TOL shall have (i) complete and unrestricted power and the unqualified right to use in the business, sell, assign, transfer and deliver the Owned Equipment (subject, in the case of Leased-Out Equipment, to rights of the applicable lessee) and the other assets (excluding Management Agreements and Leases relating to Leased Equipment, which by their terms are not assignable or transferrable without the consent of the other party thereto) of TOL which are owned by TOL or any of its affiliates, and upon consummation of the transactions contemplated hereby, TOL will continue to have legal and marketable title to all of such Owned Equipment (subject, in the case of Leased-Out Equipment, to rights of the applicable lessee) and such other assets of TOL which are owned by TOL or any of its affiliates, free and clear of all title defects, claims, charges, options (except as aforesaid), conditional sales contracts, collateral security arrangements, mortgages, pledges, liens, security interests or encumbrances of any kind, as contemplated by Section 4.12 hereof (other than (a) the Revolving Credit Agreement, (b) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business and not yet subject to foreclosure and which do not impair Transamerica's ability to directly or indirectly hold, own, utilize or sell any Container or Chassis, (c) liens for current taxes not yet due, (d) the Security Interests, each of which, shall have been released and discharged or with respect to which enforceable and irrevocable arrangements shall have been entered into to effect such release and discharge, in each case, at TOL's expense and (e) the Operating Leases) and (ii) legal and valid leasehold interests in the leases pursuant to which TOL or its affiliates lease Chassis (collectively, the "TOL Chassis Leases") and the other assets of TOL which are leased by TOL or its affiliates.

     4.14. Operating Leases; Sales of Containers and Chassis in Connection with Management Arrangements.

          (a) Set forth in Section 4.14(a) of the TOL Disclosure Schedule is a true, complete and correct list of all customers who as of the date hereof have Containers or Chassis which are owned, managed or leased-in by TOL or who as of the date hereof have accounts receivable owing to TOL, and who in each case have ceased operations or are in default under their Operating Lease. Except as set forth in Section 4.14(a) of the TOL Disclosure Schedule, no Operating Lease has been terminated before its expiration (other than in accordance with its terms), repudiated or rescinded by TOL, or terminated before its expiration (other than in accordance with its terms), or, to the knowledge of TOL, repudiated or rescinded by the applicable lessee under an Operating Lease and no written notice or, to the knowledge of TOL, oral notice, has been received by TOL of any intention or threat by the applicable lessee to do any of the above.

          (b) TOL has not consented to any sublease by any lessee to a third party not controlled by such lessee of Containers or Chassis under any Operating Lease in effect as of the date of this Agreement, and no written notice or, to the knowledge of TOL, oral notice, has been received by TOL of any intention by a relevant lessee to grant any such sublease.

          (c) Section 4.14(c) of the TOL Disclosure Schedule sets forth a true and complete copy of the plan of TOL for calendar year 1996 with respect to purchases by TOL of Containers and Chassis and disposals by TOL of Containers and Chassis in connection with any Containers or Chassis that have been, or may become, subject to management arrangements, as the case may be, between TOL and a third party. All such purchases and disposals since January 1, 1996 have been made in the ordinary course of business and in amounts not in excess of those provided for in the plan. Section 4.14(c) of the TOL Disclosure Schedule sets forth a summary of such purchases and disposals from January 1, 1996 through May 31, 1996. Notwithstanding the foregoing, projections or other predictions contained in the plan are not and shall not be deemed to be representations or warranties of TOL, Arthur or Dennis.

     4.15. Operations Manuals. The operations manuals, technical manuals and summaries of repair history records delivered to Transamerica by TOL prior to the date hereof are true, complete and correct. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof true, complete and correct copies of all of

TOL's operations manuals, technical manuals and repair history records. The practices adopted and/or applied by TOL in the Container Operations and the repair history of the Container Operations have not materially departed from the provisions of the manuals or records delivered to Transamerica prior to the date hereof.

     4.16. Depot Agreements; Purchase Options. (a) Section 4.16 of the TOL Disclosure Schedule sets forth the form of Depot Agreement (as defined in Section 4.21(a)) used by TOL in the ordinary course of business and the terms of such Depot Agreements provide for (i) free assignability and transferability without the consent of the counterparty thereto and (ii) cancellability without penalty to TOL upon not more than 60 days' notice in the case of Depot Agreements with respect to dry cargo Containers and 90 days' notice in the case of Depot Agreements with respect to tank Containers. No Depot Agreement differs in any material respect from the form set forth in Section 4.16(a) to the TOL Disclosure Schedule.

     (b) Section 4.16(b) of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list with respect to the Containers or Chassis on which as of June 30, 1996 an option to purchase has been granted, the customer to which such purchase option has been granted, the contract pursuant to which such purchase option has been granted, the date on which such purchase option expires, and the dollar amount at which such purchase option may be exercised and the per diem rate thereon. Except as set forth in Section 4.16(b) of the TOL Disclosure Schedule, no options to purchase have been granted to third parties with respect to any Container or Chassis through June 30, 1996 and none will be granted after the execution hereof without the prior written consent of Transamerica. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list of the Containers or Chassis on which between June 30, 1996 and the date hereof (including the date hereof) an option to purchase has been granted, the customer to which such purchase option has been granted, the contract pursuant to which such purchase option has been granted, the time period, if any, during which such purchase option may be exercised, and the dollar amount at which such purchase option may be exercised and the per diem rate thereon.

     4.17. Registration Statement. None of the information provided by TOL for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.18. Litigation. Except as set forth in Section 4.18 of the TOL Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of TOL, threatened against TOL which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby or, if adversely determined, could reasonably be expected to have a material adverse effect on TOL. There is no Action pending or, to the knowledge of TOL, threatened against TOL by any of TOL's securityholders, in their capacity as securityholders, including, without limitation, any holders or former holders of capital stock of TOL or any holders or former holders of notes or bonds of TOL. TOL is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate could reasonably be expected to have a material adverse effect on TOL or a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby. Except as set forth in Section 4.18 to the TOL Disclosure Schedule, (i) there has not been any Action asserted or, to the knowledge of TOL, threatened against TOL relating to TOL's method of doing business or its relationship with past, existing or future users, purchasers or licensees of any Proprietary Rights, goods or services of TOL and (ii) TOL has not been subject to any outstanding order, writ, injunction or decree relating to TOL's method of doing business or its relationship with past, existing or future users, purchasers or licensees of any Proprietary Rights, goods or services of TOL.

     4.19. Brokerage and Finder's Fees; Merger Fees. Except for TOL's obligations to (i) Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Financial Advisors") (a copy of the written agreement relating to such obligations having previously been provided to Transamerica) and (ii) one other individual who has been identified to the Vice President Corporate Development of Transamerica, neither TOL nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of TOL, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. The aggregate Merger Fees owed or which will be owing by TOL to investment bankers, financial advisors, attorneys or accountants will not exceed $2,000,000. "Merger Fees" means, with respect to any party hereto, all fees and expenses paid or payable by such party to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents; provided, however, that TOL's accountants' Merger Fees shall not include audit fees of $222,000 which fees are pursuant to the audit engagement letter dated June 19, 1995 for the issuance of TOL's Form 10-K and for the audit of TOL's financial statements in each case for the year ended December 31, 1995 and Merger Fees shall include all fees paid or payable for services rendered with respect to the transactions contemplated by this Agreement (including without limitation, with respect to the negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents) from January 1, 1996 through the Closing Date to the Financial Advisors and to Cooley Godward Castro Huddleson & Tatum. TOL is not subject to any other Contract to pay remuneration to any person, firm, corporation or other legal entity, including any officer, director or employee of TOL, in connection with the negotiation, preparation, execution and consummation of this Agreement or otherwise relating to the Merger.

     4.20. Employee Benefit Plans.

          (a) For purposes of this Section 4.20, the following terms have the definitions given below:

             "Controlled Group Liability" means any and all liabilities under
        (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

             "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
        Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

             "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by TOL or any of its subsidiaries or to which TOL or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) Section 4.20(b) of the TOL Disclosure Schedule accurately sets forth a true, correct and complete list as of the date hereof (i) of the 20 most highly compensated employees of TOL by name and their respective rate of pay and target bonus percentage, if any as of the date hereof and (ii) by department, with respect to U.S. employees, and by title, with respect to employees outside the U.S., and by location and by name (or, if the data requested pursuant to this Section 4.20(b) is not available by name of particular employees, the number of such employees and the aggregate for such employees), the estimated number of years of service and the estimated annual compensation. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct schedule accurately setting forth as of the date hereof the name of each employee of TOL and, with respect to each employee, their title, their rate of pay, their target bonus, if any, all other entitlements under Plans, the terms of any agreements with respect to termination of employment and separation or severance benefits, the length of notice required to terminate employment, the date on which employment commenced (or is deemed to have commenced for statutory purposes), the date of birth and the location of such employee and the information set forth in such schedule shall not vary from the information set forth in Section 4.20(b) of the TOL Disclosure Schedule except for matters which individually and in the aggregate are immaterial.

          (c) Section 4.20(c) of the TOL Disclosure Schedule lists all Plans which cover United States based employees of TOL. There are no Plans other than those required by local laws which cover employees of TOL based outside the United States. With respect to each Plan, TOL has made available to Transamerica a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

          (d) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (e) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the SEC Documents filed or to be filed with the Commission.

          (f) TOL and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans and all of the provisions of the Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan, other than the fiduciary bonding requirements of ERISA, or the imposition of any lien on the assets of TOL or any of its subsidiaries under ERISA or the Code with respect to actual or potential liabilities under a Plan.

          (g) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has TOL or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (h) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of TOL or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither TOL nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          (i) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither TOL nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for death benefits payable under the normal course of a pension benefit plan with respect to deceased participants.

          (j) Except as set forth in Section 4.20(j) of the TOL Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of TOL or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by TOL or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of TOL or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

     4.21. Contracts. (a) Section 4.21 of the TOL Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases (which, with respect to Operating Leases, is to the knowledge of TOL) and executory commitments (each a "Contract") to which TOL is a party and which fall within any of the following categories: (i) as of December 31, 1995, all Management Agreements which provided for compensation of $100,000 or more during 1995, and, as of June 30, 1996, all Operating Leases, all TOL Chassis Leases, all Purchase Commitments (as defined below), all Indebtedness Agreements, including all Secured Financing Agreements, agreements between TOL and depot owners relating to the use of depots in connection with Container Operations (the "Depot Agreements") and all other contracts, commitments, leases, agreements or understandings, whether written or oral, relating to the Container Operations or the assets of TOL involving the payment of $100,000 or more, (ii) Contracts not entered into in the ordinary course of business of TOL, (iii) joint venture, partnership and like agreements, (iv) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by TOL of more than $100,000 per year, (v) Contracts containing covenants purporting to limit the freedom of TOL to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals, (vi) Contracts which after the Effective Time would have the effect of limiting the freedom of Transamerica or its subsidiaries (other than TOL and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (vii) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of TOL, (viii) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (ix) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any price or annual expense in excess of $100,000 and not cancellable by TOL (without premium or penalty) within one month, (x) Contracts with any labor organization,
(xi) any confidentiality agreements to which TOL is party and pursuant to which the disclosure of such confidentiality agreement is not precluded, with TOL hereby representing that the only confidentiality agreement it has entered into whose disclosure is precluded by the terms thereof do not relate to or otherwise affect the conduct or operations of TOL's business, (xii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of TOL or commitments for the borrowing or the lending of amounts in excess of $100,000 by TOL or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of TOL, (xiii) Contracts involving annual revenues or expenditures to the business of TOL in excess of .5% of TOL's annual revenues and (xiv) Contracts with or for the benefit of any affiliate of TOL (other than subsidiaries of TOL). "Purchase Commitments" means purchase orders of TOL and its affiliates for Containers and Chassis. All of the Contracts required to be disclosed by this Section 4.21(a) are valid and binding obligations of TOL and the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on TOL. Neither TOL nor, to the knowledge of TOL, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on TOL. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver within 10 business days of the date hereof, a schedule which accurately sets forth as of the month end immediately preceding the date hereof a true, complete, and correct list of all Operating Leases, by customer and by container number and chassis number and by type, the start date, end date and per diem for each such Operating Lease. The information set forth on such schedule will be consistent with the information contained in TOL's consolidated monthly financial reports, including fleet on hire, average per diem, and average utilization, which information is in turn consistent with the operating data provided by TOL to Transamerica prior to the date hereof.

     (b) Section 4.21(b) of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list with respect to the Purchase Commitments as of July 16, 1996, which list sets forth (A) with respect to each such Purchase Commitment, the related purchase order number(s), the purchase order date(s), the equipment type, the number of units, the delivery date(s), the number of units delivered by type of equipment, the price per type of equipment, the extended total of the purchase orders and manufacturer designation and (B) the grand total of the number of units ordered, the number of units delivered and the extended total of the purchase orders. Each Purchase Commitment listed in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule has been made in the ordinary course of TOL's business and, in each case, to the extent carried out, is in compliance with the terms of the relevant purchase order. The terms of each purchase order listed in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule are consistent with the terms of the form of purchase order attached hereto as Exhibit M. The Purchase Commitments set forth in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule constitute all Purchase Commitments of TOL and its affiliates for Containers and Chassis as of July 16, 1996. Except as set forth in Sections 4.21(b) and 4.21(b2) to the TOL Disclosure Schedule, neither TOL nor any of its affiliates have entered into additional purchase commitments for Containers or Chassis between December 31, 1995 and July 16, 1996. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list of all Purchase Commitments of Containers and Chassis entered into by TOL between July 16, 1996 and the date hereof (including the date hereof), and with respect to each such Purchase Commitment the information set forth in the first sentence of this
Section 4.21(b). Except as set forth in Section 4.21(b3) of the TOL Disclosure Schedule, the purchase orders set forth on such schedule will be consistent with the terms of the form of purchase order attached hereto as Exhibit M. Without the prior written consent of Transamerica, not to be unreasonably withheld, TOL will not enter into any Purchase Commitments between the date hereof and the Closing Date.

     (c) Except as set forth in Section 4.21(c) of the TOL Disclosure Schedule, so far as TOL is aware, none of the Operating Leases are held by persons (or their agents) who have ceased operations or are Bankrupt.

     (d) (i) Section 4.21(d)(i) of the TOL Disclosure Schedule sets out each claim made or resolved by TOL or its affiliates in respect of any manufacturer's warranty relating to any Containers owned or leased by TOL or Chassis owned or leased by TOL in excess of $50,000 since December 31, 1990.

     (ii) Except as set forth in Section 4.21(d)(ii) of the TOL Disclosure Schedule, (A) TOL has not waived any warranty claims since December 31, 1990 and
(B) there are no manufacturing defects in any Container or Chassis.

     (iii) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct list, by container number and chassis number of all Containers and Chassis which are subject to any claims set forth in Section 4.21(d) of the TOL Disclosure Schedule.

     4.22. Accounts Receivable.

     Except as set forth in Section 4.22 of the TOL Disclosure Schedule, all accounts and notes receivable (including finance notes receivable) and accrued interest receivable of TOL (together with accounts and notes receivable, the "Receivables") have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of May 31, 1996 are as of such date established in accordance with generally accepted accounting principles consistently applied and will be collectible in an

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

amount not less than the amounts thereof carried on the balance sheet as of such date, net of any reserves included thereon, as applicable, and any adjustments made since December 31, 1995 to TOL's accounts receivable reserves were made in the ordinary course of business in accordance with TOL's past practices and in accordance with generally accepted accounting principles consistently applied. The Receivables are valid, binding and enforceable in accordance with their terms, arise from bona fide transactions, and are not subject to counterclaims, refusals to pay or other rights of set-off. To the extent that the representations and warranties in this Section and in Section 4.12(g) shall both prove to be inaccurate due to the same circumstances relating to a Bankrupt Customer, the parties agree that nothing herein shall permit Transamerica to recover more than its Loss and Expenses (as defined in Section 8.10(a)) attributable to such circumstances.

     4.23. Officers and Employees. The information delivered to Transamerica by TOL (receipt of which was specifically acknowledged in writing by Transamerica) as to the names of all directors and officers of TOL, the total salary, bonus, fringe benefits and perquisites received by all directors, officers and employees whose total salary exceeded $75,000 in the fiscal year ended December 31, 1995 is true, accurate and complete as of December 31, 1995, and no material changes to the foregoing compensation arrangements have occurred subsequent to December 31, 1995. Except as previously disclosed to Transamerica in writing (receipt of which was specifically acknowledged in writing by Transamerica), there are no other material forms of compensation paid to any such director, officer or employee of TOL. Except as previously disclosed to Transamerica in writing (receipt of which was specifically acknowledged in writing by Transamerica), no officer, director or employee of TOL or any other affiliate of TOL provides or causes to be provided to TOL any material assets, services or facilities and TOL does not provide or cause to be provided to any such officer, director, employee or affiliate any material assets, services or facilities. Except as set forth in Section 4.23 to the TOL Disclosure Schedule, no officer, director or other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, TOL has any material interest in the assets of TOL. Except as set forth in Section 4.23 of the TOL Disclosure Schedule, there are no compensation plans of TOL that are not in writing, and copies of all compensation plans, including any severance plans, of TOL have heretofore been given to Transamerica.

     4.24. Labor Relations. There is no unfair labor practice complaint against TOL pending before the National Labor Relations Board, and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of TOL, threatened against or involving TOL. TOL has not employed since December 31, 1992 and does not employ any individual who is a member of a collective bargaining unit with respect to such individual's employment by TOL. TOL is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to employment, except for failures to be in compliance therewith which would not have a material adverse effect on TOL or on the ability of TOL to consummate the transactions contemplated hereby.

     4.25. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of TOL as of December 31, 1995 included in the SEC Documents or (ii) as incurred after December 31, 1995 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and disclosed in Section 4.25 to the TOL Disclosure Schedule, (iii) the Merger Fees or (iv) except as set forth in Section 4.12(i) of the TOL Disclosure Schedule, TOL does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on TOL.

     4.26. Customer and Supplier Relationships.

          (a) To TOL's knowledge, except as set forth in Section 4.26(a) of the TOL Disclosure Schedule, its relationships with its customers and suppliers are satisfactory, except for such relationships which cease to be satisfactory as a result of the announcement of the Merger.

          (b) (i) Section 4.26(b) to the TOL Disclosure Schedule lists, as of July 7, 1996, the 10 largest customer relationships (in financial twenty-foot equivalent units based on the definition thereof which TOL has supplied to Transamerica ("FTEUs")) of TOL with respect to each of dry cargo containers, tank containers, open top containers, refrigerated containers, collapsible containers, chassis and each

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

     other type of equipment listed on Exhibit F attached hereto, and (ii) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct list of the 10 largest customer relationships (in twenty-foot equivalent units ("TEUs")) of TOL with respect to dry cargo containers, the 10 largest customer relationships (in units) of TOL with respect to tank containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to open top containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to refrigerated containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to collapsible containers, the 10 largest customer relationships (in units) of TOL with respect to Chassis in each case referred to in this clause (ii) determined by reference to billing to customers during the month of June 1996. As soon as practicable following the date hereof, TOL shall deliver to Transamerica a true, complete and correct list of the 10 largest customer relationships (in US$ volume) of TOL with respect to each other type of equipment listed on Exhibit F attached hereto, in each case determined by reference to billing to customers during the month of June 1996. Except as set forth in Section
     4.26 of the TOL Disclosure Schedule or on the list referred to in the immediately preceding sentence or as a result of the announcement of the Merger, no such customer has cancelled, terminated or otherwise modified in any respect adverse to the business of TOL, or, to the knowledge of TOL, made any written threat to TOL to cancel, terminate or otherwise modify in any respect adverse to the business of TOL, its relationship with TOL or the business of TOL, or has at any time since January 1, 1994 decreased materially, or made any written threat to decrease materially, its business with TOL or the business of TOL. TOL has no knowledge that any such customer intends to cancel, terminate or otherwise modify in any respect adverse to the business of TOL, its relationship with TOL or the business of TOL, or to materially decrease its business with TOL or the business of TOL, provided that the representation and warranty in this sentence shall not be deemed to be inaccurate at the Closing if it is accurate as of the date hereof and a customer shall take any of the foregoing actions as the result of the announcement of the Merger.

     4.27. Operation of TOL's Business.  (a) Since December 31, 1995, TOL has
(i) operated its business in the ordinary course and (ii) except as set forth in
Section 4.27 of the TOL Disclosure Schedule, TOL has not:

          (i) done or effected any of the following actions with respect to its securities: (A) adjusted, split, combined or reclassified its capital stock, (B) made, declared or paid any dividend or distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the regular quarterly dividend on the TOL Series B Preferred Stock, which shall not, in the aggregate, exceed $98,475 per quarter as of the Closing Date,
     (C) granted any person any right to acquire any shares of its capital stock, (D) issued, delivered or sold or agreed to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase TOL Common Stock), or (E) entered into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sold, transferred, pledged, mortgaged, encumbered or otherwise disposed of any of its property or assets other than sales and disposals of Containers or Chassis or licensing of Proprietary Rights made in the ordinary course of business consistent with past practice and sales of Containers and Chassis not in excess of the quantities contemplated by the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

          (iii) made or proposed any changes in its Certificate of Incorporation, as amended, or Bylaws;

          (iv) merged or consolidated with any other person or acquire a material amount of assets or capital stock of any other person or entered into any confidentiality agreement with any person;

          (v) incurred, created, assumed or otherwise become liable for any indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice and not in excess of the net amounts specified in the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

          (vi) created any subsidiaries;

          (vii) entered into or modified any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of TOL, or otherwise increased the compensation or benefits provided to any officer, director, consultant or employee except
     (i) in the ordinary course of business, (ii) as may be required by Applicable Law or (iii) for arrangements relating to Merger Fees;

          (viii) changed its method of doing business or changed any method or principle of accounting, including, without limitation, adequate provisions or reserves described in Sections 4.8, 4.11(a), 4.12(g), 4.22, 4.25, 5.3(f)
     and 8.10, in a manner that is inconsistent with past practice;

          (ix) settled any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000;

          (x) settled, compromised or cancelled any debts owed to, or claims of, TOL, except in the ordinary course of business;

          (xi) waived, surrendered or released, or caused or permitted a waiver, surrender or release on its behalf of, any rights of TOL which have any material value;

          (xii) modified, amended or terminated, or waived, released or assigned any material rights or claims with respect to, any Contract set forth in
     Section 4.21 to the TOL Disclosure Schedule, any other material Contract to which TOL is a party or any confidentiality agreement to which TOL is a party;

          (xiii) incurred or committed to any capital expenditures (other than purchases of Containers or Chassis), obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000;

          (xiv) made any material changes to the policies or practices of TOL relating to (A) extensions of credit to any person or to the sale of any assets held by TOL, (B) collection of accounts receivable or the payment of accounts payable, (C) maintenance and repair or (D) pricing or investment;

          (xv) made any change in the course of dealing with any of its suppliers, customers, employees or labor unions, or any change in its method of doing business which has had or could reasonably be expected to have a material adverse effect on TOL;

          (xvi) entered into (A) any new Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries, or is likely to carry, 1,000 or more FTEUs; (B) any new Operating Lease or series of Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units; or (C) any new Operating Lease or series of Operating Leases with the same party in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units;

          (xvii) entered into any Contract not in the ordinary course of business on commercially reasonable terms or entered into any Operating Lease except on commercially reasonable terms;

          (xviii) amended, modified or changed the material terms of (A) any Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 1,000 or more FTEUs, (B) any Operating Lease or series of related Operating Leases with the same party, in respect of its tank containers whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 100 or more units or (C) any Operating Lease or series of related Operating Leases with the same party, in respect of its refrigerated containers whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 100 or more units;

          (xix) engaged in any transaction or arrangement with any affiliate of TOL (other than its wholly owned subsidiaries);

          (xx) amended, modified or changed a Management Agreement existing as of the date hereof;

          (xxi) deviated in any material respect from the direction and business philosophy reflected in the plan, a copy of which is set forth in Section
     4.14 to the TOL Disclosure Schedule, or from the type of equipment purchases, the targeted proportion of TOL's Containers and Chassis to consist of Owned Equipment, and the targeted composition of TOL's Containers and Chassis;

          (xxii) incurred any Merger Fees in excess of the amounts set forth in
     Section 4.19;

          (xxiii) taken any action to exempt or made inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Transamerica or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xxiv) entered into or carried out any other transaction other than in the ordinary and usual course of business;

          (xxv) permitted or caused any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxvi) agreed in writing or otherwise to take any of the foregoing actions.

     (b) Section 4.27 of the TOL Disclosure Schedule sets forth a true, complete and correct list by type of Container or Chassis of the total number of all acquisitions, sales and dispositions of Containers or Chassis during the period commencing on January 1, 1996 and ending on May 31, 1996. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list by container number and chassis number of all acquisitions, sales and dispositions of Containers and Chassis during the period commencing on January 1, 1996 and ending on the date hereof.

     (c) Since December 31, 1994, the assets of TOL have not been materially affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance).

     4.28. Permits; Compliance. Section 4.28 to the TOL Disclosure Schedule sets forth a true and correct list of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "TOL Permits"), except for such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders which are immaterial. TOL is in possession of all TOL Permits, except for such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders the failure of which to possess could not have a material adverse effect on TOL. There is no Action pending or, to the knowledge of TOL, threatened regarding suspension or cancellation of any of the TOL Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on TOL. TOL is not in conflict with, or in default or violation of, (a) any Applicable Law or (b) any of the TOL Permits, except in the case of clauses (a) and (b) for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on TOL. Since December 31, 1992, TOL has not received any notification with respect to possible conflicts, defaults or violations of (a) Applicable Laws or (b) any of the TOL Permits,

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

except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on TOL.

     4.29. Environmental Matters.

          (a) As used herein, the term "Environmental Laws" means all federal, state, local, foreign or multinational laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, water (including, without limitation, surface, ground, and coastal waters), land surface, subsurface strata or living organisms), including, without limitation, laws relating to emissions, discharges, generations, releases or threatened releases of chemicals, pollutants, contaminants, petroleum or petroleum products or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the ownership, possession, manufacture, processing, distribution, use, treatment, refinement, recycling, storage, disposal, transfer, displacement, spillage, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (b) There are, with respect to TOL, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any Hazardous Materials into the environment, actions, activities, circumstances, conditions, events, incidents, Contracts or contractual obligations which may give or which have given rise to any common law environmental liability or any liability or other obligation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local, foreign or multinational laws or any other Environmental Law and TOL has not received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing, other than such violations, releases, actions, activities, circumstances, conditions, events, incidents, commitments, contractual obligations, notices or Actions which could not have a material adverse effect on TOL.

          (c) During TOL's or any of its subsidiaries' or its or their predecessors' occupation of any real property, no Hazardous Materials, including, without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB compounds, were or are contained on or about any such real property currently or previously owned, leased or operated by TOL or any of its subsidiaries or its or their predecessors, nor during TOL's or any of its subsidiaries' or its or their predecessors' occupation of any real property, have such substances been used in the construction, repair or alteration of any portion of any of such real property.

          (d) TOL does not and has not, and has not arranged for any Hazardous Materials to be, held, transported, stored, disposed of, treated or procured any Hazardous Materials except in accordance with applicable Environmental Laws.

          (e) TOL is in possession of TOL Permits required by applicable Environmental Laws to be obtained by it to own, lease and operate its properties and to carry on its business as it is now being conducted (the "Environmental Permits") and has complied with such Environmental Permits in all material respects. TOL has received no written notice or threat of variation, revocation, modification, refusal to renew or enforcement action with respect to such Environmental Permits.

          (f) By virtue of the Merger and the transactions contemplated hereby, TOL is not and (based on Environmental Laws as in effect on the date hereof) will not become subject to any applicable Environmental Law requiring the performance of assessments, the removal or remediation of Hazardous Materials, the giving of notice to any Governmental Authority or the recording or delivery of an environmental disclosure document or statement.

          (g) During TOL's or any of its subsidiaries' or its or their predecessors' ownership, leasehold or operation of any real property, there were and are no underground storage tanks on or under any such real property currently or previously owned, leased or operated by TOL or any of its subsidiaries or its or their predecessors, other than underground storage tanks which could not have a material adverse effect on TOL.

          (h) Under each lease pursuant to which TOL leases one or more Containers or Chassis to its customers, the lessee has agreed not to use the Containers or Chassis, as the case may be, for any purpose for which they are not designed or suitable and will ensure that such Containers or Chassis will be used in compliance with all Applicable Laws.

          (i) For purpose of this Section 4.29, the term "predecessor" shall mean corporate predecessor or other similar predecessor to the entity in question, and the term shall not mean or be deemed to include an entity whose relationship is based solely on prior relationship to such real property, such as a prior owner, lessor, lessee or operator of such real property.

     4.30. OSHA Matters. TOL is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws or regulations of any state, local, foreign or multinational jurisdiction ("OSHA") applicable to any facilities of TOL, except for any non-compliance which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TOL. TOL has not received any citation from the Occupational Safety and Health Administration or any other Governmental Authority or any inspector setting forth any respect in which the facilities or operations of TOL are not in compliance with OSHA, or the regulations under such act, which noncompliance has not been corrected or remedied to the satisfaction of such Governmental Authority or inspector, except in all such cases for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TOL. TOL has heretofore provided Transamerica with copies of all citations heretofore issued to TOL under OSHA and copies of all material correspondence from and to the Occupational Safety and Health Administration, any other Governmental Authority and any inspectors during the past three (3) years.

     4.31. Insurance. Section 4.31 to the TOL Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by TOL on the date hereof and which afford coverage to TOL, its assets or business and the coverage provided thereunder and the applicable deductibles and exclusions. As of the date hereof, all such policies, binders and programs are in full force and effect, and, as of the Effective Time, all such policies, binders and programs (or renewals or replacements thereof, as applicable) will be in full force and effect. All premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and, as of the Effective Time, all premiums with respect thereto (or with respect to renewals or replacements thereof, as applicable) will be paid to the extent due. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable) and, as of the Effective Time, no notice of cancellation or termination will have been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable).

     4.32. Board Recommendation. The Board of Directors of TOL, at a meeting duly called and held, has by a majority vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the TOL stockholders, and
(ii) resolved to recommend that the holders of the shares of TOL Stock approve this Agreement and the transactions contemplated herein, including the Merger.

     4.33. State Takeover Laws. (i) The execution of this Agreement and each Support/Voting Agreement, a form of which is attached hereto as Exhibit B, dated as of the date hereof (the "Support/Voting Agreement") between Transamerica and Arthur or Dennis, as the case may be, (ii) the Merger and (iii) the transactions contemplated hereby and by the Support/Voting Agreement are exempt from or inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

     4.34. Disclosure. No representations or warranties made by TOL, Arthur or Dennis in this Agreement or exhibits, schedules, or annexes hereto contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

     4.35. Powers of Attorney, Guarantees, Sureties.  Except as set forth in
Section 4.35 of the TOL Disclosure Schedule, TOL has not granted any currently effective powers of attorney, is not a guarantor of any third party obligations, and is not a surety with respect to any third party obligations.

     4.36. Accuracy of Preliminary Report and Pre-Closing Report; Certain Payments. The information contained in each of the Preliminary Report and the Pre-Closing Report as to the matters included therein is or will be true and correct in all respects, respectively, as of the date or dates specified therein. Arthur Andersen LLP shall pay not less than $1,000,000 to TOL pursuant to the settlement agreement entered into in July 1996, a true, complete and correct copy of which has been provided to Transamerica by TOL prior to the date hereof.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1. Mutual Covenants.

          (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

          (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties hereto, after consultation with the other parties (i) will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the HSR Act with respect to the Merger, (ii) will use its reasonable efforts to obtain an expiration or termination of the applicable waiting period, and (iii) will support in good faith any HSR filing made by the parties in connection with the Merger, including, but not limited to, by promptly seeking to place itself in substantial compliance with any Request for Additional Information and Documentary Materials made under the HSR Act ("Second Request") by the FTC or DOJ, and by promptly providing all other information and documents reasonably requested by any Governmental Entity in connection with said HSR filing. In addition to the foregoing covenants set forth in this Section 5.1(b), Transamerica hereby covenants and agrees that it shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger in connection with such HSR filings; provided, however, that neither Transamerica nor any of its subsidiaries shall be required hereunder to agree to divest or hold separate any portion of the business or assets of Transamerica or TOL. Each of the parties, after consultation with the other parties, shall use all reasonable efforts to vigorously defend against any action instituted by any Governmental Entity regarding the Merger.

          (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain (including, without limitation, registrations or other actions required under federal and states securities laws in connection with the transactions contemplated by this Agreement).

          (d) Tax-Free Treatment. Each of the parties shall use its reasonable efforts (including, without limitation, furnishing the representations set forth in Exhibit H hereto) to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Cooley Godward Castro Huddleson & Tatum to issue its opinion provided for in
     Section 6.2(g) and, if Section 1.1(b) shall apply to the form of the Merger, each of the parties shall use its reasonable efforts (including, without limitation, furnishing the representations set forth in Exhibit I hereto) to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Wachtell, Lipton, Rosen & Katz to issue its opinion provided for in Section 6.3(o).

          (e) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or any national securities exchange (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Transamerica and TOL shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation or prior to receiving from the other party approval of the timing and content of such press release.

     5.2. Covenants of Transamerica.

          (a) Preparation of Transamerica Registration Statement. Transamerica shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Such Registration Statement shall include the Transamerica Common Shares to be issued pursuant to Section 2.1(b) hereof and shall include any additional Transamerica Common Shares which in the judgment of Transamerica may be required to be issued pursuant to Section 2.6(a) or 2.6(c) or Section 2.7(a) or 2.7(c) hereof. Transamerica also shall take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Transamerica Common Shares in the Merger.

          (b) Conduct of Transamerica's Operations. During the period from the date hereof to the Effective Time, Transamerica shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Following the Effective Time, Transamerica shall use and shall cause Surviving Corporation to use commercially reasonable efforts to collect the Receivables (including, without limitation, pursuant to any insurance maintained by TOL with respect to the Receivables) which remain unpaid and to obtain recoveries from third parties with respect to Containers and Chassis where the cost of repairs would be subject to indemnification pursuant to Section 8.10(a)(E) hereof and with respect to lost, stolen, destroyed or otherwise missing equipment.

          (c) Notification of Certain Matters. Transamerica shall give prompt notice to TOL of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Transamerica to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(c) shall not limit or otherwise affect the remedies available hereunder to TOL.

          (d) Indemnification. Transamerica shall use its reasonable best efforts to pursue any claims for indemnification pursuant to Section 8.10(b) or 8.11 against both of Arthur and Dennis; provided, however, that if Transamerica cannot pursue or successfully prosecute such claims against one of Arthur or Dennis, it may pursue the full claim against the other; provided, further, that, notwithstanding anything to the contrary contained herein, in no event shall either of Arthur or Dennis be liable pursuant to Sections 8.10(b) and 8.11 hereof for any amount that, in the aggregate, exceeds the consideration actually received by such person, or member(s) of such person's family (including trusts for the benefit of such person or any family members or entities which are owned or established by such person or any family members).

          (e) Appraisal Rights. In the event that any stockholder of TOL who demands appraisal rights in accordance with the requirements of Section 262(d) of DGCL and obtains payment, either as a result of an award by a court of competent jurisdiction or a settlement of such proceeding, in an amount per share of TOL Common Stock which is less than the Per Share Amount (as adjusted pursuant to Sections 2.6 and 2.7) (the amount obtained by subtracting (i) such payment, as increased by costs (other than costs reimbursed by Arthur and Dennis in accordance with Section 8.10(b)(iii)) incurred by Transamerica and TOL with respect to the demand for such appraisal rights from (ii) the Per Share Amount (as adjusted) and multiplying such remainder if positive by the number of shares of TOL Common Stock subject to such appraisal rights (the resulting amount being referred to as the "Shortfall Amount"), Transamerica shall deliver to the Escrow Agent the Shortfall Amount, but not more than $3,000,000, for distribution to the TOL Stockholders whose shares were converted into Transamerica Common Stock pursuant to the first sentence of Section 2.1(b).

     5.3. Covenants of TOL, Arthur and Dennis. For purposes of this Agreement, the covenants of TOL contained herein shall also be deemed covenants of each direct and indirect subsidiary of TOL and of each of Arthur and Dennis.

          (a) TOL Stockholders Meeting. TOL shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended, and Bylaws necessary to obtain the consent and approval of the TOL stockholders with respect to the Merger, this Agreement and the transactions contemplated hereby at the earliest practicable date and also to obtain, in a manner reasonably satisfactory to Transamerica, the approval of TOL stockholders necessary to permit the acceleration in connection with the Merger of TOL Options held by Philip C. Kantz not to result in an excess parachute payment within the meaning of Section 280G of the Code (the "Kantz Approval").

          (b) Information for the Registration Statement and Preparation of TOL Proxy Statement. TOL shall furnish Transamerica with all information concerning it as may be required for inclusion in the Registration Statement. TOL shall cooperate with Transamerica in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to TOL contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, TOL shall promptly so inform Transamerica and provide Transamerica with the information necessary to make statements contained therein not false and misleading. TOL shall use all reasonable efforts to mail at the earliest practicable date to the TOL stockholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to TOL stockholders in connection with the Merger and the transactions contemplated hereby, including the Kantz Approval, and shall include the recommendation of TOL's Board of Directors in favor of the Merger and the Kantz Approval.

          (c) Conduct of TOL's Operations. During the period from the date hereof to the Effective Time, TOL shall conduct its operations in the ordinary course of business consistent with past practice except as expressly contemplated by this Agreement and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date hereof to the Effective Time, TOL shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(c) to the TOL Disclosure Schedule, without the prior written consent of Transamerica (which shall have available to TOL during the period preceding the Effective Time executives who can, or who can expeditiously obtain authorization sufficient to, respond expeditiously to requests by TOL for waivers of the provisions set forth in this Section 5.3(c)):

             (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
        (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the regular quarterly dividend on the TOL Series B Preferred Stock, which shall not, in the aggregate, exceed $98,475 as of the Closing Date, (C) grant any person any right to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase TOL Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

             (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales and disposals of Containers or Chassis or licensing of Proprietary Rights made in the ordinary course of business consistent with past practice and sales of Containers and Chassis not in excess of the quantities contemplated by the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

             (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws;

             (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person;

             (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

             (vi) create any subsidiaries;

             (vii) except with respect to the verbal agreements set forth in
        Section 4.20(j) of the TOL Disclosure Schedule, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of TOL, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except (i) as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement or (ii) for arrangements relating to Merger Fees;

             (viii) change its method of doing business or change any method or principle of accounting, including, without limitation, adequate provisions or reserves described in Sections 4.8, 4.11(a), 4.12(g), 4.22, 4.25, 5.3(e) and 8.10, in a manner that is inconsistent with past practice;

             (ix) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000 or commence any such Action;

             (x) settle, compromise or cancel any debts owed to, or claims of, TOL, except in the ordinary course of business;

             (xi) waive, surrender or release, or cause or permit a waiver, surrender or release on its behalf of, any rights of TOL which have any material value;

             (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
        Section 4.21 to the TOL Disclosure Schedule, any other material Contract to which TOL is a party or any confidentiality agreement to which TOL is a party;

             (xiii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000, or otherwise commit or agree to purchase any Containers or Chassis except in any such case for capital expenditures or commitments to purchase Containers or Chassis authorized by TOL prior to the date hereof and disclosed to Transamerica in writing;

             (xiv) make any material changes to the policies or practices of TOL relating to (A) extensions of credit to any person or to the sale of any assets held by TOL, (B) collection of accounts receivable or the payment of accounts payable, (C) maintenance and repair or (D) pricing or investment;

             (xv) make any change in the course of dealing with any of its suppliers, customers, employees or labor unions, or any change in its method of doing business which has had or could reasonably be expected to have a material adverse effect on TOL;

             (xvi) enter into (A) any new Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries or is likely to carry, 1,000 or more FTEUs,
        (B) any new Operating Lease or series of Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units or (C) any new Operating Lease or series of Operating Leases with the same party, in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries or is likely to carry, 100 or more units;

             (xvii) enter into any Contract not in the ordinary course of business on commercially reasonable terms or enter into any Operating Lease except on commercially reasonable terms;

             (xviii) amend, modify or change the material terms of (A) any Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 1,000 or more FTEUs, (B) any Operating Lease or series of related Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 100 or more units or (C) any Operating Lease or series of related Operating Leases with the same party, in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 100 or more units;

             (xix) other than the payment of Merger Fees, engage in any transaction or arrangement with any affiliate of TOL (other than its wholly owned subsidiaries);

             (xx) amend, modify or change a Management Agreement existing as of the date hereof;

             (xxi) deviate in any material respect from the direction and business philosophy reflected in the plan, a copy of which is set forth in Section 4.14 to the TOL Disclosure Schedule, or from the type of equipment purchases, the targeted proportion of TOL's Containers and Chassis to consist of Owned Equipment and the targeted composition of TOL's Containers and Chassis; provided, however, that projections or other predictions contained in the plan are not and shall not be deemed to be representations or warranties of TOL, Arthur or Dennis;

             (xxii) incur any Merger Fees in excess of the amount set forth in the second sentence of Section 4.19;

             (xxiii) take any action to exempt or make inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Transamerica or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

             (xxiv) other than the transactions contemplated hereby, enter into or carry out any other transaction other than in the ordinary and usual course of business;

             (xxv) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

             (xxvi) agree in writing or otherwise to take any of the foregoing actions.

          (d) No Solicitation. TOL agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving TOL, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of TOL, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Transamerica, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. From and after the execution of this Agreement, TOL shall immediately advise Transamerica in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Transamerica a copy of any such proposal in addition to any information provided to or by any third party relating thereto.

          (e) Pre-Closing Report. The Pre-Closing Report will accurately set forth the information to be provided pursuant to Section 2.5(b) as of the date specified therein.

          (f) Inspection and Repair of Containers.

             (i) From and after the date hereof, Transamerica may survey TOL's off-lease Containers and Chassis to (A) confirm that there will be no costs to Transamerica in excess of $200,000, to repair to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, and TOL hereby represents, warrants and agrees that its off-lease Containers and Chassis either (1) meet IICL-4 repair standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis or (2) are being or will be repaired by TOL or at TOL's direction to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, with the cost of repair paid by the customer who last redelivered the Container or Chassis or all or in part by TOL as to Containers or Chassis leased with DPP, and (B) determine the cost (to the extent such costs exceed $200,000; provided, however, that any amounts recovered by Transamerica from third parties, including, without limitation, payments by third party insurers and other third party payments (including without limitation by manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether such cost of repairs exceeds $200,000) to repair to IICL-4 repair standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container, or Standard IICL Guide, if a Chassis, for all off-lease Containers and Chassis; and

             (ii) The cost of repairs to the Containers and Chassis owned, managed or leased-in by TOL which in any case are off-lease, to the extent in excess of $200,000 shall be paid out of Escrow Fund A in accordance with the terms of Section 8.10 hereof; provided, however, that any amounts recovered by Transamerica from third parties, including, without limitation, payments by third party insurers and other third party payments (including without limitation by manufacturers, depots and managed container owners) shall be offset against the cost of repairs in determining whether such cost of repairs exceeds $200,000).

          (g) Affiliate Agreements. TOL shall deliver to Transamerica a letter identifying all persons who in TOL's reasonable determination are, at the time the Merger is submitted to a vote of the TOL stockholders, "affiliates" of TOL for purposes of Rule 145 under the Securities Act. TOL shall cause each person who is identified as an "affiliate" in the letter referred to above to deliver to Transamerica prior to the Effective Time a written agreement in the form agreed to by the parties hereto prior to the execution of this Agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the Transamerica Common Shares to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder.

          (h) Merger Fees. At the Closing, TOL shall deliver to the Vice President, Corporate Development of Transamerica a schedule setting forth, by payee, all Merger Fees theretofore paid and all Merger Fees owing. Following the Closing, Transamerica shall, until the remaining amount allocated to Merger Fees under Section 4.19 shall be paid into Escrow Fund A in accordance with Section 2.3(c), pay any remaining Merger Fees owing which shall have not been paid theretofore, and then reimburse the TOL Stockholders, to the extent of the amount by which $2,000,000 exceeds the amount of Merger Fees, if any, for (i) out-of-pocket, documented costs incurred by TOL Stockholders relating to price adjustments pursuant to Sections 2.6 and 2.7 and (ii) documented costs incurred by TOL Stockholders of administering the Escrow Fund, it being understood that such administrative costs shall not include the cost of defending, disputing or settling claims or disputing the Closing Report.

          (i) Notification of Certain Matters. TOL shall give prompt notice to Transamerica of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of TOL to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(i) shall not limit or otherwise affect the remedies available hereunder to Transamerica, including without limitation the right to indemnification after the Effective Time with respect to items as to which TOL provides notice hereunder.

          (j) Consulting and Non-Competition Agreements. Prior to the Effective Time, each of Arthur and Mr. Dennis shall execute and deliver to Transamerica a consulting agreement (collectively, the "Consulting Agreements") and a non-competition agreement (collectively, the "Non-Competition Agreements") each with Transamerica, each of which agreements shall be in the form mutually agreed to by the parties hereto on the date hereof, and each of which shall cover the period from the Closing Date to the fifth anniversary thereof.

          (k) Access. From and after the date hereof until the Effective Time (or the termination of this Agreement), TOL shall permit representatives of Transamerica to have full access at all reasonable times to TOL's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Transamerica pursuant to this
     Section 5.3(k) shall be subject to the provisions of the confidentiality agreement between Transamerica and TOL, dated January 5, 1996, (the "Confidentiality Agreement"), which agreement remains in full force and effect.

          (l) Repayment of Notes. Prior to or at the Effective Time, (i) Arthur and Mr. Dennis shall repay the principal and any accrued and unpaid interest thereon of any notes outstanding pursuant to which Arthur or Mr. Dennis are indebted to TOL and (ii) Arthur, Mr. Dennis and TOL shall cause TOL Distribution Limited to repay the principal and any accrued and unpaid interest thereon of any notes outstanding pursuant to which TOL Distribution Limited is indebted to TOL.

                                   ARTICLE VI

                                   CONDITIONS

     6.1. Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the TOL stockholders in the manner required by any Applicable Law.

          (d) The Commission shall have declared the Transamerica Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall be threatened by the Commission or entered by the Commission or any state securities administrator with respect to the transactions contemplated by this Agreement.

     6.2. Conditions to Obligations of TOL. The obligations of TOL to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by TOL:

          (a) The representations and warranties of each of Transamerica and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) Each of Transamerica and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Transamerica and Subcorp shall have furnished TOL with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) The Transamerica Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

          (e) TOL shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, special counsel to Transamerica, in substantially the form attached hereto as Exhibit C.

          (f) TOL shall have received fully executed counterparts of the Escrow Agreement.

          (g) (i) TOL shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, substantially in the form attached hereto as Exhibit G and substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under
     Section 368(a) of the Code and (ii) each party hereto shall have provided to such counsel the representations and certifications set forth in Exhibit H hereto, and each party hereto will use its reasonable efforts to provide such representations and certifications to such counsel in a timely manner.

     6.3. Conditions to Obligations of Transamerica and Subcorp. The obligations of Transamerica to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Transamerica and Subcorp:

          (a) The representations and warranties of TOL, Arthur and Dennis set forth in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) TOL, Arthur and Dennis shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) (i) TOL shall have furnished Transamerica with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President and (ii) each of Arthur and Dennis shall have furnished Transamerica with a certificate dated the Closing Date, in the case of both clauses (i) and (ii) of this subparagraph (c) to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Transamerica shall have received the legal opinion, dated the Closing Date, of Cooley Godward Castro Huddleson & Tatum, substantially in the form attached hereto as Exhibit D.

          (e) Transamerica shall have received fully executed counterparts of the Consulting Agreements and of the Non-Competition Agreements.

          (f) Transamerica shall have received fully executed counterparts of the Escrow Agreement.

          (g) Transamerica shall have received the Pre-Closing Report and all other information which in accordance with this Agreement is to be delivered to Transamerica after the date hereof, and containing the information to be set forth therein; provided that in no event shall Transamerica be required to consummate the Merger and the other transactions contemplated by this Agreement within less than 60 days following the receipt of any such information (other than the Pre-Closing Report) which is not delivered at the time set forth herein.

          (h) No Action shall be instituted by any Governmental Authority and continuing which (i) seeks to prevent consummation of the transactions contemplated hereby including the Merger, (ii) challenges the validity or legality of the transactions contemplated hereby, including the Merger,
     (iii) seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding or (iv) seeks to impose any material limitations on the operations, businesses or assets of TOL, Transamerica or Subcorp.

          (i) No event shall have occurred which has resulted in or could result in a material adverse effect on the assets, liabilities, results of operations, prospects, business or financial condition of TOL, except for
     (x) changes, events, occurrences or developments prevailing throughout the container leasing industry which affect the persons, firms, corporations or other legal entities which directly compete in such industry, (y) departures or reactions of employees of TOL resulting from the announcement or expectation of the Merger and (z) deterioration of relationships between TOL and its customers, vendors, managed container owners or lenders resulting from the announcement or expectation of the Merger, provided, however, that the exceptions set forth in this subparagraph (i) shall not be of any force and effect to the extent any of the circumstances contemplated in such exceptions resulted from a violation by any of TOL, Arthur or Dennis of the covenant set forth in Section 5.3(c)(xv) hereof.

          (j) (i) TOL shall have obtained the consents or approvals of the third parties which are set forth in Section 4.5(d) to the TOL Disclosure Schedule; provided, however, that the receipt of the consents or approvals of third parties to Contracts which by their terms permit prepayment of the obligations of TOL or a subsidiary thereof, as the case may be, created thereunder (other than the Contract specified in Section 4.5(d)(iv)(a)(3) to the TOL Disclosure Schedule, which TOL has been authorized by Transamerica to repay at or prior to the Closing with funds drawn under the revolving credit agreement entered into with National Westminster Bank, so long as TOL is in compliance with such agreement at the time of and after giving effect to such transactions) shall not be a condition to the obligations of Transamerica and Subcorp to consummate the Merger and the other transactions contemplated hereby, and (ii) the Transamerica Common Shares to be issued in the Merger shall have been qualified for offering and sale under the applicable securities laws of each such state and other jurisdiction as may be required by applicable securities laws and other "blue sky" laws.

          (k) There shall not have been a breach of any obligation, agreement or covenant of Dennis or Arthur contained in this Agreement or the Support/Voting Agreement, which breach has not been cured or which is immaterial.

          (l) Each and every unexpired and unexercised TOL Option outstanding immediately prior to the Closing shall have been exercised by the holder thereof or shall have been terminated and cancelled effective upon the Effective Time and the Kantz Approval shall have been given by the TOL stockholders.

          (m) The Closing Agreement on Final Determination Covering Specific Matters between TOL and the Commissioner of Internal Revenue relating to withholding taxes with respect to foreign rentals paid by TOL during the period 1977-1995, the failure to file U.S. Forms 1099 during the period 1976-1994 in respect of U.S. rentals paid and in respect to foreign interest paid during the period 1978-1995 in the form provided to Transamerica prior to the date hereof shall be in full force and effect, and the Commissioner of Internal Revenue shall not be challenging, and shall not be threatening to challenge, such Closing Agreement.

          (n) In the event that TOL is merged with and into Subcorp pursuant to
     Section 1.1(b) hereof, (i) Transamerica shall have received an opinion of Wachtell, Lipton, Rosen & Katz, substantially in the form attached hereto as Exhibit N and substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code and (ii) each party hereto shall have provided to such counsel the representations and certifications set forth in Exhibit I hereto, and each party hereto will use its reasonable efforts to provide such representations and certifications to such counsel in a timely manner.

          (o) Each of Mrs. Greer M. Arthur and Mrs. Marvin D. Dennis shall have executed a consent in the form of Exhibit L attached hereto.

     Notwithstanding any waiver by Transamerica of any of the conditions set forth in subparagraphs (a), (b), (c), (d), (e), (f), (k), (l), or (m) of this
Section 6.3, Transamerica shall nonetheless have the right following the Closing Date to seek indemnification for any Loss and Expenses (as defined in Section 8.10(a)) resulting from the failure of any such condition to be satisfied.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the TOL stockholders:

          (a) by mutual consent of Transamerica and TOL;

          (b) by either Transamerica or TOL if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Transamerica or TOL if the Merger shall not have been consummated before December 31, 1996, unless extended by the Boards of Directors of both Transamerica and TOL (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by either Transamerica or TOL (i) upon, in the case of Transamerica, TOL's, Arthur's, or Dennis', or, in the case of TOL, Transamerica's or Subcorp's material violation of this Agreement or the failure of such other party to perform any material obligation or satisfy any material condition, (ii) if any representation or warranty of, in the case of Transamerica, TOL, Arthur or Dennis or, in the case of TOL, Transamerica or Subcorp is false or inaccurate such that the condition set forth in Section 6.3(a) or Section 6.2(a), as the case may be, is not reasonably expected to be satisfied or (iii) upon a breach by the other party of Section 5.1(b);

          (e) by Transamerica if the Board of Directors of TOL shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Transamerica, or if the Board of Directors of TOL shall have refused to affirm its recommendation within two days of any written request from Transamerica;

          (f) by Transamerica if the meeting of the TOL stockholders (including any adjournment or postponement thereof) shall have been concluded and the requisite vote of the TOL stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained; or

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

          (g) by Transamerica if Arthur or Dennis shall have breached this Agreement or the Support/Voting Agreement and such breach shall not have been cured or shall be immaterial.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(k), shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and no such liability shall in any way be limited by the provisions of Section 8.10.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the TOL stockholders, but after any such approval, no amendment shall be made which by law requires further approval by the TOL stockholders without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, Transamerica (with respect to TOL, Arthur and Dennis) and TOL (with respect to Transamerica and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Survival of Representations and Warranties. Subject to the second, third, and fourth sentences of this Section 8.1, the representations and warranties made in this Agreement shall survive until the date which is 24 months following the Effective Time except that any representation or warranty made in any such Sections as to which notice of a breach giving rise to a right of indemnification has been given prior to the date which is 24 months following the Effective Time shall survive until any such right of indemnification has been finally resolved. The representations and warranties made in Article III and in Sections 4.11(a), 4.19, 4.22, 4.23, 4.24, 4.26, 4.32, and 4.33 shall survive until the date which is 12 months following the Effective Time except that any representation or warranty made in any such Article or Sections and as to which notice of a breach giving rise to a right of indemnification has been given prior to the date which is 12 months following the Effective Time shall survive until any such right of indemnification has been finally resolved. The representations and warranties made in Section 4.8 shall survive for the applicable statute of limitations. Any matters for which Transamerica may be entitled to indemnification pursuant to Section 8.10(b) shall survive forever. The representations and warranties and the survival periods set forth above shall apply regardless of any investigation made by or on behalf of any person, corporation, firm or other legal entity and the right of indemnification shall be available even if a breach of the representations and warranties is discovered prior to the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized

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

overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Transamerica or Subcorp:

       Transamerica Corporation
       600 Montgomery Street
       San Francisco, California 94111
       Attention: Richard H. Fearon
       Telecopy No.: (415) 983-4165

       with copies to

       Transamerica Leasing Inc.
       100 Manhattanville Road
       Purchase, New York 10577
       Attention: Dennis J. Kenny, Esq.
       Telecopy No.: (914) 697-2526

       Daniel A. Neff
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy No.: (212) 403-2000

     (b) if to TOL:

        Trans Ocean Ltd.
        851 Traeger Avenue
        San Bruno, California 94066
        Attention: Marvin D. Dennis
        Telecopy No.: (415) 873-6764

        with a copy to

        James C. Gaither
        Cooley Godward Castro Huddleson & Tatum
        One Maritime Plaza
        20th Floor
        San Francisco, California 94111
        Telecopy No.: (415) 951-3699

     (c) if to Arthur:

       Greer M. Arthur
       352 Atherton Avenue
       Atherton, California 94025

         with a copy to:

       James C. Gaither
       Cooley Godward Castro Huddleson & Tatum
       One Maritime Plaza
       20th Floor
       San Francisco, California 94111
       Telecopy No.: (415) 951-3699

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

     (d) if to Dennis:

         c/o Marvin D. Dennis
        372 Poett Road
        Hillsborough, California 94010

        with a copy to:

        James C. Gaither
        Cooley Godward Castro Huddleson & Tatum
        One Maritime Plaza
        20th Floor
        San Francisco, California 94111
        Telecopy No.: (415) 951-3699

     (e) if to the Escrow Agent:

         As will be provided in the Escrow Agreement.

     8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to TOL, such reference shall be deemed to include any and all subsidiaries of TOL, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3 and 4.4. For the purposes of any provision of this Agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, prospects, business or financial condition of such party and its subsidiaries taken as a whole. As used in this Agreement "including" shall mean "including without limitation."

     8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support/Voting Agreements, the Consulting Agreements, the Non-Competition Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries except for the Indemnified Parties (as defined in Section 8.10(a)).

     8.7. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in Northern District of California for any Actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any such Action, suit or proceeding except in such courts), and further agrees that service of any process or summons by U.S. registered mail to its address set forth above shall be effective service of process for any Action, suit or proceeding brought against such party in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     8.8. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations (except as set forth in Section 8.10(h)) hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10. Indemnification.

          (a) Subject to the provisions of Sections 2.3, 2.6(d), 2.6(g), 2.7(d), 8.10(b) and 8.11, Transamerica, its affiliates, and their respective officers, directors, agents, employees, subsidiaries (including after the Effective Time, TOL), partners and controlling persons (the "Indemnified Parties") may seek indemnification to the fullest extent permitted by law, solely from the Escrow Funds for any and all damages (excluding, other than with respect to Third Party Claims (as defined in Section 8.10(e), special and consequential damages), claims, losses, expenses, costs, obligations and liabilities, including attorneys' fees and expenses (collectively, "Loss and Expenses") suffered, directly or indirectly, by any Indemnified Party by reason of, or arising out of,

             (A) any breach of any representation or warranty made by or on behalf of TOL, Arthur or Dennis under this Agreement or in any Schedule hereto or any certificate, document or other instrument delivered in connection herewith, by virtue of its failure to be true and correct (x) on and as of the Closing Date with the same effect as though made as of such Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (y) on and as of the date or time when made, in the case of any representation or warranty that speaks as of a specific date or time other than the Closing Date,

             (B) any breach of any covenant or agreement made by or on behalf of TOL, Arthur or Dennis under this Agreement or in any Schedule hereto or any certificate, document or other instrument delivered in connection herewith,

             (C) obligations arising out of the operation of TOL prior to the Closing for sales and use taxes,

             (D) the failure to obtain, and any Loss and Expenses incurred in obtaining, any consents of third parties, other than those set forth in
        Section 8.10(a)(D) of the TOL Disclosure Schedule, or

             (E) the cost of repair of Containers and Chassis owned, managed or leased-in by TOL which are off-lease as of the Closing Date to the extent such costs exceed $200,000; provided, however, that any amounts recovered by TOL or Transamerica from third parties (including, without limitation, payments by third party insurers, manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether the cost of such repairs exceeds $200,000, provided, that if and to the extent that such indemnification is unenforceable for any reason, the Indemnified Party shall be entitled to the payment and satisfaction of such indemnified liability that shall be permissible under Applicable Law. Each Indemnified Party shall be entitled to reimbursement for all such expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Party, to the extent that such claims are not disputed in good faith, in which event such expenses shall be reimbursed, if at all, when the claims are resolved.

          (b) In addition to and notwithstanding the provisions of Section 8.10(a), Arthur and Dennis agree to jointly and severally indemnify and hold harmless each Indemnified Party (except that each of Arthur and Dennis agree to severally and not jointly indemnify and hold harmless each Indemnified Party with respect to any breach by Arthur or Dennis, as the case may be, of any provision of the Support/Voting Agreement or the Non-competition Agreement described in subclause (v) of this Section 8.10(b) which such party enters into), from and against any and all Loss and Expenses suffered, directly or indirectly, by any Indemnified Party by reason of or arising out of, (i) tax obligations arising out of the operation of TOL prior to the Closing, or the loss of tax benefits arising from any inaccuracy in the representation and warranty in Section 4.8 regarding passive activity loss carryforwards, (ii) any Action by or on behalf of a TOL Stockholder which seeks to prevent consummation of the Merger or relates to the Escrow Funds, (iii) the demand by a TOL Stockholder of appraisal rights under the DGCL (provided, however, that Arthur and Dennis shall have the right to conduct the defense in any Action in which a TOL Stockholder seeks appraisal rights under the DGCL), to the extent that the Loss and Expenses therefrom, including without limitation the amount of any award by a court of competent jurisdiction or any settlement entered into in connection with any such demand, exceed the amount such TOL Stockholder would have been entitled to receive, valued at the Per Share Amount (as adjusted pursuant to Section 2.6 and 2.7), had such TOL Stockholder not exercised appraisal rights, (iv) any breach of any provision of this Agreement arising out of fraud on the part of TOL, Arthur or Dennis, (v) any breach by Arthur or Dennis of any provision of the Support/Voting Agreement, the Non-competition Agreement or the undertakings referred to in Sections 2.3(e)(ii), 2.6(d), 2.6(g) and 2.7(d) hereof or
     (vi) intentional breaches of the covenants set forth in this Agreement. If any Claim for indemnification pursuant to clause (i), (ii), (iii) or (vi) (if, in the case of clause (vi), the relevant action was not done or permitted by Arthur or Dennis) of the previous sentence of this Section 8.10(b) (a "Section 8.10(b) Claim") is satisfied in whole or in part out of Escrow Fund A and there are no more assets contained in Escrow Fund A, Arthur and Dennis shall jointly and severally indemnify the Indemnified Parties against any Claims which would be indemnifiable from Escrow Fund A were there assets remaining therein, up to the amount of the Section 8.10(b) Claims which shall have been satisfied in whole or in part out of Escrow Fund A.

          If and to the extent that such indemnification is unenforceable for any reason, the Indemnified Parties shall be entitled to payment and satisfaction of such indemnified liability that shall be permissible under Applicable Laws. Each Indemnified Party shall be entitled to reimbursement for all such expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Party, to the extent that such claims are not disputed in good faith, in which event such expenses shall be reimbursed, if at all, when the claims are resolved. With respect to any Losses and Expenses for which indemnification may be sought by an Indemnified Party pursuant to this Section 8.10(b), such Indemnified Party's remedies shall not be limited to the Escrow Funds (or otherwise limited in any manner) and shall instead be unlimited except as provided in
     Section 5.2(d).

          (c) Notwithstanding any provision to the contrary contained in this Agreement, Transamerica shall be entitled to indemnification pursuant to
     Section 8.10(a)(A) only if the aggregate Loss and Expenses for which Transamerica would be entitled to indemnification pursuant to such Section 8.10(a)(A) exceeds $250,000, in which case Transamerica shall be entitled to indemnification for the aggregate of its Loss and Expenses only to the extent such amounts in the aggregate exceed the $250,000 amount, provided, however, that the $250,000 deductible shall not apply to breaches of the representations and warranties set forth in Sections 4.4, the last paragraph of Section 4.7, 4.11, 4.12, 4.13 and 4.36, for which Transamerica shall be entitled to be indemnified from the first dollar thereof for the amount of Loss and Expense suffered by the Indemnified Party. For purposes of Section 4.12(g), Transamerica shall, notwithstanding the termination of the survival period for such representation, be entitled to be indemnified in accordance with the terms of this Agreement from and after the second anniversary of the Closing Date for the amount, calculated as of such second anniversary, by which the sum of (a) the book value of any accounts receivable due from a Bankrupt customer and (b) the average value of the Containers and Chassis on lease to such customer based on their type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description shall exceed the sum of (i) the portion of such receivables collected since May 31, 1996 which TOL is entitled to retain, (ii) bad debt reserves allocated to such customer's receivables as of May 31, 1996, (iii) insurance proceeds actually recovered after May 31, 1996 with respect to such customer, (iv) the average value of the Containers and Chassis on lease to such customer (determined as provided in clause (b) hereof) which are recovered after May 31, 1996 and (v) the amount of any of Transamerica's losses with respect to such customer for which it is compensated by managed container owners, if applicable. For the avoidance of doubt, no amounts due to Transamerica pursuant to the post-closing adjustment described in Sections 2.6 and 2.7 shall be subject to the $250,000 deductible set forth in this Section 8.10(c).

          (d) Indemnification Procedure.

             (i) If an Indemnified Party has incurred or suffered Loss and Expenses for which it is or may be entitled to indemnification pursuant to Section 8.10, such Indemnified Party shall, within the survival period pursuant to Section 8.1, if applicable, give written notice of such claim for indemnification (the "Indemnity Claim Notice") to Arthur, Dennis and each TOL Agent. Such Indemnity Claim Notice shall state the amount of claimed damages (the "Claimed Amount") and the basis for such claim. Within fifteen business days after delivery of an Indemnity Claim Notice, Arthur, Dennis or any TOL Agent shall provide to such Indemnified Party a written response (the "Preliminary Response Notice") in which Arthur, Dennis or such TOL Agent shall (A) agree that part but not all of the Claimed Amount (the "Agreed Amount") is due to the Indemnified Party or (B) dispute that any of the Claimed Amount is due to the Indemnified Party. The Preliminary Response Notice may, but need not, specify the reasons for objecting to all or part, as the case may be, of the Claimed Amount. Beginning five business days after its receipt of the Preliminary Response Notice, Transamerica shall provide Arthur and Dennis and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which are reasonably requested to determine and understand the Claimed Amount. Arthur and Dennis shall, within 20 business days following delivery of the Preliminary Response Notice, deliver a notice (the "Response Notice") to the Indemnified Party setting forth the reasons for objecting to all or part, as the case may be, of the Claimed Amount. If a Response Notice or a Preliminary Response Notice containing the reasons for objection shall be delivered, the Indemnified Party, on the one hand, and Arthur and Dennis, on the other hand, shall, during the 15 days following such delivery, use reasonable efforts to reach agreement as to the disputed part of the Claimed Amount. If during such period, Transamerica, Arthur, Dennis and the Indemnified Party are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Arthur, Dennis and the Indemnified Party (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon Arthur, Dennis or the Indemnified Party. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other. The Indemnified Party, on the one hand, or Arthur and Dennis, on the other hand, shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California, as applicable, for the purpose of having a dispute regarding a claim by the Indemnified Party adjudicated if such person concludes that the mediation provided for in this Section 8.10(d) has not produced a negotiated resolution of the dispute at issue. To the extent that Arthur, Dennis or any TOL Agent shall fail to deliver a Preliminary Response Notice within fifteen business days following receipt of the Indemnity Claims Notice, or, if the Preliminary Response Notice is delivered within the appropriate period, to the extent that Arthur and Dennis shall fail to deliver a Response Notice within twenty business days following delivery of the Preliminary Response Notice, Arthur and Dennis shall promptly pay, or cause to be paid, to the Indemnified Party the Claimed Amount, provided that the Indemnified Party shall be free to commence litigation immediately if prompt payment shall not be made. Any Claimed Amount that is an Agreed Amount shall be paid to the Indemnified Party promptly following delivery of the Indemnity Claims Notice to Arthur and Dennis.

          (e) Indemnification of Third-Party Claims. The obligations and liabilities of Arthur and Dennis to indemnify any Indemnified Party under this Section 8.10 with respect to Loss and Expenses relating to third parties shall be subject to the following terms and conditions:

             (i) Transamerica, either on behalf of itself or of any other Indemnified Party, shall give Arthur, Dennis and each TOL Agent written notice of any claim for a Loss and Expense relating to a third party (a "Third Party Claim") within 15 days of Transamerica's receipt of written notice thereof; provided, however, that if Arthur, Dennis and each TOL Agent are not given timely notice of such Third Party Claim by Transamerica or an Indemnified Party, or Transamerica otherwise defaults in its obligations under this Agreement, the Indemnified Party shall retain its rights to indemnification under this Agreement and the sole remedy of Arthur and Dennis for such default by Transamerica shall be to offset against the indemnification liability otherwise payable by Arthur and Dennis to the Indemnified Party the amount of damages actually suffered by Arthur and Dennis as a result of such late notice or other default by Transamerica hereunder.

             (ii) Except as provided in clause (iii) of the first sentence of
        Section 8.10(b) and except for the rights of participation described in the penultimate sentence of this subsection (e)(ii), Arthur and Dennis shall have no right to defend or control the settlement of any Third Party Claim unless each of the following conditions are satisfied:

                (A) the Third Party Claim seeks only monetary damages and does not seek any injunction or other equitable relief against the Indemnified Party; (B) Arthur and Dennis unconditionally acknowledge in writing, in a notice of election to contest or defend the Third Party Claim given to Transamerica within 15 days after Transamerica gives Arthur, Dennis and each TOL Agent notice of the Third Party Claim, that Arthur and Dennis are jointly and severally obligated to indemnify the Indemnified Party (in accordance with Section 5.2(d)) with respect to the Third Party Claim, irrespective of any limitation of liability which may be contained elsewhere in this Agreement; (C) Arthur and Dennis are not then in material default in any of their other obligations under this Agreement; (D) the counsel chosen by Arthur and Dennis to defend the Third Party Claim is reasonably satisfactory to the Indemnified Party; and (E), in the case of any such settlement, the terms of such settlement require no more than the payment of money, such amount will be paid by Arthur and Dennis (in accordance with Section 5.2(d)) and the Indemnified Party receives as part of such settlement a legally binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to the Indemnified Party.

     In the event Arthur and Dennis elect to defend a Third Party Claim, Transamerica shall, at its own expense, be entitled to participate in (but not control) the defense thereof and receive copies of all pleadings and other papers in connection therewith.

          Unless Arthur and Dennis deny their indemnification obligation, they shall be entitled at their own expense to participate in (but not control) the defense thereof through counsel whom they choose and to receive copies of all pleadings and other papers in connection therewith; provided that the reservation of rights by Arthur or Dennis to later assert that they have no indemnification obligations with respect to such Third Party Claim shall not for purposes of this Section 8.10(e) constitute a denial of such indemnification obligations.

          The Indemnified Party cannot settle a Third Party Claim as to which Arthur and Dennis unconditionally acknowledge their indemnification obligation but are not entitled to elect to defend, without the consent of Arthur and Dennis, such consent not to be unreasonably withheld.

          (f) For purposes of determining if an Indemnified Party is entitled to indemnification hereunder, all representations and warranties contained herein shall be considered without reference to materiality, material adverse effect or knowledge qualifiers and, in addition, with respect to the representations and warranties contained in Section 4.8, without reference to the information set forth in the section of the TOL Disclosure Schedule related thereto. Information provided by TOL pursuant to provisions of this

     Agreement requiring its delivery after the date hereof shall not be deemed to modify the information provided prior to the execution of this Agreement for purposes of determining if an Indemnified Party is entitled to indemnification hereunder or if a representation or warranty herein is true and correct.

          (g) No Indemnified Party shall be entitled to indemnification pursuant to this Section 8.10 (i) to the extent compensated by adjustments to the purchase price as set forth in Sections 2.6 and 2.7 made or (ii) to the extent the Losses and Expenses suffered by such Indemnified Party have been indemnified out of the Escrow Funds in accordance with the provisions of this Agreement and the Escrow Agreement.

          (h) During the Restriction Period (as defined in the second following sentence) neither Arthur nor Dennis may transfer in excess of fifty percent of the Transamerica Common Shares received in connection with the consummation of the Merger (excluding any Transamerica Common Shares delivered to any of the Escrow Funds) (or the proceeds of sale of such amount of Transamerica Common Shares) without fair consideration to a person, trust or other entity for the benefit of a spouse or immediate family member which would restrict the access of an Indemnified Party to such assets unless such person, trust or other entity agrees in writing to assume its pro rata share of the indemnification obligations under this Agreement. A pro rata share shall be determined based on the value of a transfer covered by this Section 8.10(h) divided by the total value of the Transamerica Common Shares received by the transferor at the Closing calculated on the basis of the Deemed Average Share Price. The "Restriction Period" shall mean the period ending on the second anniversary of the Closing Date, provided, however, that if on such second anniversary there continues to exist one or more unresolved claims by Transamerica or another Indemnified Party as to which Arthur and/or Dennis may be obligated to provide indemnification pursuant to this Section 8.10 or pursuant to Sections 2.3, 2.6(d), 2.6(g) or 2.7(d) and the Escrow Funds shall be unavailable or insufficient to satisfy the full amount so claimed, then the Restriction Period shall continue until all such unresolved claims are finally resolved and any indemnification payments to be made as a result shall have been made. Nothing contained in this Section 8.10(h) shall restrict Arthur's or Dennis' right to sell in an arm's length transaction any of the Transamerica Common Shares received pursuant to this Agreement.

          (i) Any payment made to an Indemnified Party pursuant to this Section
     8.10 shall be treated by the parties hereto as an adjustment to the purchase price for tax purposes.

     8.11. CAVN Indemnification. (a) Transamerica agrees that, following the Effective Time, it shall direct and shall use reasonable efforts to pursue recovery (the "CAVN Recovery") of (i) all accounts receivable from CAVN on TOL's balance sheet as of December 31, 1995 (the "CAVN Receivables") and (ii) the Containers and Chassis on lease to CAVN on such date (the "CAVN Equipment") to the extent not theretofore recovered. Transamerica shall be indemnified for its reasonable costs and expenses actually incurred in pursuing and/or effectuating the CAVN Recovery out of the Transamerica Common Shares and other assets constituting Escrow Fund B.

     (b) Upon the second anniversary of the Closing Date, Transamerica shall be indemnified out of Escrow Fund B for the amount by which the sum of (x) the CAVN Receivables as reflected on TOL's balance sheet as of December 31, 1995 and (y) the average value as of December 31, 1995 of the CAVN Equipment, based on its type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, exceeds the sum of (i) the portion of collections of CAVN Receivables since December 31, 1995 which TOL is entitled to retain, (ii) bad debt reserves in the amount of $748,000 allocated to the CAVN Receivables, (iii) insurance proceeds actually recovered by Transamerica with respect to CAVN, (iv) the average value of CAVN Containers and Chassis recovered by TOL or Transamerica after December 31, 1995, based on its type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, and (v) the amount of any of Transamerica's losses with respect to CAVN for which it is compensated by managed container owners. In order to attain the indemnification described in this Section 8.11(b), Transamerica shall submit a Claim for such indemnification to Arthur, Dennis and each TOL Agent, and the procedures set forth in Section 8.10(d) shall govern. Notwithstanding the foregoing, Transamerica shall not be entitled to further indemnification pursuant to this Section 8.11(b), and the amounts remaining in Escrow Fund B shall be distributed to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to Section 2.1(b) prior to the second anniversary of the Closing Date, if the sum of the amounts from clauses (i)-(v) of the first sentence equals or exceeds the sum of the amounts derived from clauses (x) and (y) thereof and Transamerica's costs and expenses incurred in pursuing and/or effectuating the CAVN Recovery.

     8.12. Use of Remaining Proceeds in Escrow Funds. From and after the second anniversary of the Closing Date, Arthur and Dennis shall be entitled to use the proceeds remaining in any of Escrow Funds A, B or C to satisfy some or all of any of the indemnification obligations they may have pursuant to Section 8.10(b)(i), (ii), (iii) or (vi) (if, in the case of clause (vi), the relevant action was not done or permitted by Arthur or Dennis) or Section 8.11 if and only to the extent that, at the second anniversary of the Closing Date, the value of the assets remaining in the applicable Escrow Fund, calculated in accordance with Section 2.3(e), exceeds the amount of all Claims made by Transamerica and all other Indemnified Parties which may be payable out of the applicable Escrow Fund and which have not been finally resolved; provided, however that in the event that at any time following the second anniversary of the Closing Date any such Claim is finally resolved for an amount which is less than the amount of the related Claim, an amount of the applicable Escrow Fund which is equal to the amount by which such Claim exceeded the related final resolution amount shall also be available to satisfy the indemnification obligations of Arthur and Dennis described in the first part of this sentence. Arthur and Dennis shall be entitled, in their sole discretion, to extend the period of such Escrow Fund for purposes of satisfying their aforesaid indemnification obligations only under the circumstances described in the immediately preceding sentence.

     8.13. Expenses. Each of the parties hereto shall bear its own expenses in connection with the negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents whether or not the Merger is consummated, it being understood that the Merger Fees will be paid by TOL on or within 30 days of the Closing Date.

     IN WITNESS WHEREOF, Transamerica, Subcorp, TOL, Arthur and Dennis have signed this Agreement as of the date first written above.

                                          TRANSAMERICA CORPORATION

                                          By: /s/  Richard H. Fearon

                                          --------------------------------------

                                          CITATION SUB CORP.

                                          By: /s/  Edward T. Mann

                                          --------------------------------------

                                          TRANS OCEAN LTD.

                                          By: /s/  Greer M. Arthur

                                          --------------------------------------

                                              /s/  Greer M. Arthur

                                          --------------------------------------
                                          Greer M. Arthur

                                              /s/  Marvin D. Dennis

                                          --------------------------------------
                                          Marvin D. Dennis, in his
                                            individual capacity

                                              /s/  Marvin D. Dennis

                                          --------------------------------------
                                          Marvin D. Dennis, as trustee of
                                            The Dennis Family Living Trust

                                              /s/  Nancy A. Dennis

                                          --------------------------------------
                                          Nancy A. Dennis, as trustee of
                                            The Dennis Family Living Trust

                                  [LETTERHEAD]





August 21, 1996

Transamerica Corporation
600 Montgomery Street
San Francisco, CA  94111

Attention:  Richard H. Fearon


Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of July 24, 1996 (the "Agreement") by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and wholly owned subsidiary of Transamerica ("Subcorp"), Trans Ocean Ltd, a Delaware corporation ("TOL"), Greer M. Arthur, Marvin D. Dennis, in his individual capacity and as trustee of the Dennis Family Living Trust, and Nancy A. Dennis, as trustee of the Dennis Family Living Trust. All capitalized terms contained and not otherwise defined herein shall have the meanings set forth in the Agreement. Except as specifically amended hereby, the Agreement remains in full force and effect.

The parties hereto agree as follows:

1. The attached page entitled "Average Age of Equipment at 12/31/95" shall be included in Exhibit F to the Agreement and shall replace the version of such page that was erroneously included with Exhibit F at the time the Agreement was executed and is to be given effect as if included at execution of the Agreement.

2.       Notwithstanding, Section 5.3(c)(vii) of the Agreement, TOL has:

         a. adopted and implemented a supplemental severance plan (the "Supplemental Plan") outlined as follows:

Transamerica Corporation
August 21, 1996
Page 2





                 (i) Eligibility: An employee shall be eligible for supplemental severance if, at any time from the present until the end of the six-month period commencing with the Closing
                 (1) the employee is laid off as a result of his or her services no longer being required (including by reason of job elimination) and, subject to Section 2.b hereof, the employee is not offered a different job with TOL or its successor at a comparable salary, and/or (2) under the circumstances set forth in Section 2.b hereof. Employees who terminate voluntarily, who do not accept the job offered pursuant to clause (1) of the preceding sentence, or who are involuntarily terminated for reasons of substandard performance or misconduct are not eligible for this supplemental severance.

                 (ii)  Benefit Schedule:

                                                            MONTHS OF SEVERANCE BASED ON
                 CLASSIFICATION                             ANNUAL TOTAL COMPENSATION
                 --------------                             ----------------------------
                 Employees who are not
                   managers                                         2 months
                 Managers                                           3 months
                 Director-level                                     4 months
                 Officers                                           6 months

                 (iii) "ANNUAL TOTAL COMPENSATION" shall mean the wages, salary and incentive bonus (assuming 100% achievement of target performance) that the employee would have otherwise received for the calendar year in which employment terminates had employment not terminated.

         b. If an employee (i) is required by TOL or its successor to move his or her place of employment to a different metropolitan area (e.g., to move from the San Francisco Bay Area to Purchase, New York), (ii) declines to do so and (iii) as a result is terminated or terminates his or her employment, the employee will be paid severance in accordance with the greater of (A) TOL's current practices, and (B) if such termination is within the period specified in paragraph 2(a)(i) above, the Supplemental Plan as provided in the schedule in paragraph 2(a)(ii) above.

Transamerica Corporation
August 21, 1996
Page 3





         c. TOL has committed to the following employees to pay to each employee the amount set forth next to such employee's name (the "Bonus Amounts") upon the Closing:

                          Jonathan Fornaci                  $57,000
                          Brendan McKenna                   $57,000
                          Kiyonori Ogura                    $37,000
                          Don Robertson                     $37,000

                 Such Bonus Amounts are not to be paid in lieu of any other amounts that may be owed to such employees but are to be paid in addition to any other amounts that may be so owed.

         The items described in 2(a) through 2(c) hereof shall not constitute a violation of Section 6.3(b) of the Agreement, but shall be covered by
         Section 8.10(a) of the Agreement in accordance with the following two sentences. The parties agree that 50% of the costs of the Supplemental Plan up to a maximum of $300,000 shall be paid out of Escrow Fund A and 100% of the costs of the Supplemental Plan in excess of $600,000 shall be paid out of Escrow Fund A. The parties further agree that all Bonus Amounts to be paid as set forth in paragraph 2(c) above shall be paid out of Escrow Fund A pursuant to the provisions of
         Section 8.10 of the Agreement.

3. The parties are in mutual agreement that the reports to be delivered by TOL to Transamerica pursuant to Sections 4.7 (final sentence), 4.11(e), 4.21(a) (penultimate sentence) and 4.27(b) of the Agreement shall be as of July 31, 1996 rather than July 24, 1996. Accordingly, Transamerica hereby consents to the delivery of such reports by TOL no later than August 12, 1996 and Transamerica further agrees that the delivery of such reports by TOL on or before August 12, 1996 shall not constitute a late delivery of such reports by TOL pursuant to Section 6.3(g) of the Agreement.

4. The parties agree that, prior to the Closing Date, neither Transamerica nor any of its subsidiaries or affiliates shall be prohibited from (a) soliciting current employees of TOL for future employment with Transamerica or any of it's subsidiaries or affiliates or (b) extending an offer

Transamerica Corporation
August 21, 1996
Page 4




         of future employment to any TOL employee; provided, however, that Transamerica agrees that such employment offer will be conditioned on Closing of the Merger, and Transamerica shall communicate or shall cause to be communicated this condition in writing to each employee of TOL in connection with any such offer of future employment. Transamerica agrees that in the event the Merger does not occur, neither Transamerica nor any of it's subsidiaries or affiliates will solicit any TOL employee for employment with Transamerica or any of it's subsidiaries or affiliates for a period of one year from the date on which TOL and Transamerica determine that the Merger will not occur.

5. Section 8.5 of the Agreement is hereby amended to include this amendment letter in the items which constitute the parties' agreement.

Transamerica Corporation
August 21, 1996
Page 5





Please indicate your consent to and agreement with each of the above matters by signing where indicated below.

                                            TRANS OCEAN LTD



                                             /s/ G.M. Arthur
                                            ----------------------------
                                            Name:   Greer M. Arthur
                                            Title:  Chairman & CEO


Agreed and Accepted By:

TRANSAMERICA CORPORATION



By: /s/ Richard H. Fearon
   -------------------------
    Name:  Richard H. Fearon
    Title: Vice President


CITATION SUB CORP.



By: /s/ Edward T. Mann
   -------------------------
     Name:  Edward T. Mann
     Title: Sr. Vice President, CFO


 /s/ G.M. Arthur                            /s/ Marvin D. Dennis
----------------------------                ---------------------------
Greer M. Arthur                             Marvin D. Dennis, in his
                                            individual capacity



 /s/ Marvin D. Dennis                       /s/ Nancy A. Dennis
----------------------------                ---------------------------
Marvin D. Dennis, as trustee                Nancy A. Dennis, as trustee
of The Dennis Family Living                 of The Dennis Family Living
Trust                                       Trust

                                                              EXHIBIT F(a)(iv)-1





                      AVERAGE AGE OF EQUIPMENT AT 12/31/95
                                    (YEARS)



EQUIPMENT TYPE                     OWNED            MANAGED               LEASED-IN
--------------                     -----            -------               ---------
20" Dry Vans                         2.3                 5.5                    1.5
40" Dry Vans                         2.5                 6.9                    1.4
40" High Cube                        1.2                 4.6                    1.4
20" Opca Tops                        5.8                 4.4                    3.3
40" Opca Tops                        3.7                 3.7                    3.3
20" Reefers                          3.7                10.3                    6.5
40" Reefers                          4.0                 8.9                    3.6
Gensets & Clip-ons                   3.4            no units                    7.5
Tanks                                4.5                 5.2                    2.8
Tank Chassis                         1.5                 8.5               no units
20" Chassis                         16.5                17.1               no units
40" Chassis                         14.1                15.4                   11.5
20" Collapsibles                     3.0                11.6                    5.9
40" Collapsibles                     2.4                 4.4                    2.2
Platforms                           14.7                14.8               no units
Other                               14.7                12.0               no units
                                  ------              ------             ----------
  Average                            3.1                 6.2                    3.0

                                   FORM OF

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is made and entered into as of October __, 1996, by and among TRANSAMERICA CORPORATION, a Delaware corporation ("Transamerica"); CITATION SUB CORP., a Delaware corporation and a wholly owned direct subsidiary of Transamerica ("Subcorp"), TRANS OCEAN LTD, a Delaware corporation ("TOL"), GREER M. ARTHUR, MARVIN D. DENNIS, in his individual capacity and as trustee of the Dennis Family Living Trust, and NANCY A. DENNIS, as trustee of the Dennis Family Living Trust.

                                    RECITALS

         A. The parties hereto have previously entered into an Agreement and Plan of Merger dated as of July 24, 1996 (the "Agreement"), pursuant to which Subcorp will be merged with and into TOL in accordance with the Agreement and the Delaware General Corporation Law (the "Merger"), with TOL as the surviving corporation in the Merger, subject to the terms and conditions set forth in the Agreement.

         B. The July Agreement was subsequently amended by a letter agreement dated August 21, 1996 by and among the parties to the July Agreement (the letter agreement and the July Agreement being referred to herein as the "Agreement").

         C. The parties hereto wish to amend Sections 2.1(b), 2.2(b), 2.3(a), 2.3(b) through 2.3(e), 4.19, 5.3(c)(xxii) and 5.3(h) of the Agreement.


                                   AGREEMENT

         The parties to this Amendment agree as follows:

         SECTION 1. DEFINED TERMS. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

         SECTION 2. CONTINUING EFFECT OF AGREEMENT. All terms and provisions of the Agreement which are not specifically deleted, amended or otherwise modified by, or inconsistent with, this Amendment shall remain in full force and effect.

         SECTION 3. AMENDMENTS TO THE AGREEMENT. The Agreement is hereby modified and amended as follows:

         3.1. AMENDMENT OF SECTION 2.1(b). Section 2.1(b) of the Agreement is hereby amended to read in its entirety as follows:

                 (b) Subject to the provisions of Sections 2.3, 2.6 and 2.7, each share of TOL Common Stock (as defined in

         Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) (the "Common Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) the Per Share Amount (as hereinafter defined) by (y) the Deemed Average Share Price (as defined in Section 2.3(e)(i) below); provided, further, that no Transamerica Common Shares shall be issued to a TOL Stockholder (as defined below) who demands appraisal rights in accordance with the requirements of Section 262(d) of the DGCL and such TOL Stockholder shall not be entitled to payment of any amounts pursuant to this
         Section 2.1(b) or Sections 2.3, 2.5, 2.6 or 2.7. The "Per Share Amount" shall equal the quotient obtained by dividing (x) $100,700,000 (or, if Section 1.1(b) shall apply to the form of the Merger, $107,700,000), increased by the total amount of cash paid to TOL between the execution of this Agreement and the Closing in order to exercise TOL Options (as defined in Section 2.4) and decreased by the product of the Preferred Exchange Ratio (as defined in Section 2.1(c)) multiplied by the Deemed Average Share Price, and further multiplied by the number of shares of TOL Series B Preferred Stock (as defined in Section 4.4) which are issued and outstanding immediately prior to the Effective Time, by (y) the number of shares of TOL Common Stock which are issued and outstanding immediately prior to the Effective Time. Promptly following the Effective Time, certificates representing (i) $11,700,000 of the Transamerica Common Shares issued pursuant to the first sentence of this Section 2.1(b) shall be paid into Escrow Fund A, (ii) $2,500,000 of such Transamerica Common Shares shall be paid into Escrow Fund B, (iii) $1,000,000 of such Transamerica Common Shares shall be paid into Escrow Fund C, and (iv) $9,000,000 of such Transamerica Common Shares shall be paid into the Adjustment Escrow Fund (each as defined in Section 2.3(a)) with each of the foregoing dollar amounts to be calculated using the Deemed Average Share Price, in accordance with the provisions of Section 2.3 hereof. Any such Transamerica Common Shares (together with any dividends or distributions thereon, if any), to be released from the aforementioned Escrow Funds to holders of TOL Common Stock (the "TOL Stockholders") in accordance with the terms of the Escrow Agreement shall be released to each TOL Stockholder whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of this
         Section 2.1(b) in amounts which constitute the same proportion of the Transamerica Common Shares to be released from the applicable Escrow Fund that the Transamerica Common Shares that each such TOL Stockholder contributed to such Escrow Fund bear to the total number of Transamerica Common Shares contributed to such Escrow Fund by all TOL Stockholders (the "Stockholder's Proportionate Interest"); provided, however, except for the right of Arthur and Dennis pursuant to Section 2.3(e)(ii) to cause the Escrow Agent to sell Transamerica Common Shares and invest the proceeds under the circumstances set forth therein, no TOL Stockholder shall have a right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing, any such Transamerica Common Shares prior to the release of such shares to TOL Stockholders from the applicable Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement (as defined in Section 2.3). No certificates for fractional Transamerica Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(b). To the extent that an outstanding share of TOL Common Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for TOL Common Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of TOL Common Stock shall be surrendered for the account of the same holder, the number of Transamerica Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

         3.2. AMENDMENT OF SECTION 2.2(b). Section 2.2(b) of the Agreement is hereby amended to read in its entirety as follows:

                 (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TOL Common Stock or TOL Series B Preferred Stock whose shares were converted into the right to receive Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) or pursuant to
         Section 2.1(c), as the case may be, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Transamerica may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Transamerica Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor
         (x) a certificate representing that number of Transamerica Common Shares which such holder has the right to receive pursuant to the first sentence of Section 2.1(b), excluding the number of Transamerica Common Shares that represent the dollar amount set forth opposite such holder's name under the heading "Total Escrow Contributions" as set forth on Schedule 2.2(b) hereto, which shall be paid into the Escrow Funds as indicated under the applicable heading on Schedule 2.2(b) hereto, or pursuant to Section 2.1(c), as the case may be, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends and distributions, if any, payable to holders of shares of TOL Common Stock or TOL Series B Preferred Stock. In the event of a transfer of ownership of shares of TOL Common Stock or TOL Series B Preferred Stock which is not registered on the transfer records of TOL, a certificate representing the proper number of Transamerica Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of TOL Common Stock or TOL Series B Preferred Stock, as the case may be, held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Transamerica Common Shares and cash in lieu of fractional shares thereof as provided in
         Section 2.1(b) or 2.1(c), as the case may be.

         3.3. AMENDMENT OF SECTION 2.3(a). Subclause (i) of Section 2.3(a) is hereby amended in its entirety as follows:

         (1) certificates representing Transamerica Common Shares with an aggregate value of $11,700,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto and any proceeds thereof, "Escrow Fund A"),

         3.4. AMENDMENT OF SECTION 2.3(b). The first two sentences of the second paragraph of Section 2.3(b) are hereby amended to read in their entirety as follows:

         Unless Transamerica shall have theretofore delivered to the Escrow Agent a written notice or notices (individually, a "Claims Notice") stating that Transamerica has a Claim or Claims against the applicable Escrow Fund pursuant to this Section 2.3, the amounts then remaining in such Escrow Fund together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall, in the case of Escrow Funds A, B and C, be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of
         Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests as promptly as practicable after the second anniversary of the Closing Date; provided, however, that to the extent that on such second anniversary there continues to exist an unresolved dispute regarding a Claim by Transamerica under this Section 2.3(b), the portion of the applicable Escrow Fund that represents the amount of Transamerica's Claim shall be retained in such Escrow Fund until any dispute with respect to such Claim is finally resolved. If amounts are remaining in Escrow Funds A, B and/or C and, in accordance with this Agreement, are available at the expiration of such Escrow Fund to be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests, Dennis and Arthur shall be reimbursed from the amounts then remaining in such Escrow Funds and which are so available (but only to the extent thereof) for the shares of the fees and expenses of the Escrow Agent which each shall have paid and for the accounting and legal fees and expenses which each shall have paid on behalf of the TOL Stockholders in connection with claims for indemnification pursuant to Section 8.10(a) and any dispute relating to the Closing Report.

         3.5. AMENDMENT OF SECTION 2.3(c). Section 2.3(c) of the Agreement is hereby amended to read in its entirety as follows:

         All dividends payable and distributions made in respect of Transamerica Common Shares constituting the Escrow Funds, any portion of the $2,700,000 allocated to Merger Fees under Section 4.19 hereof which has not been paid out or spent in accordance with the first or second sentence of Section 5.3(h) within six months of the Effective Time, and all interest on any cash portion of the Escrow Funds shall be paid into the applicable Escrow Fund and, if not used to satisfy expenses and Claims of Transamerica thereunder or otherwise distributed thereunder pursuant to the procedures relating to the Adjustment Escrow Fund, shall be distributed to Transamerica or, in accordance with their respective Stockholders' Proportionate Interests, to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), as the case may be, as and when the portion of the applicable Escrow Fund to which such dividends, distribution or interest relate is transferred to any such party; provided, however, that the Escrow Agent shall send a report to each TOL Stockholder who had Transamerica Common Shares on deposit in an Escrow Fund during any portion of a calendar year, within 45 days of the end of such calendar year during the period prior to the expiration of the Escrow Funds and promptly following their expiration, estimating the taxable income of the applicable Escrow Funds during such period and transmitting a pro rata distribution equal to 45% of the taxable income allocable to each such TOL Stockholder.

         3.6. AMENDMENT OF SECTION 2.3(d). Section 2.3(d) of the Agreement is hereby amended to read in its entirety as follows:

         Transamerica shall not be entitled to receive any of the assets held in Escrow Funds A, B or C unless it has delivered a notice (the "Claims Notice") to (i) the Escrow Agent, (ii) to Arthur and Dennis, on behalf of the holders of TOL Common Stock who deposited Transamerica Common Shares into the applicable Escrow Fund, and (iii) to the agents of Arthur and Dennis, whose names and addresses are set forth in Section 2.3(d) of the TOL Disclosure Schedule (and who Arthur and Dennis may change by providing notice to Transamerica and the Escrow Agent in accordance with Section 8.2 hereof) (the "TOL Agents") stating that Transamerica has a Claim or Claims for all or part of the relevant Escrow Fund and, to the extent reasonably ascertainable, the estimated amount hereof.

         With respect to any Claim against any of Escrow Funds A, B or C delivered pursuant to this Section 2.3, Arthur, Dennis or any TOL Agent shall have fifteen business days from receipt of a Claims Notice to serve on the Escrow Agent, with a copy to Transamerica, a notice (the "Preliminary Objecting Notice") that the TOL Stockholders who deposited Transamerica Common Shares into the applicable Escrow Fund object to all or part of such Claims against the applicable Escrow Fund. The Preliminary Objecting Notice may, but need not, specify the reasons for objection to the Claims Notice. Beginning five business days after its receipt of a Preliminary Objecting Notice, Transamerica shall provide Arthur, Dennis, any TOL Agent and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which are reasonably requested to determine, understand and defend against the Claim of Transamerica. Arthur and Dennis shall, within 20 business days following delivery of the reasonable detail the reasons for the objection at issue. If an Objecting Notice or a Preliminary Objecting Notice containing the reasons for the objection at issue shall be delivered, Transamerica, Arthur and Dennis shall, during the 15 business days following such delivery, use reasonable efforts to reach agreement on the disputed Claims. If, during such period, Transamerica, Arthur and Dennis are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Transamerica, Arthur and Dennis (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon Transamerica or the TOL Stockholders who deposited Transamerica Common Shares into such Escrow Fund. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other. Transamerica, on the one hand, or Arthur and Dennis, on the other hand, shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California, as applicable, for the purpose of having a dispute regarding a Claim by Transamerica adjudicated if such party shall conclude that the mediation provided for in this Section 2.3(d) has not produced a negotiated resolution of the dispute. To the extent that neither Arthur nor Dennis nor any TOL Agent shall deliver a Preliminary Objecting Notice within fifteen business days following receipt of the Claims Notice (or, if the Claims Notice does not specify the estimated amount thereof, as soon thereafter as the amount of the Claim is ascertainable), or, if the Preliminary Objecting Notice is delivered within the appropriate period, to the extent that neither Arthur nor Dennis shall deliver an Objecting Notice within twenty business days following receipt by Transamerica of the Preliminary Objecting Notice, the Escrow Agent shall deliver to Transamerica the portion of the applicable Escrow Fund which it claimed in the Claims Notice in respect of which no Preliminary Objecting Notice or Objecting Notice, as the case may be, has been received together with all interest actually earned and distributions made on it (after deduction or provision for any applicable taxes).

         The assets held in the Adjustment Escrow Fund shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares or TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) based on their respective Stockholder's Proportionate Interests, in accordance with Sections 2.5(e), 2.6(d) and 2.7(d).

         3.7. AMENDMENT OF SECTION 2.3(e)(i). The first sentence of Section 2.3(e)(i) is hereby amended to read in its entirety as follows:

         For purposes of all Claims against any of the Escrow Funds by Transamerica, the value of each Transamerica Common Share with respect to which a Claim has been made by Transamerica, or which Transamerica or the TOL Stockholders who deposited Transamerica Common Shares into the applicable Escrow Fund were otherwise entitled to receive, shall be deemed to be the Average Share Price (as defined below), regardless of whether the actual trading price for the Transamerica Common Shares is greater than or lower than the Deemed Average Share Price, which shall be adjusted to account for any split, combination or recapitalization of Transamerica Common Shares.

         3.8. AMENDMENT OF SECTION 2.5(e). The third sentence of Section 2.5(e) is hereby amended to read in its entirety as follows:

         Promptly following the conclusion of such 20-day period and completion of the report referred to in the preceding sentence, Transamerica Common Shares shall be distributed to Transamerica and/or TOL Stockholders whose shares are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests, as appropriate, from the Adjustment Escrow Fund to the extent the adjustments to be made pursuant to Sections 2.6(c),

         2.6(d), 2.7(c) and 2.7(d) shall have been mutually resolved during such period, so long as thereafter there shall remain in the Adjustment Escrow Fund Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, sufficient to resolve any adjustments which are proposed to be made by either Transamerica or by Arthur and Dennis pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) and which have not yet been mutually resolved, and any further adjustments to be made pursuant to Section 2.6(g).

         3.9.  AMENDMENT OF SECTION 2.6(c).  The penultimate sentence of
Section 2.6(c) is hereby amended to read in its entirety as follows:

         Subject to Section 2.6(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the number of Containers and Chassis within a particular age and Status shown on the Pre-Closing Report been equal to the number of such units shown on the Closing Report.

         3.10. AMENDMENT TO SECTION 2.6(d). The second sentence of Section 2.6(d) is hereby amended to read in its entirety as follows:

         Subject to Sections 2.6(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to the product resulting from the calculation set forth in clause (i) of this subsection 2.6(d) and, subject to said Sections 2.6(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests; provided that any mutually agreed adjustment previously made pursuant to
         Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders.

         3.11. AMENDMENT TO SECTION 2.7(c). The second sentence of Section 2.7(c) is hereby amended to read in its entirety as follows:

         Subject to Section 2.7(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interest and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report been equal to the average age of such units shown on the Closing Report.

         3.12.  AMENDMENT TO SECTION 2.7(d).  The penultimate sentence of
Section 2.7(d) is hereby amended to read in its entirety as follows:

         Subject to Section 2.7(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to product resulting from the calculation set forth in clause (i) of this subsection 2.7(d) and, subject to said Sections 2.7(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) in accordance with their respective Stockholder's Proportionate Interests; provided that any mutually agreed adjustment previously made pursuant to Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders.

         3.13. AMENDMENT OF SECTION 4.19. Section 4.19 of the Agreement is hereby amended as follows:

         (a) The second sentence of Section 4.19 is hereby amended to read in its entirety as follows:

                          The aggregate Merger Fees owed or which will be owing by TOL to investment bankers, financial advisors, attorneys or accountants will not exceed $2,700,000.

         (b) The following sentence is hereby added as the last sentence of Section 4.19:

                          To the extent Merger Fees exceed $2,000,000,
                          Transamerica shall be entitled to recover the excess amount out of Escrow Fund A, and is not subject to any deductible.

         3.14. AMENDMENT OF SECTION 5.3(h). Section 5.3(h) of the Agreement is hereby amended to read in its entirety as follows:

         (h) Merger Fees. At the Closing, TOL shall deliver to the Vice President, Corporate Development of Transamerica a schedule setting forth, by payee, all Merger Fees theretofore paid and all Merger Fees owing. Following the Closing, Transamerica shall, until the remaining amount allocated to Merger Fees under Section 4.19 shall be paid into Escrow Fund A in accordance with Section 2.3(c), pay any remaining Merger Fees owing which shall not have been paid theretofore, and then reimburse the TOL Stockholders, to the extent of the amount by which $2,700,000 exceeds the Merger Fees, if any, for (i) out-of-pocket, documented costs incurred by TOL Stockholders relating to price adjustments pursuant to Sections 2.6 and 2.7 and (ii) documented costs incurred by TOL Stockholders of administering the Escrow Fund, it being understood that such administrative costs shall not include the cost of defending, disputing or settling claims or disputing the Closing Report.

         SECTION 4. EFFECTIVENESS OF CERTAIN AMENDMENTS. The amendments provided for in this Amendment with respect to the amounts to be contributed to the Escrow Funds by each of the TOL Common Stockholders and their proportionate interests therein shall be effective if and only if TOL obtains the unanimous written consent of TOL Common Stockholders to such amendments and the execution of modification by all TOL Common Stockholders in the form previously agreed by Transamerica and TOL, and in such event these amendments shall be effective upon execution of by all TOL Common Stockholders. The amount to be contributed to Escrow Fund A by TOL Common Stockholders who are to deposit Transamerica Common Shares into Escrow Fund A shall equal $11,700,000 and the references to the amount of the Merger Fees shall be amended to be $2,700,000 (instead of $2,000,000), whether or not TOL Common Stockholders approve the amendments with respect to the amounts to be contributed to the Escrow Funds by each Stockholder of TOL. The Merger shall not be subject to any condition relating to the unanimous approval of the amendments referred to in the first sentence of this
Section 4.

         SECTION 5. HEADINGS. The bold-faced section headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

         SECTION 6. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         SECTION 7. GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

         The parties hereto have caused this Amendment to be executed and delivered as of October __, 1996


                                            TRANSAMERICA CORPORATION,
                                              a Delaware corporation



                                            By:
                                               ------------------------------


                                            CITATION SUB CORP.,
                                              a Delaware corporation



                                            By:
                                               ------------------------------


                                            TRANS OCEAN LTD,
                                              a Delaware corporation



                                            By:
                                               ------------------------------



                                            ---------------------------------
                                            GREER M. ARTHUR



                                            ---------------------------------
                                            MARVIN D. DENNIS, in his
                                            individual capacity



                                            ---------------------------------
                                            MARVIN D. DENNIS, as trustee
                                            of the Dennis Family Living
                                            Trust



                                            ---------------------------------
                                            NANCY A. DENNIS, as trustee
                                            of the Dennis Family Living Trust

                                SCHEDULE 2.2(b)

                         TOL STOCKHOLDER CONTRIBUTIONS
                                TO ESCROW FUNDS*

                                                                                             Adjustment            Total Escrow
Name of Stockholder            Escrow A              Escrow B            Escrow C              Escrow             Contributions
-------------------            --------              --------            --------            ----------           -------------
Greer M. Arthur              $4,614,808.30           $986,070.15         $394,428.06         $3,255,370.05           $9,250,676.56
Dennis Family Living Trust    3,734,231.62            797,912.74          319,165.09          2,631,545.64            7,482,855.09
The Cronos Group              2,494,226.80            532,954.44          213,181.78          1,918,636.00            5,158,999.02
Cronos Investments B.V.         112,256.50             23,986.43            9,594.57             86,351.15              232,188.65
Bertrand Gailiard               244,357.81             52,213.20           20,885.28            187,967.55              505,423.84
Anthony M. Frank                118,476.51             25,315.49           10,126.20             91,135.78              245,053.98
Robert Muh                      118,476.51             25,315.49           10,126.20             91,135.78              245,053.98
Chris Buchschacher               97,743.12             20,885.28            8,354.11            122,577.62              249,560.13
Richard King                     74,047.82             15,822.18            6,328.87            118,476.51              214,675.38
GC&H Investments                 59,238.26             12,657.74            5,063.10             45,567.89              122,526.99
Thomas V. Heimsoth               17,327.19              3,702.39            1,480.96             37,479.59               59,990.13
Charles F. Smith                 14,809.56              3,164.47            1,265.78             11,391.97               30,631.78
Chan-Hing Kwok                       --                    --                  --                76,440.14               76,440.14
Mark Campion                         --                    --                  --                24,150.98               24,150.98
Steven P. Williams                   --                    --                  --                35,201.19               35,201.19
Luis P. Buhler                       --                    --                  --                37,821.35               87,821.35
Don J. Robertson                     --                    --                  --                 8,543.98                8,543.98
Kiyonori Ogura                       --                    --                  --                 8,543.98                8,543.98
Philip C. Kantz                      --                    --                  --               211,662.85              211,662.85
                                                                                                ----------              ----------


TOTALS                      $11,700,000            $2,500,000          $1,000,000            $9,000,000             $24,200,000.00
------                      ===========            ==========          ==========            ==========             ==============

----------------

* This schedule assumes there are no dissenting shareholders. If there are dissenting shareholders such schedule will be revised so that the amounts to be contributed to each Escrow Fund by the non-dissenting stockholders shall be correspondingly increased such that the total amount for each Escrow Fund so remains unchanged.

                                                                         ANNEX B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

     (a) Any Stockholder of a corporation of this State who holds shares of stock on the date of making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, will apply as nearly as is practicable.

     (d) Appraisal rights will be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares will deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation, who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, will be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which will within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition will be filed by the surviving or resulting corporation, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court will determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidations); provided, however, that if no petition for an appraisal will be filed within the time provided in subsection (e) of this section, or if such stockholder will deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation will have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX C

                    TRANSAMERICA ANNUAL REPORT ON FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

( X )  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1995       Commission file number 1-2964

                            TRANSAMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                       94-0932740
  (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

      600 Montgomery Street
    San Francisco, California                             94111
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

       Registrant's telephone number, including area code: (415) 983-4000

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                                                     NAME OF EACH EXCHANGE
              TITLE OF EACH CLASS                                                     ON WHICH REGISTERED
              -------------------                                                    -----------------------

        Common Stock--$1 Par Value                                                   New York Stock Exchange
                                                                                     Pacific Stock Exchange

        Preference Stock Purchase Rights                                             New York Stock Exchange
                                                                                     Pacific Stock Exchange

        Depositary shares representing an                                            New York Stock Exchange
        interest in Preferred Stock - Series D

        9-1/8% Cumulative Monthly Income                                             New York Stock Exchange
        Preferred Securities, Series A*

     *Issued by Transamerica Delaware, LP, and guaranteed by Transamerica
      Corporation.


        SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.     Yes   X       No

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )

         Aggregate market value of Common Stock, $1 par value, held by nonaffiliates of the registrant as of the close of business at February 29, 1996: $5,116,599,569.

         Number of shares of Common Stock, $1 par value, outstanding as of the close of business on February 29, 1996: 67,926,257.

                      DOCUMENTS INCORPORATED BY REFERENCE:

         Portions of the Transamerica Corporation 1995 Annual Report to Stockholders are incorporated by reference into Parts I and II. With the exception of those portions which are incorporated by reference, the Transamerica Corporation 1995 Annual Report is not deemed filed as part of this Report.

         Portions of the Proxy Statement of Transamerica Corporation dated March 18, 1996 are incorporated by reference into Part III. (A definitive proxy statement has been filed with the Commission since the close of the fiscal year.)

                                TABLE OF CONTENTS


                                                                                      Page
                                                                                      ----
Part I:
    Item  1.          Business .................................................         1
    Item  2.          Properties ...............................................        14
    Item  3.          Legal Proceedings ........................................        14
    Item  4.          Submission of Matters to a Vote of Securities Holders ....        14
    Item 4A.          Executive Officers of the Registrant .....................        14

Part II:
    Item  5.          Market for Registrant's Common Equity and Related Stock-
                      holder Matters ...........................................        15
    Item  6.          Selected Financial Data ..................................        15
    Item  7.          Management's Discussion and Analysis of Financial Condi-
                      tion and Results of Operations ...........................        15
    Item  8.          Financial Statements and Supplementary Data ..............        15
    Item  9.          Changes in and Disagreements with Accountants on
                      Accounting and Financial Disclosure ......................        15
Part III:
    Item 10.          Directors and Executive Officers of the Registrant .......        16
    Item 11.          Executive Compensation ...................................        17
    Item 12.          Security Ownership of Certain Beneficial Owners and
                      Management ...............................................        17
    Item 13.          Certain Relationships and Related Transactions ...........        17

Part IV:
    Item 14.          Exhibits, Financial Statement Schedules, and Reports on
                      Form 8-K .................................................        18

                                     PART I
ITEM I.  BUSINESS

         Transamerica Corporation is a financial services organization which engages through its subsidiaries in life insurance, consumer lending, commercial lending, leasing and real estate services. Transamerica was incorporated in Delaware in 1928.

         On May 2, 1995, Transamerica sold substantially all of the assets of Criterion Investment Management Company for gross proceeds of $60,000,000 which were used to reduce debt. The transaction resulted in an after tax gain of $4,800,000.

         On March 31, 1995, Transamerica purchased for $1,027,300,000 in cash substantially all the assets and assumed certain liabilities of the home equity business of ITT Consumer Financial Corporation (ITT). The purchase price was allocated as follows: consumer finance receivables of $966,400,000, which were all real estate secured, of which 14% was located in California; allowance for losses of $52,700,000; assets held for sale of $26,800,000; customer renewal rights of $97,800,000; and assumed liabilities of $11,000,000. Transamerica did not assume any borrowings, tax liabilities or contingent liabilities of ITT. The initial financing of the acquisition was provided through short-term bank loans which have been repaid and refinanced with long-term debt.

         On December 21, 1994, Transamerica sold its mutual fund subsidiary, Transamerica Fund Management Company, for gross proceeds of $100,000,000 which were used to reduce debt. The transaction resulted in an after tax gain of $4,857,000.

         On April 13, 1994, Transamerica sold its remaining 21% ownership interest in Sedgwick Group plc. Proceeds from the sale were $326,395,000, resulted in no gain or loss and were used by Transamerica to purchase 4,500,000 shares of its common stock and reduce debt.

         On March 15, 1994, Transamerica acquired substantially all the operating assets of the Container Operations of Tiphook plc ("Tiphook"), a London-based transportation equipment rental company, including certain dry cargo containers, tank containers, tank chassis, operating leases and other assets (collectively the "Container Operations") for $1,061,441,000 in cash. Transamerica assumed certain specified liabilities of the Container Operations including trade accounts payable. Transamerica did not assume any borrowings, tax liabilities or contingent liabilities of Tiphook. The initial financing of the acquisition was provided through short-term bank loans which have been repaid and refinanced with long-term debt.

         In 1993 Transamerica sold its former property and casualty insurance subsidiary, Transamerica Insurance Group, through an initial public offering in April 1993 and a secondary offering in December 1993. Proceeds from the sales of stock, after underwriting discounts and issuance costs, totaled $1,031,788,000. The proceeds were used to reduce indebtedness, including $409,296,000 incurred to fund cash transactions with the property and casualty insurance operation in connection with the initial public offering, and to commence a common stock purchase program.

         Information concerning Transamerica's investment portfolio is incorporated herein by reference to "Investment Portfolio" on page 61 and "Note E. Financial Instruments" on pages 70 through 75 of the Transamerica Corporation 1995 Annual Report.

BUSINESS SEGMENT INFORMATION

         "Note G. Business Segment Information" on page 77 of the Transamerica Corporation 1995 Annual Report is incorporated herein by reference.

         The business activities of Transamerica's principal subsidiaries are more fully described below.

LIFE INSURANCE

         Transamerica's life insurance business is generated through lines of business which include life insurance, structured settlements, group pension, living benefits, reinsurance and Canada. These lines of business conduct their operations through one or more of the following entities: Transamerica Occidental Life Insurance Company, Transamerica Life Insurance and Annuity Company, First Transamerica Life

Insurance Company, Transamerica Life Insurance Company of Canada and Transamerica Assurance Company (hereinafter collectively referred to as "Transamerica Life Companies"). The Transamerica Life Companies are engaged primarily in the business of underwriting, distribution and reinsurance of investment based and traditional life insurance products in all states of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, Guam, Canada, Taiwan and Hong Kong.

         The life insurance business is highly competitive. Competition arises from numerous stock and mutual life insurance companies in the United States, many of which offer products similar to those offered by the Transamerica Life Companies. In the pension and annuity markets, competition also arises from banks, mutual funds and other investment managers. Both product and price competition are intense. The Transamerica Life Companies' key competitive strengths are their financial position, broad product range, market position and diversified distribution system.

         The following table sets forth certain statistical information relating to the Transamerica Life Companies' operations.

                                                                              Years Ended December 31,
                                                          --------------------------------------------------------------
                                                              1995                     1994                     1993
                                                          ------------             ------------             ------------
                                                                              (Dollar amounts in thousands)
Insurance in force at
    end of period:(1)(2)
  Whole life and endowment ....                           $167,105,237             $153,162,434             $150,151,065
  Individual term life ........                            197,703,190              187,841,222              172,441,372
  Group life(3) ...............                             16,048,712                9,630,184                7,838,176
  Credit life(4) ..............                                 59,026                  132,619                  200,787
                                                          ------------             ------------             ------------
    Total .....................                           $380,916,165             $350,766,459             $330,631,400
                                                          ============             ============             ============
New insurance written:(2)
  Whole life and endowment(5) .                           $ 23,891,802             $ 23,056,708             $ 29,303,712
  Individual term life(6) .....                             50,502,861               37,823,218               46,724,456
  Group life(3) ...............                              7,856,432                2,369,123                2,057,706
  Credit life(4) ..............                                                                                      449
                                                          ------------             ------------             ------------
    Total .....................                           $ 82,251,095             $ 63,249,049             $ 78,086,323
                                                          ============             ============             ============

Premium income:(7)
    Individual life and annui-
      ties(8) ...................                         $    663,387             $    599,948             $    543,580
    Group life and annuities(9) .                              190,392                  137,913                   95,004
    Accident and health (individ-
      ual, group and credit)(10)                               286,255                  280,587                  227,640
                                                          ------------             ------------             ------------
    Total .....................                           $  1,140,034             $  1,018,448             $    866,224
                                                          ============             ============             ============

Average individual life policy
    in force at end of year
    (actual dollar amounts) .....                         $    155,274             $    149,064             $    144,050
Average individual life policy
    issued during year (actual
    dollar amounts)(11) .........                         $    236,401             $    243,634             $    247,944
Number of individual life
    policies in force at end of
    year ........................                            1,227,603                1,221,765                1,200,076
Ratio of underwriting expenses
    to premiums and other consid-
    erations(12) ................                                7.5%                      8.7%                     8.9%
Lapse ratio--adjusted for de-
      creases and expiries of
      term insurance and rein-
      surance assumed:(13)
    Transamerica Life Companies .                                7.8%                      8.0%                     8.9%
    All U.S. stock life insur-
    ance companies(14) ........                                (15)                        8.3%                     9.8%

                                               (Footnotes are on following page)

(Footnotes to table on preceding page)

(1) The annual change in insurance in force results from additions for new insurance written less reductions from terminations. Approximately 70% to 80% of terminations in all years were voluntary (from lapse or surrender) with the remaining amount caused by deaths and other decreases by contract.

(2) Reinsurance assumed has been included, except for intercompany amounts. Reinsurance ceded has not been deducted.

(3) The increases were due to growth in sales of insurance through salary deduction plans offered by employers.

(4) The company discontinued this line of business in 1988 and there have been significant decreases in insurance in force and new insurance written since that time. In 1990, the company transferred the remaining operations of the credit insurance line to a trust administered by an independent third party. Insurance in force represents business which is only cancelable at the policyholder's request. New insurance written in 1993 represents added business on existing policies.

(5) The 1995 increase was primarily attributable to increased marketing efforts. The 1994 decrease was due to reduced sales of Trendsetter policies.

(6) The changes were due primarily to the varying level of reinsurance assumed.

(7) Premiums on reinsurance assumed have been included; cancellations and return premiums and premiums on reinsurance ceded have been deducted. Considerations for supplementary contracts and deposit administration funds received have not been included.

(8) The increases were due primarily to increased sales of individual annuity policies.

(9) The increases were due primarily to changing levels of sales of group annuity policies, principally single premium pension contracts.

(10) The increases were primarily due to an increased level of reinsurance assumed.

(11) The declines were primarily due to lower face amounts of universal life products.

(12) The ratio is the percentage of salaries and other operating expenses to premiums and other considerations.

(13) The lapse ratio is calculated in accordance with the A.M. Best Company, Inc. formula. It is the ratio of amounts of ordinary life insurance terminated during the year to the aggregate of (1) ordinary life insurance in force at the beginning of the year plus (2) new business issued during the prior year.

(14) Industry median, as provided by A.M. Best Company, Inc.

(15) Information not yet available for 1995.


         Transamerica Life Companies' individual life insurance business is generated through a system of 669 field sales offices primarily in the United States and Canada, 48 of which are branch offices operated by employees and the remainder are independent offices operated by independent general agents. These offices house a sales force consisting of 68 employees of the Transamerica Life Companies and approximately 2,100 independent agents operating under contract on an exclusive or near exclusive basis, which together generated approximately 35% of new premiums written in 1995. The remaining 65% of the Transamerica Life Companies' individual life insurance business was generated by more than 16,800 producing independent insurance brokers operating under nonexclusive contracts.

         In addition to its sales force, the Transamerica Life Companies have approximately 1,925 employees in Los Angeles, California, Kansas City, Missouri and Charlotte, North Carolina who service outstanding policies and new business submitted by agency offices, and more than 246 field sales office employees serving its sales force.

         Of life insurance in force at December 31, 1995, 21% was on residents of California, followed by Texas (8.2%), Illinois (5.4%), Florida (3.7%), New York (3.2%) and Pennsylvania (3.1%). No other state accounted for more than 3% of life insurance in force. Canada accounted for 14.1% and all other foreign operations accounted for 2.2% of life insurance in force.

         Reinsurance. Portions of the Transamerica Life Companies' life insurance risks are reinsured with other companies. The maximum amount of individual insurance retained on any one life is $2,000,000 at ages 16 to 65 inclusive. This maximum is reduced for health impairments, for other ages and for certain other special classes of risks. The Transamerica Life Companies also reinsure a minor part of their liability under accident and health policies.

         For many years the Transamerica Life Companies have solicited life reinsurance from other companies. As of December 31, 1995, the Transamerica Life Companies were accepting business from 339 companies under automatic reinsurance agreements and from approximately 175 other companies on a case by case basis.

         Reserves. In accordance with the life insurance laws and regulations under which they operate, the Transamerica Life Companies are required to carry on their books as liabilities actuarial reserves to meet the obligations on their various life insurance policies. Such life insurance reserves are calculated pursuant to mortality and annuity tables in general use in the United States and Canada and are the computed amounts which, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet the Transamerica Life Companies' policy obligations at their maturities if deaths occur in accordance with mortality tables employed.

         Investments. The Transamerica Life Companies' investments at December 31, 1995 totaled $27,703,169,000 which was invested as follows: 93.8% in fixed maturities; 2.4% in mortgage loans and real estate; 1.5% in policy loans; 1.0% in common stocks; 0.8% in short-term investments; 0.2% in nonredeemable preferred stocks; 0.2% in other long-term investments; and 0.1% in redeemable preferred stocks. Fixed maturities are invested as follows: 50.2% in industrial and other non-government bonds; 30.2% in United States government bonds; 18.2% in public utility bonds; 0.5% in foreign government bonds; and 0.9% in municipal bonds.

         The following table sets forth pretax mean investment yields, including interest earned and dividends received, before (gross) and after (net) deducting investment expenses for the Transamerica Life Companies' various investments. The yields are computed based on the mean of beginning and end of year assets, producing results which vary somewhat from the daily average yield.

                                                                                                  Years Ended December 31,
                                                                                                  ------------------------
                                                                                            1995           1994          1993
                                                                                            ----           ----          ----

Fixed maturities, at amortized cost--gross(1)                                               8.30%          8.26%         9.16%
Equity securities, at market value--gross(2)                                                1.66           2.87          2.96
Mortgages--gross(3) .........................                                               8.74          10.70         10.53
Total invested assets:
    Gross .....................................                                             8.13           8.08          8.81
    Net .......................................                                             7.93%          7.90%         8.67%


(1)  The decrease in 1994 reflects the lower yields on new investments.

(2) The decrease in the 1995 yield resulted primarily from an increase in the market value of the portfolio.

(3) The decrease in the 1995 yield is primarily due to the funding of new loans during 1995 at current market rates which were below the average of the existing loans.


FINANCE

         The consumer lending operation and commercial lending operation have, from time to time, entered into securitization arrangements whereby they have securitized portfolios of receivables. The term "owned and serviced" is used herein to describe their receivables portfolio and the securitized receivables.

         Consumer Lending

         Consumer lending services are provided by Transamerica Financial Services, based in Los Angeles, California, which has 555 branch lending offices. Branch offices are located in the United States (528 in 42 states), Canada (15) and the United Kingdom (12). Products offered by the consumer lending operation include first and second mortgage loans, revolving real estate secured lines of credit, secured and unsecured personal loans, sales finance contracts, credit insurance and retail used automobile financing. Since 1991, the consumer lending operation has continued to broaden its receivable portfolio by expanding its revolving real estate secured lines of credit, its personal loan business (which includes loans secured by automobiles or other property as well as unsecured loans), its purchase from dealers of retail finance contracts covering principally appliances, furniture and services, and retail used automobile financing. The products offered by the consumer lending operation have traditionally been fixed rate; in 1995 the company commenced offering variable rate products.

         The company's primary business is making fixed rate home equity loans that generally range up to $200,000. Of the company's net finance receivables outstanding at December 31, 1995, 82% are secured by real estate, principally one to four family residential properties. Of the company's net finance receivables secured by real estate, 63% are secured by first mortgages. Company policy generally limits the amount of cash advanced on any one loan, plus any existing mortgage, to between 70% and 80% (depending on location) of the appraised value of the mortgaged property, as determined by qualified independent appraisers at the time of loan origination.

         The consumer lending operation's principal market involves the origination and servicing of home equity loans for debt consolidation and other purposes. Traditionally, the company has relied on an extensive loan-by-mail program, currently involving approximately 50 million solicitation pieces annually, to attract potential customers. However, competition has been increasing in the U.S. home equity market, and competitors include numerous other finance companies, banks, savings associations and mortgage bankers as well as loan brokerage operations. In response, the company's competitive strategies have included product diversification and emphasis on superior service to better meet customer needs as well as exploration of additional products and certain foreign markets.

         The following table sets forth certain statistical information relating to the consumer lending operation's finance receivables for the years indicated.

                                                                                  Years Ended December 31,
                                                                 --------------------------------------------------------
                                                                    1995                   1994                   1993
                                                                 ----------             ----------             ----------
                                                                                 (Dollar amounts in thousands)
Volume  of finance receivables acquired:
    Instalment loans:
        Secured by residential
          real estate(1) ..............                          $2,067,889             $1,708,806             $1,039,394
        Other(2) ......................                             655,312                623,619                524,241
                                                                 ----------             ----------             ----------
                                                                  2,723,201              2,332,425              1,563,635
    Other finance receivables(3) ....                               104,080                 72,708                 29,181
                                                                 ----------             ----------             ----------
          Total .......................                          $2,827,281             $2,405,133             $1,592,816
                                                                 ==========             ==========             ==========
Finance receivables outstanding at end of year:
    Instalment loans:
        Secured by residential
          real estate(1) ..............                          $4,212,704             $3,522,966             $3,295,346
        Other(2) ......................                             853,647                758,798                595,284
                                                                 ----------             ----------             ----------
                                                                  5,066,351              4,281,764              3,890,630
    Other finance receivables(3) ....                                84,447                 58,197                 22,276
                                                                 ----------             ----------             ----------
                                                                  5,150,798              4,339,961              3,912,906
    Less unearned finance charges
        and insurance premiums ........                             214,506                197,975                185,150
                                                                 ----------             ----------             ----------
    Net finance receivables--owned ....                           4,936,292              4,141,986              3,727,756
    Net finance receivables securi-
        tized, sold and serviced(4) ...                                                                            59,437
                                                                 ----------             ----------             ----------
    Net finance receivables owned
        and serviced ..................                          $4,936,292             $4,141,986             $3,787,193
                                                                 ==========             ==========             ==========
Allowance for losses at end of
    year(5) .........................                            $  164,066             $  117,218             $  107,175
Ratio to outstandings less
        unearned finance charges and
        insurance premiums(6) .........                               3.32%                  2.83%                  2.83%
Provision for credit losses
    charged to income(7) ............                            $   97,835             $   82,230             $   63,946

Credit losses (net of recoveries):
    Real estate secured instalment
        loans(8) ......................                          $   64,817             $   46,910             $   45,229
    Non-real estate secured
        receivables(9) ................                              38,989                 28,350                 19,201
Ratio to average net finance
        receivables outstanding(10):
    Owned ...........................                                 2.15%                  1.93%                  1.68%
    Owned and serviced ..............                                 2.15%                  1.93%                  1.69%

(1) Volume for 1995 includes $1,004,869,000 acquired from ITT on March 31, 1995, of which $676,078,000 (excluding renewals) remained outstanding at December 31, 1995. Excluding the effects of that acquisition, 1995 loan originations were less than in 1994 principally due to a decline in renewal volume (which was caused in part by a return to higher rates in early 1995) and increased competition. In 1994, in response to increased competition, principally in California, the company introduced lower interest rates which were not continued into 1995, which led to a high level of refinancing activity in 1994. The 1994 and 1993 volume also included $117,000,000 and $22,691,000 of purchased receivables.

(2) The increases reflect general expansion in consumer lending's personal loan business.

(3) The increases resulted from expansion in the retail finance contract business. The 1994 volume included $7,855,000 of bulk purchases of contracts.

(4) In 1990, $430,000,000 of real estate secured receivables were securitized and accounted for as a sale. The runoff of this securitization was completed in 1994.

                                        (Footnotes continued on following page)

(Footnotes continued from preceding page)

(5) The increase in 1995 is due to the acquisition of the ITT portfolio on March 31, 1995. The increase in 1994 was caused by growth in outstanding finance receivables. The 1993 amount includes an allowance for losses of $1,680,000 on the securitized, sold and serviced portfolio. This amount was reported in other liabilities in the consolidated balance sheet.

(6) The increase in 1995 is due to the acquisition of the ITT portfolio which had a higher ratio of allowance for losses to net consumer finance receivables outstanding.

(7) The provision for credit losses increased due to increases in credit losses (see notes 8 and 9 below) and, in 1994, increased growth in net finance receivables.

(8) The increases were due to continued sluggishness in the California economy and a continued weak California real estate market. Also, in 1995, the company consolidated and accelerated California branch foreclosure activity in the fourth quarter and also recognized credit losses that had been anticipated in connection with the ITT acquisition, both of which contributed to the increase over 1994. Credit losses exclude losses on the disposal of repossessed assets, which amounted to $15,441,000 in 1995, $7,314,000 in 1994 and $5,952,000 in
1993, and which are classified as operating expenses. The 1995 increase in losses on the disposal of repossessed assets was mainly due to the consolidation and acceleration of foreclosure activity in California.

(9) The increases were caused by growth in the related outstanding receivables which tend to have a higher loss ratio than the real estate secured portfolio. Because new receivables generally do not go into default for some period of time after origination, the increases also reflect the "seasoning" of this portfolio.

(10) The increased ratios were due to corresponding fluctuations in credit losses (see notes 8 and 9 above).

         Following is certain information regarding delinquent receivables, nonearning receivables, accounts in foreclosure and repossessed assets. Because future improvements may be impacted by factors such as economic conditions and the state of the real estate market, particularly in California, the extent and timing of any change in the trend of delinquent receivables, nonearning receivables and foreclosures and repossessed assets remains uncertain.

         Delinquent Receivables. The following table shows the ratio of consumer finance receivables which are contractually past due 60 days or more to finance receivables outstanding for each category and in total for the years indicated:

                                                                            As of December 31,
                                                                     --------------------------------
                                                                     1995          1994          1993
                                                                     ----          ----          ----
         Instalment loans:
           Secured by residential real
             estate(1) ..................                            2.35%         1.78%         1.87%
           Other(2) .....................                            4.85          3.35          2.71
                                                                     -----         -----         -----
           Total instalment loans .......                            2.77          2.06          2.00
         Other finance receivables(2) ...                            4.10          3.65          3.96
                                                                     -----         -----         -----
           Total--owned ................                             2.79          2.08          2.01
         Securitized, sold and serviced .                                                        2.47
                                                                     -----         -----         -----
           Total owned and serviced .....                            2.79%         2.08%         2.02%
                                                                     =====         =====         =====

(1) The increase in 1995 was due to worsening in the condition of the non ITT portfolio and the ITT portfolio acquisition which included the purchase of delinquent accounts at a discount.

(2) Typically loans do not go into default until some period of time after they were originated. Therefore, in periods of rapidly increasing volume the delinquency ratio tends to lag behind the growth in the portfolio. The increase in 1995 reflects the "seasoning" of non real estate products that were introduced in 1993. The increase in 1994 for other instalment loans reflected the changing mix of products in the non real estate portfolio and the introduction of new products with higher delinquency experience.

         Nonearning Receivables. Nonearning consumer finance receivables, which are defined generally as those past due more than 29 days, amounted to $308,050,000 and $194,272,000 at December 31, 1995 and 1994. Payments received on nonearning receivables are applied to principal and interest according to the terms of the loan; however, accrued interest receivable and amortization of other finance charges are recognized in income only on accounts past due less than 30 days. Nonearning receivables exclude accounts in foreclosure.

         Accounts in Foreclosure and Repossessed Assets. When foreclosure proceedings begin on an account secured by real estate, the account is moved from finance receivables to other assets and is written down to the fair value of the collateral, less estimated selling costs, if less than the account balance. After foreclosure, repossessed assets are carried at the lower of cost or fair value less estimated selling costs. Accounts in foreclosure and repossessed assets held for sale totaled $207,323,000 at December 31, 1995 compared to $226,119,000 at December 31, 1994. The decrease in 1995 reflects the consolidation and acceleration of California foreclosure activity in the fourth quarter, which more than offset the increase caused by the acquisition of the ITT portfolio.

         Commercial Lending

         Commercial lending services are provided by three core business units: inventory finance, business credit and insurance premium finance. The commercial lending business operates from 30 branch lending offices located in the United States (21), Puerto Rico (1), Canada (4) and Europe (4). The lending activities of these core businesses are discussed below.

         Inventory finance (also known as wholesale financing or floor plan financing) consists principally of financing dealers' purchases from distributors or manufacturers of goods for inventory. The products financed include boats, recreational products, electronics and appliances, manufactured housing, lawn and garden equipment and personal computers. Loan terms typically provide for repayment within 30 days following sale of the inventory by the borrower. After initial review of a borrower's credit worthiness, the ongoing management of credit risk in this area may include various monitoring techniques, such as periodic physical inventory checks and review of the borrower's sales, as well as maintenance of repurchase agreements with manufacturers which provides a degree of security in the event of a repossession.

         Business credit consists of secured loans, primarily revolving, to manufacturers, distributors and selected service businesses and collateralized equipment lending. The asset based lending loans are collateralized and consist of credit lines typically from $5 million to $25 million with terms ranging from three to five years. Actual borrowings are limited to specified percentages of the borrower's inventory, receivables and other eligible collateral which are regularly monitored to ascertain that receivables outstanding are within approved limits. Credit risk is managed by monitoring the quality and performance of the borrower's collateral and compliance with financial covenants. The equipment finance and lease division of business credit began operations in 1995 and provides collateralized equipment lending to companies that acquire capital equipment for their own use. The financings are structured as both leases and loans. Credit risk is managed by structuring loans such that loan balances amortize at a faster rate than the equipment depreciates, thus maintaining collateral value, and by structuring most leases with guaranteed residuals. In addition, financed equipment must be essential to the operations of the borrower.

         Insurance premium finance involves the financing of insurance premiums for businesses, generally at fixed rates for terms of less than one year. The receivables are secured by the commercial lending operation's right to cause the policies to be canceled and receive the unearned premiums. Credit risk is managed generally by requiring down payments from borrowers to mitigate the effects of possible delays in receiving unearned premiums in the event of policy cancellation and by monitoring the concentrations of potential return premiums among the insurance carriers and their financial condition.

         The relatively short-term nature of the company's financings enables the commercial lending operation to adjust its finance charges in response to competitive factors and changes in its costs. The interest rates at which the commercial lending operation borrows funds generally move more quickly than the rates at which it lends to customers. As a result, in rising interest rate environments, margins are normally compressed until changes in the prime lending rates are effected. Conversely, in declining interest rate environments, margins are generally enhanced.

         In 1995, the commercial lending operation sold for cash a portfolio of consumer rediscount loans totaling $118,000,000 of net outstanding receivables which resulted in an after tax gain of $4,800,000. It also liquidated and sold $56,858,000 in net receivables and other assets resulting from the decision to exit its operations in Puerto Rico and sold substantially all of its rent-to-own finance receivables. During 1995, it also entered into a three-year arrangement in which it securitized a $475,000,000 participation interest in a pool of its insurance premium finance receivables. This agreement replaced a 1990 securitization of $375,000,000 which expired in 1995.

         In 1994, the commercial lending operation sold its U.S. and Canadian repossessed rent-to-own stores with a net carrying value of $17,666,000.

         The commercial lending industry is highly competitive and has seen increasing numbers of new market entrants. In addition to competition from other finance companies, there is competition from captive finance subsidiaries of manufacturing companies and commercial banks. The commercial lending operation competes by offering a variety of financing products, superior customer service including prompt credit review, and competitive pricing.

         The following table sets forth certain statistical information relating to the commercial lending operation's finance receivables for the years indicated.

                                                                                 Years Ended December 31,
                                                                 -------------------------------------------------------------
                                                                     1995                     1994                     1993
                                                                 -----------              -----------              -----------
                                                                                    (Dollar amounts in thousands)
Volume  of finance receivables acquired:
    Inventory finance(1) ............                            $ 7,479,383              $ 7,347,448              $ 6,773,720
    Business credit(2) ..............                              8,929,780                6,602,199                3,696,180
    Insurance premium finance(3) ....                              1,804,514                1,813,157                1,967,242
                                                                 -----------              -----------              -----------
        Core businesses ...............                           18,213,677               15,762,804               12,437,142
    Other(4) ........................                                 18,815                   74,860                  170,705
                                                                 -----------              -----------              -----------
        Total .........................                          $18,232,492              $15,837,664              $12,607,847
                                                                 ===========              ===========              ===========
Finance receivables outstanding at end of year:
    Inventory finance(5) ............                            $ 2,242,238              $ 2,078,519              $ 1,959,757
    Business credit(6) ..............                                680,771                  654,966                  553,859
    Insurance premium finance(7) ....                                207,133                  277,358                  354,322
                                                                 -----------              -----------              -----------
        Core businesses ...............                            3,130,142                3,010,843                2,867,938
    Other(8) ........................                                  6,893                   75,262                  127,687
                                                                 -----------              -----------              -----------
                                                                   3,137,035                3,086,105                2,995,625
    Less unearned finance charges ...                                 74,379                   50,264                   55,644
                                                                 -----------              -----------              -----------
    Net finance receivables--owned ..                               3,062,656                3,035,841                2,939,981
    Net finance receivables securi-
        tized, sold and serviced(9) ...                              474,222                  374,461                  374,512
                                                                 -----------              -----------              -----------
    Net finance receivables owned
        and serviced ..................                          $ 3,536,878              $ 3,410,302              $ 3,314,493
                                                                 ===========              ===========              ===========
Allowance for losses at end of
        year(10)(11) ..................                          $    77,944              $    90,669              $    80,668
Ratio to outstandings less
        unearned finance charges:(12)
    Owned ...........................                                  2.51%                    2.96%                    2.71%
    Owned and serviced ..............                                  2.20%                    2.66%                    2.43%
Provision for credit losses
    charged to income ...............                            $    16,110              $    18,320              $    33,098

Credit losses (net of
    recoveries)(13) .................                            $     9,998              $     8,805              $    43,515
Ratio to average net finance
        receivables outstanding:(12)
    Owned ...........................                                  0.34%                    0.29%                    1.49%
    Owned and serviced ..............                                  0.29%                    0.26%                    1.32%

                                               (Footnotes are on following page)

(Footnotes to table on preceding page)

(1) The increase in 1994 reflects the overall improvement in the economy and increased sales and marketing programs.

(2) The increases primarily reflect a shift in focus from purchasing participations from other financial institutions to originating and selling participations in loans. As a result, volume and collections have increased.

(3) The decreases primarily reflect increased market competition and the weak property and casualty insurance market.

(4) The decreases reflect reduced receivable activity in portfolios of businesses which the company has sold or exited and are being liquidated.

(5) The 1995 increase was due mainly to increased volume and a slower turnover in customer inventories. The 1994 increase was due to increased volume in both consumer electronics and appliances, and home and recreational products.

(6) The 1995 increase is primarily due to the addition of $123,852,000 of net receivables in the new equipment finance and lease division offset by the sale of $118,000,000 of rediscount loans. The 1994 increase resulted from a higher level of new business volume during the year.

(7) The 1995 decrease was due to the securitization of an additional net $100,000,000 of receivables (see note 9 below). The 1994 decrease was due to reduced volume particularly late in the year.

(8) The decreases reflect the liquidation of receivables from businesses being exited.

(9) In 1995, $475,000,000 of insurance premium finance receivables were securitized replacing a 1990 securitization agreement of $375,000,000 which expired in 1995. The amounts of securitized receivables outstanding at year end are shown in the table under the caption "Net finance receivables securitized, sold and serviced."

(10) Includes $1,188,000 of allowance for losses on the securitized, sold and serviced portfolio in 1995 and $938,000 in 1994 and 1993 which is reported in other liabilities in the consolidated balance sheet.

(11) The 1995 decrease in the allowance for losses was attributable to the sale of the Puerto Rico receivables portfolio which had a larger reserve requirement and more than offset the increase due to growth in the core businesses. The 1994 increase in the allowance for losses was primarily attributable to receivables growth in the core businesses.

(12) The changes in ratios were due to corresponding fluctuations in the allowance for losses and credit losses (see notes 11 and 13).

(13) The 1994 decrease was caused mainly by decreases in delinquent and nonearning receivables resulting from improved economic conditions and the effects in 1993 of stronger portfolio management procedures that were implemented in late 1992.


         Delinquent Receivables. Delinquent receivables are defined as the instalment balance for inventory finance and asset based lending receivables and the outstanding loan balance for all other receivables over 60 days past due.

         The following table shows the ratio of delinquent commercial finance receivables to finance receivables outstanding for each category and in total as of the end of each of the years indicated.

                                                                                  As of December 31,
                                                                        -----------------------------------
                                                                         1995           1994          1993
                                                                         ----           ----          ----

         Inventory finance ..............                                0.20%          0.11%         0.13%
         Insurance premium finance(1) ...                                1.40           0.51          0.54
                                                                        -----          -----         -----
           Core businesses ..............                                0.24           0.12          0.15

         Other(2) .......................                               53.47          20.63         19.14
                                                                        -----          -----         -----
           Total--owned ................                                 0.35%          0.62%         0.96%
                                                                        =====          =====         =====
           Total owned and serviced .....                                0.31%          0.55%         0.86%
                                                                        =====          =====         =====

                                               (Footnotes are on following page)

(Footnotes to table on preceding page)

(1) The increase in the 1995 ratio is primarily due to lower receivables outstanding at December 31, 1995 as a result of a $100,000,000 increase in securitization during 1995 and a higher delinquency level associated with one account.

(2) Represents finance receivables retained from businesses sold or exited which are being liquidated. The increase in the 1995 ratio resulted from the reduction in receivables outstanding due to the sale of the Puerto Rico portfolio which had a lower delinquency ratio in relation to the other receivables included in this caption. The remaining balance as of December 31, 1995 totals $6,893,000.


         Nonearning Receivables. Nonearning receivables are defined as balances from borrowers that are over 90 days delinquent or at such earlier time as full collectibility becomes doubtful. Accrual of finance charges is suspended on nonearning receivables until such time as past due amounts are collected. Nonearning receivables were $18,016,000 (0.57% of receivables outstanding) and $23,276,000 (0.75% of receivables outstanding) at December 31, 1995 and 1994. The decline in nonearning receivables was primarily due to the sale of the Puerto Rico receivables.

         Assets Held for Sale. Assets held for sale at December 31, 1995 totaled $4,445,000, net of a $6,037,000 valuation allowance, and consisted of rent-to-own finance receivables of $5,595,000 and other assets of $4,887,000. Assets held for sale at December 31, 1994 totaled $10,908,000, net of a $65,086,000 valuation allowance, and comprised rent-to-own finance receivables of $72,381,000 and other assets of $3,613,000. Of the finance receivables held for sale at December 31, 1995, none was classified as delinquent or nonearning compared to $24,495,000 classified as both delinquent and nonearning at December 31, 1994.

         Leasing

         Transamerica Leasing Inc. leases, services and manages containers, chassis and trailers throughout the world. The leasing operation is based in Purchase, New York and maintains approximately 400 offices, depots and other facilities in 47 countries. The company specializes in intermodal transportation equipment, which allows goods to travel by road, rail or ship. The company's customers include railroads, steamship lines and motor carriers.

         On March 15, 1994, the leasing operation purchased substantially all of the assets of the container rental businesses of Tiphook plc for $1,061,441,000. The acquired fleet of standard containers and tank containers totaled 363,000 units.

         The leasing operation is the second largest lessor of intermodal transportation equipment in the industry based on units of equipment available for hire. The leasing operation competes by providing a high level of service through its worldwide network of offices and third party depots and a wide offering of equipment and lease types. The leasing operation's management information system provides employees and other users, including customers, around the world, with on-line access to key billing and operational information. The leasing operation's main competitors are other transportation leasing companies.

         At December 31, 1995, the leasing operation's fleet consisted of standard containers, refrigerated containers, domestic containers, tank containers and chassis totaling 708,400 units which are owned or managed, and leased from approximately 360 depots worldwide; 36,900 rail trailers leased to all major United States railroads and to roll on/roll off steamship operators, shippers, shippers' agents and regional truckers; and 7,700 over-the-road trailers in Europe.

         The percent of the leasing operation's fleet on term lease or service contract minimum lease was 51% in 1995, 47% in 1994 and 56% in 1993. The decrease in 1994 reflects the impact of the acquisition of the Tiphook plc container fleet. The increase in 1995 reflects the full integration of the Tiphook container fleet into the leasing operation's fleet. At December 31, 1995 lease terms were one to 13 years.

         The following table sets forth the leasing operation's fleet size, in units, at the end of each of the years indicated:

                                                                    As of December 31,
                                                           --------------------------------------
                                                           1995            1994            1993
                                                           ----            ----            ----

         Containers and chassis(1)                        708,400         685,400         316,000
         Rail trailers(2) .........                        36,900          39,300          36,500
         European trailers(3) .....                         7,700           5,700           3,800

(1) The 1994 increase was largely due to the acquisition of substantially all of the operating assets of the container operations of Tiphook plc.

(2) The 1995 decrease resulted from the sale of older units as intermodal loadings declined year to year.

(3) The increases reflect entry and expansion into the European trailer market.

         The following table sets forth the leasing operation's fleet utilization for the years indicated:

                                                                            Years Ended December 31,
                                                                        --------------------------------
                                                                        1995           1994          1993
                                                                        ----           ----          ----

         Containers and chassis(1) .....                                 85%            81%           83%
         Rail trailers(2) ..............                                 77%            92%           91%
         European trailers(3) ..........                                 95%            96%           89%


(1) The 1995 increase was due to higher demand resulting from higher export levels from China and the Far East. The 1994 decline was due to slow economic growth in key European economies and Japan and the impact of the Tiphook fleet acquisition.

(2) The 1995 decline was due to decreased U.S. intermodal loadings. The 1994 increase was primarily due to higher domestic economic activity and because many shippers moved from trucks to rail transport for long-haul shipments.

(3) The level of utilization for 1995 and 1994 exceeded 1993 due to a greater number of units on long term lease in the United Kingdom and Europe, and continued growth in the United Kingdom economy.


REAL ESTATE SERVICES

         Real estate services comprise Transamerica's real estate tax, real estate investments, property management and other services. This segment also includes Transamerica's asset management operation which comprised Transamerica Fund Management Company which was sold in December 1994 for gross proceeds of $100,000,000 which resulted in a $4,857,000 after tax gain, and the operations of Criterion Investment Management Company, sold in 1995 for gross proceeds of $60,000,000 which resulted in a $4,800,000 after tax gain.

         Transamerica Real Estate Tax Service, a division of Transamerica Corporation, prepares tax payments and reports and conducts tax searches with respect to real property taxes and assessments and issues flood hazard determinations in all 50 states, and provides real property information services in several states. It also provides customers with information through an on-line computer system. As of December 31, 1995, tax reports were generated for more than 3,000 institutional mortgage servicers and their borrowers. The company operates from 35 offices throughout the United States.

         Transamerica Real Estate Tax Service is the leading tax service operation in the U.S. based on the number of customers and loans serviced. Competition is increasing in the tax service market, driving down fees at the same time that customers are demanding more services. In response, Transamerica Real Estate Tax Service has initiated a number of strategies to maintain its industry leadership including development of new technology and centralization of operations.

         The following table sets forth the number of tax service contracts under management at the end of the years indicated and new tax service contracts written during those years:

                                                               1995          1994          1993
                                                               ----          ----          ----
                                                                       (Amounts in thousands)
         Tax service contracts
           under management ........                          17,664        16,694        15,496
         New tax service contracts .                           3,911         4,581         5,103

         Transamerica Realty Services, Inc. owns and manages real estate in various communities. Transamerica Realty Services, Inc. also provides real estate services to other subsidiaries of the Corporation, including asset and property management of real estate held for investment principally by the Corporation's life insurance subsidiaries.

REGULATION

         Finance Activities

         Transamerica's consumer lending and commercial lending operations are subject to various state and federal laws. Depending upon the type of lending, these laws may require licensing and certain disclosures and may limit the amounts, terms and interest rates that may be offered.

         Insurance Activities

         The Corporation's life insurance business, in common with those of other companies in this industry, are subject to regulation and supervision in the states, territories and countries in which they operate. Although the extent of such regulation varies, in general state laws establish supervisory agencies with broad powers relating to licensing of insurance companies and their agents to transact business therein, supervising premium rates and forms of policies used, and regulating the form and content of required financial statements and the types of investments that may be made. Insurance companies are also required to file annual reports with the supervisory agencies in states in which they do business and are subject to periodic examination by such agencies.

         Other Regulations

         A number of jurisdictions in which the Corporation and its subsidiaries operate, including California, have adopted laws and regulations imposing environmental controls on the development of real estate and related business activities.

EMPLOYEES

         The Corporation and its subsidiaries employed approximately 10,400 persons at December 31, 1995.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratios of earnings from continuing operations to fixed charges of Transamerica Corporation and its subsidiaries for each of the five years ended December 31, 1995.

                                                         Years Ended December 31,
                                           -----------------------------------------------------
                                           1995        1994        1993         1992        1991
                                           ----        ----        ----         ----        ----

                                           1.95        2.14        2.09         1.90        1.06


         The ratios of earnings from continuing operations to fixed charges were computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

ITEM 2.  PROPERTIES

         The executive offices of Transamerica Corporation are located in the Transamerica Pyramid in San Francisco, California, a 48-story office building. Approximately 18% of the 460,000 square feet of rentable space is occupied by Transamerica and its subsidiaries.

         The Transamerica Center in Los Angeles, California, consists of a 32-story building, an 11-story building and a 10-story building. Transamerica Center is the home office of Transamerica Financial Services, certain divisions of Transamerica Life Companies and certain other subsidiaries of Transamerica. Approximately 65% of the 1,210,000 square feet of rentable space is occupied by Transamerica subsidiaries. During 1995, Transamerica provided for an expected $21,500,000 after tax loss on the Transamerica Center in anticipation of a planned sale and leaseback transaction that is subject to regulatory approval.

ITEM 3.  LEGAL PROCEEDINGS

         Various pending or threatened legal proceedings by or against the Corporation or one or more of its subsidiaries involve tax matters, alleged breaches of contract, torts, employment discrimination, violations of antitrust laws and miscellaneous other causes of action arising in the course of their businesses. Some of these proceedings involve claims for punitive or treble damages in addition to other specific relief.

         Based upon information presently available, and in light of legal and other defenses and insurance coverage available to the Corporation and its subsidiaries, contingent liabilities arising from threatened and pending litigation, income taxes and other matters are not expected to have a material effect on the consolidated financial position or results of operations of the Corporation and its subsidiaries.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

         Not applicable.

ITEM 4A.  EXECUTIVE OFFICERS OF THE REGISTRANT

         See Item 10 in Part III of this Report.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following information in the Transamerica Corporation 1995 Annual Report is incorporated herein by reference:

         Markets on which the Corporation's common stock is traded--"Common Stock Listed and Traded," page 88.

         High and low sale prices for the Corporation's common stock for each quarter in 1995 and 1994--"Supplementary Financial Information," page 81.

         Frequency and amount of cash dividends declared during 1995 and 1994--"Selected Eleven-Year Financial Data--Note E," page 83.

         Number of common stockholders of record as of the close of business on February 29, 1996--"Supplementary Financial Information--Note A," page 81.

ITEM 6.  SELECTED FINANCIAL DATA

         The following items for each of the five years in the period ended December 31, 1995, included in "Selected Eleven-Year Financial Data" on pages 82 and 83 of the Transamerica Corporation 1995 Annual Report, are incorporated herein by reference:

         Revenues
         Income from continuing operations
         Earnings per share of common stock--Income from
           continuing operations
         Total assets
         Notes and loans payable: Long-term debt
         Dividends declared per share of common stock

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The information set forth under the caption "Financial Review" on pages 44 through 61, of the Transamerica Corporation 1995 Annual Report, is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The following consolidated financial statements and supplementary financial information of the Corporation and its subsidiaries in the Transamerica Corporation 1995 Annual Report are incorporated herein by reference:

         Consolidated Balance Sheet--December 31, 1995 and 1994--pages 62 and
         63.

         Consolidated Statement of Income--Years ended December 31, 1995, 1994 and 1993--page 64.

         Consolidated Statement of Cash Flows--Years ended December 31, 1995, 1994 and 1993--page 65.

         Consolidated Statement of Stockholders' Equity--Years ended December 31, 1995, 1994 and 1993--page 66.

         Notes to Financial Statements--December 31, 1995--pages 67 through 79.

         Supplementary Financial Information--Years ended December 31, 1995 and 1994--page 81.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The information set forth under the caption "(1) Election of Directors" in the Proxy Statement of Transamerica Corporation dated March 18, 1996 is incorporated herein by reference.

         The officers of the Corporation are listed below. Executive officers are designated by an asterisk.


       Name                       Position                 Age             Name                       Position                 Age
       ----                       --------                 ---             ----                       --------                 ---


Frank C. Herringer* .....     Chairman of the Board,        53          Maureen Breakiron-Evans .  Vice President and           41
                              President and Chief                                                  General Auditor
                              Executive Officer                         Burton E.Broome* .......   Vice President and           60
Thomas J. Cusack* .......     Executive Vice President,     40                                     Controller
                              Transamerica Corporation                  Kent L.Colwell* ........   Vice President--Real         65
                              and President and Chief                                              Estate Services
                              Executive Officer,                        James B.Dox ............   Vice President--Taxes        56
                              Transamerica Life                         Richard H. Fearon .......  Vice President--             40
                              Companies                                                            Corporate Development
Richard H. Finn* ........     Executive Vice President,     61          David H. Hawkins ........  Vice President, Trans-       55
                              Transamerica Corpor-                                                 america Corporation
                              ation and President                                                  and Senior Vice Presi-
                              and Chief Executive                                                  dent and Treasurer,
                              Officer, Transamerica                                                Transamerica Finance
                              Finance Corporation                                                  Corporation
Edgar H. Grubb* .........     Executive Vice President      56          Robert R. Lindberg* .....  Vice President and           55
                              and Chief Financial                                                  Treasurer
                              Officer                                   James B. Lockhart .......  Vice President--             59
Robert A. Watson* .......     Executive Vice President      49                                     Public Affairs
Shirley H. Buccieri* ....     Senior Vice President,        43          William H. McClave ......  Vice President--             52
                              General Counsel and                                                  Corporate
                              Secretary                                                            Communications
Richard N. Latzer* ......     Senior Vice President         59          Richard J. Olsen ........  Vice President--             57
                              and Chief Investment                                                 Corporate Relations
                              Officer, Transamerica                     Rona Pehrson ............  Vice President--             48
                              Corporation, President                                               Human Resources
                              and Chief Executive                       Ronald C.Petrunoff .....   Vice President--             32
                              Officer, Transamerica                                                Investor Relations
                              Investment Services,                      George B.Sundby ........   Vice President--Financial    44
                              Inc. and President,                                                  Planning and Analysis,
                              Transamerica Realty                                                  and Assistant Controller
                              Services, Inc.                            Judith M.Tornese .......   Vice President--Risk         53
                                                                                                   Management

         Mr. Herringer was elected Chairman of the Board of the Corporation effective January 1, 1996. He has been Chief Executive Officer of the Corporation since 1991 and President since 1986.

        Mr. Cusack was elected Executive Vice President of the Corporation in 1995. He was named President and Chief Executive Officer of the Transamerica Life Companies in 1995. He was Senior Vice President of the Corporation from 1993 to 1995 and Vice President--Corporate Development from 1989 to 1993.

        Mr. Finn was elected Executive Vice President of the Corporation in 1993. He was Group Vice President of the Corporation from 1990 to 1993. He has been Chief Executive Officer of Transamerica Finance Corporation since 1990 and President since 1988.

         Mr. Grubb was elected Executive Vice President and Chief Financial Officer of the Corporation in 1993. He was Senior Vice President of the Corporation from 1989 to 1993.

        Mr. Watson was elected Executive Vice President of the Corporation in 1995. He was with Westinghouse Electric Corporation from 1992 to 1995 where he served as an Executive Vice President and as Chairman and Chief Executive Officer of Westinghouse's financial services division. He was President and Chief Executive officer of Transamerica Commercial Finance Corporation from 1990 to 1992.

         Ms. Buccieri was elected Senior Vice President, General Counsel and Secretary of the Corporation in 1995. She was with Gibson, Dunn & Crutcher from 1983 to 1995 and served as a Partner from 1990 to 1995.

         Mr. Latzer was elected Senior Vice President and Chief Investment Officer of the Corporation in 1988. Since 1988, he has been President and Chief Executive Officer of Transamerica Investment Services, Inc. In 1995, he was named President of Transamerica Realty Services, Inc.

         Ms. Breakiron-Evans was elected Vice President and General Auditor of the Corporation effective in 1994. She was with Arthur Andersen & Co. from 1980 to 1994 where she served as an Audit Partner in the San Francisco office from 1990 to 1994.

         Mr. Broome was elected Vice President and Controller of the Corporation in 1979.

         Mr. Colwell was elected Vice President--Real Estate Services of the Corporation in 1977. From 1972 to 1995, he was President of Transamerica Realty Services, Inc.

         Mr. Dox was elected Vice President--Taxes of the Corporation in 1993. He was a Tax Partner with Ernst & Young LLP from 1977 to 1993, serving in the Los Angeles office from 1983 to 1993.

         Mr. Fearon was elected Vice President--Corporate Development of the Corporation in 1995. He was General Manager of Corporate Development and Vice Chairman of NatSteel Chemicals from 1990 to 1995.

         Mr. Hawkins was elected Vice President of the Corporation in 1993. He has been Senior Vice President and Treasurer of Transamerica Finance Corporation since 1989.

         Mr. Lindberg was elected Vice President and Treasurer of the Corporation in 1987.

         Mr. Lockhart was elected Vice President--Public Affairs of the Corporation in 1979.

         Mr. McClave was elected Vice President--Corporate Communications of the Corporation in 1981.

         Mr. Olsen was elected Vice President--Corporate Relations of the Corporation in 1981.

         Ms. Pehrson was elected Vice President--Human Resources of the Corporation in 1989.

        Mr. Petrunoff was elected Vice President--Investor Relations of the Corporation in 1994. He held a number of positions within the commercial lending operation between 1990 and 1994, most recently serving as managing director of the European operations of commercial lending's inventory finance unit.

         Mr. Sundby was elected Vice President--Financial Planning and Analysis in 1995. He was Assistant Controller and Director of Accounting of the Corporation from 1989 to 1995. He continues to serve as Assistant Controller.

         Ms. Tornese was elected Vice President--Risk Management of the Corporation in 1987.

        There is no family relationship among any of the foregoing officers or between any of the foregoing officers and any director of the Corporation.

         The information set forth under the caption "Securities Exchange Act of 1934" in the Proxy Statement of Transamerica Corporation dated March 18, 1996 is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION

         The information set forth under the captions "Director Compensation and Benefits" and "Executive Compensation and Other Information" in the Proxy Statement of Transamerica Corporation dated March 18, 1996 is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information set forth under the captions "Principal Stockholders" and "Stockholdings of Directors and Executive Officers" in the Proxy Statement of Transamerica Corporation dated March 18, 1996 is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information set forth under the captions "Director Compensation and Benefits," "Compensation Committee Interlocks and Insider Participation" and "Certain Transactions" in the Proxy Statement of Transamerica Corporation dated March 18, 1996 is incorporated herein by reference.

                                PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT
          SCHEDULES, AND REPORTS ON FORM 8-K

        (a)(1) and (2) The response to this portion of Item 14 is submitted as a separate section of this report.

         (3) List of Exhibits:

            3.(i) Transamerica Corporation Certificate of Incorporation, as
               amended (incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-3 (File No. 33-43921) as filed with the Commission on November 13, 1991 and to Exhibits 3 and 4 contained in Form 8-A filed January 21, 1992, as amended by Form 8 filed January 27, 1992).

            3.(ii) Transamerica Corporation By-Laws, as amended.

            4.1 Stock Purchase Rights Agreement dated as of July 17, 1986 together with Amendment dated January 24, 1991 (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31,
               1991).

            4.2*

            10.1 Form of Non-Qualified Stock Option Agreement under the
               Registrant's 1971 and 1979 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1988).

            10.2 Executive Benefit Plan for Transamerica Corporation and
               Affiliates, as amended (incorporated by reference to Exhibit EX-10.2 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.3 Form of Amended and Restated Consulting Agreement dated January
               31, 1994 between Transamerica Corporation and James R. Harvey (incorporated by reference to Exhibit EX-10.5 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1993).

            10.4 Form of Amended and Restated Consulting Agreement dated January
               31, 1995 (including Amendment No. 1) between Transamerica Corporation and James R. Harvey.

            10.5 1994 Bonus Plan (incorporated by reference to Exhibit EX-10.1 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended March 31, 1994).

            10.6 1995 Bonus Plan (incorporated by reference to Exhibit EX-10.8 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1994).

            10.7 1996 Bonus Plan.

            10.8 1985 Stock Option and Award Plan, as amended, (including
               Amendments No. 1 through 7) (incorporated by reference to Exhibit EX-10.5 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended March 31, 1994, to Exhibit 4.1 to Post-Effective Amendment No. 3 of the Registrant's Registration Statement on Form S-8 (File No. 33-26317) as filed with the Commission on March 30, 1990, to Exhibit 10.11 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1990, and to Exhibit EX-10.1 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended June 30, 1995).

            10.9 Form of Non-Qualified Stock Option Agreement under the
               Registrant's 1985 Stock Option and Award Plan (incorporated by reference to Exhibit EX-10.3 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended March 31,
               1994).

            10.10 Form of Incentive Stock Option Agreement under the
               Registrant's 1985 Stock Option and Award Plan (incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31,
               1990).

            *Neither the Corporation nor its subsidiaries are parties to any instrument with respect to long-term debt for which securities authorized thereunder exceed 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis. Copies of instruments with respect to long-term debt of lesser amounts will be provided to the Commission upon request.

            10.11 Form of Restricted Stock Award Agreement under the 1985 Stock
               Option and Award Plan (incorporated by reference to Exhibit EX-10.11 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1993).

            10.12 Form of Non-Qualified Stock Option Agreement for Nonemployee
               Directors under the 1985 Stock Option and Award Plan (incorporated by reference to Exhibit EX-10.4 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended March 31, 1994).

            10.13 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective January 1, 1987 (incorporated by reference to Exhibit 10.12 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1991).

            10.14 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective January 1, 1988 (incorporated by reference to Exhibit EX-10.14 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.15 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective January 1, 1989 (incorporated by reference to Exhibit 10.17 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1989).

            10.16 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective January 1, 1990 (incorporated by reference to Exhibit 10.18 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1989).

            10.17 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective July 1, 1992 (incorporated by reference to Exhibit EX-10.17 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.18 Deferred Compensation Policy for Transamerica Corporation and
               Affiliates effective January 1, 1994 (incorporated by reference to Exhibit EX-10.18 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1993).

            10.19 Transamerica Corporation Deferred Compensation Plan, as
               amended (including Amendment No. 1) (and incorporated by reference to Exhibit EX-10.20 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31,
               1994).

            10.20 1971 Non-Qualified Stock Option Plan of Transamerica
               Corporation, as amended (including Amendment Nos. 1 and 2) (incorporated by reference to Exhibit EX-10.20 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.21 1979 Stock Option Plan of Transamerica Corporation, as amended
               (including Amendment Nos. 1 and 2) (incorporated by reference to Exhibit EX-10.21 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.22 Form of Termination Agreement between Transamerica Corporation and certain of its officers and of its subsidiaries (incorporated by reference to Exhibit EX-10.25 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1994).

            10.23 Reinsurance Agreement dated December 31, 1992 by and between
               ARC Reinsurance Corporation and Transamerica Insurance Company, as amended (incorporated by reference to Exhibit EX-10.26 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.24 Letter dated December 31, 1992 from the Registrant to
               Transamerica Insurance Company regarding ARC Reinsurance Corporation (incorporated by reference to Exhibit EX-10.27 of the Registrant's Annual Report on Form 10-K (File No. 1-2964) for the year ended December 31, 1992).

            10.25 Transamerica Corporation 1995 Performance Stock Option Plan
               (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-8 (File No. 33-64221) as filed with the Commission on November 14, 1995).

            10.26 Transamerica Corporation Value Added Incentive Plan
               (incorporated by reference to Exhibit EX-10.2 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-1964) for the quarter ended March 31, 1994).

            10.27 Form of Nonqualified Stock Option Agreement under the
               Registrant's 1995 Performance Stock Option Plan (incorporated by reference to Exhibit EX-10.2 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended June 30,
               1995).

            10.28 Form of Nonqualified Stock Option Agreement granted with
               Tandem Limited Stock Appreciation Right under the Registrant's 1995 Performance Stock Option Plan (incorporated by reference to Exhibit EX-10.3 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-2964) for the quarter ended June 30, 1995).

            10.29 Form of Tandem Limited Stock Appreciation Right under the
               Registrant's 1995 Performance Stock Option Plan (incorporated by reference to Exhibit EX-10.4 of the Registrant's Quarterly Report on Form 10-Q (File No. 1-1964) for the quarter ended June 30,
               1995).

            11 Statement Re: Computation of Per Share Earnings.

            12 Ratio of Earnings to Fixed Charges Calculation.

            13 Portions of the Transamerica Corporation 1995 Annual Report (to
               the extent such portions are expressly incorporated herein).

            21 List of Subsidiaries of Transamerica Corporation.

            23 Consent of Ernst & Young LLP to the incorporation by reference of their report dated February 14, 1996 in the Registrant's Registration Statements on Form S-8 (File Nos. 2-80934, 2-83724, 33-3722, 33-12324, 33-13389, 33-18911, 33-26317, 33-38267,
               33-43927, 33-55587 and 33-64221) and on Form S-3 (File Nos.
               33-32419, 33-37889, 33-41008, 33-55047 and 33-63049).

            24 Power of Attorney executed by the directors of the Registrant.

            27 Financial Data Schedule.

               Exhibits will be furnished to stockholders of the Corporation upon written request and, with the exception of Exhibit 13, upon payment of a fee of 30 cents per page, which fee covers the Corporation's reasonable expenses in furnishing such exhibits.

        (b) Reports on Form 8-K filed in the fourth quarter of 1995: None

        (c) Exhibits: Certain of the exhibits listed in Item (a)(3) above have been submitted under separate filings, as indicated.

        (d) Financial Statement Schedules: The response to this portion of Item 14 is submitted as a separate section of this report.

                                   Signatures

        PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                            TRANSAMERICA CORPORATION
                                                   Registrant

                                            By: BURTON E. BROOME
                                                -------------------------
                                                Burton E. Broome
                                                Vice President and Controller
Date:  March 26, 1996


        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW ON MARCH 26, 1996 BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE
CAPACITIES INDICATED.

         SIGNATURE                               TITLE

PRINCIPAL EXECUTIVE OFFICER:
FRANK C. HERRINGER*                        Chairman of the Board,
                                           President and Chief Executive Officer

PRINCIPAL FINANCIAL OFFICER:
EDGAR H. GRUBB
-----------------------------
Edgar H. Grubb                             Executive Vice President and
                                           Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:
BURTON E. BROOME
------------------------------
Burton E. Broome                           Vice President and Controller


DIRECTORS:

MYRON DU BAIN*                             Director
SAMUEL L. GINN*                            Director
JAMES R. HARVEY*                           Director
FRANK C. HERRINGER*                        Chairman of the Board and Director
GORDON E. MOORE*                           Director
TONI REMBE*                                Director
CONDOLEEZZA RICE*                          Director
CHARLES R. SCHWAB*                         Director
FORREST N. SHUMWAY*                        Director
PETER V. UEBERROTH*                        Director


*By SHIRLEY H. BUCCIERI
-------------------------------
*Shirley H. Buccieri
 Attorney-in-Fact

                           ANNUAL REPORT ON FORM 10-K

                      ITEM 14(a)(1) and (2) and ITEM 14(d)


                        LIST OF FINANCIAL STATEMENTS AND

                          FINANCIAL STATEMENT SCHEDULES

                                       AND

                          FINANCIAL STATEMENT SCHEDULES


                          YEAR ENDED DECEMBER 31, 1995









                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

                            SAN FRANCISCO, CALIFORNIA

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                        FORM 10-K--ITEM 14(a)(1) AND (2)

                   TRANSAMERICA CORPORATION AND SUBSIDIARIES

         LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Financial Statements:

        The following consolidated financial statements of Transamerica Corporation and subsidiaries, included in the Transamerica Corporation 1995 Annual Report, are incorporated by reference in Item 8:

         Consolidated Balance Sheet--December 31, 1995 and 1994

         Consolidated Statement of Income--Years ended December 31, 1995, 1994 and 1993

         Consolidated Statement of Cash Flows--Years ended December 31, 1995, 1994 and 1993

         Consolidated Statement of Stockholders' Equity--Years ended December 31, 1995, 1994 and 1993

         Notes to Financial Statements--December 31, 1995

Financial Statement Schedules:

        The following consolidated financial statement schedules of Transamerica Corporation and subsidiaries are included in Item 14(d).

           I--Summary of Investments Other Than Investments in Related
            Parties--December 31, 1995

          II--Condensed Financial Information of Registrant--December 31, 1995
             and 1994, and years ended December 31, 1995, 1994 and 1993

         III--Supplementary Insurance Information--Years ended December 31,
              1995, 1994 and 1993

          IV--Reinsurance--Years ended December 31, 1995, 1994 and 1993

           V--Valuation and Qualifying Accounts--Years ended December 31, 1995,
            1994 and 1993

         All other schedules provided for in the applicable accounting regulation of the Securities and Exchange Commission pertain to items which do not appear in the financial statements of Transamerica Corporation and subsidiaries or to items which are not significant or to items as to which the required disclosures have been made elsewhere in the financial statements and supplementary notes, and such schedules have therefore been omitted.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
Transamerica Corporation


        We have audited the consolidated financial statements of Transamerica Corporation and subsidiaries listed in Item 14(a)(1) and (2) of the Annual Report on Form 10-K of Transamerica Corporation for the year ended December 31, 1995. Our audits also included the financial statement schedules listed in the index at Item 14(a)(1) and (2). These financial statements and schedules are the responsibility of Transamerica Corporation's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and related schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and related schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transamerica Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

        As discussed in Note A to the consolidated financial statements, Transamerica Corporation changed its method of accounting for certain debt securities effective January 1, 1994.


                                                      ERNST & YOUNG LLP

San Francisco, California
February 14, 1996

                                                                    SCHEDULE I
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

                    SCHEDULE I--SUMMARY OF INVESTMENTS OTHER
                       THAN INVESTMENTS IN RELATED PARTIES

                                DECEMBER 31, 1995

                    COLUMN A                          COLUMN B            COLUMN C              COLUMN D
--------------------------------------------------------------------------------------------------------------
                                                                                                AMOUNT AT
                                                                                              WHICH SHOWN IN
               TYPE OF INVESTMENT                      COST                 VALUE            THE BALANCE SHEET
               ------------------                      ----                 -----            -----------------
                                                                    (AMOUNTS IN THOUSANDS)
Fixed maturities available for sale:
   Bonds and notes:
     U.S. Treasury securities and obligations of
       U.S. government authorities and agencies .  $    98,906           $   106,393            $   106,393
     Obligations of states and political
       subdivisions .............................      355,023               372,448                372,448
     Foreign governments ........................      110,254               119,409                119,409
     Corporate securities .......................   11,803,366            12,927,948             12,927,948
     Mortgage-backed securities .................    7,300,471             7,750,642              7,750,642
     Public utilities ...........................    4,381,701             4,772,172              4,772,172
   Redeemable preferred stocks                          23,684                27,046                 27,046
                                                   -----------           -----------            -----------
            Total fixed maturities ...............  24,073,405           $26,076,058             26,076,058
                                                                         ===========

Equity securities:
   Common stocks:
     Banks, trust and insurance companies.......        25,186           $    32,000                 32,000
     Industrial, miscellaneous and all other ....      290,386               612,953                612,953
   Nonredeemable preferred stocks...............        34,376                58,280                 58,280
                                                   -----------           -----------            -----------
           Total equity securities ..............      349,948           $   703,233                703,233
                                                                         ===========

Mortgage loans on real estate..................        550,076                                      523,653
Real estate....................................         97,614                                       70,870
Loans to life insurance policyholders..........        426,377                                      426,377
Short-term investments.........................        226,531                                      226,531
                                                   -----------                                  -----------
           Total investments ....................  $25,723,951                                  $28,026,722
                                                   ===========                                  ===========

      The differences between Column B and Column D as to mortgage loans on real estate and real estate represent write downs and allowances for possible permanent impairment in value.

                                                                     SCHEDULE II
                      TRANSAMERICA CORPORATION AND SUBSIDIARIES

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      TRANSAMERICA CORPORATION (PARENT COMPANY)
                      (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
                                    BALANCE SHEET

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                       1995               1994
                                                                       ----               ----
Assets:
   Investments in subsidiaries...............................       $5,368,769           $3,727,923
   Equity securities at fair value (cost: $174,404 in 1995
      and $108,746 in 1994)..................................          359,977              201,870
   Short-term investments....................................            3,599               11,166
   Notes and accounts receivable from subsidiaries...........           73,743              213,657
   Cash and cash equivalents.................................            1,590                2,828
   Deferred income tax benefit, net of current tax liability
      of $41,031.............................................           57,619
   Other assets..............................................          298,515              264,729
                                                                    ----------           ----------
                                                                    $6,163,812           $4,422,173
                                                                    ==========           ==========

Liabilities and Stockholders' Equity:
   Notes and loans payable...................................       $  577,346          $  506,951
   Income taxes payable, net of deferred tax benefits of
      $123,098...............................................                               90,119
   Income taxes due to subsidiaries..........................          328,171             189,886
   Notes and accounts payable to subsidiaries................          447,476             490,812
   Accounts payable and other liabilities....................          510,958             408,586
   Stockholders' equity:
      Preferred Stock ($100 par value):
         Authorized--1,200,000 shares; issuable inseries
         Outstanding--Dutch Auction Rate Transferable
           Securities, 2,250 shares, at liquidation preference
           of $100,000 per share.............................          225,000             225,000
         Outstanding--Series D, 180,091 shares in 1995 and
            181,642 shares in 1994 at liquidation preference of
            $500 per share...................................           90,046              90,821
      Common Stock ($1 par value):
         Authorized--150,000,000 shares
         Outstanding--67,989,508 shares in 1995 and 69,395,099
            shares in 1994, after deducting 11,748,954 and
            10,343,363 shares in treasury in 1995 and 1994 ...          67,990              69,395
      Additional paid-in capital..............................                              96,449
      Retained earnings, including equity in undistributed net
         income of subsidiaries of $1,688,016 in 1995 and
         $1,488,709 in 1994...................................       2,866,037           2,557,444
      Net unrealized gain (loss) from investments marked to
         fair value...........................................       1,079,888            (265,125)
      Foreign currency translation adjustments................         (29,100)            (38,165)
                                                                    ----------          ----------
                                                                     4,299,861           2,735,819
                                                                    ----------          ----------
                                                                    $6,163,812          $4,422,173
                                                                    ==========          ==========

See note to balance sheet on page x

                                                                     SCHEDULE II
                                                                     (CONTINUED)
                      TRANSAMERICA CORPORATION AND SUBSIDIARIES

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    TRANSAMERICA CORPORATION (PARENT COMPANY)
                               STATEMENT OF INCOME

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                   1995           1994              1993
                                                                                          (AMOUNTS IN THOUSANDS)
Revenues:
   Dividends from continuing operations .............                            $329,775        $361,847         $115,350
   Tax service fees .................................                             152,617         190,328          236,433
   Interest, principally from continuing operations .                               4,812          14,151           13,777
   Investment income ................................                              15,112           8,988
   Gain (loss) on investment transactions ...........                              23,261           2,012           (5,909)
                                                                                 --------        --------         --------
                                                                                  525,577         577,326          359,651
Expenses:
   Interest .........................................                              99,311         101,992           87,382
   General and administrative .......................                             233,363         177,779          170,155
                                                                                 --------        --------         --------
                                                                                  332,674         279,771          257,537
                                                                                 --------        --------         --------
                                                                                  192,903         297,555          102,114
Income tax benefit .................................                               78,322          26,333           88,747
                                                                                 --------        --------         --------

Income before equity in undistributed income of
   continuing operations, loss from discontinued
   operations and extraordinary loss ................                             271,225         323,888          190,861
Equity in undistributed income of continuing
   operations excluding discontinued operations and
   extraordinary loss ...............................                             199,307         104,038          256,658
                                                                                 --------        --------         --------
Income from continuing operations ..................                              470,532         427,926          447,519
Loss from discontinued operations ..................                                                 (699)         (47,022)
Extraordinary loss on early extinguishment of
   subsidiary debt ..................................                                                              (23,084)
                                                                                 --------        --------         --------
      Net income .....................................                           $470,532        $427,227         $377,413
                                                                                 ========        ========         ========


See note to statement of income on page xi

                                                                     SCHEDULE II
                                                                     (CONTINUED)
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    TRANSAMERICA CORPORATION (PARENT COMPANY)
                             STATEMENT OF CASH FLOWS

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                       ------------------------------------
                                                                                       1995             1994           1993
                                                                                       ----             ----           ----
                                                                                              (AMOUNTS IN THOUSANDS)
Operating activities:
   Income from continuing operations before extra-
      ordinary item ...................................                             $ 470,532         $427,926        $447,519
   Adjustments to reconcile income from continuing
      operations to net cash
        provided by operating activities:
      Depreciation and amortization ...................                                 4,517            4,044           4,018
      Accounts payable and other liabilities ..........                                47,645           48,286          34,720
      Income taxes payable, including related accounts
        with continuing operations ....................                               (33,870)         207,110        (120,424)
      Equity in undistributed income of continuing
        operations ....................................                              (199,307)        (104,038)       (256,658)
      Net (gains) losses on investment transactions ...                               (23,261)          (2,012)          5,909
      Other ...........................................                                 4,753           26,047         (25,211)
                                                                                    ---------         --------       ---------

        Net cash provided by continuing operations ....                               271,009          607,363          89,873

Investing activities:
   Capital contributions to continuing operations ....                               (146,000)         (90,000)        (54,200)
   Sales of investments..............................                                  99,377           46,477           9,643
   Purchases of investments..........................                                (138,237)        (115,353)       (212,426)
   Decrease (increase) in short-term investments .....                                  8,077          (11,166)
   Proceeds from public offering of discontinued
      operations ......................................                                                              1,031,788
  Cash transactions with discontinued operations ....                                                                 (409,296)
  Decrease (increase) in accounts with continuing
      operations ......................................                               108,694          426,205          62,133
   Other.............................................                                 (13,985)          (7,018)         (4,093)
                                                                                    ---------         --------       ---------
        Net cash provided (used) by investing
          activities ..................................                               (82,074)         249,145         423,549

Financing activities:
   Increase (decrease) in commercial paper obligations                                195,395          (61,179)       (138,067)
   Payments of long-term notes.......................                                (125,000)        (132,000)        (23,000)
   Redemption of preferred stock.....................                                    (802)        (115,921)
   Treasury stock purchases..........................                                (155,430)        (386,983)       (207,647)
   Other common stock transactions...................                                  51,036            7,973          33,618
   Dividends.........................................                                (155,372)        (167,666)       (179,766)
                                                                                    ---------         --------       ---------

        Net cash used by financing activities .........                              (190,173)        (855,776)       (514,862)
                                                                                    ---------         --------       ---------

Increase (decrease) in cash and cash equivalents ....                                  (1,238)             732          (1,440)
   Cash and cash equivalents at beginning of year ....                                  2,828            2,096           3,536
                                                                                    ---------         --------       ---------
   Cash and cash equivalents at end of year..........                               $   1,590         $  2,828       $   2,096
                                                                                    =========         ========       =========

                                                                     SCHEDULE II
                                                                     (CONTINUED)
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    TRANSAMERICA CORPORATION (PARENT COMPANY)

                          (DOLLAR AMOUNTS IN THOUSANDS)

NOTE TO BALANCE SHEET                                                                                  DECEMBER 31,
                                                                                                ---------------------------
                                                                                                  1995               1994
                                                                                                  ----               ----
Notes and loans payable comprise the following
amounts:
   Short-term bank loans, commercial paper and
      current portion of long-term debt................                                         $155,490           $286,351
   Long-term debt due subsequent to one year:
      Notes; interest at 9.375% to 9.875%; maturing
        through 2008...................................                                          210,600            220,600
      Commercial paper and other notes at various
        interest rates and terms supported by credit
        agreements expiring through 1998...............                                          211,256
                                                                                                --------           --------
                                                                                                $577,346           $506,951
                                                                                                ========           ========

        The aggregate annual maturities for the five years subsequent to December 31, 1995 are: 1996--$155,490; 1997--$5,000; 1998--$311,256; 1999 and
2000--none.

        Transamerica manages a portion of its interest rate risk by entering into interest rate swap agreements. At December 31, 1995 and 1994 interest rate swap agreements comprise:

                                                                                     WEIGHTED             WEIGHTED
                                                                 NOTIONAL          AVERAGE FIXED       AVERAGE FLOATING
                                                                  AMOUNT           INTEREST RATE         INTEREST RATE
                                                                 --------          -------------       ----------------
1995:
   Interest rate swap agreements--
     Transamerica pays:
     Fixed rate interest expense, receives
       floating rate interest income..................            $175,000             8.33%                  5.87%
     Floating rate interest expense,
       receives fixed rate interest income............            $ 50,000             9.13%                  6.47%
1994:
   Interest rate swap agreements--
     Transamerica pays:
     Fixed rate interest expense, receives
       floating rate interest income..................            $125,000             9.61%                  5.87%
     Floating rate interest expense,
       receives fixed rate interest income............            $ 65,000             9.26%                  6.89%

         In 1994, an affiliate of Transamerica issued $200,000 of 9.125% cumulative Monthly Income Preferred Securities (MIPS). Interest on the outstanding MIPS is cumulative and payable monthly in arrears. Transamerica has agreed to guarantee to pay in full any accrued and unpaid dividends declared, or the redemption price including accrued and unpaid dividends, if the securities are called by the affiliate.

                                                                     SCHEDULE II
                                                                     (CONTINUED)
                      TRANSAMERICA CORPORATION AND SUBSIDIARIES

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    TRANSAMERICA CORPORATION (PARENT COMPANY)

                          (DOLLAR AMOUNTS IN THOUSANDS)

NOTE TO STATEMENT OF INCOME

        Transamerica has financed a portion of its investment in certain major operating subsidiaries through borrowings by several other subsidiaries. In recognition of the cost of these borrowings, unallocated interest, after taxes, discussed on page 58 of the Transamerica Corporation 1995 Annual Report, comprises:


                                                                     YEARS ENDED DECEMBER 31,
                                                               ------------------------------------
                                                               1995             1994           1993
                                                               ----             ----           ----

Interest expense of Registrant..................           $(99,311)         $(101,992)       $(87,382)
Interest income of Registrant...................              4,812             14,151          13,777
                                                           --------          ---------        --------
                                                            (94,499)           (87,841)        (73,605)
Income tax benefit..............................             33,075             30,744          25,762
                                                           --------          ---------        --------
Net interest expense of Registrant, after taxes         .   (61,424)           (57,097)        (47,843)
Net interest expense, after taxes, of certain
   subsidiaries..................................                               (1,250)         (6,257)
Intercompany eliminations.......................              8,624              8,147
                                                           --------          ---------        --------
      Unallocated interest, after taxes...........         $(52,800)         $ (50,200)       $(54,100)
                                                           ========          =========        ========

                                                                    SCHEDULE III
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

                SCHEDULE III--SUPPLEMENTARY INSURANCE INFORMATION

          COLUMN A                 COLUMN B            COLUMN C             COLUMN D        COLUMN E           COLUMN F
          --------                 --------            --------             --------        --------           --------
                                                    FUTURE POLICY
                                   DEFERRED           BENEFITS,                           OTHER POLICY
                                    POLICY            LOSSES,                              CLAIMS AND
                                 ACQUISITION         CLAIMS AND             UNEARNED         BENEFITS          PREMIUM
           SEGMENT                  COSTS           LOSS EXPENSES           PREMIUMS          PAYABLE          REVENUE
           -------               ----------          ----------              -------        -----------      ----------
                                                                (Amounts in thousands)

Life insurance:
   Year ended December 31:
     1995 .....................  $1,974,211(A)       $5,631,439(B)           $14,430        $22,262,009      $1,140,034
     1994 .....................  $2,480,474(A)       $5,153,073              $ 7,300        $19,571,363      $1,018,448
     1993 .....................  $1,929,332          $4,925,855              $ 6,758        $17,019,213      $  866,224


                                   COLUMN G            COLUMN H               COLUMN I         COLUMN J       COLUMN K
                                   --------            --------               --------         --------       ---------
                                                       BENEFITS,           AMORTIZATION
                                                        CLAIMS,             OF DEFERRED
                                    NET               LOSSES AND               POLICY           OTHER
                                 INVESTMENT           SETTLEMENT            ACQUISITION       OPERATING        PREMIUMS
                                   INCOME              EXPENSES                COSTS           EXPENSES        WRITTEN
                                 ----------           ----------          --------------      ---------       ----------

                                                                 (Amounts in thousands)
Life insurance:
   Year ended December 31:
     1995 .....................  $1,974,067           $2,858,717          $191,313(C)         $367,293        $286,115(D)
     1994 .....................  $1,773,254           $2,356,398          $182,312(C)         $353,916        $280,049(D)
     1993 .....................  $1,725,760           $2,145,865          $232,659(C)         $330,007        $227,833(D)

     (A) Includes a fair value adjustment of ($355,571,000) in 1995 and $351,344,000 in 1994 required under Financial Accounting Standards Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which was adopted on January 1, 1994.

     (B) Includes a fair value adjustment of $339,000,000 in 1995 required under Financial Accounting Standards Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which was adopted on January 1, 1994.


     (C) Includes required accelerated amortization of deferred policy acquisition costs associated with interest-sensitive products due to realized investment gains of $9,190,000 in 1995, $6,279,000 in 1994 and $62,852,000 in 1993.

     (D) Health insurance premiums written.

                                                                     SCHEDULE IV
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

                            SCHEDULE IV--REINSURANCE

           COLUMN A                                           COLUMN B        COLUMN C       COLUMN D     COLUMN E      COLUMN F
           --------                                           --------        --------       --------     --------      --------
                                                                                                                        PERCENTAGE
                                                                              CEDED TO       ASSUMED                    OF AMOUNT
                                                                GROSS          OTHER        FROM OTHER       NET         ASSUMED
                SEGMENT                                        AMOUNT         COMPANIES      COMPANIES      AMOUNT        TO NET
                -------                                    ------------    ------------   ------------   ------------   ----------
                                                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Year ended December 31, 1995:
 Life insurance in force ...............................    $206,722,573    $116,762,869   $174,193,592   $264,153,296      65.9%
                                                            ============    ============   ============   ============
   Premium revenue:
     Life insurance ....................................    $   935,006     $    619,016   $    537,991   $    853,981      63.0%
     Accident and health
       insurance .......................................        165,556          439,550        560,047        286,053     195.8%
                                                            ------------    ------------   ------------   ------------
                                                            $  1,100,562    $  1,058,566   $  1,098,038   $  1,140,034      96.3%
                                                            ============    ============   ============   ============

Year ended December 31, 1994:
 Life insurance in force ...............................    $191,884,093    $115,037,553   $158,882,366   $235,728,906      67.4%
                                                            ============    ============   ============   ============

   Premium revenue:
     Life insurance ....................................    $    620,522    $    394,303   $    511,642   $    737,861       69.3%
     Accident and health
       insurance .......................................           8,573         295,311        567,325        280,587      202.2%
                                                            $    629,095    $    689,614   $  1,078,967   $  1,018,448      105.9%
                                                            ============    ============   ============   ============

Year ended December 31, 1993:
 Life insurance in force ...............................    $180,902,966    $ 95,719,350   $149,728,434   $234,912,050       63.7%
                                                            ============    ============   ============   ============
   Premium revenue:
     Life insurance ....................................    $    808,589    $    663,959   $    493,954   $    638,584       77.4%
     Accident and health
       insurance .......................................          80,469         251,685        398,856        227,640      175.2%
                                                            ------------    ------------   ------------   ------------
                                                            $    889,058    $    915,644   $    892,810   $    866,224      103.1%
                                                            ============    ============   ============   ============

                                                                      SCHEDULE V
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES

                  SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A                                      COLUMN B             COLUMN C             COLUMN D         COLUMN E
            --------                                      --------             --------             --------         --------
                                                                              ADDITIONS
                                                                    ----------------------------

                                                      BALANCE AT    CHARGED TO        CHARGED TO                     BALANCE  AT
                                                      BEGINNING     COSTS AND      OTHER ACCOUNTS--  DEDUCTIONS--      END OF
 DESCRIPTION                                          OF  PERIOD     EXPENSES          DESCRIBE        DESCRIBE         PERIOD
 -----------                                         -----------     --------      --------------   ------------       --------
                                                                                    (Amounts in thousands)
Year ended December 31, 1995:
 Deducted from asset accounts:
     Allowance for losses--
       Mortgage loans on real estate ..              $ 23,479                                      $   1,963(F)        $ 21,516
       Real estate ....................                26,281                     $  2,097 (B)         1,146(G)          27,232
       Consumer:
         Finance receivables ..........               117,218        $ 97,835       52,819 (C)       103,806(H)         164,066
         Other assets .................                 2,282                                          2,282(I)
       Commercial:
         Finance receivables ..........                90,669          16,110      (18,837)(D)         9,998(H)          77,944(K)
         Other assets .................                65,086         (20,100)(A)   21,372 (E)        60,321(J)           6,037
                                                     --------        --------      -------          --------           --------
                                                     $325,015        $ 93,845     $ 57,451          $179,516           $296,795
                                                     ========        ========      =======          ========           ========

Year ended December 31, 1994:
 Deducted from asset accounts:
     Allowance for losses--
       Mortgage loans on real estate ..               $30,251                     $    197 (B)       $ 6,969(F)        $ 23,479
       Real estate ....................                40,426                        2,124 (B)        16,269(G)          26,281
       Consumer:
         Finance receivables ..........               107,175        $ 82,230        3,073 (C)        75,260(H)         117,218
         Other assets .................                 2,547           7,314 (L)                      7,579(I)           2,282
       Commercial:
         Finance receivables ..........                80,668          18,320          486 (D)         8,805(H)          90,669(K)
         Other assets .................               156,985          (5,211)(A)   (1,308)(E)        85,380(J)          65,086
                                                     --------        --------     --------          --------           --------
                                                     $418,052        $102,653     $  4,572          $200,262           $325,015
                                                     ========        ========     ========          ========           ========
Year ended December 31, 1993:
 Deducted from asset accounts:
     Allowance for losses--
       Mortgage loans on real estate ..              $ 25,940                     $ 10,396 (B)      $  6,085(F)       $ 30,251
       Real estate ....................                44,134                        9,455 (B)        13,163(G)         40,426
       Consumer:
         Finance receivables ..........               107,183        $ 63,946          476 (C)        64,430(H)        107,175(M)
         Other assets .................                 2,206           5,952 (L)                      5,611(I)          2,547
       Commercial:
         Finance receivables ..........                91,263          33,098         (178)(D)        43,515(H)          80,668(K)
         Other assets .................               121,549          50,000 (A)      365 (E)        14,929(J)         156,985
                                                     --------        --------      -------          --------           --------
                                                     $392,275        $152,996     $ 20,514          $147,733           $418,052
                                                     ========        ========     ========          ========           ========


                                               (Footnotes are on following page)

                                                  SCHEDULE V
                                                  (CONTINUED)

                   TRANSAMERICA CORPORATION AND SUBSIDIARIES
                 SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS

Footnotes to table on preceding page

(A) Reversal of excess valuation allowance no longer required due to the favorable terms on disposition of assets held for sale (principally operations in Puerto Rico) in 1995. 1994 includes $5,273,000 reversal of valuation allowance from sale of the rent-to-own stores. 1993 includes a $50,000,000 provision to reduce the net carrying value of repossessed rent-to-own stores.

(B)  Included in gains on investment transactions.

(C)  Increase in connection with purchase of receivables and other adjustments.

(D) The decrease in 1995 was associated with the transfer of Puerto Rico receivables to assets held for sale (see note E). The 1994 increase and 1993 decrease were due to foreign exchange and other adjustments.

(E) The increase in 1995 was primarily associated with the transfer of Puerto Rico receivables from finance receivables (see note D). The decrease in 1994 was associated with the settlement of litigation on previously charged off accounts. The increase in 1993 was due to recoveries on assets held for sale.

(F) Reduction in reserves associated with the settlement of mortgage loan transactions.

(G) Reduction in reserves associated with the settlement of real estate transactions.

(H)  Charges for net credit losses.

(I)  Charges for losses on disposal of assets held for sale.

(J) Charges for losses on disposal of assets held for sale, which in 1995 includes $41,166,000 related to the disposal of rent-to-own receivables and $17,752,000 related to the disposal of Puerto Rico receivables and in 1994 includes $78,735,000 related to the disposal of the rent-to-own stores.

(K)  Includes $1,188,000 in 1995 and $938,000 in 1994 and 1993 related to securitized, sold and serviced receivables reported in other liabilities in the consolidated balance sheet.

(L) Provision charged to operating expenses for losses on disposal of repossessed assets.

(M) Includes $1,680,000 in 1993 related to securitized, sold and serviced receivables included in other liabilities in the consolidated balance sheet.

                   TRANSAMERICA CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 13
                         TO ANNUAL REPORT ON FORM 10-K

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                      AND
                              FINANCIAL STATEMENTS

                                                                      EXHIBIT 13

FINANCIAL REVIEW

Transamerica Corporation is a financial services organization which engages through its subsidiaries in life insurance, consumer lending, commercial lending, leasing and real estate services.
--------------------------------------------------------------------------------

CONSOLIDATED RESULTS

Transamerica's income from continuing operations for 1995 increased $42.6 million (10%), compared to 1994. Income from continuing operations for 1995 included net after tax gains from investment transactions aggregating $34.4 million compared to $15 million in 1994. Operating income from continuing operations, which excludes investment transactions, for 1995 includes a $30 million tax benefit from the satisfactory resolution of prior years' tax matters, a $12.2 million after tax benefit from the reversal of a valuation allowance no longer needed due to the favorable terms on disposition of assets held for sale and a $2.9 million after tax benefit from the settlement of a class action lawsuit involving an investment in fixed maturity securities issued by Franklin Savings Association. These items were offset in part by a $21.5 million after tax provision for an expected loss on the Transamerica Center in downtown Los Angeles in anticipation of a planned sale and leaseback transaction that is subject to regulatory approval, a charge of $12 million after tax due to actions taken to consolidate and accelerate foreclosure activity and dispose of certain repossessed real estate properties in California and charges totaling $9.7 million after tax primarily for the restructuring of the real estate services operations. Excluding these items from the 1995 results, operating income from continuing operations for 1995 increased $21.3 million (5%) due primarily to increases in the operating results of life insurance, leasing, commercial lending and consumer lending (principally due to the ITT portfolio acquisition described later). Partially offsetting these improvements were declines in real estate services operating results and higher unallocated expenses.

Transamerica's income from continuing operations for 1994 decreased $19.6 million (4%) compared to 1993. Income from continuing operations for 1994 included net after tax gains from investment transactions aggregating $15 million compared to $25.3 million in 1993. In 1994 operating income from continuing operations decreased $9.3 million (2%) from 1993 due primarily to decreases in real estate services and consumer lending operating results and higher unallocated expenses. Partially offsetting these declines were improvements in commercial lending, life insurance and leasing operating results. Operating income from continuing operations for 1993 included a $36 million after tax writedown of repossessed rent-to-own rental stores in commercial lending, charges totaling $24.7 million after tax primarily for the restructuring of the commercial lending and real estate services operations and for the realignment of certain corporate-wide administrative functions and an $8.4 million additional tax provision from the revaluation of the January 1, 1993 deferred tax liability for the effect of the federal income tax rate increase. These items were more than offset by a $94.2 million tax benefit from the satisfactory resolution of prior years' tax matters. Excluding these 1993 items, operating income from continuing operations for 1994 increased $15.8 million (4%).

Gains on investment transactions in 1995 included after tax gains of $55.7 million realized on the sale of investments, less $6 million after tax accelerated amortization of deferred policy acquisition costs associated with interest-sensitive products and loss provisions of $15.3 million after tax for the impairment in value of investments. Gains on investment transactions in 1995 included an after tax gain of $15.3 million from the settlement of a class action lawsuit involving an investment in fixed maturity securities issued by Franklin Savings Association.

Gains on investment transactions in 1994 included after tax gains of $32.6 million realized on the sale of investments, less $4.1 million after tax accelerated amortization of deferred policy acquisition costs associated with interest-sensitive products and loss provisions of $13.5 million after tax for the impairment in value of investments.

OPERATING INCOME BY BUSINESS SEGMENT

The following table summarizes Transamerica's operating results by business segment. Additional business segment information is provided in footnote G of the notes to financial statements.
--------------------------------------------------------------------------------

     (Amounts in millions except for per share data)        1995           1994           1993
LIFE INSURANCE                                             $290.8         $250.2         $215.7
FINANCE
Consumer lending                                             80.5           90.4           93.1
Commercial lending                                           75.2           53.7           (4.0)
Leasing                                                      75.1           63.6           53.6
Amortization of goodwill                                    (13.0)         (13.0)         (13.0)
                                                            -----          -----          -----
Total finance                                               217.8          194.7          129.7
REAL ESTATE SERVICES                                         26.8           64.2           84.6
Amortization of goodwill                                     (0.4)          (1.8)          (1.7)
                                                            -----          -----          -----
Total real estate services                                   26.4           62.4           82.9
Unallocated interest and other expenses                     (98.9)         (94.4)          (6.1)
                                                            -----          -----          -----
Operating income from continuing operations                 436.1          412.9          422.2
Gain on investment transactions                              34.4           15.0           25.3
                                                            -----          -----          -----
Income from continuing operations                           470.5          427.9          447.5
Loss from discontinued operations                                           (0.7)         (47.0)
Extraordinary loss on early extinguishment of debt                                        (23.1)
                                                            -----          -----          -----
Net income                                                 $470.5         $427.2         $377.4
                                                            =====          =====          =====
EARNINGS PER SHARE OF COMMON STOCK
Income from continuing operations:
  Operating income from continuing operations              $ 6.08         $ 5.25         $ 5.08
  Gain on investment transactions                            0.50           0.21           0.32
                                                            -----          -----          -----
Income from continuing operations                            6.58           5.46           5.40
Loss from discontinued operations                                          (0.01)         (0.60)
Extraordinary loss on early extinguishment of debt                                        (0.29)
                                                            -----          -----          -----
Net income                                                 $ 6.58         $ 5.45         $ 4.51
                                                            =====          =====          =====
Average shares outstanding                                   68.8           72.6           78.5
                                                            =====          =====          =====

LIFE INSURANCE

Transamerica's life insurance operation engages in the underwriting, distribution and reinsurance of traditional and investment based life insurance products.

Net income increased $46.2 million (17%) in 1995 and $19 million (8%) in 1994. Net income included net after tax gains from investment transactions totaling $19.3 million in 1995, $13.7 million in 1994, and $29.2 million in 1993. Income before investment transactions increased $40.6 million (16%) in 1995 and $34.5 million (16%) in 1994. Income before investment transactions in 1995 included a $4.4 million tax benefit related to the favorable settlement of a prior year tax matter and a $2.9 million after tax benefit related to the settlement of a class action lawsuit concerning an investment in fixed maturity securities, offset in part by a $900,000 after tax restructuring charge. The individual life insurance, structured settlements, living benefits, group pension and Canadian lines all experienced increases in income before investment transactions in 1995 primarily as a result of relatively stable interest spreads on a growing asset base. The individual life insurance line continued to benefit from higher policy related income resulting from a larger base of interest-sensitive policies. In 1995, the reinsurance line benefited from higher revenues which increased at a faster rate relative to total benefits and expenses.

The individual life insurance, structured settlements, living benefits, group pension, reinsurance and Canadian lines all experienced increases in income in 1994, excluding net after tax gains from investment transactions, resulting primarily from maintained interest spreads on a larger asset base, increased charges on a larger base of interest-sensitive policies and controlled operating expenses. Income before investment transactions for 1993 also included a $3.6 million charge for the effect of the one percent increase in the federal income tax rate on the deferred tax liability.

Investment transactions for 1995 included after tax gains of $40.6 million realized on the sale of investments compared to $27.6 million for 1994 and $106.1 million for 1993. Investment transactions for 1995 included an after tax gain of $15.3 million from the settlement of a class action lawsuit involving an investment in fixed maturity securities issued by Franklin Savings Association. A portion of the investment gains is related to interest-sensitive products. Adjustment to the amortization of deferred policy acquisition costs related to interest sensitive products reduced these after tax gains by $6 million in 1995, $4.1 million in 1994 and $40.8 million in 1993. Investment transactions in 1995 also reflected downward adjustments of $15.3 million after tax compared to $9.8 million in 1994 and $36.1 million in 1993, primarily for impairment in the value of certain below investment grade fixed maturity investments.

Premiums and other income increased $367.6 million (25%) in 1995 and $239.5 million (19%) in 1994 primarily due to higher sales of annuity products, an increase in reinsurance assumed and an increase in charges on interest-sensitive policies.

In November 1994, the life insurance operation sold its interest in Osborn Laboratories, a business providing medical testing for life insurance companies, for gross proceeds of $23.3 million. The transaction resulted in an after tax gain of $8.6 million which is included in income before investment transactions. Offsetting this gain were after tax charges of $9.9 million ($15.2 million pretax) primarily attributable to anticipated guaranty fund assessments and a loss related to the 1991 sale of a business unit.

Net investment income increased $200.8 million (11%) in 1995 and $47.6 million (3%) in 1994 due primarily to a higher level of invested assets.

Life insurance benefits and expenses increased $521.7 million (18%) in 1995 and $240.7 million (9%) in 1994 principally due to increases in policy reserves and benefits paid or provided attributable to the larger base of life insurance and annuities in force and higher commission expense, and higher amortization of deferred policy acquisition costs (exclusive of accelerated amortization related to investment gains). Other expenses included charges of $8.7 million in 1995, $15.2 million in 1994 and $19.8 million in 1993 related to anticipated guaranty fund assessments, expenses for the realignment and relocation of certain operations and in 1994 and 1993 additional losses on the 1991 sale of a business unit.

Cash provided by operations for 1995 was $543.8 million which was $45.8 million (9%) above the 1994 amount primarily as a result of growth in the underlying assets and liabilities of the business. The life insurance operation continues to maintain a sufficiently liquid portfolio to cover its operating requirements, with remaining funds being invested in longer term securities.

LIFE INSURANCE

-------------------------------------------------------------------------------------------------
                (Amounts in millions)                     1995            1994            1993
ASSETS
Investments...........................................  $27,703.2       $22,329.1       $20,890.6
Deferred policy acquisition costs.....................    1,974.2         2,480.5         1,929.3
Other assets..........................................    5,422.4         4,157.5         3,289.1
                                                        ---------       ---------       ---------
                                                        $35,099.8       $28,967.1       $26,109.0
                                                        =========       =========       =========
LIABILITIES AND EQUITY
Policy reserves and related items.....................  $27,893.4       $24,731.7       $21,951.8
Other liabilities.....................................    3,746.5         2,330.7         2,090.8
Equity*...............................................    3,459.9         1,904.7         2,066.4
                                                        ---------       ---------       ---------
                                                        $35,099.8       $28,967.1       $26,109.0
                                                        =========       =========       =========
REVENUES
Premiums and other income.............................  $ 1,862.8       $ 1,495.2       $ 1,255.7
Investment income, net of expenses....................    1,974.1         1,773.3         1,725.7
Gain on investment transactions.......................       29.6            21.1            44.9
                                                        ---------       ---------       ---------
                                                          3,866.5         3,289.6         3,026.3
EXPENSES
Policyholder benefits.................................    2,858.7         2,356.4         2,145.9
Commissions and other expenses........................      549.4           530.0           499.8
Income taxes..........................................      148.3           139.3           135.7
                                                        ---------       ---------       ---------
                                                          3,556.4         3,025.7         2,781.4
                                                        ---------       ---------       ---------
Net income............................................  $   310.1       $   263.9       $   244.9
                                                        =========       =========       =========
SOURCE OF CASH
Cash provided by operations...........................  $   543.8       $   498.0       $   604.3
Net receipts from interest-sensitive policies.........    1,527.4         2,014.8         1,853.1
                                                        ---------       ---------       ---------
                                                        $ 2,071.2       $ 2,512.8       $ 2,457.4
                                                        =========       =========       =========
APPLICATION OF CASH
Net purchases of investments..........................  $ 1,986.1       $ 2,442.3       $ 2,434.3
Equity transactions...................................       40.0            30.0            18.7
Other.................................................       45.1            40.5             4.4
                                                        ---------       ---------       ---------
                                                        $ 2,071.2       $ 2,512.8       $ 2,457.4
                                                        =========       =========       =========

---------------
* On January 1, 1994, Transamerica adopted Statement of Financial Accounting Standards No. 115. Equity includes net unrealized gains (losses) from marking investments to fair value of $946 million in 1995, $(321.2) million in 1994 and $67.1 million in 1993. See footnote E of the notes to the financial statements for consolidated components of unrealized gains (losses).

TRANSAMERICA FINANCE CORPORATION

Transamerica Finance Corporation includes Transamerica's consumer lending, commercial lending (excluding insurance premium finance) and leasing operations and provides funding for these operations. The principal assets of Transamerica Finance Corporation comprise finance receivables and equipment held for lease totaling $10.4 billion at December 31, 1995 and $9.3 billion at December 31, 1994. Transamerica Finance Corporation's total notes and loans payable were $9.7 billion at December 31, 1995 and $8.7 billion at December 31, 1994. Variable rate debt was $4.8 billion at December 31, 1995 compared to $4.3 billion at the end of 1994. The ratio of debt to tangible equity was 7:1 at December 31, 1995 and 7.1:1 at December 31, 1994.

Transamerica Finance Corporation offers publicly, from time to time, senior or subordinated debt securities. Public debt issued totaled $832 million in 1995, $1,516 million in 1994, and $407 million in 1993. Under a shelf registration statement filed in April 1995 with the Securities and Exchange Commission, the company may offer up to $3 billion of senior or subordinated debt securities (which may include medium-term notes) with varying terms, of which $2.6 billion had not been issued at December 31, 1995.

Liquidity is a characteristic of these operations since the majority of the assets consist of finance receivables. Principal cash collections of finance receivables totaled $17.4 billion during 1995, $14.8 billion during 1994, and $11.5 billion during 1993.

TRANSAMERICA FINANCE CORPORATION

--------------------------------------------------------------------------------

                  (Amounts in millions)                       1995          1994          1993
ASSETS
Finance receivables less unearned fees and allowance for
  losses:
  Consumer                                                  $ 4,772.2     $ 4,024.8     $ 3,547.2
  Commercial                                                  2,798.5       2,686.0       2,524.3
                                                            ---------     ---------     ---------
                                                              7,570.7       6,710.8       6,071.5
Equipment held for lease                                      2,862.0       2,606.6       1,306.5
Goodwill                                                        339.9         351.6         372.4
Assets held for sale                                             99.1         157.7         226.8
Other assets                                                  1,234.5       1,128.1       1,054.2
                                                            ---------     ---------     ---------
                                                            $12,106.2     $10,954.8     $ 9,031.4
                                                            =========     =========     =========
LIABILITIES AND EQUITY
Notes and loans payable                                     $ 9,689.9     $ 8,724.3     $ 7,031.5
Other liabilities                                               701.8         648.2         550.3
Equity                                                        1,714.5       1,582.3       1,449.6
                                                            ---------     ---------     ---------
                                                            $12,106.2     $10,954.8     $ 9,031.4
                                                            =========     =========     =========
REVENUES
Finance and leasing revenues                                $ 1,915.1     $ 1,677.8     $ 1,392.1
EXPENSES
Operating expenses                                              828.2         767.6         603.4
Interest                                                        625.3         485.6         414.6
Provision for losses on receivables and assets held for
  sale                                                           91.8          99.1         144.1
Income taxes                                                    145.5         125.6          95.4
                                                            ---------     ---------     ---------
                                                              1,690.8       1,477.9       1,257.5
                                                            ---------     ---------     ---------
Income from operations                                          224.3         199.9         134.6
Amortization of goodwill                                        (11.7)        (11.7)        (11.7)
Extraordinary loss on early extinguishment of debt                                          (23.1)
                                                            ---------     ---------     ---------
Net income                                                  $   212.6     $   188.2     $    99.8
                                                            =========     =========     =========
SOURCE OF CASH
Cash provided by operations                                 $   743.4     $   639.4     $   468.7
Finance receivables collected                                17,444.6      14,807.5      11,535.7
Proceeds from debt financing                                  8,281.5       7,189.4       5,500.6
Other                                                            76.8          39.9        (135.0)
                                                            ---------     ---------     ---------
                                                            $26,546.3     $22,676.2     $17,370.0
                                                            =========     =========     =========
APPLICATION OF CASH
Additions to equipment held for lease                       $   573.3     $   440.1     $   405.4
Finance receivables originated                               17,510.7      15,594.8      11,756.5
Payments of notes and loans                                   7,333.6       5,528.1       5,112.1
Purchase of finance receivables and other assets from ITT
  Consumer Financial Corporation                              1,027.3
Purchase of Tiphook container assets                                        1,061.4
Equity transactions                                             101.4          51.8          96.0
                                                            ---------     ---------     ---------
                                                            $26,546.3     $22,676.2     $17,370.0
                                                            =========     =========     =========

CONSUMER LENDING

On March 31, 1995, the consumer lending operation purchased for $1,027.3 million in cash substantially all the assets and assumed certain liabilities of the home equity business of ITT Consumer Financial Corporation (ITT). The purchase price was allocated as follows: consumer finance receivables of $966.4 million, which were all real estate secured, of which 14% was located in California; allowance for losses of $52.7 million; assets held for sale of $26.8 million; customer renewal rights of $97.8 million; and assumed liabilities of $11 million. The consumer lending operation did not assume any borrowings, tax liabilities or contingent liabilities of ITT.

Consumer lending income from operations for 1995 decreased $9.9 million (11%) from 1994. The decrease resulted from higher operating and interest expenses and an increased provision for losses on receivables that more than offset increased revenues. Additionally, the 1995 decrease includes a fourth quarter charge of $12 million after tax which resulted from consolidating and accelerating California branch foreclosure activity and disposing of certain repossessed real estate in California.

Consumer lending income from operations in 1994 decreased $2.7 million (3%) from 1993. Excluding a $5.3 million benefit ($3.1 million after tax) recorded in 1993 from the reversal of reserves related to a 1990 securitization and sale of real estate secured receivables, income for 1994 increased $400,000 (less than 1%). The increase resulted from higher revenues, offset in part by increased operating and interest expenses and an increased provision for losses on receivables.

Revenues increased $91.9 million (13%) in 1995 and $36.3 million (6%) in 1994. The 1995 increase was mainly due to higher interest income resulting from the effects of the ITT acquisition, which more than offset the effects of lower fee income. The 1994 increase was mainly due to increased finance charges resulting from higher average finance receivables outstanding and higher fee income. In 1994, in response to increased competition, principally in California, the company introduced lower interest rates which were not continued into 1995. The lower rates produced a higher level of customer renewals and related fee income in 1994 over 1995 and 1993 but a lower level of interest income in 1995.

Interest expense increased $67.1 million (27%) in 1995 and $8.5 million (3%) in 1994 primarily as a result of the higher levels of finance receivables outstanding, and an increase in short-term interest rates.

The provision for losses on receivables increased $15.6 million (19%) in 1995 and $18.3 million (29%) in 1994 due to increases in credit losses and, in 1994, increased growth in net finance receivables over 1993. Credit losses, net of recoveries, as a percentage of average net finance receivables outstanding were 2.15% for 1995 compared to 1.93% for 1994 and 1.68% for 1993. The 1995 and 1994
increases resulted from the effects of higher credit losses. Credit losses (net of recoveries) increased $28.5 million (38%) in 1995 and $10.8 million (17%) in 1994. Growth in the non real estate portfolio, which tends to have a higher ratio of net credit losses than the real estate secured portfolio, as well as continued sluggishness in the California economy and a continued weak California real estate market contributed to increased credit losses in both 1995 and 1994. The consolidation and acceleration of California branch foreclosure activity also contributed to the 1995 increase in net credit losses as did the recognition of credit losses anticipated in connection with the ITT acquisition. Because future credit losses may be impacted by factors such as economic conditions and the state of the real estate market, particularly in California, the extent and timing of any change in the recent trend remains uncertain.

Operating expenses increased $23.3 million (11%) in 1995 primarily due to amortization of customer renewal rights associated with the ITT acquisition and an increase in losses on disposition of repossessed real property in California. Operating expenses for 1994 increased $20 million (11%). Excluding the $5.3 million reserve reversal recorded in 1993, operating expenses in 1994 increased $14.7 million (8%). The increase was mainly due to the higher level of finance receivables outstanding, an increase in the average number of branches during 1994, and costs of developing new loan information systems to handle additional loan products.

Consumer lending receivables grew 19% in 1995 due to the portfolio purchased from ITT. Excluding the loans acquired from ITT, receivables declined by $16 million (less than 1%) in 1995. During 1994 and 1993 the company acquired $124.9 million and $22.7 million of receivables in bulk purchase transactions. Including these acquisitions, the portfolio increased $414.2 million (11%) in 1994 and $66.2 million (2%) in 1993.

Net consumer finance receivables at December 31, 1995 and 1994 included $4 billion and $3.3 billion of real estate secured loans, principally first and second mortgages secured by residential properties, of which approximately 37% and 45% were located in California. Real estate loans originated in 1995 were $1.1 billion compared to $1.7 billion in 1994, due to a decline in renewal volume (which was caused in part by a return to higher rates in early 1995) and increased competition. The non real estate loan portfolio has grown 13% since December 31, 1994, reflecting management's strategy to pursue growth in that area.

Delinquent finance receivables, which are defined as receivables contractually past due 60 days or more, were $143.6 million (2.79% of finance receivables outstanding) at December 31, 1995 compared to $90.2 million (2.08% of finance receivables outstanding) at December 31, 1994. Approximately two-thirds of the $53.4 million increase in delinquency during 1995 was attributable to real estate secured receivables, of which approximately one-half was due to the ITT portfolio acquisition which included the purchase of delinquent receivables at a discount, with the remainder relating to non real estate products which tend to have higher delinquency ratios than real estate secured receivables. Management has established an allowance for losses equal to 3.32% of net consumer finance receivables outstanding at December 31, 1995 compared to 2.83% at December 31, 1994; the increase in the percentage is due to the acquisition of the ITT portfolio which had a higher ratio of allowance for losses to net consumer finance receivables outstanding.

When foreclosure proceedings begin on an account secured with real estate, the account is moved from finance receivables to other assets and is written down to the estimated realizable value of the collateral if less than the account balance. After foreclosure, repossessed assets are carried at the lower of cost or fair value less estimated selling costs. Accounts in foreclosure and repossessed assets held for sale totaled $207.3 million at December 31, 1995, of which 69% pertained to California, compared to $226.1 million at December 31, 1994, of which 79% pertained to California. Because future improvements may be impacted by factors such as economic conditions and the state of the real estate market, particularly in California, the extent and timing of any change in the trend of foreclosures and repossessed assets remains uncertain.

CONSUMER LENDING
--------------------------------------------------------------------------------

                      (Amounts in millions)                         1995       1994       1993
REVENUES
Finance charges and related income                                 $782.5     $690.6     $654.3
EXPENSES
Interest                                                            317.9      250.8      242.3
Operating expenses                                                  232.7      209.4      189.4
Provision for losses on receivables                                  97.8       82.2       63.9
Income taxes                                                         53.6       57.8       65.6
                                                                   ------     ------     ------
                                                                    702.0      600.2      561.2
                                                                   ------     ------     ------
Income from operations                                               80.5       90.4       93.1
Amortization of goodwill                                             (0.1)      (0.1)      (0.1)
                                                                   ------     ------     ------
Net income                                                         $ 80.4     $ 90.3     $ 93.0
                                                                   ======     ======     ======

COMMERCIAL LENDING

Income from operations increased $21.5 million (40%) in 1995 and $57.7 million in 1994. Operating results for 1995 included a $12.2 million after tax benefit from the reversal of a valuation allowance no longer required following the sale of assets held for sale (principally in Puerto Rico), and a $4.8 million after tax gain from the sale of a portfolio of consumer rediscount loans. Results for 1994 included a $5.5 million after tax charge for the relocation of the corporate home office, and a $4 million after tax gain from the sale of the repossessed rent-to-own stores. Results for 1993 included: (i) a $36 million after tax provision to reduce the net carrying value of repossessed rent-to-own stores to their estimated realizable value; (ii) an $8.8 million after tax charge for the restructuring of the commercial lending unit's infrastructure;
(iii) a $4.2 million after tax provision for anticipated legal and other costs associated with the runoff of the liquidating portfolio; (iv) a $4.2 million tax benefit from the resolution of prior years' tax matters; and (v) a tax benefit of $1.4 million from the revaluation of the January 1, 1993 deferred tax liability for the effect of the one percent federal tax increase.

Excluding the items discussed above, commercial lending income from operations increased $3 million (6%) in 1995 and $15.8 million (40%) in 1994. The increases resulted from increased margins, reduced operating expenses and a lower provision for losses. Margins improved as a result of a greater spread between the indices at which the commercial lending operation loaned to customers and the indices at which funds were borrowed.

Revenues in 1995 increased $39.4 million (10%) due to a higher average portfolio yield attributable to higher interest rates. Revenues in 1994 increased $13.6 million (4%) as a result of increased average net receivables in the core businesses and a higher average portfolio yield attributable to rising interest rates.

Interest expense increased $29.7 million (25%) in 1995 and $9.6 million (9%) in 1994 due to a higher average interest rate on borrowings.

Operating expenses declined $7.8 million (5%) in 1995 and $21.3 million (11%) in 1994. Expenses in 1994 included a $9 million ($5.5 million after tax) charge for the relocation of the corporate home office, partially offset by the $5.3 million ($4 million after tax) gain on the sale of the repossessed rent-to-own stores. Operating expenses in 1993 include the previously described restructuring charge and provision for anticipated legal and other costs associated with the runoff of the liquidating portfolios aggregating $21.5 million ($13 million after tax). Excluding these items in both years, operating expenses decreased $4.1 million (3%) in 1995 and $3.5 million (2%) in 1994 mainly as a result of reduced expenses incurred in the management of the liquidating receivables portfolio and receivables included in assets held for sale which were disposed of in 1995.

The provision for losses on receivables declined $2.2 million (12%) in 1995 principally due to charges in 1994 related to the consumer rediscount loan portfolio which was sold in 1995 and lower losses during 1995 in the liquidating portfolio offset in part by an increased provision in the insurance premium finance business. The provision for losses on receivables in 1994 was $14.8 million (45%) less than in 1993 due to lower credit losses and lower delinquent and nonearning receivables. Credit losses, net of recoveries, as a percentage of average commercial finance receivables outstanding, net of unearned finance charges, were 0.34% in 1995, 0.29% in 1994 and 1.49% in 1993.

Net commercial finance receivables outstanding at December 31, 1995 increased $26.8 million (1%) from December 31, 1994. The higher net receivables reflect receivables growth in inventory finance and equipment finance and leasing operations. The equipment finance and leasing operation began operations during 1995 and provides collateralized equipment lending. These increases were offset in part by the 1995 sale of the consumer rediscount loan portfolio comprising $118 million of net outstanding receivables, the securitization of an additional $100 million of insurance premium finance receivables which increased the eligible pool from $375 million to $475 million for a three year term, and the liquidation and sale of $51.3 million in net receivables outstanding resulting from the decision to exit the operations in Puerto Rico. Management has established an allowance for losses equal to 2.51% of net commercial finance receivables outstanding as of December 31, 1995 compared to 2.96% at December 31, 1994. This decrease is primarily the result of selling the Puerto Rico receivables, which had a larger reserve requirement.

Delinquent receivables, which are defined as the instalment balance for inventory finance and asset based lending receivables and the receivable balance for all other receivables over 60 days past due, were $11.1 million (0.35% of receivables outstanding) at December 31, 1995 compared to $19.1 million (0.62% of receivables outstanding) at December 31, 1994.

Nonearning receivables, which are defined as balances from borrowers that are over 90 days delinquent or at such earlier time as full collectibility becomes doubtful, were $18 million (0.57% of receivables outstanding) at December 31, 1995 compared to $23.3 million (0.75% of receivables outstanding) at December 31, 1994. The decline in both delinquent and nonearning receivables was primarily due to the sale of the Puerto Rico receivables.

Assets held for sale as of December 31, 1995 totaled $4.5 million, net of a $6 million valuation allowance, and consisted of rent-to-own receivables of $5.6 million and other assets of $4.9 million. In 1995, the commercial lending operation sold substantially all of its rent-to-own receivables. Assets held for sale at December 31, 1994 totaled $10.9 million, net of a $65.1 million valuation allowance, and consisted of rent-to-own finance receivables of $72.4 million and other assets of $3.6 million. Of the finance receivables held for sale at December 31, 1995, none was classified as delinquent or nonearning compared to $24.5 million classified as both delinquent and nonearning at December 31, 1994.

During 1995, the commercial lending insurance premium finance operation entered into a three year arrangement in which it securitized a $475 million participation interest in a pool of its receivables. This agreement replaced a 1990 securitization of $375 million which expired in 1995. Proceeds from this transaction were used primarily to reduce debt. At December 31, 1995, $475 million of securitized insurance premium finance receivables remained outstanding. The commercial lending operation continues to service this portfolio and remains partially at risk through limited recourse provisions.

COMMERCIAL LENDING
--------------------------------------------------------------------------------

                      (Amounts in millions)                         1995       1994       1993
REVENUES
Finance charges and related income...............................  $423.7     $384.3     $370.7
EXPENSES
Interest.........................................................   148.7      119.0      109.4
Operating expenses...............................................   156.3      164.1      185.4
Provision for losses on receivables..............................    16.1       18.3       33.1
Provision (benefit) for losses on assets held for sale...........   (20.1)                 50.0
Income taxes (benefit)...........................................    47.5       29.2       (3.2)
                                                                   ------     ------     ------
                                                                    348.5      330.6      374.7
                                                                   ------     ------     ------
Income (loss) from operations....................................    75.2       53.7       (4.0)
Amortization of goodwill.........................................   (10.9)     (10.9)     (10.9)
Extraordinary loss from early extinguishment of debt.............                         (23.1)
                                                                   ------     ------     ------
Net income (loss)................................................  $ 64.3     $ 42.8     $(38.0)
                                                                   ======     ======     ======

LEASING

The leasing operation has grown substantially since 1993 largely due to the March 1994 acquisition of substantially all the operating assets of the Container Operations of Tiphook plc ("Tiphook"), a London-based transportation equipment rental company, including certain dry cargo containers, tank containers, tank chassis, operating leases and other assets for $1,061.4 million in cash. The acquired fleet of standard containers and tank containers totaled 363,000 units which by December 31, 1994 were integrated into the leasing operation. The transaction has been accounted for as a purchase and the revenues and expenses associated with operating the assets acquired have been included in the results of the leasing operation from the date of acquisition. This acquisition is the primary reason revenues and expenses increased by more than 50% in 1994.

Leasing income from operations for 1995 increased $11.5 million (18%) mainly due to higher utilization and increased fleet size in the standard, refrigerated and tank container fleet lines, as well as an increase in the European trailer fleet. A 1995 increase in sales of used equipment resulted in additional gains of $7.2 million after tax. Earnings in 1995 also benefited from a $2.2 million after tax favorable depreciation adjustment resulting from the final settlement of the Tiphook purchase price and a $1.8 million resolution of an outstanding state tax issue. Partially offsetting these increases were lower earnings in the rail trailer business which experienced a downturn in utilization resulting from decreased U.S. intermodal loadings.

Leasing income from operations for 1994 increased $10 million (18%). Included in the 1993 results was a $4.3 million additional tax provision from the revaluation of the January 1, 1993 deferred tax liability. Excluding the effect of this adjustment, leasing income increased $5.7 million (10%) in 1994. The increase was primarily due to a larger fleet size, more on-hire rail trailer and chassis units and an increased finance lease portfolio, partially offset by lower utilization and rates in the standard container line.

LEASING
--------------------------------------------------------------------------------

                      (Amounts in millions)                         1995       1994       1993
REVENUES
Total leasing revenues...........................................  $733.9     $637.9     $407.8
EXPENSES
Operating expenses...............................................   126.5      126.3       81.9
Depreciation on equipment held for lease.........................   236.6      197.3      102.5
Selling and administrative expenses..............................    95.1       94.6       65.5
Interest.........................................................   154.0      115.7       64.4
Income taxes.....................................................    46.6       40.4       39.9
                                                                   ------     ------     ------
                                                                    658.8      574.3      354.2
                                                                   ------     ------     ------
Income from operations...........................................    75.1       63.6       53.6
Amortization of goodwill.........................................    (2.0)      (2.0)      (2.0)
                                                                   ------     ------     ------
Net income.......................................................  $ 73.1     $ 61.6     $ 51.6
                                                                   ======     ======     ======

Revenues for 1995 increased $96 million (15%). The increase was due to additional on-hire standard, tank and refrigerated containers, chassis and European trailers. Revenues also increased due to a larger standard and tank container fleet, resulting from the acquisition of the container division assets of Tiphook. Partially offsetting these increases were lower revenues in the rail trailer business resulting from fewer units on-hire.

Revenues for 1994 increased $230.1 million (56%). The increase was due primarily to the acquisition of the container division assets of Tiphook. Revenue increases were also generated by a larger fleet of new standard and refrigerated containers, more on-hire rail trailer and chassis units and a larger finance lease portfolio.

Expenses increased $78.3 million (15%) in 1995 mainly due to higher depreciation expense, interest expense and operating costs associated with larger standard, tank and refrigerated container, chassis and European trailer fleets.

Expenses increased $219.6 million (70%) in 1994 mainly due to higher depreciation expense, interest expense and operating costs related to the acquisition of the container division assets of Tiphook.

The combined utilization of standard containers, refrigerated containers, domestic containers, tank containers and chassis averaged 85% in 1995, 81% in 1994, and 83% in 1993. Rail trailer utilization was 77% in 1995, 92% in 1994, and 91% in 1993. European trailer utilization was 95% in 1995, 96% in 1994, and 89% in 1993. Utilization of the company's fleet is dependent upon worldwide economic conditions, market pressures and industry fleet size.

The company's standard container, refrigerated container, domestic container, tank container and chassis fleet of 708,400 units increased by 23,000 units (3%) in 1995, and 369,400 units (117%) in 1994. The 1994 increase was largely due to the acquisition of the container division assets of Tiphook. The rail trailer fleet of 36,900 units decreased by 2,400 units (6%) in 1995 after a 2,800 unit (8%) increase in 1994. The European over-the-road trailer fleet of 7,700 units increased by 2,000 units (35%) in 1995 and 1,900 units (50%) in 1994.

REAL ESTATE SERVICES

Real estate services comprise Transamerica's real estate tax, real estate investments, property management, and other services. This segment also includes Transamerica's asset management operation which was sold in 1995. For purposes of this discussion asset management's results have been segregated.

The real estate services' income from operations for 1995 decreased $35.6 million (64%). The 1995 decrease includes an $8.8 million after tax restructuring charge principally in connection with the relocation and consolidation of the real estate tax service business. Excluding the effect of the restructuring charge, real estate services income from operations for 1995 and 1994 decreased $26.8 million (48%) and $28.4 million (34%), primarily due to a significant decline in real estate tax service revenues caused by lower mortgage refinancings.

Revenues decreased $37 million (13%) in 1995 and $32.2 million (10%) in 1994 as a result of decreased business at the real estate tax service operation.

Funds required for capital expenditures and working capital are generated by operations. Cash, cash equivalents and accounts receivable, which totaled $107.5 million at December 31, 1995 and $74.1 million at December 31, 1994, are the real estate services' operations principal sources of liquidity.

Asset management in 1995 comprised Criterion Investment Management Company
(CIMC), which on May 2, 1995 sold substantially all of its assets for gross proceeds of $60 million, and in 1994, Transamerica Fund Management Company which was sold on December 21, 1994 for gross proceeds of $100 million. The CIMC transaction resulted in a $4.8 million after tax gain. Asset management's net income for 1995 was $6.2 million compared to $6.6 million for 1994 and a net loss of $1.3 million for 1993. Operating results for 1995, 1994 and 1993 were income of $6.5 million, $8.3 million and $300,000. The 1994 improvement was due primarily to a $4.9 million gain on sale of Transamerica Fund Management Company and lower operating expenses within the mutual fund business.

REAL ESTATE SERVICES*
--------------------------------------------------------------------------------

                    (Amounts in millions)                       1995         1994         1993
ASSETS
Cash, cash equivalents and accounts receivable                 $107.5       $ 74.1       $115.6
Investments                                                     152.5        127.2         64.3
Land and buildings                                              168.4        149.2        166.4
Other assets                                                    120.2        119.0        102.8
                                                               ------       ------       ------
                                                               $548.6       $469.5       $449.1
                                                               ======       ======       ======
LIABILITIES AND EQUITY
Loss and future service reserves                               $156.6       $137.9       $104.7
Notes and loans payable                                         149.2        109.2         96.9
Other liabilities                                                55.7         56.1         63.2
Equity                                                          187.1        166.3        184.3
                                                               ------       ------       ------
                                                               $548.6       $469.5       $449.1
                                                               ======       ======       ======
REVENUES
Real estate services revenues                                  $254.4       $291.4       $323.6
EXPENSES
Salaries and other operating expenses                           223.6        199.6        187.2
Income taxes                                                     10.5         35.9         52.1
                                                               ------       ------       ------
                                                                234.1        235.5        239.3
                                                               ------       ------       ------
Income from operations                                           20.3         55.9         84.3
Amortization of goodwill                                         (0.1)        (0.1)        (0.1)
                                                               ------       ------       ------
Net income                                                     $ 20.2       $ 55.8       $ 84.2
                                                               ======       ======       ======
SOURCE OF CASH
Cash provided by operations                                    $ 33.5       $133.6       $ 67.9
Proceeds from debt financing                                     22.6         11.5         12.8
                                                               ------       ------       ------
                                                               $ 56.1       $145.1       $ 80.7
                                                               ======       ======       ======
APPLICATION OF CASH
Equity transactions..........................................  $ 15.1       $ 76.0       $ 55.2
Net purchases of investments.................................    12.9         61.9          0.4
Payments of notes and loans..................................    10.0          0.9          2.4
Other........................................................    18.1          6.3         22.7
                                                               ------       ------       ------
                                                               $ 56.1       $145.1       $ 80.7
                                                               ======       ======       ======

* Excludes Asset Management financial data.

UNALLOCATED INTEREST AND OTHER EXPENSES

Unallocated costs, after related income taxes, are summarized as follows:
--------------------------------------------------------------------------------

                       (Amounts in millions)                         1995      1994       1993
Interest expense                                                     $52.8     $50.2     $ 54.1
Other expenses (income)                                               46.1      44.2      (48.0)
                                                                     -----     -----     ------
                                                                     $98.9     $94.4     $  6.1
                                                                     =====     =====     ======

Interest expense, after related income taxes, increased $2.6 million (5%) in 1995 and decreased $3.9 million (7%) in 1994. The 1995 increase was due to higher outstanding debt. The 1994 decrease was due to a lower level of borrowings and lower average interest rates. The lower borrowing level in 1994 was primarily due to the repayment of debt with proceeds from the 1993 sale of the discontinued property and casualty insurance operation and the sale of Transamerica's investment in Sedgwick Group plc in April 1994.

Other expenses, after related income taxes, for 1995 included a $25.6 million benefit from the satisfactory resolution of prior years' tax matters. This benefit was partially offset by a $21.5 million after tax provision for an expected loss on the Transamerica Center in downtown Los Angeles in anticipation of a planned sale and leaseback transaction that is subject to regulatory approval.

Excluding the items discussed above, other expenses increased $6 million in 1995 primarily due to the continuing centralization of certain administrative functions which resulted in overall cost savings. These functions were previously performed at the individual business units.

Other expenses, after related income taxes, in 1993 included a tax benefit of $90 million for the reversal of certain tax reserves, offset in part by a $4 million after tax provision for restructuring corporate-wide administrative functions, a $3 million additional after tax provision to increase the supplemental (nonqualified) pension liability and an additional tax provision of $3.8 million from the revaluation of the January 1, 1993 deferred tax liability. Excluding these items, other expenses increased $13 million (41%) in 1994. The 1994 increase was primarily due to higher costs, principally salary and benefits, as a result of centralizing certain administrative functions.

CORPORATE LIQUIDITY

Transamerica Corporation receives funds from its subsidiaries in the form of dividends, income taxes and interest on loans. The Corporation uses these funds to pay dividends to its stockholders or purchase shares, reinvest in the operations of its subsidiaries and pay corporate interest, expenses and taxes. Reinvested funds are allocated among subsidiaries on the basis of expected returns and creation of shareholder value. Reinvestment may be accomplished by allowing a subsidiary to retain all or a portion of its earnings, or by making capital contributions or loans.

The Corporation also borrows funds to finance acquisitions or to lend to certain of its subsidiaries to finance their working capital needs. Subsidiaries are required to maintain prudent financial ratios consistent with other companies in their respective industries and retain the capacity through committed credit lines to repay working capital loans from the Corporation. At December 31, 1995, Transamerica and its subsidiaries had short-term borrowings, principally commercial paper, totaling $4.8 billion, supported by credit agreements with 62 banks. It is the policy of the Corporation to maintain credit line coverage at least equal to 100% of short-term borrowings. Availability under such lines at December 31, 1995, amounted to $5.2 billion or 110% of these borrowings; credit support equal to 82% of the borrowings was with banks rated AAA/AA or the equivalent by one or more of the major credit rating agencies.

The Corporation has established a program to offer publicly, from time to time, $200 million of its Medium-Term Notes, Series B. The notes will be issued pursuant to a shelf registration filed with the Securities and Exchange Commission that enables the Corporation to offer publicly up to $500 million of debt securities with varying terms. None of these debt securities has been issued. The securities may be senior or subordinated and, if subordinated, may be convertible into common stock. The proceeds from the sale of the debt securities, including the notes, may be used for general corporate purposes.

The Corporation's commercial paper, senior debt and preferred stock are rated by independent rating agencies. The Corporation continues to maintain debt to capital ratios consistent with its current ratings.

Additionally, Transamerica Finance Corporation, a wholly owned subsidiary of Transamerica and also an SEC registrant, issues public debt to fund the consumer lending, commercial lending and leasing operations.

In May 1995, Transamerica sold the assets of its investment management subsidiary, Criterion Investment Management Company. Proceeds from the sale were $60 million and were used by Transamerica to reduce debt.

As previously discussed, in March 1995 Transamerica acquired a portfolio of approximately 40,000 home equity loans from ITT for $1,027.3 million in cash. The purchase was funded primarily with long-term debt with the remainder funded by short-term bank financing. For a discussion of this transaction see "Consumer Lending."

In December 1994, Transamerica sold its former mutual fund subsidiary, Transamerica Fund Management Company. Proceeds from the sale were $100 million and were used by Transamerica to reduce debt.

In October 1994, Transamerica Delaware, LP, an affiliate of Transamerica, issued $200 million of 9.125% cumulative Monthly Income Preferred Securities (MIPS). Proceeds from the issuance were invested by the affiliate in Series A Subordinated Debentures issued by Transamerica, bearing interest at 9.125% and maturing October 25, 2024. Proceeds to Transamerica were used for general corporate purposes, including the repayment or redemption of other of its securities. The MIPS obligation outstanding is shown as minority interest in the consolidated balance sheet of Transamerica and its subsidiaries.

In April 1994, Transamerica sold its remaining 21% ownership interest in Sedgwick Group plc. Proceeds from the sale were $326.4 million and were used by Transamerica to purchase 4.5 million shares of its common stock and reduce debt.

In March 1994, Transamerica acquired substantially all the operating assets of the container operations of Tiphook plc, a London-based transportation equipment rental company, for $1,061.4 million in cash. The initial financing of the acquisition was provided through short-term bank loans which have been repaid and refinanced with long-term debt.

In 1993, the Corporation sold its former property and casualty insurance subsidiary, Transamerica Insurance Group, through an initial public offering in April 1993 and a secondary offering in December 1993. Proceeds from the sales of stock, after underwriting discounts and issuance costs, totaled $1 billion. The proceeds were used to reduce indebtedness, including $409.3 million incurred to fund cash transactions with the property and casualty insurance operation in connection with the initial public offering, and to commence a common stock purchase program.

In December 1993, the commercial lending operation redeemed $125 million of deep discount, long-term debt with a book value of $90.7 million, which resulted in a $23.1 million after tax extra-ordinary loss.

STOCKHOLDERS' EQUITY

In June 1995, Transamerica announced that its board of directors had authorized additional purchases of up to 2 million shares of the company's common stock of which 1,445,000 had been purchased as of December 31, 1995. As a result of this, and other previously announced share purchase programs, during 1995 Transamerica purchased 2,386,200 shares for $148.1 million (an average price of $62.06 per share).

In June 1994, Transamerica completed a "Dutch Auction" tender offer to purchase
4.5 million shares of its common stock, at a price of $54.75 per share. Transamerica used a portion of the net proceeds from the sale of its remaining 21% ownership interest in Sedgwick Group plc to purchase these shares.

As a result of the June 1995 program and Dutch Auction tender discussed above, and the purchase of 7.2 million shares under three previously announced share purchase programs beginning in 1993, the number of common shares outstanding at December 31, 1995 was 68 million compared to 69.4 million at December 31, 1994 and 76.4 million at December 31, 1993.

In November 1994, Transamerica completed a tender offer to redeem for cash 4.4 million depositary shares of its 8.5% Series D Preferred Stock at a price of $26 per depositary share. As a result of the tender offer, $6.7 million of premium and expenses related to the transaction was charged directly to stockholders' equity and resulted in a 9 cent reduction in 1994 earnings per share.

INVESTMENT PORTFOLIO

Transamerica, principally through its life insurance subsidiaries, maintains an investment portfolio aggregating $28 billion at December 31, 1995, of which $26.1 billion was invested in fixed maturities. At December 31, 1995, 96% of the fixed maturities was rated as "investment grade," with an additional 3% in the BB category or its equivalent. "Investment grade" is generally defined as any issue rated above the Ba category by Moody's Investors Service or above the BB category by Standard & Poor's Corporation. The amortized cost of fixed maturities was $24.1 billion resulting in a net unrealized gain position, before the effects of income taxes, of $2 billion at December 31, 1995. Fixed maturity investments are used primarily to support insurance reserves. The amortized cost of delinquent below investment grade securities before provision for impairment in value was $6.9 million at December 31, 1995 compared to $12.4 million at December 31, 1994. Provision for impairment in value has been made to reduce certain fixed maturity investments by $71.4 million at December 31, 1995 and $92.1 million at December 31, 1994.

The net unrealized gain/loss from investments marked to fair value, after related taxes and deferred policy acquisition cost and policyholder liability adjustments, which is included in stockholders' equity was a gain of $1.1 billion at December 31, 1995 compared to a loss of $265.1 million at December 31, 1994.

In 1994, Transamerica adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, changes in stockholders' equity caused by changes in the fair value of the investment portfolio in 1995 and 1994 are not comparable to 1993 because in 1993 investments in fixed maturities were carried at amortized cost.

In addition to the investments in fixed maturities, $594.5 million (2% of the investment portfolio) was invested in mortgage loans and real estate including $544.9 million in commercial mortgage loans, $78.1 million in real estate investments, $20 million in foreclosed real estate and $300,000 in residential mortgage loans. Problem loans, defined as restructured loans yielding less than 8% and delinquent loans, totaled $3.9 million at December 31, 1995 and $7.7 million at December 31, 1994. Allowances for possible losses of $48.8 million at December 31, 1995 and $49.7 million at December 31, 1994 have been established to cover the possible losses from mortgage loans and real estate investments.

CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------

                                DECEMBER 31,                                     1995            1994
ASSETS
Investments, principally of life insurance subsidiaries:
  Fixed maturities                                                             $26,076.1       $21,037.0
  Equity securities                                                                703.2           427.2
  Mortgage loans and real estate                                                   594.5           455.5
  Loans to life insurance policyholders                                            426.4           412.9
  Short-term investments                                                           226.5           163.7
                                                                               ----------      ----------
                                                                                28,026.7        22,496.3
Finance receivables, of which $3,821.1 in 1995 and $3,460.1 in 1994 matures
  within one year                                                                8,287.8         7,426.1
Less unearned fees ($289.7 in 1995 and $248.2 in 1994) and allowance for
  losses                                                                           529.7           455.2
                                                                               ----------      ----------
                                                                                 7,758.1         6,970.9
Cash and cash equivalents                                                           67.6            64.3
Trade and other accounts receivable                                              3,130.1         2,610.3
Property and equipment, less accumulated depreciation of $1,140.6 in 1995 and
  $974.9 in 1994:
  Land, buildings and equipment                                                    411.5           360.7
  Equipment held for lease                                                       2,862.0         2,606.6
Deferred policy acquisition costs                                                1,974.2         2,480.5
Separate accounts administered by life insurance subsidiaries                    2,533.4         1,666.5
Goodwill, less accumulated amortization of $130.8 in 1995 and $123.2 in 1994       402.4           443.7
Other assets                                                                       778.5           694.0
                                                                               ----------      ----------
                                                                               $47,944.5       $40,393.8
                                                                               ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Life insurance policy liabilities                                              $27,893.4       $24,731.7
Notes and loans payable, principally of finance subsidiaries, of which $996.3
  in 1995 and $1,684 in 1994 matures within one year                            10,337.8         9,173.1
Accounts payable and other liabilities                                           1,672.4         1,627.5
Income taxes, of which $891.5 in 1995 and $6.6 in 1994 is deferred               1,007.6           259.2
Separate account liabilities                                                     2,533.4         1,666.5
Minority interest in preferred securities of affiliate                             200.0           200.0
Stockholders' equity:
  Preferred stock ($100 par value):
     Authorized -- 1,200,000 shares; issuable in series Outstanding -- Dutch
      Auction Rate Transferable Securities, 2,250 shares, at liquidation
      preference of $100,000 per share                                             225.0           225.0
     Outstanding -- Series D, 180,091 shares in 1995 and 181,642 shares in
      1994 at liquidation preference of $500 per share                              90.0            90.8
  Common stock ($1 par value):
     Authorized -- 150,000,000 shares Outstanding -- 67,989,508 shares in
      1995 and 69,395,099 shares in 1994, after deducting 11,748,954 and
      10,343,363 shares in treasury in 1995 and 1994                                68.0            69.4
  Additional paid-in capital                                                                        96.5
  Retained earnings                                                              2,866.0         2,557.4
  Net unrealized gain (loss) from investments marked to fair value               1,079.9          (265.1)
  Foreign currency translation adjustments                                         (29.0)          (38.2)
                                                                               ----------      ----------
                                                                                 4,299.9         2,735.8
                                                                               ----------      ----------
                                                                               $47,944.5       $40,393.8
                                                                               ==========      ==========
(Amounts in millions except for share data)

See notes to financial statements

CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------

                                                             1995           1994           1993
Year ended December 31
REVENUES
Life insurance premiums and related income                 $1,862.8       $1,495.2       $1,255.7
Investment income                                           1,990.3        1,782.6        1,749.9
Finance charges and other fees                              1,165.4        1,041.6          990.1
Leasing revenues                                              703.1          620.7          388.3
Real estate and tax service revenues                          212.8          256.0          293.3
Gain on investment transactions                                52.9           23.1           39.0
Other                                                         113.8          135.3           97.0
                                                           --------       --------       --------
                                                            6,101.1        5,354.5        4,813.3
EXPENSES
Life insurance benefits                                     2,858.7        2,356.4        2,145.9
Life insurance underwriting, acquisition and other
  expenses                                                    549.4          530.0          499.8
Leasing operating and maintenance costs                       363.1          323.6          184.4
Interest and debt expense                                     716.7          573.7          511.6
Provision for losses on receivables and assets held for
  sale                                                         93.8          100.6          147.0
Other, including administrative and general expenses          814.4          779.9          736.5
                                                           --------       --------       --------
                                                            5,396.1        4,664.2        4,225.2
                                                           --------       --------       --------
                                                              705.0          690.3          588.1
Income taxes                                                  234.5          262.4          140.6
                                                           --------       --------       --------
Income from continuing operations                             470.5          427.9          447.5
Loss from discontinued operations                                             (0.7)         (47.0)
Extraordinary loss on early extinguishment of debt                                          (23.1)
                                                           --------       --------       --------
Net income                                                 $  470.5       $  427.2       $  377.4
                                                           ========       ========       ========
EARNINGS PER SHARE OF COMMON STOCK
Income from continuing operations                          $   6.58       $   5.46       $   5.40
Loss from discontinued operations                                            (0.01)         (0.60)
Extraordinary loss on early extinguishment of debt                                          (0.29)
                                                           --------       --------       --------
Net income                                                 $   6.58       $   5.45       $   4.51
                                                           ========       ========       ========

(Amounts in millions except for share data)
See notes to financial statements

CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                Year ended December 31                      1995           1994           1993
OPERATING ACTIVITIES
Income from continuing operations                        $    470.5     $    427.9     $    447.5
Adjustments to reconcile income from continuing
  operations to net cash provided by operating
  activities:
  Increase in life insurance policy liabilities,
     excluding policyholder balances on
     interest-sensitive policies                            1,272.8          813.8          927.3
  Amortization of policy acquisition costs                    191.3          182.3          232.7
  Policy acquisition costs deferred                          (381.8)        (394.9)        (350.0)
  Depreciation and amortization                               306.5          263.2          159.8
  Other                                                      (626.3)          81.6         (327.8)
                                                         ----------     ----------     ----------
Net cash provided by continuing operations                  1,233.0        1,373.9        1,089.5
INVESTING ACTIVITIES
Finance receivables originated                            (19,247.3)     (17,277.1)     (13,664.0)
Finance receivables collected                              19,251.2       16,639.5       13,375.2
Purchase of investments                                    (6,256.3)      (9,656.4)     (12,102.5)
Sales and maturities of investments                         4,204.9        7,151.4        9,647.5
Purchase of the container division assets of Tiphook
  plc                                                                     (1,061.4)
Purchase of finance receivables and other assets from
  ITT Consumer Financial Corporation                       (1,027.3)
Proceeds from sale of discontinued operations                                326.4        1,031.8
Cash transactions with discontinued operations                                 5.4         (399.3)
Other                                                        (568.2)        (506.3)        (475.5)
                                                         ----------     ----------     ----------
Net cash used by investing activities                      (3,643.0)      (4,378.5)      (2,586.8)
FINANCING ACTIVITIES
Proceeds from debt financing                                8,476.9        7,197.6        5,308.2
Payments of notes and loans                                (7,330.4)      (5,766.2)      (5,239.5)
Receipts from interest-sensitive policies credited to
  policyholder account balances                             5,151.4        4,434.7        4,166.3
Return of policyholder balances on interest-sensitive
  policies                                                 (3,624.0)      (2,419.9)      (2,313.2)
Proceeds from sale of preferred securities of affiliate                      192.6
Redemption of preferred stock                                  (0.8)        (115.9)
Treasury stock purchases                                     (155.4)        (387.0)        (207.6)
Other common stock transactions                                51.0            8.0           33.5
Dividends                                                    (155.4)        (167.7)        (179.7)
                                                         ----------     ----------     ----------
Net cash provided by financing activities                   2,413.3        2,976.2        1,568.0
                                                         ----------     ----------     ----------
Increase (decrease) in cash and cash equivalents                3.3          (28.4)          70.7
Cash and cash equivalents at beginning of year                 64.3           92.7           22.0
                                                         ----------     ----------     ----------
Cash and cash equivalents at end of year                 $     67.6     $     64.3     $     92.7
                                                         ==========     ==========     ==========

(Amounts in millions)
See notes to financial statements

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                                          NET UNREALIZED
                                                                                         GAIN (LOSS) FROM     FOREIGN
                                                                 ADDITIONAL                INVESTMENTS       CURRENCY
                                            PREFERRED   COMMON    PAID-IN     RETAINED      MARKED TO       TRANSLATION
                                              STOCK     STOCK     CAPITAL     EARNINGS      FAIR VALUE      ADJUSTMENTS
BALANCE AT DECEMBER 31, 1992                 $ 425.0    $79.2     $  646.5    $2,100.2      $     83.5        $ (34.3)
Net income                                                                       377.4
Dividends declared:
  On common stock                                                               (156.1)
  On preferred stock                                                             (23.6)
Common stock issued                                       0.9         32.6
Treasury stock purchased                                 (3.7)      (203.9)
Other changes                                                                                     40.6           (0.8)
                                              ------    -----       ------    --------       ---------         ------
BALANCE AT DECEMBER 31, 1993                   425.0     76.4        475.2     2,297.9           124.1          (35.1)
Effect of adopting Statement of Financial
  Accounting Standards No. 115                                                                   804.5
Net income                                                                       427.2
Dividends declared:
  On common stock                                                               (142.8)
  On preferred stock                                                             (24.9)
Common stock issued                                       0.2          7.8
Treasury stock purchased                                 (7.2)      (379.8)
Redemption of preferred stock                 (109.2)                 (6.7)
Other changes                                                                                 (1,193.7)          (3.1)
                                              ------    -----       ------    --------       ---------         ------
BALANCE AT DECEMBER 31, 1994                   315.8     69.4         96.5     2,557.4          (265.1)         (38.2)
Net income                                                                       470.5
Dividends declared:
  On common stock                                                               (137.4)
  On preferred stock                                                             (18.0)
Common stock issued                                       1.1         49.9
Treasury stock purchased                                 (2.5)      (146.4)       (6.5)
Redemption of preferred stock                   (0.8)
Other changes                                                                                  1,345.0            9.2
                                              ------    -----       ------    --------       ---------         ------
BALANCE AT DECEMBER 31, 1995                 $ 315.0    $68.0     $           $2,866.0      $  1,079.9        $ (29.0)
                                              ======    =====       ======    ========       =========         ======
(Amounts in millions)

See notes to financial statements

NOTES TO FINANCIAL STATEMENTS                                  December 31, 1995
--------------------------------------------------------------------------------
A  SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Transamerica Corporation is a financial services organization which engages through its subsidiaries in life insurance, consumer lending, commercial lending, leasing and real estate services. The United States represents the primary market for the services offered by most of Transamerica's subsidiaries except for the leasing business which operates in the container shipping business worldwide.

CONSOLIDATION
The consolidated financial statements include the accounts of Transamerica Corporation and its subsidiaries. Certain amounts reported in the consolidated financial statements are based on management estimates. The ultimate resolution of these items may differ from those estimates.

INVESTMENTS
Investments in fixed maturities, comprising bonds, notes and redeemable preferred stocks, are carried at fair value. Fair value for actively traded securities is based on quoted market prices. For fixed maturity securities not actively traded, including private placements, fair value is estimated using information obtained from independent pricing services. Investments in equity securities, comprising corporate common and nonredeemable preferred stocks, are carried at fair value based on quoted market prices. Changes to the carrying amount of fixed maturity and equity securities are included in stockholders' equity. Realized gains and losses on investment transactions are determined generally on a specific identification basis and reflected in earnings on the trade date.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include money market funds and marketable securities with original maturities of three months or less except for such securities held by the life insurance operation which are included in short-term investments.

DEPRECIATION AND AMORTIZATION
Property and equipment, which are stated on the basis of cost, are depreciated by use of the straight-line method over their estimated useful lives. Other intangible assets, principally renewal, referral and other rights incident to businesses acquired, are amortized over estimated future benefit periods ranging from five to 25 years in proportion to acquired gross profits. Goodwill is amortized over periods up to 40 years.

INCOME TAXES
Transamerica provides deferred taxes based on enacted tax rates in effect on the dates temporary differences between the book and tax bases of assets and liabilities reverse.

FINANCE
Finance charges are generally recognized as earned on an effective yield method, except that accrual of finance charges is suspended on accounts that become past due contractually in excess of 29 days for consumer loans or 90 days for commercial loans.

Leasing revenues are recognized in the period earned.

REAL ESTATE
Tax service revenues are recognized as income generally when contracts are executed with a portion of the revenues amortized over the estimated lives of the contracts.

LIFE INSURANCE
The accounts of the life insurance operation have been included in the consolidated financial statements on the basis of generally accepted accounting principles which differ in some respects from those followed in reports to regulatory authorities.

Life insurance premiums are generally recognized as earned over the premium paying periods, with reserves for future benefits established from such premiums on a net-level premium method based upon estimated investment yields, withdrawals, mortality and other assumptions which were appropriate at the time the policies were issued. Premiums and deposits for universal life and other interest-sensitive life insurance products that do not involve significant mortality or morbidity risk are recorded as liabilities. Costs of acquiring new life insurance business, principally commissions and certain variable underwriting and field office expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs for universal life and other interest-sensitive life insurance products are amortized in proportion to the present value of gross profit. Deferred policy acquisition costs for traditional life insurance products are amortized over the premium-paying period of the related policies in proportion to premium revenue recognized. Although realization of the benefits associated with deferred policy acquisition costs is not assured, management believes it is more likely than not that such amounts will be realized. Adequate provision is made for reported and unreported claims and related expenses.

DERIVATIVES
Transamerica uses derivative financial instruments to hedge some of its interest rate risk. The cost of each derivative contract is amortized over the life of the contract. The amortization is classified with the results of the underlying hedged item. Certain contracts are designated as hedges of specific assets within the investment portfolio and to the extent those investments are marked to market, the hedge contracts are also marked to market and included as an adjustment to the underlying asset value. Other contracts are designated and accounted for as hedges of certain of Transamerica's liabilities and outstanding indebtedness and are not marked to market. Gains or losses on terminated hedges are deferred and amortized over the remaining life of the hedged item.

STOCK BASED COMPENSATION
Transamerica accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25 and intends to continue to do so.

NEW ACCOUNTING STANDARDS
In 1995, Transamerica adopted the Financial Accounting Standards Board's new standard on accounting for impairment of loans. The new standard requires that impaired loans be measured based on either the fair value of the loan, if discernible, the present value of expected cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. The new standard did not have a material effect on the consolidated financial statements of Transamerica.

In March 1995, the Financial Accounting Standards Board issued a new standard on accounting for the impairment of long lived assets and for long lived assets to be disposed of. Transamerica will adopt this new standard in the first quarter of 1996. The new standard requires that Transamerica assess whether the carrying amount of an asset is recoverable whenever events or changes in circumstances indicate that a significant change in the value of the asset may have occurred. At adoption this new standard will not have a material effect on the consolidated financial statements of Transamerica.

In May 1995, the Financial Accounting Standards Board issued a new standard on accounting for mortgage servicing rights. Transamerica will adopt this new standard in the first quarter of 1996. The new standard requires that mortgage servicing rights be capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained and when the relative fair values of the loans and the related mortgage servicing rights can be estimated. At adoption this new standard will not have a material effect on the consolidated financial statements of Transamerica.

In 1994, Transamerica adopted the Financial Accounting Standards Board's new standard on accounting for certain investments in debt and equity securities. Beginning in 1994 with the adoption of this standard, all of Transamerica's investments in debt securities have been classified as available for sale and reported at fair value. To the extent the securities marked to fair value relate to interest-sensitive products, an adjustment to deferred policy acquisition costs is also made. In addition, the reserves for future benefits are evaluated as if the unrealized gains on debt securities were realized, and adjusted for any resultant premium deficiencies. The effect of these adjustments, net of federal income taxes, is recorded in a separate component of stockholders' equity. There is no effect on the income statement. Prior to 1994 investments in debt securities were carried at amortized cost.

EARNINGS PER SHARE OF COMMON STOCK
Earnings per share of common stock are based on the weighted average number of shares outstanding (68,758,000 in 1995, 72,592,000 in 1994, and 78,495,000 in
1993) after deduction of preferred dividends and, in 1994, premium and expenses of $6.7 million on the redemption of the Series D preferred stock.

B  MINORITY INTEREST

In October 1994, Transamerica Delaware, LP, an affiliate of Transamerica, issued $200 million of 9.125% cumulative Monthly Income Preferred Securities (MIPS) payable October 25, 2024. The affiliate may redeem the outstanding MIPS, in whole or in part, on or after October 25, 1999. Transamerica has agreed to guarantee to pay in full any accrued and unpaid dividends declared, or the redemption price including accrued and unpaid dividends, if the securities are redeemed by the affiliate. Interest on the outstanding MIPS is cumulative and payable monthly in arrears. The fair value of this obligation at December 31, 1995, and 1994 was $220 million and $199 million.

C  STOCK OPTION PLANS

At December 31, 1995, under Transamerica's stock option plans, 15,389,110 shares of common stock (11,457,178 shares at December 31, 1994) were reserved principally for sale to key employees of the Corporation and subsidiaries at market value or higher on the option grant date. During 1995, options for 7,070,300 shares were granted, including options granted under the 1995 Performance Stock Option Plan discussed below, and options for 1,064,798 shares were cancelled due to forfeiture. Options were exercised for 1,068,068 shares in 1995, 194,823 shares in 1994 and 1,019,081 shares in 1993, at aggregate option prices of $41.1 million, $7 million and $36 million. Of the options for 11,615,958 shares outstanding at December 31, 1995 (6,678,524 shares at December 31, 1994) at an aggregate option price of $739.6 million, options for 3,532,683 shares were exercisable. In February 1996, options for 1,406,900 shares were granted at an option price equal to market value on the date granted.

In April 1995, the stockholders approved the 1995 Performance Stock Option Plan and, under the terms of the Plan, Transamerica made three separate one-time grants of nonqualified stock options totaling 5 million shares. Options for 1,025,000 shares were granted at an exercise price of $60 per share, which vest ratably on the third, fourth and fifth anniversaries of the date of grant. Options for 1,325,000 shares were granted with an exercise price of $82 per share, all of which will be forfeited if the Corporation's common stock does not reach $82 within five years from the date of grant. Options for 2,650,000 shares were granted with an exercise price of $100, all of which will be forfeited if the Corporation's common stock does not reach $100 within seven years from the date of grant.

D  CAPITAL STOCK

Transamerica has outstanding 2,250 shares of Dutch Auction Rate Transferable Securities Preferred Stock (DARTS) ($100 par value, $100,000 liquidation value) in Series A-1, B-1 and C-1 of 750 shares each. Dividends, which are cumulative and are based on par value, are normally determined every 49 days through auction procedures. The dividend rates for Series A-1, B-1 and C-1 shares were 4.49%, 5.10% and 4.40% at December 31, 1995 and 5.00%, 4.69% and 4.59% at
December 31, 1994.

Transamerica also has outstanding 3,601,827 depositary shares at December 31, 1995 (3,632,827 shares at December 31, 1994) each representing a 1/20 interest in a share of its Series D Preferred Stock ($100 par value, $500 liquidation preference). Dividends, which are cumulative, are at the rate of 8.5% of the liquidation preference per annum.

One preference stock purchase right accompanies each share of common stock outstanding. Each right will entitle the holder to buy from Transamerica a unit consisting of 1/100 of a share of Series A Participating Preference Stock at an exercise price of $135 per unit. The rights become exercisable ten days after a public announcement that a person or group has acquired 20% or more of Transamerica's common stock or has commenced a tender offer for 30% or more of the common stock. The rights may be redeemed prior to becoming exercisable by action of the Board of Directors at a redemption price of $0.05 per right. If Transamerica is acquired by any person after the rights become exercisable, each right will entitle its holder to purchase stock of the acquiring company having a market value of twice the exercise price of each right. The rights expire on August 8, 1996.

At December 31, 1995, 5,000,000 shares of preference stock (without par value) were authorized but unissued.

E  FINANCIAL INSTRUMENTS

INVESTMENTS
The cost and fair value of fixed maturities and equity securities at December 31, 1995 and 1994 were as follows:

-------------------------------------------------------------------------------------------------------
                                                                 GROSS          GROSS
                                                               UNREALIZED     UNREALIZED
             (Amounts in millions)                 COST          GAINS          LOSSES       FAIR VALUE
DECEMBER 31, 1995
U.S. Treasury securities and obligations of
  U.S. government authorities and agencies       $    98.9      $    7.5                     $    106.4
Obligations of states and political
  subdivisions                                       355.0          18.0       $    0.6           372.4
Foreign governments                                  110.2           9.2                          119.4
Corporate securities                              11,803.4       1,133.2            8.6        12,928.0
Mortgage-backed securities                         7,300.5         487.2           37.1         7,750.6
Public utilities                                   4,381.7         393.4            2.9         4,772.2
Redeemable preferred stock                            23.7           3.9            0.5            27.1
                                                 ---------      --------       --------       ---------
Total fixed maturities                           $24,073.4      $2,052.4       $   49.7      $ 26,076.1
                                                 =========      ========       ========       =========
Equity securities                                $   349.9      $  360.3       $    7.0      $    703.2
                                                 =========      ========       ========       =========
DECEMBER 31, 1994
U.S. Treasury securities and obligations of
  U.S. government authorities and agencies       $   224.1      $    0.7       $   20.2      $    204.6
Obligations of states and political
  subdivisions                                       341.9           3.6           10.0           335.5
Foreign governments                                  211.4           1.6            6.4           206.6
Corporate securities                               9,384.4         134.1          398.9         9,119.6
Mortgage-backed securities                         7,792.5         105.2          530.3         7,367.4
Public utilities                                   3,990.1          48.6          238.5         3,800.2
Redeemable preferred stock                             3.6                          0.5             3.1
                                                 ---------      --------       --------       ---------
Total fixed maturities                           $21,948.0      $  293.8       $1,204.8      $ 21,037.0
                                                 =========      ========       ========       =========
Equity securities                                $   275.4      $  167.2       $   15.4      $    427.2
                                                 =========      ========       ========       =========

The cost and fair value of fixed maturities at December 31, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

-----------------------------------------------------------------------------------------------
                                                                                        FAIR
                        (Amounts in millions)                             COST          VALUE
Due in one year or less                                                 $   594.5     $   608.0
Due after one year through five years                                     2,988.3       3,115.0
Due after five years through ten years                                    3,778.1       4,031.6
Due after ten years                                                       9,412.0      10,570.9
                                                                        ---------     ---------
                                                                         16,772.9      18,325.5
Mortgage-backed securities                                                7,300.5       7,750.6
                                                                        ---------     ---------
                                                                        $24,073.4     $26,076.1
                                                                        =========     =========

The carrying values and estimated fair values of investments in mortgage loans on real estate and loans to life insurance policyholders at December 31, 1995 and 1994 were as follows:
--------------------------------------------------------------------------------

                                                                          CARRYING     ESTIMATED
                         (Amounts in millions)                             VALUE       FAIR VALUE
DECEMBER 31, 1995
Mortgage loans on real estate                                              $523.7        $630.4
                                                                           ======        ======
Loans to life insurance policyholders                                      $426.4        $408.1
                                                                           ======        ======
DECEMBER 31, 1994
Mortgage loans on real estate                                              $354.1        $369.0
                                                                           ======        ======
Loans to life insurance policyholders                                      $412.9        $383.5
                                                                           ======        ======

The fair values for mortgage loans on real estate and policyholder loans are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for calculation purposes.

Gain on investment transactions, included in consolidated revenues, comprises:
--------------------------------------------------------------------------------

                      (Amounts in millions)                         1995       1994       1993
Net gain on sale of investments                                    $ 85.7     $ 50.1     $157.3
Provision for impairment in value                                   (23.6)     (20.7)     (55.5)
Accelerated amortization of deferred policy acquisition costs        (9.2)      (6.3)     (62.8)
                                                                   ------     ------     ------
                                                                   $ 52.9     $ 23.1     $ 39.0
                                                                   ======     ======     ======

Proceeds from sales of fixed maturities and equity securities were $4 billion in 1995, $2.7 billion in 1994 and $5.2 billion in 1993. Gross gains of $95 million in 1995, $107.5 million in 1994 and $325.3 million in 1993, and gross losses of $11.7 million in 1995, $67.5 million in 1994 and $163.6 million in 1993 were realized on those sales.

Transamerica and its subsidiaries use interest rate exchange and other agreements to hedge the interest rate sensitivity of a small portion of its fixed maturity investments.

The net unrealized gain (loss) included in stockholders' equity as a result of marking the fixed maturities and equity securities to fair value at December 31, 1995 and 1994 were as follows:
--------------------------------------------------------------------------------

                         (Amounts in millions)                              1995        1994
Net unrealized gain on equity securities                                  $  353.3     $ 151.8
Net unrealized gain (loss) on investments in fixed maturities              1,990.3      (899.7)
Net unrealized gain (loss) on derivative instruments which hedge a
  portion of investments in fixed maturities                                  12.4       (11.3)
Adjustment to deferred policy acquisition costs                             (355.6)      351.3
Adjustment to life insurance policy liabilities                             (339.0)
Deferred income taxes                                                       (581.5)      142.8
                                                                          --------     -------
                                                                          $1,079.9     $(265.1)
                                                                          ========     =======

NOTES AND LOANS PAYABLE
--------------------------------------------------------------------------------

                         (Amounts in millions)                             1995          1994
TRANSAMERICA FINANCE CORPORATION:
Short-term bank loans, commercial paper and current portion of
  long-term debt                                                         $   743.3     $1,387.1
Long-term debt due subsequent to one year:
  Notes and debentures; interest at 5.24% to 9.41%; maturing through
     2010                                                                  3,603.7      2,477.3
  Notes and debentures; interest at 13.8% to 13.88%; maturity value of
     $582.8 million; maturing through 2012                                   162.0        154.2
  Commercial paper and other notes at various interest rates and terms
     supported by credit agreements expiring through 2000                  4,334.6      3,672.5
  Subordinated notes and debentures; interest at 5.57% to 9.95%;
     maturing through 2003                                                   784.6        841.2
Loans due to parent company and other subsidiaries                            61.7        192.0
                                                                         ---------     --------
                                                                         $ 9,689.9     $8,724.3
PARENT COMPANY AND OTHER SUBSIDIARIES:
Short-term bank loans, commercial paper and current portion of
  long-term debt                                                         $   253.0     $  296.9
Long-term debt due subsequent to one year:
  Notes and debentures; interest at 6.5% to 9.88%; maturing through
     2016                                                                    223.1        252.8
  Commercial paper and other notes at various interest rates and terms
     supported by credit agreements expiring through 1998                    211.3
  Notes at variable interest rates; maturing through 1998                     22.2         91.1
Less loans to Transamerica Finance Corporation                               (61.7)      (192.0)
                                                                         ---------     --------
                                                                             647.9        448.8
                                                                         ---------     --------
                                                                         $10,337.8     $9,173.1
                                                                         =========     ========

The weighted average interest rate on short-term borrowings at December 31, 1995 and 1994 was 5.80% and 5.81%.

Assets with a net book value of $423.4 million at December 31, 1995, consisting primarily of land, buildings and equipment, are collateral for certain of the above debt.

The aggregate annual maturities for the four years subsequent to December 31, 1996 are $2 billion in 1997, $2.5 billion in 1998, $1.6 billion in 1999 and $2.1 billion in 2000.

Under credit agreements with various banks, Transamerica and its subsidiaries had the ability to borrow up to $5.2 billion with interest at variable rates at December 31, 1995. There were no borrowings outstanding under these credit lines at that date. These credit agreements, which expire through 2000, require a fee on the commitment.

Transamerica and its subsidiaries use interest rate exchange agreements to hedge the interest rate sensitivity of a portion of outstanding indebtedness.

Interest payments, net of amounts received from interest rate exchange agreements, totaled $696 million in 1995, $661.8 million in 1994 and $623.4 million in 1993.

The estimated fair value of notes and loans payable, using rates currently available for debt with similar terms and maturities, was $10,800 million at December 31, 1995 and $9,108 million at December 31, 1994.

CONCENTRATION OF RISK AND FAIR VALUE OF RECEIVABLES

Transamerica's consumer and commercial lending operations engage in the extension of credit to homeowners, electronics and appliance dealers, retail recreational products dealers, computer stores and others. The risk associated with that credit is subject to economic, competitive and other influences. While a substantial portion of the risk is diversified, certain operations are concentrated in one industry or geographic area.

Transamerica's finance receivables include $4 billion, net of unearned finance charges and insurance premiums, of real estate secured loans, principally first and second mortgages secured by residential properties of which approximately 37% were located in California. The commercial finance receivables portfolio represents lending arrangements with approximately 100,000 customers. At December 31, 1995, the portfolio included 15 customers with individual balances in excess of $15 million. These accounts represented 11% of total commercial net finance receivables outstanding at December 31, 1995.

The estimated fair values of consumer finance receivables, substantially all of which are fixed rate instalment loans collateralized by residential real estate, and the fixed rate commercial finance loans are based on the discounted value of the future cash flows expected to be received using available secondary market prices for securities backed by similar loans after adjustment for differences in loan characteristics. In the absence of readily available market prices, the expected future cash flows are discounted at effective rates currently offered by Transamerica for similar loans. For variable rate commercial loans, which comprise the majority of the commercial loan portfolio, the carrying amount represents a reasonable estimate of fair value.

The carrying amounts and estimated fair values of the finance receivable portfolio at December 31, 1995 and 1994 were as follows:
--------------------------------------------------------------------------------

                                                                         CARRYING
                         (Amounts in millions)                            VALUE        ESTIMATED
                                                                                      FAIR VALUE
DECEMBER 31, 1995
Fixed rate receivables --
  Consumer                                                               $4,772.2      $ 5,409.0
  Commercial                                                                344.7          355.4
Variable rate receivables --
  Commercial                                                              2,641.2        2,641.2
                                                                         --------       --------
                                                                         $7,758.1      $ 8,405.6
                                                                         ========       ========
DECEMBER 31, 1994
Fixed rate receivables --
  Consumer                                                               $4,024.8      $ 4,500.1
  Commercial                                                                386.0          395.7
Variable rate receivables --
  Commercial                                                              2,560.1        2,560.1
                                                                         --------       --------
                                                                         $6,970.9      $ 7,455.9
                                                                         ========       ========

FAIR VALUE OF INVESTMENT CONTRACTS
Investment-type contracts are included in life insurance policy liabilities. Fair value of investment-type contracts is estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts. The carrying amounts and estimated fair values of the liabilities for investment-type contracts at December 31, 1995 and 1994 were as follows:
--------------------------------------------------------------------------------

                                                                      CARRYING
                       (Amounts in millions)                            VALUE         ESTIMATED
                                                                                      FAIR VALUE
DECEMBER 31, 1995
Single and flexible premium deferred annuities                        $ 8,080.1       $  7,518.2
Single premium immediate annuities                                      4,124.0          4,677.7
Guaranteed investment contracts                                         2,958.9          2,998.0
Other deposit contracts                                                 2,785.7          2,848.3
                                                                      ---------        ---------
                                                                      $17,948.7       $ 18,042.2
                                                                      =========        =========
DECEMBER 31, 1994
Single and flexible premium deferred annuities                        $ 7,425.8       $  6,898.5
Single premium immediate annuities                                      3,735.7          3,510.8
Guaranteed investment contracts                                         2,382.2          2,336.7
Other deposit contracts                                                 2,319.3          2,244.0
                                                                      ---------        ---------
                                                                      $15,863.0       $ 14,990.0
                                                                      =========        =========

DERIVATIVES
The operations of Transamerica are subject to risk of interest rate fluctuations to the extent that there is a difference between the cash flows from Transamerica's interest-earning assets and the cash flows related to its liabilities that mature or are repriced in specified periods. In the normal course of its operations, Transamerica hedges some of its interest rate risk with derivative financial instruments. These derivatives comprise primarily interest rate swap agreements, interest rate floor agreements, interest rate cap agreements and options to enter into interest rate swap agreements (swaptions). Transamerica does not use derivative financial instruments for trading or speculative purposes, nor is Transamerica a party to any leveraged derivative contracts. While Transamerica is exposed to credit risk in the event of nonperformance by the other party, nonperformance is not anticipated due to the credit rating of the counterparties. At December 31, 1995 and 1994, all Transamerica's derivative financial instruments were with financial institutions rated A or better by one or more of the major credit rating agencies.

ASSET AND LIABILITY HEDGES
Interest rate floor agreements purchased by Transamerica provide for the receipt of payments in the event interest rates fall below specified levels. Interest rate floors are intended to mitigate Transamerica's risk of reinvesting the cash flow it receives from calls and redemptions on its investment portfolio at lower interest rates. Interest rate swap agreements are intended to help Transamerica to more closely match the cash flow received from its assets to the payments on its liabilities. Transamerica's interest rate swap agreements generally provide that one party pays interest at a floating rate in relation to movements in an underlying index and the other party pays interest at a fixed rate.

At December 31, 1995 and 1994, the unamortized cost of the instruments that hedge assets was $15.9 million and $18 million, and the fair value of these asset hedges comprised gross obligations to counterparties of $9.7 million and $5.4 million and gross benefits from counterparties of $38 million and $12.1 million. The net unrealized gain (loss) on derivative contracts that hedge assets is included in stockholders' equity to offset the effect of changes to the fair value of the underlying hedged asset. At December 31, 1995 and 1994 the net after tax unrealized gain (loss) included in stockholders' equity from marking asset hedges to fair value was $8.1 million and $(7.3) million.

The unamortized cost of the liability hedges ($18.9 million at December 31, 1995 and $2.9 million at December 31, 1994) is amortized over the remaining lives of the contracts, which range up to ten years. Transamerica's interest rate cap agreements limit the amount of interest paid in the event interest rates rise above specified levels. Transamerica purchases swaptions, which help manage the risk of interest rate fluctuations by providing an option to enter into an interest rate swap in the event of unfavorable interest rate movements.

The net present value of the liability hedges offsets changes in the fair value of the hedged liabilities, which are also carried at amortized cost. The fair value of the liability hedges at December 31, 1995 and 1994 were gross obligations of $32.9 million and $31.8 million and gross benefits of $84.5 million and $22.2 million resulting in a net benefit from counterparties of $51.6 million at December 31, 1995 and a net obligation to counterparties of $9.6 million at December 31, 1994.

At December 31, 1995 and 1994 asset hedges comprise:
--------------------------------------------------------------------------------

                                                                                           WEIGHTED
                                                        NOTIONAL                       AVERAGE FLOATING
             (Dollar amounts in millions)                AMOUNT        WEIGHTED         INTEREST RATE
                                                                     AVERAGE FIXED
                                                                     INTEREST RATE
1995
Interest rate swap agreements -- Transamerica
  receives:
  Floating rate interest income, pays fixed rate
     interest expense                                   $  235.2          8.0%               6.3%
                                                        ========          ====               ====
  Fixed rate interest income, pays floating rate
     interest expense                                   $  140.0          5.7%               5.9%
                                                        ========          ====               ====
  Floating rate interest income based on one index
     (6.3%) and pays floating rate interest expense
     based on another index (5.0%)                      $   65.0
                                                        ========
Interest rate floor agreements                          $  560.5          6.5%
                                                        ========          ====
1994
Interest rate swap agreements -- Transamerica
  receives:
  Floating rate interest income, pays fixed rate
     interest expense                                   $  178.8          7.2%               6.7%
                                                        ========          ====               ====
  Fixed rate interest income, pays floating rate
     interest expense                                   $   96.0          5.0%               6.2%
                                                        ========          ====               ====
Interest rate floor agreements                          $  560.5          6.5%
                                                        ========          ====

At December 31, 1995 and 1994 liability hedges comprise:
--------------------------------------------------------------------------------

                                                                                           WEIGHTED
                                                        NOTIONAL                       AVERAGE FLOATING
             (Dollar amounts in millions)                AMOUNT        WEIGHTED         INTEREST RATE
                                                                     AVERAGE FIXED
                                                                     INTEREST RATE
1995
Interest rate swap agreements -- Transamerica pays:
  Floating rate interest expense, receives fixed rate
     interest income                                    $1,029.7          6.4%               5.9%
                                                        ========          ====               ====
  Fixed rate interest expense, receives floating rate
     interest income                                    $  793.9          7.1%               5.8%
                                                        ========          ====               ====
  Floating rate interest expense based on one index
     (5.9%) and receives floating rate interest income
     based on another index (5.9%)                      $  253.0
                                                        ========
Swaptions                                               $1,267.1          5.3%
                                                        ========          ====
Interest rate cap agreements                            $  250.0          6.5%
                                                        ========          ====
Cross currency swaps and foreign interest rate swaps    $  144.5
                                                        ========
1994
Interest rate swap agreements -- Transamerica pays:
  Floating rate interest expense, receives fixed rate
     interest income                                    $  569.5          6.4%               6.2%
                                                        ========          ====               ====
  Fixed rate interest expense, receives floating rate
     interest income                                    $  810.1          7.1%               5.9%
                                                        ========          ====               ====
  Floating rate interest expense based on one index
     (6.1%) and receives floating rate interest income
     based on another index (5.0%)                      $  221.0
                                                        ========
Swaptions                                               $  100.0          7.0%
                                                        ========          ====
Interest rate cap agreements                            $  100.0          5.0%
                                                        ========          ====

F INCOME TAXES

The provision for income taxes on income from continuing operations comprises:
--------------------------------------------------------------------------------

                     (Amounts in millions)                         1995       1994       1993
Federal current                                                   $ 69.9     $215.4     $ 213.0
Federal deferred tax provision (benefit)                           128.8       12.1      (110.7)
State                                                               19.1       22.6        27.1
Foreign                                                             16.7       12.3        11.2
                                                                  ------     ------     -------
                                                                  $234.5     $262.4     $ 140.6
                                                                  ======     ======     =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:
--------------------------------------------------------------------------------

                         (Amounts in millions)                              1995         1994
Deferred tax assets:
  Allowance for losses                                                    $   75.7     $  106.9
  Impairment of investments                                                   57.3         49.6
  Life insurance policy liabilities                                          585.3        584.6
  Unrealized loss on marking investments to fair value                                    142.8
  Loss and tax credits carryforward                                           24.4         19.0
  Other                                                                      212.5        191.5
                                                                          --------     --------
                                                                             955.2      1,094.4
Deferred tax liabilities:
  Deferred policy acquisition costs                                          696.8        650.3
  Accelerated depreciation                                                   446.4        320.7
  Unrealized gain on marking investments to fair value                       581.5
  Discount amortization on notes and loans payable                            68.7         66.2
  Other                                                                       53.3         63.8
                                                                          --------     --------
                                                                           1,846.7      1,101.0
                                                                          --------     --------
Net deferred tax liability                                                $  891.5     $    6.6
                                                                          ========     ========

The difference between federal income taxes on income from continuing operations computed at the statutory rate and the provision for income taxes is:
--------------------------------------------------------------------------------

                     (Amounts in millions)                         1995       1994       1993
Federal income taxes at statutory rate                            $246.8     $241.6     $ 205.8
State income taxes                                                  12.4       14.7        17.6
Prior year items                                                   (30.0)                 (94.2)
Effect of tax rate change on deferred tax liability                                         8.4
Other                                                                5.3        6.1         3.0
                                                                  ------     ------      ------
                                                                  $234.5     $262.4     $ 140.6
                                                                  ======     ======      ======

Income tax payments totaled $148.3 million in 1995, $71.9 million in 1994 and $135.5 million in 1993. The loss from discontinued operations includes an income tax provision of $200,000 in 1994 and a tax benefit of $13 million in 1993.

G  BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------

                 (Amounts in millions)                      1994           1993           1995
REVENUES
Life insurance                                            $ 3,866.5      $ 3,289.6      $ 3,026.3
Consumer lending                                              782.5          690.6          654.3
Commercial lending                                            423.7          384.3          370.7
Leasing                                                       733.9          637.9          407.8
Real estate services**                                        285.8          367.5          363.6
Other*                                                          8.7          (15.4)          (9.4)
                                                          ---------      ---------      ---------
                                                          $ 6,101.1      $ 5,354.5      $ 4,813.3
                                                          =========      =========      =========
OPERATING PROFIT AS DEFINED BY FINANCIAL ACCOUNTING
STANDARD NO. 14****
Life insurance                                            $   458.4      $   403.2      $   380.6
Consumer lending                                              134.0          148.1          158.6
Commercial lending                                            111.8           72.0          (18.1)
Leasing                                                       119.7          101.9           91.5
Real estate services**                                         78.5          137.5          151.5
                                                          ---------      ---------      ---------
                                                              902.4          862.7          764.1
Unallocated interest, expenses and investment
  transactions                                               (176.4)        (156.5)        (160.4)
Interest expense for real estate services                     (21.0)         (15.9)         (15.6)
Income tax expense                                           (234.5)        (262.4)        (140.6)
                                                          ---------      ---------      ---------
Income from continuing operations                         $   470.5      $   427.9      $   447.5
                                                          =========      =========      =========
ASSETS
Life insurance                                            $35,099.8      $28,967.1      $26,109.0
Consumer lending                                            5,308.3        4,475.4        3,946.1
Commercial lending                                          3,423.4        3,363.9        3,508.5
Leasing                                                     3,477.8        3,184.2        1,697.0
Real estate services**                                        548.6          524.0          557.2
Other***                                                       86.6         (120.8)         232.7
                                                          ---------      ---------      ---------
                                                          $47,944.5      $40,393.8      $36,050.5
                                                          =========      =========      =========
ADDITIONS, AT COST, TO PROPERTY AND EQUIPMENT
Leasing                                                   $   573.3      $ 1,525.3      $   411.0
Other                                                          80.9           70.2           64.4
                                                          ---------      ---------      ---------
                                                          $   654.2      $ 1,595.5      $   475.4
                                                          =========      =========      =========
DEPRECIATION
Leasing                                                   $   236.6      $   201.7      $   105.9
Other                                                          53.9           46.7           39.2
                                                          ---------      ---------      ---------
                                                          $   290.5      $   248.4      $   145.1
                                                          =========      =========      =========

   * Includes intercompany eliminations.
  ** In 1995 Transamerica completed the sale of its asset management operations.
     At December 31, 1995, 1994 and 1993 and for the years then ended, revenues of the asset management operations were $31.4 million, $76.1 million and $40 million, operating profit was $26.8 million, $30.9 million and $0.4 million and assets were $0, $54.5 million and $108.1 million.
 *** Includes intercompany eliminations and in 1993 net assets of discontinued
     operations.
**** For income by segment as used for management purposes, see table included on page 45 of the financial review.

H  PENSION PLANS

Transamerica Corporation and its subsidiaries have a number of noncontributory defined benefit pension plans covering substantially all employees. Plans covering salaried employees provide pension benefits that are based on the employee's compensation during the highest paid 60 consecutive months during the 120 months before retirement. Transamerica's funding policy is to make contributions as necessary to provide assets sufficient to meet its obligation to plan members in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

A summary of the components of net periodic pension cost follows:
--------------------------------------------------------------------------------

                     (Amounts in millions)                        1995        1994       1993
Service cost -- benefits earned during the period                $  12.3     $ 15.4     $  15.6
Interest cost on projected benefit obligation                       50.9       46.4        43.6
Actual return (gain) loss on plan assets                          (259.2)      19.3      (145.7)
Deferral of current gains (losses) varying from expected return    199.2      (71.7)       97.7
Amortization of prior service costs                                  3.4        5.7         5.0
                                                                 -------     ------     -------
Total pension cost                                               $   6.6     $ 15.1     $  16.2
                                                                 =======     ======     =======

The following table sets forth the amounts recognized in the consolidated statement of financial position for the pension plans:
--------------------------------------------------------------------------------

                           (Amounts in millions)                              1995       1994
Actuarial present value of benefit obligations:
  Vested benefit obligation*                                                 $687.1     $586.1
                                                                             ======     ======
  Accumulated benefit obligation                                             $695.4     $593.2
                                                                             ======     ======
Projected benefit obligation, including effects of future salary increases   $732.2     $650.1
Plan assets at fair value                                                     991.5      746.8
                                                                             ------     ------
Excess of plan assets over projected benefit obligation                      $259.3     $ 96.7
                                                                             ======     ======
The excess of plan assets over projected benefit obligation comprises:
  Net pension liability                                                      $ (5.6)    $ (3.6)
  Unrecognized net gain arising since January 1, 1986                         278.1      119.3
  Unrecognized prior service cost                                             (16.2)     (21.8)
  Unrecognized net obligation at January 1, 1986 net of amortization           (6.0)      (7.1)
  Adjustment required to recognize minimum liability                            9.0        9.9
                                                                             ------     ------
                                                                             $259.3     $ 96.7
                                                                             ======     ======

* A portion of the vested benefit obligation is unconditionally guaranteed by Transamerica Occidental Life Insurance Company, a wholly owned subsidiary of Transamerica.

     The projected benefit obligation was determined using a weighted average discount rate of 7% (8% in 1994) and an assumed rate of compensation increase of 5.50%. The expected long-term rate of return on plan assets was 8.25% (8.75% in 1994 and 8% in 1993).

I RETAINED EARNINGS RESTRICTIONS

Under certain circumstances, the provisions of loan agreements and statutory requirements place limitations on the amount of funds which can be remitted to Transamerica by its consolidated subsidiaries. Of the net assets of Transamerica's consolidated subsidiaries, as adjusted for intercompany account balances, at December 31, 1995 approximately $4.8 billion is so restricted, and $0.4 billion is free for remittance to Transamerica subject to investment and operating requirements.

J DISCONTINUED OPERATIONS

In April 1994, Transamerica sold its remaining 21% ownership interest in Sedgwick Group plc. Proceeds from the sale were $326.4 million and resulted in no gain or loss. Transamerica's investment in Sedgwick and its share of Sedgwick's operating results and related goodwill amortization have been separated from those of Transamerica's continuing operations and are classified as discontinued operations. Amounts included in loss from discontinued operations related to the Sedgwick investment were a loss of $700,000 in 1994 representing results through the date of sale and income of $3 million in 1993.

In 1993, Transamerica sold its former property and casualty insurance subsidiary, Transamerica Insurance Group. The net proceeds totaled $1 billion in cash, resulting in a $125 million after tax loss on the sale of which $75 million was recorded in 1992 on an estimated basis and $50 million in 1993 upon completion of the final public offering.

K COMMITMENTS AND CONTINGENCIES

In connection with the sale of Transamerica Insurance Group, discussed in Note J, a subsidiary of Transamerica assumed responsibility by means of a reinsurance agreement for certain assumed treaty reinsurance business written prior to 1986 for which it received assets which are expected to be sufficient to fund the liquidation of the business. Transamerica has collateralized the estimated ultimate obligation of approximately $380 million at December 31, 1995 by providing letters of credit aggregating $160 million and by placing $224 million of its assets in a trust. Additionally Transamerica agreed to pay up to $89.3 million in adverse loss development on certain paid environmental losses and has provided for these losses.

Substantially all leases of Transamerica and its subsidiaries are operating leases principally for the rental of real estate. Total rental expense amounted to $82.7 million in 1995, $99.9 million in 1994 and $88.1 million in 1993.

Contingent liabilities arising from litigation, income taxes and other matters are not expected to have a material effect on the consolidated financial position or results of operations of Transamerica and its subsidiaries.

SUPPLEMENTARY FINANCIAL INFORMATION
--------------------------------------------------------------------------------
SELECTED QUARTERLY FINANCIAL DATA

                1995                     MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31      1995 TOTAL
Revenues                                 $1,420.5         $1,581.0     $1,581.2        $ 1,518.4        $ 6,101.1
                                         ========         ========     ========         ========         ========
Income from continuing operations:
  Operating income before investment
     transactions                        $   94.3         $  111.2     $  122.3        $   108.3        $   436.1
  Gain on investment transactions             2.0              6.6         24.7              1.1             34.4
                                         --------         --------     --------         --------         --------
Net income                               $   96.3         $  117.8     $  147.0        $   109.4        $   470.5
                                         ========         ========     ========         ========         ========
Earnings per share of common stock:
Income from continuing operations:
  Operating income before investment
     transactions                        $   1.30         $   1.54     $   1.72        $    1.52        $    6.08
  Gain on investment transactions            0.03             0.09         0.36             0.02             0.50
                                         --------         --------     --------         --------         --------
Net income                               $   1.33         $   1.63     $   2.08        $    1.54        $    6.58
                                         ========         ========     ========         ========         ========
High and low sales prices for common
  shares                               $59-49 1/2   $61 1/8-55 3/4   $71 1/2-58   $77 1/2-65 3/4   $77 1/2-49 1/2

--------------------------------------------------------------------------------

                1994                         MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31      1994 TOTAL
Revenues                                     $1,235.4         $1,363.0       $1,371.3        $ 1,384.8        $ 5,354.5
                                             ========         ========       ========        =========        =========
Income from continuing operations:
  Operating income before investment
     transactions                            $  102.0         $  102.6       $   98.9        $   109.4       $   412.9
  Gain on investment transactions                 1.7              3.1            6.0              4.2            15.0
                                             --------         --------       --------        ---------        ---------
Income from continuing operations               103.7            105.7          104.9            113.6            427.9
Loss from discontinued operations                (0.7)                                                             (0.7)
                                             --------         --------       --------        ---------        ---------
Net income                                   $  103.0         $  105.7       $  104.9        $   113.6        $   427.2
                                             ========         ========       ========        =========        =========
Earnings per share of common stock:
Income from continuing operations:
  Operating income before investment
     transactions                            $   1.27         $   1.30       $   1.31        $    1.37        $    5.25
  Gain on investment transactions                0.02             0.04           0.09             0.06             0.21
                                             --------         --------       --------         --------         --------
Income from continuing operations                1.29             1.34           1.40             1.43             5.46
Loss from discontinued operations               (0.01)                                                            (0.01)
                                             --------         --------        --------         --------        --------
Net income                                   $   1.28         $   1.34        $   1.40        $    1.43       $    5.45
                                             ========         ========        ========         ========        ========
High and low sales prices for common
  shares                               $57 5/8-49 1/4   $54 5/8-48 7/8  $53 5/8-49 1/2   $51 1/4-46 3/8   $57 5/8-46 3/8

(Dollar amounts in millions except for share data)
Note A. On February 29, 1996 the closing sales price for Transamerica common shares was $75 3/8 and there were 49,400 common stockholders of record.

SELECTED ELEVEN-YEAR FINANCIAL DATA

--------------------------------------------------------------------------------

  (Dollar amounts in millions except for
               share data)                    1995        1994        1993        1992        1991
Revenues                                    $ 6,101.1   $ 5,354.5   $ 4,813.3   $ 4,550.9   $ 4,175.2
Income from continuing operations           $   470.5   $   427.9   $   447.5   $   334.0   $     5.6
Earnings per share of common stock (Note
  A):
  Income (loss) from continuing operations  $    6.58   $    5.46   $    5.40   $    4.00   $   (0.08)
FINANCIAL POSITION
Total assets                                $47,944.5   $40,393.8   $36,050.5   $33,290.9   $31,133.6
Notes and loans payable:
Long-term debt                              $ 9,341.5   $ 7,489.1   $ 5,681.0   $ 6,510.5   $ 6,975.6
OTHER DATA
Per share of common stock:
  Dividends declared (Note E)               $    2.00   $    2.00   $    2.00   $    2.00   $    1.98

Note A. Earnings per share of common stock are based on the weighted average number of shares outstanding in each year after deduction of preferred dividends and in 1994, premium and expenses on the redemption of the Series D preferred stock.
Note E. Quarterly dividends per share were 50 cents in 1995 and 1994.

                                    ANNEX D1

                   TRANSAMERICA QUARTERLY REPORT ON FORM 10-Q

                           FOR FIRST QUARTER OF 1996

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                             __________________


                                  FORM 10-Q

( X )  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

For Quarterly Period Ended March 31, 1996


Commission File Number 1-2964

                             __________________


                          TRANSAMERICA CORPORATION
           (Exact name of registrant as specified in its charter)

            Delaware                                           94-0932740
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)


                            600 Montgomery Street
                       San Francisco, California 94111
                  (Address of principal executive offices)
                                 (Zip Code)

                               (4l5) 983-4000
            (Registrant's telephone number, including area code)




     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.   Yes  X      No

     Number of shares of Common Stock, $1 par value, outstanding as of close of business on April 30, 1996: 67,227,674 shares.

                          TRANSAMERICA CORPORATION

                                  FORM 10-Q

Part I.  Financial Information

Item 1.  Financial Statements.

     The following unaudited consolidated financial statements of Transamerica Corporation and Subsidiaries, for the periods ended March 31, 1996 and 1995, do not include complete financial information and should be read in conjunction with the Consolidated Financial Statements filed with the Commission in Transamerica's Annual Report on Form 10-K for the year ended December 31, 1995. The financial information presented in the financial statements included in this report reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Results for the three months are not necessarily indicative of the results for the entire year for most of the Corporation's businesses.

                                *  *  *  *  *

     The consolidated ratios of earnings to fixed charges were computed by dividing income before fixed charges and income taxes by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

                 TRANSAMERICA CORPORATION AND SUBSIDIARIES
                               _____________

                        CONSOLIDATED BALANCE SHEET

                                  Assets


                                                  March 31,    December 31,
                                                     1996          1995
Investments, principally of life
    insurance subsidiaries:
  Fixed maturities                                $25,693.9     $26,076.1
  Equity securities                                   773.6         703.2
  Mortgage loans and real estate                      656.6         594.5
  Loans to life insurance policyholders               415.8         426.4
  Short-term investments                              193.5         226.5
                                                  _________     _________
                                                   27,733.4      28,026.7

Finance receivables                                 8,506.2       8,287.8
Less unearned fees ($287.6 in 1996
  and $289.7 in 1995) and allowance for
  losses                                              518.4         529.7
                                                  _________     _________
                                                    7,987.8       7,758.1

Cash and cash equivalents                             108.6          67.6
Trade and other accounts receivable                 3,398.5       3,130.1
Property and equipment, less accumulated
    depreciation of $1,172.3 in 1996 and
    $1,140.6 in 1995:
  Land, buildings and equipment                       409.1         411.5
  Equipment held for lease                          2,858.9       2,862.0
Deferred policy acquisition costs                   2,161.0       1,974.2
Separate account assets                             2,544.9       2,533.4
Goodwill, less accumulated amortization of
  $134.1 in 1996 and $130.8 in 1995                   399.1         402.4
Other assets                                          827.9         778.5
                                                  _________     _________
                                                  $48,429.2     $47,944.5
                                                  =========     =========



(Amounts in millions)

                 TRANSAMERICA CORPORATION AND SUBSIDIARIES
                             _________________

                  CONSOLIDATED BALANCE SHEET (Continued)

                   Liabilities and Stockholders' Equity


                                                  March 31,    December 31,
                                                     1996          1995
Life insurance policy liabilities                 $28,563.5     $27,893.4
Notes and loans payable, principally of
  finance subsidiaries, of which $1,382.7
  in 1996 and $996.3 in 1995 matures
  within one year                                  10,640.3      10,337.8
Accounts payable and other liabilities              1,870.2       1,672.4
Income taxes                                          770.9       1,007.6
Separate account liabilities                        2,544.9       2,533.4

Minority interest in preferred securities
  of affiliate                                        200.0         200.0

Stockholders' equity:
  Preferred Stock ($100 par value):
    Authorized--1,200,000 shares; issuable
      in series, cumulative
    Outstanding--Dutch Auction Rate Trans-
      ferable Securities, 2,250 shares, at
      liquidation preference of $100,000
      per share, weighted average dividend
      rate of 3.96% in 1996 and 4.66% in 1995         225.0         225.0
    Outstanding--Series D, 180,091 shares in
      1996 and 1995, at liquidation preference
      of $500 per share, cumulative dividend
      rate of 8.5%                                     90.0          90.0
  Preference Stock (without par value)--
    5,000,000 shares authorized; none
    outstanding
  Common Stock ($1 par value):
    Authorized--150,000,000 shares
    Outstanding--67,678,057 shares in 1996
      and 67,989,508 shares in 1995, after
      deducting 12,060,405 shares and
      11,748,954 shares in treasury                    67.7          68.0
  Retained earnings                                 2,911.7       2,866.0
  Net unrealized gain on investments marked
    to fair value                                     575.2       1,079.9
  Foreign currency translation adjustments            (30.2)        (29.0)
                                                  _________     _________
                                                    3,839.4       4,299.9
                                                  _________     _________
                                                  $48,429.2     $47,944.5
                                                  =========     =========



(Amounts in millions except for share data)

                TRANSAMERICA CORPORATION AND SUBSIDIARIES
                             _______________

                    CONSOLIDATED STATEMENT OF INCOME


                                                     Three months ended
                                                          March 31,
                                                      1996        1995
REVENUES
Life insurance premiums and related
  income                                            $  456.9    $  425.5
Investment income                                      514.1       479.7
Finance charges and other fees                         293.6       270.1
Leasing revenues                                       173.8       169.0
Real estate and tax service revenues                    58.0        38.9
Gain on investment transactions                         13.0         3.1
Other                                                   23.8        34.2
                                                    ________    ________
                                                     1,533.2     1,420.5
EXPENSES
Life insurance benefits                                705.2       659.1
Life insurance underwriting, acquisition
  and other expenses                                   153.4       145.7
Leasing operating and maintenance costs                 92.9        89.0
Interest and debt expense                              177.3       168.3
Provision for losses on receivables                     33.2        25.9
Other, including administrative and general
  expenses                                             197.9       181.8
                                                    ________    ________
                                                     1,359.9     1,269.8
                                                    ________    ________
                                                       173.3       150.7
Income taxes                                            58.0        54.4
                                                    ________    ________
Net income                                          $  115.3    $   96.3
                                                    ========    ========
Earnings per share of common stock:
  Income before investment transactions                $1.51       $1.30
  Gain on investment transactions                       0.12        0.03
                                                       _____       _____
  Net income                                           $1.63       $1.33
                                                       =====       =====

Dividends per share of common stock                    $0.50       $0.50
                                                       =====       =====

Ratio of earnings to fixed charges                      1.94        1.86




(Dollar amounts in millions except for share data)

                TRANSAMERICA CORPORATION AND SUBSIDIARIES
                              ____________

               CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                     Three months ended
                                                          March 31,
                                                      1996        1995
Balance at beginning of year                        $2,866.0    $2,557.4
Net income                                             115.3        96.3
Dividends on common stock                              (33.7)      (34.6)
Dividends on preferred stock                            (4.4)       (4.6)
Treasury stock purchased                               (31.5)
                                                    ________    ________
Balance at end of period                            $2,911.7    $2,614.5
                                                    ========    ========




                  CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    Three months ended
                                                          March 31,
                                                      1996        1995
OPERATING ACTIVITIES
Net income                                         $   115.3   $    96.3
Adjustments to reconcile net income to net
    cash provided by operating activities:
  Increase in life insurance policy
    liabilities, excluding policyholder
    balances on interest-sensitive policies            334.3       107.6
  Amortization of policy acquisition costs              61.0        55.9
  Policy acquisition costs deferred                    (90.7)     (102.9)
  Depreciation and amortization                         78.6        71.4
  Other                                                (13.9)       85.6
                                                   _________   _________
  Net cash provided by operating activities            484.6       313.9

INVESTING ACTIVITIES
Finance receivables originated                      (4,148.2)   (4,840.7)
Finance receivables collected                        3,846.7     4,716.5
Purchase of investments                             (1,942.7)   (1,407.2)
Sales and maturities of investments                  1,188.6       663.7
Purchase of finance receivables and other
  assets from ITT Consumer Financial
  Corporation                                                   (1,027.3)
Other                                                  (57.5)     (175.7)
                                                   _________   _________
  Net cash used by investing activities             (1,113.1)   (2,070.7)

FINANCING ACTIVITIES
Proceeds from debt financing                         1,030.0     2,963.2
Payment of notes and loans                            (740.1)   (1,753.5)
Receipts from interest-sensitive policies
  credited to policyholder account balances          1,550.8     1,372.9
Return of policyholder balances on
  interest-sensitive policies                       (1,101.3)     (755.2)
Treasury stock purchases                               (51.0)      (19.9)
Other common stock transactions                         19.2         9.8
Purchase of preferred stock                                         (0.5)
Dividends                                              (38.1)      (39.2)
                                                   _________   _________
  Net cash provided by financing activities            669.5     1,777.6
                                                   _________   _________
Increase in cash and cash equivalents                   41.0        20.8
Cash and cash equivalents at beginning
  of year                                               67.6        64.3
                                                   _________   _________
Cash and cash equivalents at end of period         $   108.6   $    85.1
                                                   =========   =========


(Amounts in millions)

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.


Consolidated Results

     Transamerica's net income for the first quarter of 1996 increased $19 million (20%) compared to the first quarter of 1995.

     Net income for the first quarter of 1996 included net after tax gains from investment transactions aggregating $8.5 million compared to $2 million in the first quarter of 1995. Income before investment transactions increased $12.5 million (13%) due primarily to increases in life insurance, real estate and leasing operating results. Partially offsetting these increases were decreased commercial lending operating results and higher unallocated interest and other expenses.

     Gain on investment transactions, pretax, included in consolidated revenues, comprises (amounts in millions):

                                               Three months ended
                                                    March 31,
                                                  1996    1995

     Net gain on sale of investments             $ 9.6   $ 6.2
     Adjustment for impairment in value                   (3.9)
     Adjustment to amortization of
       deferred policy acquisition
       costs for realized investment
       transactions                                3.4     0.8
                                                 _____   _____
                                                 $13.0   $ 3.1
                                                 =====   =====


     The amortization of deferred policy acquisition costs is adjusted due to gains or losses realized on the sale of certain investments. The adjustment to the amortization of deferred policy acquisition costs is included in investment transactions as an offset to the related gains or losses. Investment transactions also reflected downward adjustments primarily for impairment in the value of certain nonperforming fixed maturity investments, mortgage loans, real estate investments and real estate acquired through foreclosure.

     On March 27, 1996 the life insurance operation exchanged $429.3 million of non investment grade bond investments for a like amount of higher rated notes issued by a special purpose subsidiary of Transamerica Corporation (parent company). The exchange resulted in a $7.8 million gain on investment transactions at the life insurance operation. This transaction had no effect on the consolidated financial statements of Transamerica Corporation.

                   REVENUES AND INCOME BY LINE OF BUSINESS

                                       Three months ended March 31,
                                      Revenues                 Income
                                  1996        1995         1996      1995
                                          (Amounts in millions)
Life insurance                  $  967.2    $  902.2      $ 72.8    $63.8
Gain (loss) on investment
  transactions                      19.6        (1.5)       12.8     (1.0)
                                ________    ________      ______    _____
Total life insurance               986.8       900.7        85.6     62.8

Consumer lending                   198.1       171.8        17.8     17.7
Commercial lending                 104.6       110.8        14.5     18.0
Leasing                            181.9       175.7        18.8     16.3
Amortization of goodwill                                    (3.3)    (3.3)
                                ________    ________      ______    _____
Total finance                      484.6       458.3        47.8     48.7

Real estate services                66.6        46.4         9.6      2.7
Gain on investment trans-
  actions                            6.0         6.4         3.5      3.0
                                ________    ________      ______    _____
Total real estate services*         72.6        52.8        13.1      5.7

Unallocated interest and
  other expenses*                               13.5       (23.4)   (20.9)

Consolidation eliminations         (10.8)       (4.8)       (7.8)
                                ________    ________      ______    _____
Total revenues and net income   $1,533.2    $1,420.5      $115.3    $96.3
                                ========    ========      ======    =====


*Certain 1995 amounts have been reclassified between real estate services and unallocated interest and other expenses to conform to the 1996 presentation.


Life Insurance

     Net income from life insurance operations for the first quarter of 1996 increased $22.8 million (36%) over the first quarter of 1995. Net income included a net after tax gain from investment transactions of $12.8 million in the first quarter of 1996 compared to a net after tax loss of $1 million in the first quarter of 1995.

     Income before investment transactions increased $9 million (14%) in the first quarter of 1996 over the first quarter of 1995. The life insurance, structured settlements, group pension, Canadian and corporate and other lines all experienced increases in income before investment transactions in the first quarter of 1996 primarily as a result of increased fee income due to a larger base of interest-sensitive policies and maintained interest spreads on a growing asset base. The annuities line benefited from higher interest spreads but experienced a slight decrease in income before investment transactions in the first quarter of 1996 compared to the first quarter of 1995 primarily as a result of higher operating expenses due primarily to the relocation of a portion of the operation to Charlotte, North Carolina. Income before investment transactions for the reinsurance line decreased as a result of lower premium revenues during the first quarter of 1996 compared to the first quarter of 1995.

     Investment transactions for the first quarter of 1996 included an after tax gain of $10.5 million realized on the sale of investments compared to $1 million in the first quarter of 1995. The $10.5 million after tax gain for the first quarter of 1996 included an after tax gain of $7.8 million resulting from a transaction with a special purpose subsidiary of Transamerica Corporation where certain below investment grade bonds were exchanged for collateralized higher rated bond obligations issued by the special purpose subsidiary. In the first quarters of 1996 and 1995 investment transactions related to investments backing interest-sensitive products resulted in losses. The adjustment to the amortization of deferred policy acquisition costs reduced the losses by $2.2 million and $600,000 after tax. Investment transactions in the first quarter of 1995 also reflected a downward adjustment of $2.6 million after tax primarily for impairment in the value of certain below investment grade fixed maturity investments. There were no such downward adjustments in the first quarter of 1996.

     Premiums and related income increased $31.4 million (7%) for the first quarter of 1996 over the first quarter of 1995 due primarily to an increase in fees from interest-sensitive policies and certain other income from reinsurance transactions.

     Net investment income increased $33.6 million (7%) for the first quarter of 1996 over the first quarter of 1995 due primarily to increased investments.

     Life insurance benefit costs and expenses increased $53.8 million (7%) for the first quarter of 1996 compared to the first quarter of 1995 principally due to increases in benefits paid or provided attributable to the larger base of life insurance and annuities in force.

     Cash provided by operations for the first quarter of 1996 increased $102.6 million (60%) over the first quarter of 1995 principally due to increased investment income from asset growth and the timing in the settlement of certain receivables and payables, including reinsurance receivables and payables. The life insurance operation continues to maintain a sufficiently liquid portfolio to cover its operating requirements, with remaining funds being invested in longer term securities.

Consumer Lending

     Consumer lending net income for the first quarter of 1996 was $17.8 million compared to $17.6 million for the first quarter of 1995. Consumer lending income before the amortization of goodwill for the first quarter of 1996 was $17.8 million compared to $17.7 million for the first quarter of 1995.

     Consumer lending income before the amortization of goodwill for the first quarter of 1996 rose $100,000 (1%) from the first quarter of 1995. The rise was due to increased revenues on higher average receivables outstanding that offset higher interest and other operating expenses and a larger provision for loan losses.

     Revenues increased $26.3 million (15%) in the first quarter of 1996 over the comparable year ago period due to the effects of a $554.5 million (13%) increase in average net receivables outstanding, which resulted primarily from the March 31, 1995 acquisition of approximately $1 billion in home equity loans from ITT Consumer Financial Corporation (ITT).

     Interest expense increased $7.8 million (11%) for the first quarter of 1996 compared to the year ago period as the impact of the higher average outstandings offset reduced borrowing rates. Other operating expenses in the first quarter of 1996 increased $12.3 million (23%) over the first quarter of 1995 due primarily to increased expenses on disposition of repossessed assets, amortization of intangibles acquired in the ITT acquisition and increased advertising costs.

     The provision for losses on receivables increased $6.1 million (30%) in the first quarter of 1996 compared to the first three months of 1995 due to an increase in net credit losses and an increase in the allowance for losses relating to the non real estate portfolio (discussed below) offset in part by the effects of a decrease in outstanding receivables, but declined $6.4 million (19%) from the fourth quarter of 1995 which included higher writeoffs due to the consolidation and acceleration of California foreclosure activity.

     Net credit losses in the first quarter of 1996 rose $15.3 million (81%) over the same quarter a year ago. Net credit losses in the first quarter of 1996 included $8.1 million relating to the ITT portfolio. Excluding the effects of the ITT portfolio, net credit losses in the first quarter of 1996 were $500,000 (4%) lower in the real estate portfolio but $7.7 million (100%) higher in the non real estate portfolio. The non real estate receivable portfolio has been affected by increasing levels of consumer bankruptcies. Net credit losses as a percentage of average net outstandings were 2.81% in the first quarter of 1996 versus 1.75% in the first quarter of 1995. The increase in the percentage was affected by lower outstanding receivables at March 31, 1996, in addition to the higher amounts of credit losses. There were no net credit losses on the ITT portfolio in the first quarter of 1995. Because future credit losses will depend on factors such as economic conditions and the state of the real estate market, particularly in California, the extent and timing of any change in the recent trend remains uncertain.

     Net consumer finance receivables at March 31, 1996 and December 31, 1995 were $4.8 billion and $5.2 billion of which $3.9 billion and $4 billion were real estate secured loans, principally first and second mortgages secured by residential properties. Approximately 37% of the real estate secured loans were located in California. The decrease in net receivables was primarily due to the continuing runoff of the ITT loan portfolio.

     Delinquent finance receivables, which are defined as receivables contractually past due 60 days or more, were $147 million (2.92% of finance receivables outstanding) at March 31, 1996 compared to $143.6 million (2.79% of finance receivables outstanding) at December 31, 1995. Approximately one half of the increase in the delinquency percentages is due to the effects of lower outstanding receivables at March 31, 1996, with the remainder caused by an increase in delinquency in the real estate portfolio of $5.2 million (5%) and a decrease in delinquency in the non real estate portfolio of $1.8 million (4%).

     Management has established an allowance for losses equal to 3.07% of net consumer finance receivables outstanding at March 31, 1996 compared to 3.32% at December 31, 1995; the decrease in the percentage reflects $8.1 million in chargeoffs that had been anticipated on the ITT portfolio offset in part by an increase in the allowance percentage on the non ITT portfolio from 2.83% to 2.88% which management considered to be prudent based on continued high credit losses in the non real estate portfolio. Also contributing to the decrease in the allowance percentage was an adjustment to the ITT purchase price allocation in the first quarter of 1996 which had the effect of reducing the allowance for losses on receivables by $8.1 million.

     Accrual of interest and other finance charges is suspended on accounts that become contractually past due more than 29 days. At March 31, 1996 and December 31, 1995 such nonearning receivables, which exclude accounts in foreclosure, amounted to $302.6 million and $308 million. Payments received on accounts while in nonaccrual status are applied to principal and interest income according to the terms of the loan.

     When foreclosure proceedings begin on an account secured by real estate, the account is moved from finance receivables to other assets and is written down to the lower of the account balance or the fair value of the collateral less estimated selling costs. After foreclosure, repossessed assets are carried at the lower of cost or fair value less estimated selling costs. Accounts in foreclosure and repossessed assets held for sale totaled $200.2 million at March 31, 1996, of which 64% pertained to California, compared to $207.3 million at December 31, 1995, of which 69% pertained to California. Because future improvements may be impacted by factors such as economic conditions and the state of the real estate market, particularly in California, the extent and timing of any change in the trend of foreclosures and repossessed assets remains uncertain.

Commercial Lending

     Commercial lending net income for the first quarter of 1996 was $11.7 million compared to $15.3 million for the first quarter of 1995. Commercial lending income before the amortization of goodwill was $14.5 million in the first quarter of 1996 compared to $18 million in the first quarter of 1995. Income, before the amortization of goodwill, for the first quarter of 1996 decreased $3.5 million (20%) from the first quarter of 1995. The decrease was primarily due to the inclusion in the 1995 quarter of a $2.8 million after tax gain on the sale of the consumer rediscount loan portfolio. Higher operating expenses and provision for losses on receivables during the first quarter of 1996 also contributed to the decrease. Margins were enhanced during the first quarter of 1996 due to the higher spread between the indices at which the commercial lending operation lent to customers versus the indices at which funds were borrowed.

     Revenues in the first quarter of 1996 decreased $6.2 million (6%) from 1995 primarily due to the gain on sale of the rediscount loan portfolio in 1995 and a lower average portfolio yield attributable to lower interest rates in 1996 offset in part by higher average receivables outstanding.

     Interest expense decreased $2.6 million (7%) in the first quarter of 1996 due to a lower average interest rate on borrowings. Operating expenses increased $2.0 million (5%) mainly as a result of a $1.3 million ($800,000 after tax) provision for settlement of a legal matter and expenses incurred in the equipment finance and lease division which began operations in the second quarter of 1995. The increases were offset in part by reduced expenses incurred in the management of the liquidating receivables and assets held for sale which were disposed of in 1995. The provision for losses on receivables increased $1.2 million (24%) due to a reserve established on a single account in the insurance premium finance portfolio. Credit losses, net of recoveries, on an annualized basis as a percentage of average net receivables outstanding were 0.09% for the first quarter of 1996 compared to 0.71% for the first quarter of 1995. The decline was primarily due to the relatively higher level of credit losses related to the consumer rediscount portfolio which was sold during the first quarter of 1995.

     Net commercial finance receivables outstanding increased $327.1 million (11%) in 1996 from December 31, 1995. Net receivables increased in each of the core businesses with the largest increase due to seasonal growth in the inventory finance group. Management has established an allowance for losses equal to 2.43% of net commercial finance receivables outstanding as of March 31, 1996 compared to 2.51% at December 31, 1995.

     Delinquent receivables are defined as the instalment balance for inventory finance and asset based lending receivables and the outstanding loan balance for all other receivables over 60 days past due. Delinquent receivables were $15.2 million (0.44% of receivables outstanding) at March 31, 1996 compared to $11.1 million (0.35% of receivables outstanding) at December 31, 1995.

     Nonearning receivables are defined as balances from borrowers that are over 90 days delinquent or at such earlier time as full collectibility becomes doubtful. Accrual of finance charges is suspended on nonearning receivables until such time as past due accounts are collected. Nonearning receivables were $23.7 million (0.68% of receivables outstanding) at March 31, 1996 compared to $18 million (0.57% of receivables outstanding) at December 31, 1995. The increase in delinquent and nonearning receivables was primarily attributable to the single account in the insurance premium finance portfolio referred to above.

Leasing

     Leasing net income for the first quarter of 1996 was $18.3 million compared to $15.8 million for the first quarter of 1995. Leasing income before the amortization of goodwill was $18.8 million in the first quarter of 1996 compared to $16.3 million in the first quarter of 1995. Leasing income before the amortization of goodwill for the first quarter of 1996 increased $2.5 million (15%) over the first quarter of 1995 mainly due to a favorable resolution of an outstanding state tax issue amounting to $2.6 million. Excluding the resolution of the state tax issue, earnings for the first quarter of 1996 were flat. Earnings increased due to more on-hire units in the refrigerated container, tank container and European trailer lines of business and a larger portfolio of finance leases. These increases were offset by lower earnings which resulted from lower standard container and chassis utilization and per diem rates, plus a decline in rail trailer earnings due to a smaller fleet size.

     Revenue for the first quarter of 1996 increased $6.2 million (3%) over the first quarter of 1995. The increase was primarily due to a larger on-hire fleet of standard, refrigerated and tank containers, chassis and European trailers. Revenue also increased due to a larger portfolio of finance leases. Partially offsetting these revenue increases were lower revenues resulting from lower per diem rates and utilization for standard container and chassis. Rail trailer also reported lower revenues due to a smaller fleet size and less on-hire units.

     Expenses for the first quarter of 1996 increased $7.0 million (5%) over the first quarter of 1995 mainly due to higher ownership and operating costs of the larger refrigerated container, chassis and European trailer fleets.

     The combined utilization of standard containers, refrigerated containers, domestic containers, tank containers and chassis averaged 81% for the first quarter of 1996 compared to 84% in the first quarter of 1995. Rail trailer utilization was 79% for the first quarter of 1996 compared to 78% in the first quarter of 1995. European trailer utilization was 92% for the first quarter of 1996 compared to 96% in the first quarter of 1995.

Real Estate Services

     Real estate services comprise Transamerica's real estate tax, investment management and other related services.

     Net income for the first quarter of 1996 increased $7.4 million (130%) over the first quarter of 1995 primarily due to an increase in real estate tax service revenues caused by higher mortgage refinancings resulting from lower interest rates. Net income included after tax gains from investment transactions in the first quarter of 1996 and 1995 of $3.5 million and $3 million.

     Revenues for the first quarter of 1996 increased $19.8 million (38%) over the first quarter of 1995 as a result of increased business at the real estate tax service operation.

Unallocated Interest and Other Expenses

     Unallocated interest and expenses, after related income taxes, for the first three months of 1996 increased $2.5 million. The increase was primarily due to income from Criterion Investment Management Company (Criterion) which was included in the first quarter of 1995 results. Criterion was sold on May 2, 1995.

Corporate Liquidity and Capital Requirements

     Transamerica Corporation receives funds from its subsidiaries in the form of dividends, income taxes and interest on loans. The Corporation uses these funds to pay dividends to its stockholders or purchase treasury shares, reinvest in the operations of its subsidiaries and pay corporate interest, expenses and taxes. Reinvested funds are allocated among subsidiaries on the basis of expected returns, creation of shareholder value and capital needs. Reinvestment may be accomplished by allowing a subsidiary to retain all or a portion of its earnings, or by making capital contributions or loans.

     The Corporation also borrows funds to finance acquisitions or to lend to certain of its subsidiaries to finance their working capital needs. Subsidiaries are required to maintain prudent financial ratios consistent with other companies in their respective industries and retain the capacity through committed credit lines to repay working capital loans from the Corporation.

     On March 21, 1996, Transamerica announced that its board of directors had authorized additional purchases of up to 2 million shares of the company's common stock of which 48,200 had been purchased by March 31, 1996. As a result of this, and other previously announced share purchase programs, during the first quarter of 1996 Transamerica purchased 603,200 shares for $46 million.

Investment Portfolio

     Transamerica, principally through its life insurance subsidiaries, maintains an investment portfolio aggregating $27.7 billion at March 31, 1995, of which $25.7 billion was invested in fixed maturities. At March 31, 1996, 96.3% of the fixed maturities was rated as "investment grade" with an additional 2.7% in the BB category or its equivalent. The amortized cost of fixed maturities was $24.8 billion resulting in a net unrealized gain position, before the effects of income taxes, of $902.9 million at March 31, 1996. Fixed maturity investments are generally held for long-term investment and used primarily to support life insurance policy liabilities. The amortized cost of delinquent below investment grade securities, before provision for impairment in value, was $2.1 million at March 31, 1996 compared to $6.9 million at December 31, 1995. Adjustment for impairment in value has been made to reduce the amortized cost of certain fixed maturity investments by $67.6 million at March 31, 1996 and $71.4 million at December 31, 1995.

     In addition to the investments in fixed maturities, $656.6 million (2.4% of the investment portfolio), net of allowance for losses of $48.6 million, was invested in mortgage loans and real estate including $607.7 million in commercial mortgage loans, $81.4 million in real estate investments, $15.8 million in foreclosed real estate, and $300,000 in residential mortgage loans. Problem loans, defined as restructured loans yielding less than 8% and delinquent loans, totaled $10.4 million at March 31, 1996. Problem loans increased $6.5 million from December 31, 1995 to March 31, 1996 due to the bankruptcy of one borrower. Allowances for possible losses of $48.6 million at March 31, 1996 and $48.8 million at December 31, 1995 have been established to cover possible losses from mortgage loans and real estate investments.

     The net unrealized gain/loss from investments marked to fair value, after related taxes and deferred acquisition cost adjustments, which is included in stockholders' equity deteriorated $504.6 million during the first quarter of 1996 and improved $346.1 million in the comparable 1995 period. These changes were primarily due to the effects of changing interest rates on the fair value of the fixed maturity portfolio.

Derivatives

     The operations of Transamerica are subject to risk of interest rate fluctuations to the extent that there is a difference between the cash flows from Transamerica's interest-earning assets and the cash flows related to its liabilities that mature or are repriced in specified periods. In the normal course of its operations, Transamerica hedges some of its interest rate risk with derivative financial instruments. These derivatives comprise primarily interest rate swap agreements, interest rate floor agreements, interest rate cap agreements and options to enter into interest rate swap agreements (swaptions).

     Derivative financial instruments with a notional amount of $4,689.8 million at March 31, 1996 and $1,000.7 million at December 31, 1995 and designated as hedges of Transamerica's investment portfolio were outstanding. In addition, derivative financial instruments with a notional amount of $2,449.2 million at March 31, 1996 and $3,738.2 million at December 31, 1995 and designated as hedges of Transamerica's liabilities were outstanding. The change in the notional amount outstanding of both asset and liability hedges reflects additional derivative contracts entered into and redesignation of certain of Transamerica's outstanding derivative contracts from liability hedges to asset hedges to better reflect for accounting purposes the match of the derivative and the underlying hedged risk.

     While Transamerica is exposed to credit risk in the event of nonperformance by the other party, nonperformance is not anticipated due to the credit rating of the counterparties. At March 31, 1996, the derivative financial instruments discussed above were issued by financial institutions rated A or better by one or more of the major credit rating agencies. The fair value of Transamerica's derivative financial instruments at March 31, 1996 and December 31, 1995 was a net benefit of $71.1 million and $79.9 million comprising agreements with aggregate gross benefits of $108.5 million and $122,5 million and agreements with aggregate gross obligations of $37.4 million and $42.6 million.

Part II. Other Information

Item 4. Submission of Matters to a Vote of Security Holders.

     At the Corporation's Annual Meeting of Stockholders held on April 25, 1996, its stockholders voted on a number of proposals and nominations. Results of these proposals and nominations were:


                               Votes        Votes      Votes                      Broker--
                                For        Against    Withheld     Abstentions    Non--Votes
Nomination for director:
  Samuel L. Ginn             60,346,997                 805,405
  Frank C. Herringer         59,988,430               1,163,972
  Charles R. Schwab          60,048,589               1,103,813

Election of auditors         60,672,644      252,773                  226,985

Stockholder Proposal
  on Redemption, or
  Submission to a
  Stockholder Vote, of
  the Stock Purchase
  Rights Plan Adopted
  in 1986*                   17,611,912   37,027,828                1,416,258     5,096,404


*Stockholder did not present the proposal for action at the meeting.




     A total of 61,152,402 shares were present in person or by proxy at the Annual Meeting.

Item 6.  Exhibits and Reports on Form 8-K.

     (a)   Exhibits.

           11    Statement Re: Computation of Per Share Earnings.
           12    Computation of Ratio of Earnings to Fixed Charges.
           27    Financial Data Schedule.

     (b)   Reports on Form 8-K.  None.


                                 Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSAMERICA CORPORATION
(Registrant)

Burton E. Broome
Vice President and Controller
(Chief Accounting Officer)

Date:  May 10, 1996

                                                        EXHIBIT 11


           STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      TRANSAMERICA CORPORATION


                                        Three months ended March 31,
                                              1996        1995
                                        (Dollar amounts in millions,
                                           except for share data)
Primary

Average shares outstanding                     67.9        69.2
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                    1.7*        1.3*
                                               ____        ____
                                  TOTAL        69.6        70.5
                                               ====        ====

Net income                                   $115.3      $ 96.3
Preferred dividends                            (4.4)       (4.6)
                                             ______      ______
Net income to common                         $110.9      $ 91.7
                                             ======      ======

Per share amount                              $1.63       $1.33
                                              =====       =====

Fully Diluted

Average shares outstanding                     67.9        69.2
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter end
  if higher than the average market
  price for three months                        1.7*        1.7*
                                               ____        ____
                                  TOTAL        69.6        70.9
                                               ====        ====

Net income                                   $115.3      $ 96.3
Preferred dividends                            (4.4)       (4.6)
                                             ______      ______
Net income to common                         $110.9      $ 91.7
                                             ======      ======

Per share amount                              $1.63       $1.33
                                              =====       =====


*Not included in per share calculation because effect is less than 3%.

                                            EXHIBIT 12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $177.3       $168.3
  One-third of rental expense           6.3          6.0
                                     ______       ______
    Total                            $183.6       $174.3
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $115.3       $ 96.3
  Provision for income taxes           58.0         54.4
  Fixed charges                       183.6        174.3
                                     ______       ______
    Total                            $356.9       $325.0
                                     ======       ======

Ratio of earnings to fixed
  charges                              1.94         1.86
                                       ====         ====


[ARTICLE]     5
[MULTIPLIER]  1,000,000

[PERIOD-TYPE]                3-MOS
[FISCAL-YEAR-END]                   DEC-31-1996
[PERIOD-END]                        MAR-31-1996
[CASH]                                      109
[SECURITIES]                                774
[RECEIVABLES]                             3,398
[ALLOWANCES]                                  0
[INVENTORY]                                   0
[CURRENT-ASSETS]                              0
[PP&E]                                    3,268
[DEPRECIATION]                            1,172
[TOTAL-ASSETS]                           48,429
[CURRENT-LIABILITIES]                         0
[BONDS]                                       0
[PREFERRED-MANDATORY]                         0
[PREFERRED]                                 315
[COMMON]                                     68
[OTHER-SE]                                3,456
[TOTAL-LIABILITY-AND-EQUITY]             48,429
[SALES]                                       0
[TOTAL-REVENUES]                          1,533
[CGS]                                         0
[TOTAL-COSTS]                               951
[OTHER-EXPENSES]                              0
[LOSS-PROVISION]                             33
[INTEREST-EXPENSE]                          177
[INCOME-PRETAX]                             173
[INCOME-TAX]                                 58
[INCOME-CONTINUING]                         115
[DISCONTINUED]                                0
[EXTRAORDINARY]                               0
[CHANGES]                                     0
[NET-INCOME]                                115
[EPS-PRIMARY]                              1.63
[EPS-DILUTED]                              1.63

[ARTICLE] 5
(LEGEND)
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED FINANCIAL STATEMENTS OF TRANS OCEAN LTD. CORPORATION FOR THE PERIOD ENDED JUNE 30, 1996 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
(/LEGEND)
[MULTIPLIER] 1
[CURRENCY]

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               JUN-30-1996
[CASH]                                      15,139,000
[SECURITIES]                                         0
[RECEIVABLES]                               42,942,000
[ALLOWANCES]                                 1,474,000
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                     409,453,000
[DEPRECIATION]                              60,852,000
[TOTAL-ASSETS]                             421,747,000
[CURRENT-LIABILITIES]                                0
[BONDS]                                     75,000,000
[PREFERRED-MANDATORY]                        3,603,000
[PREFERRED]                                          0
[COMMON]                                         1,000
[OTHER-SE]                                  34,344,000
[TOTAL-LIABILITY-AND-EQUITY]               421,747,000
[SALES]                                              0
[TOTAL-REVENUES]                            87,417,000
[CGS]                                                0
[TOTAL-COSTS]                               84,575,000
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                               265,000
[INTEREST-EXPENSE]                          12,815,000
[INCOME-PRETAX]                              2,842,000
[INCOME-TAX]                                 1,085,000
[INCOME-CONTINUING]                          1,757,000
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 1,757,000
[EPS-PRIMARY]                                        0
[EPS-DILUTED]                                        0

                                    ANNEX D2

                        TRANSAMERICA QUARTERLY REPORT ON
                      FORM 10-Q FOR SECOND QUARTER OF 1996

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------


                                    FORM 10-Q

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For Quarterly Period Ended June 30, 1996


Commission File Number 1-2964

                               ------------------


                            TRANSAMERICA CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                           94-0932740
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                              600 Montgomery Street
                         San Francisco, California 94111
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (4l5) 983-4000
              (Registrant's telephone number, including area code)




         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes  X     No

         Number of shares of Common Stock, $1 par value, outstanding as of close of business on July 31, 1996: 66,160,481 shares, after deducting 13,577,981 shares in treasury.

                                   TRANSAMERICA CORPORATION

                                           FORM 10-Q

Part I.  Financial Information

Item 1.  Financial Statements.


         The following unaudited consolidated financial statements of Transamerica Corporation and Subsidiaries, for the periods ended June 30, 1996 and 1995, do not include complete financial information and should be read in conjunction with the Consolidated Financial Statements filed with the Commission in Transamerica's Annual Report on Form 10-K for the year ended December 31, 1995. The financial information presented in the financial statements included in this report reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results for the entire year for most of the Corporation's businesses.


                                    * * * * *

         The consolidated ratios of earnings to fixed charges were computed by dividing income before fixed charges and income taxes by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                                  -------------

                           CONSOLIDATED BALANCE SHEET

                                     Assets


                                                   June 30,      December 31,
                                                     1996            1995

Investments, principally of life
  insurance subsidiaries:
    Fixed maturities                               $25,622.8       $26,076.1
    Equity securities                                  829.6           703.2
    Mortgage loans and real estate                     771.3           594.5
    Loans to life insurance policyholders              420.8           426.4
    Short-term investments                             169.3           226.5
                                                   ---------       ---------
                                                    27,813.8        28,026.7

Finance receivables                                  8,241.7         8,287.8
Less unearned fees ($257.7 in 1996
    and $289.7 in 1995) and allowance for
    losses                                             517.5           529.7
                                                   ---------       ---------
                                                     7,724.2         7,758.1

Cash and cash equivalents                               92.1            67.6
Trade and other accounts receivable                  2,016.0         3,130.1
Property and equipment, less accumulated
        depreciation of $1,230.9 in 1996 and
        $1,140.6 in 1995:
    Land, buildings and equipment                      443.7           411.5
    Equipment held for lease                         2,874.4         2,862.0
Deferred policy acquisition costs                    2,214.5         1,974.2
Separate account assets                              2,836.8         2,533.4
Goodwill, less accumulated amortization of
    $137.4 in 1996 and $130.8 in 1995                  395.9           402.4
Other assets                                           812.7           778.5
                                                   ---------       ---------
                                                   $47,224.1       $47,944.5
                                                   =========       =========

(Amounts in millions)

                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                                -----------------

                     CONSOLIDATED BALANCE SHEET (Continued)

                      Liabilities and Stockholders' Equity


                                                                                         June 30,              December 31,
                                                                                           1996                    1995

Life insurance policy liabilities                                                       $27,823.5                $27,893.4
Notes and loans payable, principally of
    finance subsidiaries, of which $1,492.3
    in 1996 and $996.3 in 1995 matures
    within one year                                                                      10,388.9                 10,337.8
Accounts payable and other liabilities                                                    1,624.7                  1,672.4
Income taxes                                                                                713.1                  1,007.6
Separate account liabilities                                                              2,836.8                  2,533.4

Minority interest in preferred securities
    of affiliate                                                                            200.0                    200.0

Stockholders' equity:
    Preferred Stock ($100 par value):
        Authorized--1,200,000 shares; issuable
          in series, cumulative
        Outstanding--Dutch Auction Rate Transferable Securities, 2,250 shares, at liquidation preference of $100,000 per share, weighted average dividend
          rate of 4.04% in 1996 and 4.66% in 1995                                           225.0                    225.0
        Outstanding--Series D, 180,091 shares, at
           liquidation preference of $500 per share,
           cumulative dividend rate of 8.5%                                                  90.0                     90.0
    Preference Stock (without par value)--
        5,000,000 shares authorized; none
        outstanding
    Common Stock ($1 par value):
        Authorized--150,000,000 shares
        Outstanding--66,409,256 shares in 1996
          and 67,989,508 shares in 1995, after
           deducting 13,329,206 shares and
           11,748,954 shares in treasury                                                     66.4                     68.0
    Retained earnings                                                                     2,876.9                  2,866.0
    Net unrealized gain on investments marked
        to fair value                                                                       409.8                  1,079.9
    Foreign currency translation adjustments                                                (31.0)                   (29.0)
                                                                                        ---------                ---------
                                                                                          3,637.1                  4,299.9
                                                                                        ---------                ---------
                                                                                        $47,224.1                $47,944.5
                                                                                        =========                =========

(Amounts in millions except for share data)


                           TRANSAMERICA CORPORATION AND SUBSIDIARIES
                                        ---------------

                               CONSOLIDATED STATEMENT OF INCOME


                                                             Six months ended              Three months ended
                                                                  June 30,                        June 30,
                                                            1996            1995            1996            1995
REVENUES
Investment income                                        $ 1,036.6       $   975.2       $   522.5       $   495.5
Life insurance premiums and related
   income                                                    842.6           930.6           425.2           505.1
Finance charges and other fees                               587.1           571.5           293.5           301.4
Leasing revenues                                             347.7           343.0           173.9           174.0
Real estate and tax service revenues                         119.5            93.6            61.5            50.6
Gain on investment transactions                               29.6            13.3            16.6            10.2
Other                                                         45.6            74.3            21.8            44.2
                                                         ---------       ---------       ---------       ---------
                                                           3,008.7         3,001.5         1,515.0         1,581.0
EXPENSES
Life insurance benefits                                    1,325.0         1,415.1           659.3           756.0
Life insurance underwriting, acquisition
   and other expenses                                        316.3           279.8           162.9           134.1
Interest and debt expense                                    352.5           354.1           175.2           185.8
Leasing operating and maintenance costs                      183.0           179.3            90.1            90.3
Provision for losses on receivables                          101.5            51.4            68.3            25.5
Other, including administrative and general
   expenses                                                  394.5           371.8           196.6           190.0
                                                         ---------       ---------       ---------       ---------
                                                           2,672.8         2,651.5         1,352.4         1,381.7
                                                         ---------       ---------       ---------       ---------
                                                             335.9           350.0           162.6           199.3
Income taxes                                                 114.7           135.9            56.7            81.5
                                                         ---------       ---------       ---------       ---------
Net income                                               $   221.2       $   214.1       $   105.9       $   117.8
                                                         =========       =========       =========       =========

Earnings per share of common stock (based on
   weighted average number of shares outstanding
   for the six months ended June 30, 1996 and 1995
   of 67,477,000 and 69,146,000 and for the three
   months then ended of 67,073,000 and 69,146,000
   after deduction of preferred dividends):
     Income before gain on investment
       transactions                                      $    2.87       $    2.84       $    1.36       $    1.54
     Gain on investment transactions                          0.28            0.12            0.16            0.09
                                                         ---------       ---------       ---------       ---------
     Net income                                          $    3.15       $    2.96       $    1.52       $    1.63
                                                         =========       =========       =========       =========
Dividends per share of common stock                      $    1.00       $    1.00       $    0.50       $    0.50
                                                         =========       =========       =========       =========

Ratio of earnings to fixed charges                            1.92            1.95

(Dollar amounts in millions except for share data)

Page 6
                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                                  ------------

                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                                                Six months ended
                                                                                     June 30,
                                                                               1996             1995

Balance at beginning of year                                                 $2,866.0         $2,557.4
Net income                                                                      221.2            214.1
Dividends on common stock                                                       (66.9)           (69.0)
Dividends on preferred stock                                                     (8.6)            (9.1)
Treasury stock purchased                                                       (134.8)
                                                                             --------         --------
Balance at end of period                                                     $2,876.9         $2,693.4
                                                                             ========         ========


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                Six months ended
                                                                                     June 30,
                                                                               1996             1995
OPERATING ACTIVITIES
Net income                                                                   $  221.2         $  214.1
Adjustments to reconcile net income
      to net cash provided by operating
      activities:
   Increase in life insurance policy
      liabilities, excluding policyholder
      balances on interest-sensitive policies                                   659.4            524.3
   Amortization of policy acquisition costs                                     118.9            109.0
   Policy acquisition costs deferred                                           (177.0)          (201.0)
   Depreciation and amortization                                                154.7            149.8
   Other                                                                       (107.7)           (67.6)
                                                                             --------         --------
   Net cash provided by operations                                              869.5            728.6

INVESTING ACTIVITIES
Finance receivables originated                                               (8,683.0)        (9,169.9)
Finance receivables collected                                                 8,544.1          9,156.6
Purchase of investments                                                      (4,222.4)        (2,671.0)
Sales and maturities of investments                                           3,164.6          1,464.5
Purchase of finance receivables and other
   assets from ITT Consumer Financial
   Corporation                                                                                (1,027.3)
Other                                                                          (102.1)          (261.8)
                                                                             --------         --------
   Net cash used by investing activities                                     (1,298.8)        (2,508.9)

FINANCING ACTIVITIES
Proceeds from debt financing                                                  3,062.6          5,313.4
Payment of notes and loans                                                   (3,021.3)        (4,250.2)
Receipts from interest-sensitive policies
   credited to policyholder account balances                                  2,810.0          2,376.0
Return of policyholder balances on
   interest-sensitive policies                                               (2,185.5)        (1,476.6)
Treasury stock purchased                                                       (169.1)           (71.3)
Other common stock transactions                                                  32.6             22.9
Purchase of preferred stock                                                                       (0.8)
Dividends                                                                       (75.5)           (78.1)
                                                                             --------         --------
   Net cash provided by financing activities                                    453.8          1,835.3
                                                                             --------         --------
Increase in cash and cash equivalents                                            24.5             55.0
Cash and cash equivalents at beginning
   of year                                                                       67.6             64.3
                                                                             --------         --------
Cash and cash equivalents at end of period                                   $   92.1         $  119.3
                                                                             ========         ========

(Amounts in millions)

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Consolidated Results

        Transamerica's net income for the first half of 1996 increased $7.1 million (3%), compared to the first half of 1995. Net income for the first half of 1996 included net after tax gains from investment transactions aggregating $19.2 million compared to $8.6 million in the first half of 1995. In the first half of 1996 Transamerica's income before gain on investment transactions decreased $3.5 million (2%) due primarily to declines in consumer lending operating results and higher unallocated interest and expenses. Substantially offsetting these declines were improvements in life insurance, real estate services and leasing operating results.

        Transamerica's net income for the second quarter of 1996 decreased $11.9 million (10%) compared to the second quarter of 1995. Net income for the second quarter of 1996 included net after tax gains from investment transactions aggregating $10.7 million compared to $6.6 million in the second quarter of 1995. In the second quarter of 1996 Transamerica's income before investment transactions decreased $16 million (14%) due primarily to a decline in consumer lending operating results and higher unallocated interest and expenses. Partially offsetting these declines were increases in life insurance, real estate services and commercial lending operating results.

        Gain (loss) on investment transactions, pretax, included in consolidated revenues, comprised (amounts in millions):

                                           Six months ended             Three months ended
                                                June 30,                     June 30,
                                          1996           1995           1996           1995
Net gain on sale of investments          $  27.6        $  22.6        $  18.0        $  16.3
Adjustment for impairment in value          (1.2)          (6.7)          (1.2)          (2.7)
Adjustment to amortization of
  deferred policy acquisition
  costs for realized investment
  transactions                               3.2           (2.6)          (0.2)          (3.4)
                                         -------        -------        -------        -------
                                         $  29.6        $  13.3        $  16.6        $  10.2
                                         =======        =======        =======        =======


        The amortization of deferred policy acquisition costs is adjusted due to losses or gains realized on the sale of certain investments. The adjustment to the amortization of deferred policy acquisition costs is included in investment transactions as an offset to the related gains or losses. Investment transactions also reflected downward adjustments primarily for impairment in the value of certain nonperforming fixed maturity investments, mortgage loans, real estate investments and real estate acquired through foreclosure.

                     REVENUES AND INCOME BY LINE OF BUSINESS

                                               Six months ended June 30,                         Second quarter
                                      Revenues                         Income                        Income
                                 1996            1995            1996           1995           1996           1995
                                                                (Amounts in millions)

Life insurance                 $1,869.2        $1,898.2        $  152.3       $  135.1       $   79.5       $   71.3
Gain on investment
  transactions                     25.4             1.5            16.5            1.0            3.7            2.0
                               --------        --------        --------       --------       --------       --------
Total life insurance            1,894.6         1,899.7           168.8          136.1           83.2           73.3

Consumer lending                  392.3           375.7            13.1           40.6           (4.7)          22.9
Commercial lending                211.6           217.7            32.7           33.0           18.2           15.0
Leasing                           363.8           357.8            37.7           35.1           18.9           18.8
Amortization of goodwill                                           (6.5)          (6.5)          (3.2)          (3.2)
                               --------        --------        --------       --------       --------       --------
Total finance                     967.7           951.2            77.0          102.2           29.2           53.5

Real estate services              148.9           101.9            21.3            8.7           11.7            6.0
Gain on investment
  transactions                     18.1            11.8            11.8            7.6            8.3            4.6
Amortization of goodwill                                           (0.1)          (0.1)          (0.1)          (0.1)
                               --------        --------        --------       --------       --------       --------
Total real estate
  services*                       167.0           113.7            33.0           16.2           19.9           10.5

Unallocated interest
  and other expenses*              13.7            48.0           (48.5)         (40.4)         (25.1)         (19.5)
Consolidation elimina-
  tions                           (34.3)          (11.1)           (9.1)                         (1.3)
                               --------        --------        --------       --------       --------       --------
Total revenues and
  net income                   $3,008.7        $3,001.5        $  221.2       $  214.1       $  105.9       $  117.8
                               ========        ========        ========       ========       ========       ========


*Certain 1995 amounts have been reclassified between real estate services and unallocated interest and other expenses to conform to the 1996 presentation.


Life Insurance

        Net income from life insurance operations for the first half and second quarter of 1996 increased $32.7 million (24%) and $9.9 million (14%) over the corresponding periods of 1995. Net income included net after tax gains from investment transactions of $16.5 million and $3.7 million in the first half and second quarter of 1996 compared to $1 million and $2 million in the first half and second quarter of 1995.

        Income before investment transactions increased $17.2 million (13%) and $8.2 million (11%) in the first half and second quarter of 1996 over the corresponding periods of 1995. The structured settlements, group pension, and Canadian lines all experienced increases in income before investment transactions in the first half and second quarter of 1996 primarily as a result of increased policy related income due to a larger base of interest-sensitive policies and maintained interest spreads on a growing asset base. Income before investment transactions for the individual life insurance line increased slightly during the first half of 1996 compared to the first half of 1995 due primarily to increased fee income on a larger base of interest-sensitive policies. For the second quarter of 1996, income before investment transactions for the individual life insurance line decreased slightly compared to the second quarter of 1995 due primarily to increased operating expenses. The annuities line benefited from higher interest spreads and fee income but experienced a decrease in income before investment transactions in the first half and second quarter of 1996 compared to the corresponding periods of 1995 primarily as a result of the relocation costs associated with moving a portion of the operation to Charlotte, North Carolina. Income before investment transactions for the reinsurance line increased during the first half and second quarter of 1996 compared to the corresponding 1995 periods primarily due to improved renewals and a favorable shift in business mix, which more than offset the lower premium revenues experienced in the first quarter of 1996 compared to 1995's first quarter. Income before investment transactions for the corporate and other line increased during the first half and second quarter of 1996 compared to the corresponding periods of 1995 primarily due to investment income from the amortization of discounts on securities called during the second quarter.

        Investment transactions for the first half and second quarter of 1996 included after tax gains of $13.2 million and $2.7 million realized on the sale of investments compared to $7 million and $6 million in the first half and second quarter of 1995. The $13.2 million after tax gain for the first half of 1996 included an after tax gain of $9.1 million resulting from a transaction with a special purpose subsidiary of Transamerica Corporation wherein certain below investment grade bonds were exchanged for collateralized higher rated bond obligations issued by the special purpose subsidiary. This transaction had no effect on the consolidated financial statements of Transamerica Corporation. Investment transactions in the first half and second quarter of 1996 reflected downward adjustments of $800,000 after tax compared to $4.3 million and $1.7 million after tax in the corresponding periods of 1995 primarily for impairment in the value of certain below investment grade fixed maturity investments.

        Net investment income increased $59.1 million (6%) and $25.5 million (5%) for the first half and second quarter of 1996 over the first half and second quarter of 1995 due to increased investments.

        Premiums and related income decreased $88 million (10%) and $79.9 million (16%) for the first half and second quarter of 1996 from the corresponding 1995 periods due primarily to a decrease from reinsurance transactions and reduced premium income from the group pension line. Life insurance benefit costs and expenses decreased $53.6 million (3%) and $67.9 million (8%) for the first half and second quarter of 1996 compared to the corresponding 1995 periods principally due to a decrease in benefit expense corresponding with the reduced premium income from the group pension line.

        Cash provided by operations for the first half and second quarter of 1996 increased $230.1 million (79%) and $66.9 million (55%) over the first half and second quarter of 1995 principally due to increased investment income from asset growth and the timing in the settlement of certain receivables and payables, including reinsurance receivables and payables. The life insurance operation continues to maintain a sufficiently liquid portfolio to cover its operating requirements, with remaining funds being invested in longer term securities.

Consumer Lending

        Consumer lending net income for the first six months of 1996 and 1995 was $13.1 million and $40.5 million. Results for the second quarter of 1996 were a net loss of $4.7 million compared to net income of $22.9 million for the second quarter of 1995. Consumer lending income, before the amortization of goodwill, for the first six months of 1996 and 1995 was $13.1 million and $40.6 million. Consumer lending results, before the amortization of goodwill, for the second quarter of 1996 were a loss of $4.7 million compared to income of $22.9 million in the second quarter of 1995. Consumer lending results, before the amortization of goodwill, for the first six months and second quarter of 1996 decreased $27.5 million (68%) and $27.6 million (121%) from the first six months and second quarter of 1995 due primarily to higher provisions for losses on receivables.

        Revenues increased $16.6 million (4%) for the first half of 1996 over the comparable period of 1995 reflecting an increase in average net receivables outstanding for the first half of 1996 over the first half of 1995. The increase in average net receivables outstanding for the first six months reflects the impact of the March 31, 1995 acquisition of approximately $1 billion in home equity loans from ITT Consumer Financial Corporation (ITT). For the second quarter of 1996 revenues decreased $9.8 million (5%) over the second quarter of 1995 reflecting a decrease in average net receivables outstanding. The continuing runoff of the ITT portfolio, which included delinquent accounts purchased at a discount, contributed to the decrease in average net receivables along with runoff in other portfolios which exceeded originations.

        Interest expense for the first half and second quarter of 1996 decreased $2.2 million (1%) and $10 million (12%) from the comparable year ago periods reflecting reduced borrowing rates and in the second quarter of 1996 a reduced level of borrowings. Other operating expenses for the first half and second quarter of 1996 increased $13.9 million (12%) and $1.5 million (3%) over the same periods a year ago reflecting increased expenses on disposition of repossessed assets and increased advertising costs.

        The provision for losses on receivables for the first six months and second quarter of 1996 increased $51.1 million (120%) and $45 million (206%) compared to the same periods a year ago primarily in response to recent increased delinquencies principally in the non real estate loan portfolio and increased credit losses. Net credit losses for the first six months and second quarter of 1996 increased $31.6 million (77%) and $16.3 million (74%) over the comparable periods of 1995. Non real estate losses represented $14.3 million and $6.6 million of the increase in the first six months and second quarter of 1996 over the comparable periods of 1995 primarily reflecting increasing levels of consumer bankruptcies. Increased losses from the ITT portfolio represented $11.3 million and $3.2 million of the increases for the first six months and second quarter of 1996 compared to the same periods of 1995. Excluding ITT, real estate losses represented $6 million and $6.5 million of the increases in the first half and second quarter of 1996 over the same periods of 1995 reflecting increased California foreclosure activity. Net credit losses as a percentage of average net outstandings were 3.00% and 3.20% for the first six months and second quarter of 1996 compared to 1.76% and 1.71% for the same periods of 1995. In addition to higher credit losses, the increase in the percentage for the second quarter of 1996 was affected by lower outstanding receivables.

        Net consumer finance receivables at June 30, 1996 and December 31, 1995 were $4.7 billion and $4.9 billion of which $3.8 billion and $4 billion were real estate secured loans, principally first and second mortgages secured by residential properties. Approximately 36% of the real estate secured loans were located in California. The decrease in net receivables was primarily due to the continuing liquidation of the ITT portfolio and runoff in other portfolios which exceeded originations.

        Delinquent finance receivables, which are defined as receivables contractually past due 60 days or more, were $147.3 million (3.02% of finance receivables outstanding) at June 30, 1996 compared to $143.6 million (2.79% of finance receivables outstanding) at December 31, 1995. Approximately two thirds of the increase in the delinquency percentage was due to the effects of lower outstanding receivables at June 30, 1996 with the remainder caused by an increase in delinquencies in the non real estate portfolio of $3.1 million (7%) and in the real estate portfolio of $600,000 (1%). Delinquencies in the non real estate loan portfolio increased to 5.28% of receivables outstanding at June 30, 1996 compared to 4.78% at December 31, 1995.

        Management has established an allowance for losses equal to 3.76% of net consumer finance receivables outstanding at June 30, 1996 compared to 3.32% at December 31, 1995. This increase is in response to recent increased delinquencies, principally in the non real estate loan portfolio which represents about 19% of the consumer lending portfolio.

        Accrual of interest and other finance charges is suspended on accounts that become contractually past due more than 29 days. At June 30, 1996 and December 31, 1995 such nonearning receivables, which exclude accounts in foreclosure, amounted to $341.8 million and $308 million. Payments received on accounts while in nonaccrual status are applied to principal and interest income according to the terms of the loan.

        When foreclosure proceedings begin on an account secured by real estate, the account is moved from finance receivables to other assets and is written down to the lower of the account balance or the fair value of the collateral less estimated selling costs. Accounts in foreclosure and repossessed assets held for sale totaled $191.9 million at June 30, 1996 of which 63% pertained to California compared to $207.3 million at December 31, 1995, of which 69% pertained to California.

        Since any change in the trends in credit losses, delinquencies, accounts in foreclosure and repossessed assets may be impacted by factors such as economic conditions, competition, and for accounts secured by real estate, the state of the real estate market, particularly in California, the extent and timing of any change in these trends is uncertain. Management intends to accelerate its efforts to reduce exposure to the non real estate loan segment of the portfolio by further curtailing production in that segment, liquidating selected portions of that segment and intensifying collection efforts.

Commercial Lending

        Commercial lending net income for the first half and second quarter of 1996 was $27.3 million and $15.5 million compared to $27.6 million and $12.3 million for the corresponding periods of 1995. Commercial lending income, before the amortization of goodwill, was $32.7 million and $18.2 million in the first half and second quarter of 1996 compared to $33 million and $15 million in the same periods of 1995.

        Commercial lending income, before the amortization of goodwill, for the first half and second quarter of 1996 decreased $300,000 (1%) and increased $3.2 million (21%) from 1995's first half and second quarter. The results for the first half of 1995 included a $2.8 million after tax gain on the first quarter sale of the consumer rediscount loan portfolio. Excluding the gain on sale, commercial lending income increased $2.5 million (8%) in the first half of 1996 over the first half of 1995. The increased income in the first half and second quarter resulted from higher margins, higher average receivables outstanding and a lower provision for loss on receivables. Margins were higher due to the higher spread between the indices at which the commercial lending operation lent to customers versus the indices at which funds were borrowed.

        Revenues in the first half of 1996 decreased $6.1 million (3%) and increased $100,000 (-%) for the second quarter of 1996 over the corresponding 1995 periods. The first half decrease was primarily due to the gain on sale of the rediscount loan portfolio in 1995.

        Interest expense decreased $5.5 million (7%) and $3.0 million (8%) in the first half and second quarter of 1996 over the comparable 1995 periods due to a lower average interest rate on borrowings. Operating expenses for the first six months of 1996 increased $1.8 million (2%) and decreased $200,000 (-%) for the quarter. The first half increase was attributable to expenses incurred in the equipment finance and leasing division which began operations during the second quarter of 1995, a $1.3 million ($800,000 after tax) provision for settlement of a legal matter during the first quarter of 1996, and increased expenses due to growth in the core businesses. Partly offsetting these increases were reduced expenses related to the management of the liquidating receivables and assets held for sale which were disposed of in late 1995. During the second quarter of 1996 reduced expenses related to the liquidating portfolios more than offset increased expenses in the core businesses. The provision for losses on receivables in the first half and second quarter of 1996 decreased $1 million (12%) and $2.3 million (62%) compared to the same periods of 1995. Credit losses, net of recoveries, on an annualized basis as a percentage of average commercial finance receivables outstanding, net of unearned finance charges, were 0.10% for the first half and second quarter of 1996 compared to 0.34% and negative 0.03% for the comparable periods of 1995. The decline for the first half was primarily due to the relatively higher level of credit losses related to the consumer rediscount portfolio which was sold during the first quarter of 1995. During the second quarter of 1995, recoveries on previously recorded losses exceeded credit losses.

        Net commercial finance receivables outstanding increased $215.7 million (7%) from December 31, 1995. Business credit grew $106 million primarily due to growth in the equipment finance and leasing operation. Inventory finance experienced an increase of $80 million primarily due to increased penetration of existing markets through alliances and other activities. The insurance premium finance unit grew $33 million principally due to expansion in Europe. Management has established an allowance for losses equal to 2.53% of net commercial finance receivables outstanding as of June 30, 1996 compared to 2.51% at December 31, 1995.

        Delinquent receivables are defined as the instalment balance for inventory finance and asset based lending receivables and the outstanding loan balance for all other receivables over 60 days past due. Delinquent receivables were $16.5 million (0.49% of receivables outstanding) at June 30, 1996 compared to $11.1 million (0.35% of receivables outstanding) at December 31, 1995.

        Nonearning receivables are defined as balances from borrowers that are over 90 days delinquent or at such earlier time as full collectibility becomes doubtful. Accrual of finance charges is suspended on nonearning receivables until such time as past due amounts are collected. Nonearning receivables were $20.5 million (0.61% of receivables outstanding) at June 30, 1996 compared to $18 million (0.57% of receivables outstanding) at December 31, 1995. The increase in delinquent and nonearning receivables was primarily attributable to a single account in the insurance premium finance portfolio which has been fully reserved.

Leasing

        Leasing net income for the first half and second quarter of 1996 was $36.7 million and $18.4 million compared to $34.1 million and $18.3 million for the first half and second quarter of 1995. Leasing income, before the amortization of goodwill, was $37.7 million and $18.9 million in the first half and second quarter of 1996 compared to $35.1 million and $18.8 million in the corresponding periods of 1995.

        Leasing income, before the amortization of goodwill, for the first half and second quarter of 1996, increased $2.6 million (7%) and $100,000 (-%) over the first half and second quarter of 1995. Results from operations include benefits from the favorable resolution of outstanding tax issues totaling $2.6 million in the first quarter of 1996 and $1.8 million in the second quarter of 1995. Excluding these tax benefits, leasing income for the first half and second quarter of 1996 increased $1.8 million (5%) and $1.9 million (11%) over the first half and second quarter of 1995. For both the first half and second quarter, earnings increased due to a larger portfolio of finance leases and more on-hire units in the refrigerated container, tank container and European trailer lines of business. These increases were partially offset by lower earnings resulting from lower standard container and chassis utilization and per diem rates. The second quarter earnings were also favorably impacted by lower ownership and operating costs in the rail trailer business.

        Revenue for the first half of 1996 increased $6 million (2%) over the corresponding 1995 period. The first half of the 1996 revenue increase was primarily due to a larger portfolio of finance leases and a larger on-hire fleet of refrigerated and tank containers, and European trailers. Partially offsetting these increases were lower revenues resulting from lower per diem rates and utilization for standard containers and chassis. Rail trailers also reported lower revenues due to a smaller fleet size and less on-hire units.

        Revenue for the second quarter of 1996 decreased $100,000 (-%) from the 1995 second quarter primarily due to lower revenues resulting from lower standard container per diem rates and less standard container units on-hire, offset in part by increased revenue from a larger on-hire fleet of refrigerated containers and European trailers and a larger portfolio of finance leases.

        Expenses for the first half and second quarter of 1996 increased $7.2 million (2%) and $200,000 (-%) over the corresponding 1995 periods, mainly due to higher ownership and operating costs associated with larger refrigerated container, chassis and European trailer fleets, partially offset by lower ownership and operating costs in the rail trailer business.

        The combined utilization of standard containers, refrigerated containers, domestic containers, tank containers and chassis averaged 82% for both the first half and second quarter of 1996 compared to 85% and 86% for the first half and second quarter of 1995. Rail trailer utilization was 80% for both the first half and second quarter of 1996 compared to 75% and 72% for the first half and second quarter of 1995. European trailer utilization was 93% for both the first half and second quarter of 1996 compared to 96% and 95% for the first half and second quarter of 1995.

Real Estate Services

        Real estate services comprise Transamerica's real estate tax, investment management and other related services.

        Net income for the first six months and second quarter of 1996 increased $16.8 million (104%) and $9.4 million (90%) over the comparable periods of 1995. Net income included after tax gains from investment transactions in the first six months and second quarter of 1996 of $11.8 million and $8.3 million compared to $7.6 million and $4.6 million in the comparable periods of 1995. Net income before investment transactions for the first half and second quarter of 1996 increased $12.6 million (145%) and $5.7 million (95%) over the comparable periods of 1995 primarily due to an increase in real estate tax service revenues caused by higher mortgage refinancings resulting from lower interest rates.

        Revenues for the first six months and second quarter of 1996 increased $53.3 million (47%) and $33.4 million (55%) over the comparable periods of 1995 as a result of increased business at the real estate tax service operation and higher investment income.

Unallocated Interest and Expenses

        Unallocated interest and expenses, after related income taxes, for the first half and second quarter of 1996 increased $8.1 million (20%) and $5.6 million (29%) over the comparable periods of 1995. In 1995, unallocated interest and expenses included income from Criterion Investment Management Company (CIMC) of $6.6 million and $5.2 million for the first six months and second quarter of 1995. Included in CIMC income was a gain of $4.8 million from the sale of its assets on May 2, 1995. Excluding the results of CIMC, unallocated interest and expenses increased $1.5 million (3%) and $400,000 (2%) in the first six months and second quarter of 1996 over the comparable 1995 periods primarily due to increased interest expense as a result of higher outstanding debt.

Corporate Liquidity and Capital Requirements

        Transamerica Corporation receives funds from its subsidiaries in the form of dividends, income taxes and interest on loans. The Corporation uses these funds to pay dividends to its stockholders, purchase shares of its common stock, reinvest in the operations of its subsidiaries and pay corporate interest, expenses and taxes. Reinvested funds are allocated among subsidiaries on the basis of expected returns, creation of shareholder value and capital needs. Reinvestment may be accomplished by allowing a subsidiary to retain all or a portion of its earnings, or by making capital contribu tions or loans.

        The Corporation also borrows funds to finance acquisitions or to lend to certain of its subsidiaries to finance their working capital needs. Subsidiaries are required to maintain prudent financial ratios consistent with other companies in their respective industries and retain the capacity through committed credit lines to repay working capital loans from the Corporation.

        On July 25, 1996 Transamerica announced that it had signed a definitive agreement to acquire Trans Ocean Ltd., a container leasing company, in exchange for approximately $110 million in shares of Transamerica common stock. The final purchase price is subject to adjustment and is dependent upon, among other things, the size of Trans Ocean's fleet as determined at the closing date. Completion of the transaction is subject to, among other things, the approval of Trans Ocean's shareholders and receipt of required regulatory approvals. The acquisition is expected to close early in the fourth quarter of 1996.

        On July 25, 1996, Transamerica announced that its board of directors had authorized additional purchases of up to 2 million shares of the company's common stock. As a result of previously announced share purchase programs, during the first half and second quarter of 1996 Transamerica purchased 2,097,400 shares and 1,494,200 shares for $163.1 million and $117.1 million. At June 30, 1996, there were 457,600 shares of the company's common stock remaining to be purchased under previously announced share purchase programs.

Investment Portfolio

        Transamerica, principally through its life insurance subsidiaries, maintains an investment portfolio aggregating $27.8 billion at June 30, 1996, of which $25.6 billion was invested in fixed maturities. At June 30, 1996,

96.3% of the fixed maturities was rated as "investment grade" with an additional 2.6% in the BB category or its equivalent. The amortized cost of fixed maturities was $25.1 billion resulting in a net unrealized gain position, before the effect of income taxes, of $559 million at June 30, 1996. Fixed maturity investments are generally held for long-term investment and used primarily to support life insurance policy liabilities. The amortized cost of delinquent below investment grade securities, before provision for impairment in value, was $2.2 million at June 30, 1996 compared to $6.9 million at December 31, 1995. Adjustment for impairment in value has been made to reduce the amortized cost of certain fixed maturity investments by $67 million at June 30, 1996 and $71.4 million at December 31, 1995.

        In addition to the investments in fixed maturities, $771.3 million (2.8% of the investment portfolio), net of allowance for losses of $46 million, was invested in mortgage loans and real estate including $720.7 million in commercial mortgage loans, $83.8 million in real estate investments and $12.8 million in foreclosed real estate. Problem loans, defined as restructured loans yielding less than 8% and delinquent loans, totaled $10.4 million at June 30, 1996 and $3.9 million at December 31, 1995. Allowances for possible losses of $46 million at June 30, 1995 and $48.8 million at December 31, 1995 have been established to cover possible losses from mortgage loans and real estate investments.

Derivatives

        The operations of Transamerica are subject to risk of interest rate fluctuations to the extent that there is a difference between the cash flows from Transamerica's interest-earning assets and the cash flows related to its liabilities that mature or are repriced in specified periods. In the normal course of its operations, Transamerica hedges some of its interest rate risk with derivative financial instruments. These derivatives comprise primarily interest rate swap agreements, interest rate floor agreements, interest rate cap agreements, warrants and options to enter into interest rate swap agreements (swaptions).

        Derivative financial instruments with a notional amount of $4,818.9 million at June 30, 1996 and $1,000.7 million at December 31, 1995 and designated as hedges of Transamerica's investment portfolio were outstanding. In addition, derivative financial instruments with a notional amount of $3,033.2 million at June 30, 1996 and $3,738.2 million at December 31, 1995 and designated as hedges of Transamerica's liabilities were outstanding. The change in the notional amount outstanding of both asset and liability hedges reflects additional derivative contracts entered into and redesignation of certain of Transamerica's outstanding derivative contracts from liability hedges to asset hedges to better reflect for accounting purposes the match of the derivative and the underlying hedged risk.

        While Transamerica is exposed to credit risk in the event of nonperformance by the other party, nonperformance is not anticipated due to the credit rating of the counterparties. At June 30, 1996, the derivative financial instruments discussed above were issued by financial institutions rated A or better by one or more of the major credit rating agencies. The fair value of Transamerica's derivative financial instruments at June 30, 1996 and December 31, 1995 was a net benefit of $66.1 million and $79.9 million comprising agreements with aggregate gross benefits of $106.6 million and $122.5 million and agreements with aggregate gross obligations of $40.5 million and $42.6 million.

Part II. Other Information

Item 6. Exhibits and Reports on Form 8-K.

        (a)      Exhibits.

                 11      Statement Re: Computation of Per Share Earnings.
                 12      Computation of Ratio of Earnings to Fixed Charges.
                 27      Financial Data Schedule.

        (b)      Reports on Form 8-K.  None.


                                   Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSAMERICA CORPORATION
(Registrant)

Burton E. Broome
Vice President and Controller
(Chief Accounting Officer)

Date:  August 9, 1996

                                                                      EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                            TRANSAMERICA CORPORATION


                                              Six months ended June 30,
                                                 1996            1995
                                            (Dollar amounts in millions,
                                                except for share data)
Primary
Average shares outstanding                        67.5            69.1
Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price                      1.7*            1.4*
                                               -------         -------
                                  TOTAL           69.2            70.5
                                               =======         =======

Net income                                     $ 221.2         $ 214.1
Preferred dividends                               (8.6)           (9.1)
                                               -------         -------
Net income to common                           $ 212.6         $ 205.0
                                               =======         =======

Per share amount                               $  3.15         $  2.96
                                               =======         =======

Fully Diluted

Average shares outstanding                        67.5            69.1
Net effect of dilutive stock options--
   based on the treasury stock method
   using the market price at quarter end
   if higher than the average market
   price for three months                          1.8*            1.8*
                                               -------         -------
                                  TOTAL           69.3            70.9
                                               =======         =======

Net income                                     $ 221.2         $ 214.1
Preferred dividends                               (8.6)           (9.1)
                                               -------         -------
Net income to common                           $ 212.6         $ 205.0
                                               =======         =======

Per share amount                               $  3.15         $  2.96
                                               =======         =======

*Not included in per share calculation because effect is less than 3%.

                                                                      EXHIBIT 12


                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         Six Months Ended
                                                              June 30,
                                                       1996              1995
                                                        (Dollar amounts in
                                                              millions)
Fixed charges:
   Interest and debt expense                           $352.5             $354.1
   One-third of rental expense                           12.1               12.7
                                                       ------             ------
      Total                                            $364.6             $366.8
                                                       ======             ======
Earnings:
   Net income                                          $221.2             $214.1
   Provision for income taxes                           114.7              135.9
   Fixed charges                                        364.6              366.8
                                                       ------             ------
      Total                                            $700.5             $716.8
                                                       ======             ======

Ratio of earnings to fixed
   charges                                               1.92               1.95
                                                         ====               ====

[ARTICLE] 5
[MULTIPLIER] 1,000,000

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-END]                               JUN-30-1996
[CASH]                                              92
[SECURITIES]                                       830
[RECEIVABLES]                                    2,016
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                           3,318
[DEPRECIATION]                                   1,231
[TOTAL-ASSETS]                                  47,224
[CURRENT-LIABILITIES]                                0
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                        315
[COMMON]                                            66
[OTHER-SE]                                       3,256
[TOTAL-LIABILITY-AND-EQUITY]                    47,224
[SALES]                                              0
[TOTAL-REVENUES]                                 3,009
[CGS]                                                0
[TOTAL-COSTS]                                    1,825
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                   101
[INTEREST-EXPENSE]                                 352
[INCOME-PRETAX]                                    336
[INCOME-TAX]                                       115
[INCOME-CONTINUING]                                221
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                       221
[EPS-PRIMARY]                                     3.15
[EPS-DILUTED]                                     3.15

                                    ANNEX E

                       TRANSAMERICA PROXY STATEMENT DATED
                                 MARCH 18, 1996

[LOGO]TRANSAMERICA


                                                 Transamerica Corporation
                                                 600 Montgomery Street
                                                 San Francisco, California 94111



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, April 25, 1996

                                   11:00 A.M.

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Transamerica Corporation will be held at the Giannini Auditorium, Concourse Level, Bank of America Center, 555 California Street, San Francisco, California, on Thursday, April 25, 1996, at 11:00 A.M., for the purpose of:

     1. Electing three directors of the Corporation to hold office for three-year terms;

     2. Electing independent auditors to audit the financial statements of the Corporation for 1996; and

     3. Acting upon a stockholder resolution if properly presented at the meeting.

     All other matters which may properly come before the meeting and any adjournment thereof will also be considered.

     Stockholders of record at the close of business on March 5, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, for any purpose germane to the meeting, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California, during ordinary business hours.


                                              By Order of the Board of Directors



                                                       Shirley H. Buccieri
                                                            Secretary


San Francisco, California
March 18, 1996

                                 PROXY STATEMENT
                                       OF
                            TRANSAMERICA CORPORATION
                              600 MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94111

INFORMATION CONCERNING THE SOLICITATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Transamerica Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held on April 25, 1996 and at any adjournment thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted for the election of directors, for Proposal 2 and against Proposal 3.

     Stockholders of record at the close of business on March 5, 1996 are entitled to vote at the Annual Meeting. On that date the Corporation had outstanding 67,615,621 shares of common stock, $1 par value, each share being entitled to one vote and each one-half share being entitled to one-half vote. A proxy given by any stockholder participating in the Corporation's Dividend Reinvestment Plan or in the Corporation's Employees Stock Savings Plan will govern the voting of all full shares held for such stockholder's account under those Plans.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. With regard to the election of directors, if a quorum is present, a plurality vote of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of directors. If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of independent auditors and approval of Proposal 3. Votes may be cast "For" or "Withheld" for each director nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposals 2 and 3 will have the same legal effect as negative votes. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote in their discretion on "routine" items when they have not received instructions from beneficial owners. With respect to "non-routine" items, no broker may vote shares held for customers without specific instructions from such customers. Under Delaware law, a broker non-vote will have no effect on the outcome of "non-routine" items requiring the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners of shares and obtaining their instructions. Regular employees of the Corporation may solicit proxies personally, by mail or by telephone. In addition, the Corporation has retained Georgeson & Co., Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $16,000 plus out-of-pocket expenses.

     The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

     This proxy statement, the proxy and the Corporation's 1995 Annual Report were first mailed to stockholders on March 18, 1996.

                            (1) ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

     The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors is currently set pursuant to the Corporation's By-Laws at ten. Of this number, three members of the Board of Directors have terms expiring, and are nominees for election, at the 1996 Annual Meeting of Stockholders. Mr. Myron Du Bain, whose term as a director expires at the 1996 Annual Meeting of Stockholders, will be retiring from the Board of Directors and will not stand for re-election. Three members have terms expiring at the 1997 Annual Meeting of Stockholders and three members have terms expiring at the 1998 Annual Meeting of Stockholders. The number of directors will be reduced to nine upon Mr. Du Bain's retirement.

     Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the three nominees named below as directors of the Corporation to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified. All of the nominees have indicated a willingness to serve as directors if elected. Should any nominee not be a candidate at the 1996 Annual Meeting, all such proxies so received will be voted in favor of the other nominees and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed form of proxy, or the number of directors may be reduced by the Board of Directors. All nominees have been recommended by the Board of Directors for three-year terms expiring at the 1999 Annual Meeting of Stockholders.

     Certain information concerning each of the three nominees for directors, and each current director in the classes continuing in office, is set forth below.

NOMINEES FOR DIRECTORS FOR THREE YEAR TERMS EXPIRING IN 1999

SAMUEL L. GINN*                Director since 1989                        Age 58

Chairman of the Board, Chief Executive Officer and a director of AirTouch Communications, Inc., a worldwide wireless telecommunications company, since 1994. He was Chairman of the Board, President, Chief Executive Officer and a director of Pacific Telesis Group, a diversified telecommunications company, from 1988 to 1994. He also serves as a director of Chevron Corporation, Safeway Inc. and Hewlett-Packard Company.

FRANK C. HERRINGER*            Director since 1986                        Age 53

Chairman of the Board, Chief Executive Officer and President of the Corporation. He has been Chairman since January 1, 1996, Chief Executive Officer since 1991 and President since 1986. He also serves as a director of all major subsidiaries of the Corporation, Pacific Telesis Group and Unocal Corporation.

CHARLES R. SCHWAB*             Director since 1989                        Age 58

Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. He also serves as a director of The Gap, Inc. and AirTouch Communications, Inc.

* Member of the Executive Committee

DIRECTORS CONTINUING IN OFFICE UNTIL 1997

TONI REMBE*                    Director since 1995                        Age 59

Partner at Pillsbury Madison & Sutro, a law firm. She also serves as a director of American President Companies, Ltd., Pacific Telesis Group and Potlatch Corporation.

FORREST N. SHUMWAY             Director since 1973                        Age 69

Retired Vice Chairman of the Board of Allied-Signal Inc., a multi-industry company. He also serves as a director of Aluminum Company of America, American President Companies, Ltd., The Clorox Company and First Interstate Bancorp.

PETER V. UEBERROTH             Director since 1984                        Age 58

Managing Director of The Contrarian Group, Inc., a business management company, since 1989. Since 1995, he has been Co-Chairman of the Board and a director of Doubletree Corp., a hotel company. He also serves as a director of Ambassadors International, Inc. and The Coca-Cola Company.


DIRECTORS CONTINUING IN OFFICE UNTIL 1998

JAMES R. HARVEY*               Director since 1975                        Age 61

Former Chairman of the Board of the Corporation. He was Chairman of the Board from 1983 through 1995 and Chief Executive Officer from 1981 to 1991. He retired as an employee of the Corporation in 1992. He also serves as a director of AirTouch Communications, Inc., The Charles Schwab Corporation and McKesson Corporation.

GORDON E. MOORE*               Director since 1981                        Age 67

Chairman of the Board and a director of Intel Corporation, a semiconductor manufacturing company. He also serves as a director of Varian Associates, Inc. and Gilead Sciences, Inc.

CONDOLEEZZA RICE*              Director since 1991                        Age 41

Provost of Stanford University since 1993. She was Associate Professor of Political Science at Stanford from 1987 to 1989 and from 1991 to 1993. She was Special Assistant to the President of the United States on the National Security Council from 1990 to 1991 and Director of Soviet and East European Affairs on the National Security Council from 1989 to 1990. She also serves as a director of Chevron Corporation.


DIRECTOR COMPENSATION AND BENEFITS

     Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $24,000 and a fee of $1,000 for each Board or committee meeting attended. Committee chairs also receive an annual retainer of $2,500, with the exception of the chairs of the Management Development and Compensation, the Corporate Audit and the Executive Committees, who each receive annual retainers of $3,500. Directors who are employees of the Corporation do not receive fees for their services as directors.

* Member of the Executive Committee

     Directors are eligible annually to defer receipt of $5,000 or more of their retainers and meeting fees under the Corporation's deferred compensation plan. Amounts deferred are credited with interest. The interest rate is adjusted annually and equals an average of the rate paid by ten-year U.S. Treasury Notes, plus 0% to 3%, depending on the length of the term of deferral. For amounts deferred prior to 1996, the interest rate for deferral terms of at least five years is indexed to the Moody's A Rated Corporate Bond Yield, with a premium of 2% to 4%. The time and method of payment of deferred compensation and other terms and conditions are set forth in deferred compensation elections made prior to deferral by each participating director.

     Each member of the Board of Directors who retires from the Board after serving for at least five years as a non-employee director is eligible to receive retirement benefits. The annual benefit amount will equal the individual's annual retainer fee in effect at the time of his or her retirement (exclusive of any meeting fees or fees for serving as a committee chair). Payments will be made to the director or, in the event of the director's death, his or her spouse, for a period equal to the period of time that the individual served on the Board as a non-employee director.

     Directors who are not employees of the Corporation receive stock options pursuant to The 1985 Stock Option and Award Plan of Transamerica Corporation (the "1985 Plan"). Under the 1985 Plan, each non-employee director automatically is granted a nonqualified stock option for 1,500 shares each year. All options are granted at fair market value on the effective date of the grant and generally have a term not exceeding ten years and one month. Options issued to non-employee directors are exercisable in full beginning six months after grant.

     Mr. Harvey, the retired chairman of the board and chief executive officer of the Corporation, has been retained by the Corporation to provide consulting and advisory services and to work on special assignments. Mr. Harvey agreed to make available during 1995 approximately 15% of his business time for these purposes and the Corporation paid him a total of $81,250 as compensation for rendering such services. Mr. Harvey's present consulting agreement with the Corporation expires in April 1997. Pursuant to this agreement, the Corporation is obligated to pay Mr. Harvey an additional $75,000 for his consulting and related services during 1996. In addition, he remains entitled to the use of an automobile and the reimbursement of certain expenses. Mr. Harvey also continues to serve on the Board of Directors. As a director, Mr. Harvey receives the same retainers, fees and benefits as other non-employee directors.

     See Compensation Committee Interlocks and Insider Participation on page 5 for a description of certain agreements between certain subsidiaries of the Corporation and a subsidiary of The Charles Schwab Corporation, of which Mr. Harvey is a director.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

     Mr. Moore (Chairman), Ms. Rembe, Ms. Rice and Messrs. Ginn and Schwab are members of the Corporate Audit Committee of the Board of Directors. The committee recommends the engagement of independent auditors, reviews the plan and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the fees of the independent auditors, reviews the Corporation's annual financial statements, reviews the scope and results of the Corporation's internal auditing activities and the adequacy of internal accounting controls, and directs special investigations. The Corporate Audit Committee held four meetings in 1995.

     Messrs. Ueberroth (Chairman), Du Bain, Ginn, Schwab and Shumway are members of the Management Development and Compensation Committee of the Board of Directors. The Committee establishes corporate compensation objectives, reviews comparative studies of compensation programs to enable the Corporation to offer the competitive compensation programs necessary to attract and retain superior management and reviews and approves cash compensation arrangements and incentive plans for senior management. The

Committee also reviews, approves and administers the Corporation's Value Added Incentive Plan, stock option plans, deferred compensation plan, perquisite programs for corporate officers and similar programs. The Committee also authorizes the granting of options, restricted stock and other awards under the Corporation's stock option plans. The Committee also nominates corporate officers and reviews succession plans for senior corporate and subsidiary officer positions. The Management Development and Compensation Committee held four meetings in 1995.

     Mr. Du Bain (Chairman), Ms. Rice and Messrs. Harvey, Herringer, Schwab and Shumway are members of the Nominating Committee of the Board of Directors. The Committee recommends to the Board of Directors the Board size and criteria for qualification as a candidate for Board membership, reviews the qualifications of candidates for Board membership and directs the search for qualified candidates to fill Board vacancies that may occur from time to time. The Committee also recommends to the Board the slate of director candidates to be proposed for election by the stockholders at the annual meetings and candidates to fill vacancies which occur between such annual meetings. The Committee also recommends to the Board the establishment of, and charge of responsibilities to, various committees of the Board. The Nominating Committee held two meetings in 1995. Subject to the provisions of the Corporation's By-Laws, the Nominating Committee will consider nominees for directors recommended by stockholders. Any recommendations should be submitted in writing to the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California 94111.

     During 1995, the Board of Directors held eight meetings. All the directors attended 75% or more of the meetings of the Board and committees of which they were members.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), and the Committee consists of independent, non-employee directors.

     Mr. Schwab is a member of the Committee and is the Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. Transamerica Occidental Life Insurance Company, a subsidiary of the Corporation, and certain of its subsidiaries and affiliated companies (collectively "Occidental") have entered into certain agreements with Charles Schwab & Co., Inc. ("Schwab & Co."), a subsidiary of The Charles Schwab Corporation, pursuant to which Occidental issues variable annuity contracts which are marketed, distributed and administered by Schwab & Co. The compensation payable by Occidental to Schwab & Co. for such services includes a percentage of the value of the assets invested in the annuities and certain contract fees.

STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table indicates, as to each director and each executive officer named in the Summary Compensation Table on page 13, and as to all directors and executive officers as a group, the number of shares and percentage of the Corporation's common stock beneficially owned as of March 5, 1996.

                                                  SHARES OF                PERCENTAGE OF
                                                 COMMON STOCK               COMMON STOCK
                   NAME                        BENEFICIALLY OWNED        BENEFICIALLY OWNED(1)
      -------------------------------------  -----------------------  -----------------------
      DIRECTORS
      Myron Du Bain                               11,267 (2)(3)                *
      Samuel L. Ginn                               8,221 (2)(3)                *
      James R. Harvey                             71,432 (2)(3)                *
      Frank C. Herringer                         724,917 (3)(4)(5)            1.1%
      Gordon E. Moore                             10,041 (2)                   *
      Toni Rembe                                   3,568 (2)                   *
      Condoleezza Rice                             6,000 (2)                   *
      Charles R. Schwab                           11,475 (2)                   *
      Forrest N. Shumway                          16,242 (2)(3)                *
      Peter V. Ueberroth                          11,041 (2)(3)                *

      EXECUTIVE OFFICERS
      Thomas J. Cusack                           134,186 (4)                   *
      Richard H. Finn                            345,405 (3)(4)                *
      Edgar H. Grubb                             162,239 (3)(4)                *
      Richard N. Latzer                          177,395 (4)                   *
      All directors and executive officers
          as a group (20 persons)              1,899,587 (2)(3)(4)(5)         2.8%


(1) Represents shares held as of March 5, 1996 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. An asterisk indicates that the number of shares owned by the director or executive officer represents less than 1% of the outstanding shares of common stock.

(2) Includes, as to each non-employee director (except Mr. Harvey and Ms. Rembe)--5,000 shares, as to Mr. Harvey--3,000 shares, as to Ms. Rembe-- 1,500 shares, and as to all directors and executive officers as a group-- 39,500 shares, which may be acquired upon the exercise of director stock options, all of which are currently exercisable. These shares are considered outstanding for purposes of calculating each director's percentage ownership.

(3) Includes shares held by family trusts as to which each of the following directors and executive officers and their respective spouses have shared voting and investment power: Mr. Du Bain--1,667 shares; Mr. Ginn--3,221 shares; Mr. Harvey--68,432 shares; Mr. Shumway--11,242 shares; Mr. Ueberroth--6,041 shares; Mr. Finn--36,033 shares; and Mr. Grubb--6,500 shares; as to which Mr. Herringer has either sole, or he and his spouse have shared, voting and investment power--33,636 shares; and all directors and executive officers as a group--192,671 shares.

(4) Includes shares which may be acquired upon the exercise of stock options exercisable on March 5, 1996, or within 60 days thereafter, as follows: Mr. Cusack--129,300 shares; Mr. Finn--294,700 shares; Mr. Grubb--153,300 shares; Mr. Herringer--680,950 shares; Mr. Latzer--173,750 shares; and all directors and executive officers as a group--1,636,550 shares. These shares are considered outstanding for purposes of calculating each such current executive officer's percentage ownership. The numbers in the table also include restricted stock awards, which vest in two remaining equal annual installments commencing April 27, 1996, and as to which the executive officer has the right to vote and to receive dividends, as follows: Mr. Cusack--2,000 shares; Mr. Grubb--2,000 shares; Mr. Herringer
    --2,500 shares; Mr. Latzer--500 shares; and all directors and executive officers as a group--7,000 shares. The numbers in the table also include shares held under the Corporation's Employees Stock Savings Plan on December 31, 1995 and as to which the participant has sole voting and investment power, as follows: Mr. Cusack--386 shares; Mr. Finn--14,672 shares; Mr. Grubb--349 shares; Mr. Heringer--3.587 shares; Mr. Latzer--
     645 shares; and all directors and executive officers as a group--34,938 shares.

(5) Excludes 14,796 shares held by Mr. Herringer's spouse, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.

SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

     Based solely on the Corporation's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Corporation believes that for 1995 all such filing requirements were satisfied.


                      (2) ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Corporation for 1996, subject to the election of such firm by the stockholders at the 1996 Annual Meeting of Stockholders. Ernst & Young LLP has audited the financial statements of the Corporation annually since the inception of the Corporation in 1928. If the stockholders do not elect Ernst & Young LLP, the Board of Directors will consider the selection of other auditors.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.


(3)  STOCKHOLDER PROPOSAL ON REDEMPTION, OR SUBMISSION TO A STOCKHOLDER VOTE, OF
                 THE STOCK PURCHASE RIGHTS PLAN ADOPTED IN 1986.

     The Corporation has been advised that a stockholder of the Corporation proposes to introduce the following proposal and statement in support thereof at the 1996 Annual Meeting of Stockholders. (The name and address of, and the number of shares held by, the proponent can be obtained upon request from the office of the Secretary of the Corporation).

          "RESOLVED: That the Shareholders of Transamerica Corp. urge that the board of directors redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible."

STATEMENT OF STOCKHOLDER IN SUPPORT OF THE PROPOSAL

     "In 1986, Transamerica Corp. adopted a shareholder rights plan commonly known as a 'poison pill.' Generally, we think such pills serve to insulate management from shareholder interests.

     "The drag of poison pill rights plans on the trading value of a company's stock is well documented. The Board should consider redeeming the pill as part of an effort to improve shareholder value. While the 'pill' is set to expire in 1996, immediate redemption will demonstrate the Board's dedication to shareholder concerns.

     "The 'pill' is an inappropriate, antiquated and unnecessary takeover device. Apologists for poison pills claim that they prevent a 'midnight raid' on the company. The statute in Delaware, where our company is incorporated, provides ample protection for corporations generally.

     "Poison pills have become increasingly unpopular in recent years. Some companies have heeded shareholder concern and either redeemed their current pills (Philip Morris), promised to replace pills only with a shareholder vote (Consolidated Freightways), or at least engage in a dialogue with shareholders regarding pills (Bank of America). Since the beginning of 1990, Time Warner, United Technologies, La Quinta Inns, and Lockheed have voluntarily redeemed their poison pills. Since 1990, a majority of voting shareholders at more than 24 companies asked management to either repeal, redeem or allow a shareholder vote on poison pills. In 1994 alone, a majority of voting shareholders at Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman, joined this list.

     "The 'pill' is only one emblem of management insulation from shareholder concerns. In the past Transamerica sparked shareholder criticism because of golden parachutes adopted by management without a shareholder vote. By redeeming the 'pill,' Transamerica can demonstrate its determination to improve accountability.

     "Therefore we urge a vote FOR this proposal."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

     The Rights Plan expires by its terms this year on August 8th and the Board currently does not intend to adopt a new rights plan. To redeem the rights or to subject the plan to a special stockholder meeting given the Rights Plan's imminent expiration would cause the Corporation to incur unnecessary expense.

     The overriding objective of the Board ten years ago when it adopted the Rights Plan was the preservation and maximization of the Corporation's value for the stockholders. This continues to be the primary objective of the Board. During the ten years since the adoption of the Rights Plan, the Corporation has taken many successful actions to maximize value for its stockholders. For example, the Corporation has redeployed capital to divest low return businesses, made strategic acquisitions and returned underutilized equity capital to its stockholders through dividends and share purchases. Furthermore, last year the stockholders approved the 1995 Performance Stock Option Plan designed to strongly motivate management to achieve superior stockholder returns. The Plan includes both premium-priced options and performance-vested options, which means that options granted under that plan require that stockholders realize significant returns on their investment before management can receive any significant gains on their options. In 1994, the stockholders approved the Value Added Incentive Plan which linked compensation of management with the long-term interest of stockholders. As part of that Plan, the CEO's bonus incentive has no discretionary component and is instead tied 100% to the calculation of stockholder value-added. The Corporation has demonstrated its commitment to maximizing stockholder value and aligning management's interest with that of its stockholders.

     The Corporation's share price has significantly increased in recent years. The Corporation's ability to provide excellent returns to its stockholders is, of course, one of the most important factors in allowing the Board to effectively negotiate with any potential acquirer.

     As circumstances exist currently, the Board believes the Corporation is well positioned to continue to achieve the objectives sought to be achieved by the Rights Plan without having a rights plan in effect. If circumstances should emerge where the Board believes the Corporation should evaluate additional tools to enable it to further the interests of its stockholders, the Board will consider the desirability of a rights plan at such time, along with such other alternatives as it believes appropriate.

     The Board believes the adoption of the proposal would not be in the best interests of the Corporation's stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 3.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Program

     The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to those aspects of performance that are highly correlated with share price. The objective is to provide executives an opportunity to achieve total compensation at the 75th percentile or above for exceptional performance. The primary components of the compensation program are base salary, an annual cash bonus driven by the Corporation's Value Added performance (see below) and a long-term opportunity to participate in increased stockholder value through grants of stock options.


     Responsibilities of the Management Development and Compensation Committee

     The Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee") was established in 1961 and since that time has consisted solely of independent, non-employee directors. The Committee reviews and approves incentive plans, executive benefit programs and perquisites. Annually, the Committee reviews and approves base salaries, bonuses and any other cash payments to executive officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the Value Added Incentive Plan, the Committee takes certain actions, including the establishment of target awards prior to the beginning of each plan year, and certifies in writing that performance goals are achieved prior to approving payment of awards under that plan.

     As needed, the Committee engages an executive compensation consultant to review competitive levels of total compensation, including base salary and annual and long-term incentive programs. Additionally, the consultant provides information on the value of individual option awards. The consultant conducts comparative studies, reviews proposed changes related to the Corporation's compensation program, and provides information on general compensation trends. Included in the comparator group of companies are a combination of companies in the S&P Financial Index (excluding banks and savings and loan associations) and a sampling of companies with stockholders' equity of similar size to that of the Corporation, for which data is readily available. The Committee meets without management present to discuss the Chief Executive Officer's performance, base salary and target incentive compensation.


     Elements of the Compensation Program

     The primary elements of the Corporation's compensation program for the Chief Executive Officer ("CEO") and other executive officers of the Corporation are described below.


     Base Salary

     Base salaries are reviewed annually by the Committee using competitive data provided by the compensation consultant and considering industry and national trends. Individual salaries are adjusted based on this information and the executive's performance for the preceding year and current responsibilities. On average, salaries of executive officers, including the salary of the CEO, were between the median and 75th percentile of salaries of like positions in comparator companies. The CEO did not receive a base salary increase in 1995.


     Annual Incentive Plan

     The Value Added Incentive Plan (the "Value Added Plan"), approved by stockholders in 1994, covers the CEO and other named executive officers. The Value Added Plan rewards management for both improving operating results and efficiently employing the Corporation's capital. Awards under the Value

Added Plan are based on the Corporation's actual Value Added, which is defined as the Corporation's Adjusted Net Income minus an equity charge, expressed as a percentage of the Corporation's Average Adjusted Equity, all as defined in the Value Added Plan. Such awards were the only annual incentive awards the Corporation's CEO and Chief Financial Officer ("CFO") received for 1995.

     The Corporation's Value Added for 1995 generated approximately 104% of target bonuses for plan participants, due to a combination of a 10% increase in net income and more than a 20% increase in net income per share, reflecting good operating results and careful management of capital utilized in the business. Amounts awarded to other executive officers, including the other three named executive officers, in the Summary Compensation Table on page 13, were based substantially on Value Added as described above for the CEO and CFO. Additionally, they were awarded amounts based on the performance of business units reporting to them and/or the accomplishment of certain strategic goals.


     Stock Option Awards

     The Committee believes that stock options are a superior incentive to motivate key employees to act in the best interests of stockholders. While many publicly held companies have multiple long-term incentive plans, frequently including cash, stock options, and restricted stock, or combinations thereof, stock options are the only continuing long-term incentive that the Corporation's CEO and other named executive officers receive.

     In 1995, stockholders approved adoption of The 1995 Performance Stock Option Plan (the "1995 Plan") and awards made pursuant to the 1995 Plan. The 1995 Plan is designed to strongly motivate management to achieve superior stockholder returns. Under the 1995 Plan, stockholders must realize significant returns on their investment before management can receive any significant gains on their options.

     Based on information supplied by the compensation consultant, the Committee made awards in 1995 taking into consideration a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence stockholder value, but not the amount or terms of outstanding previous awards. In addition to the above criteria, the number of premium priced options and performance vesting options that were awarded to the CEO and other executive officers in 1995 were determined in part based on those individuals not receiving any additional awards of such options within the three-year period 1995 through 1997 (other than in the event of a promotion).

     Based on the above considerations and as approved by the Corporation's stockholders at the 1995 Annual Meeting of Stockholders, the CEO in 1995 received premium priced options and performance vesting options under the 1995 Plan. The options have exercise prices of $60, $82 and $100 respectively, and were granted on January 26, 1995, when the closing price of the Corporation's common stock was $50.75 per share. The $82 and $100 options will vest only if during a specified period the closing price of the Corporation's common stock equals or exceeds the exercise price. The $82 and $100 options were granted with a significantly smaller number of tandem limited stock appreciation rights ("TLSARs"). These rights have a per share exercise price equal to 100% of fair market value on the date of grant and are exercisable only upon a change of control. Stock options awarded to other executive officers, including the other named executive officers, were determined in a similar fashion and were granted either with similar premium and performance vesting provisions (including TLSARs) or at not less than 100% of fair market value on the date of grant.

     The 1995 Plan, together with the Value Added Incentive Plan, strongly focuses the Corporation's senior management on delivering significant stockholder value.

     Policy Regarding Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Corporation's CEO and to each of the other four most highly compensated executive officers. The Corporation generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in Section 162(m). The Committee considers the net cost to the Corporation in making compensation decisions. Accordingly, the Value Added Incentive Plan, the 1985 Plan, and the 1995 Plan each have been designed or amended so that payments under those plans will qualify as performance-based compensation under Section 162(m). Thus, the Corporation will continue to receive a federal income tax deduction for such compensation.


                         Compensation Committee Members

                          Peter V. Ueberroth, Chairman
                                  Myron Du Bain
                                 Samuel L. Ginn
                                Charles R. Schwab
                               Forrest N. Shumway

STOCK PRICE PERFORMANCE

     The following graph shows the cumulative total return (with dividends reinvested) of the Corporation, the S&P 500, and the S&P Financial Index* (adjusted to eliminate banks and savings and loan institutions) over the years 1991 through 1995, inclusive:

                    [5-Year Cummulative Total Return Graph]


                                          CUMULATIVE TOTAL RETURN AS OF DECEMBER 31ST
                                                         OF EACH YEAR
                                       (ASSUMES $100 WAS INVESTED ON DECEMBER 31, 1990)
                               ---------------------------------------------------------------
          COMPANY/INDEX          1991          1992          1993          1994          1995
----------------------------------------------------------------------------------------------
Transamerica Corporation        129.08        162.63        199.33        181.75        274.76
----------------------------------------------------------------------------------------------
S&P 500 Index                   130.47        140.41        154.56        156.60        215.45
----------------------------------------------------------------------------------------------
S&P Financial Index*            144.48        170.39        192.59        191.03        284.23
----------------------------------------------------------------------------------------------

     All data for the performance graph was provided by Standard & Poor's Compustat Services.


* Adjusted to exclude banks and savings and loan institutions. The adjusted index consists of the S&P Financial Miscellaneous Index, the S&P Life Insurance Index, the S&P Multi-Line Insurance Index, the S&P Property & Casualty Index and the S&P Personal Loan Index, weighted by market capitalization.

     The following tables contain specific compensation information for the Chief Executive Officer and the next four most highly compensated individuals serving as executive officers of the Corporation at
 December 31, 1995.


SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                                                      --------------------------
                                                         ANNUAL COMPENSATION          RESTRICTED      SECURITIES
                                                       -------------------------        STOCK         UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION             YEAR        SALARY           BONUS         AWARDS(1)       OPTIONS      COMPENSATION(2)
                                            ----        ------           -----        ----------      ----------    --------------

Frank C. Herringer,                         1995       $ 975,000       $ 708,776                       1,585,000       $ 103,657
   Chairman, President and Chief            1994         975,000         561,566                         150,000          73,116
   Executive Officer                        1993         930,000         850,000       $ 243,150         175,000          99,695

Richard H. Finn,                            1995       $ 640,000       $ 375,000                         700,000       $ 202,314
   Executive Vice President, and            1994         602,000         400,167                          80,000          52,584
   President and Chief Executive            1993         562,339         400,000                         100,000          53,842
   Officer of Transamerica Finance
   Group

Richard N. Latzer,                          1995       $ 430,000       $ 300,000                         155,000       $  48,992
    Senior Vice President and Chief         1994         410,000         215,825                          45,000       $  31,060
    Investment Officer, and President       1993         390,000         260,000       $  48,630          50,000       $  39,032
    and Chief Executive Officer of
    Transamerica Investment
    Services

Edgar H. Grubb,                             1995       $ 435,000       $ 225,874                         385,000       $  60,642
   Executive Vice President and             1994         411,000         182,094                          40,000          50,495
   Chief Financial Officer                  1993         385,404         295,000       $ 194,520          60,000          50,612

Thomas J. Cusack,                           1995       $ 389,298       $ 296,250                         500,000       $  47,475
   Executive Vice President, and            1994         301,500         167,000                          35,000          22,240
   President and Chief Executive            1993         259,276         225,000       $ 194,520          50,000          26,330
   Officer of Transamerica
   Occidental Life Insurance
   Company


(1) Shares represented by restricted stock awards vest in four equal annual installments commencing one year from the date of grant provided that the executive continues to be employed by the Corporation. Dividends on restricted shares are paid currently. Restricted stock awards were made to Mr. Herringer--5,000 shares; Mr. Latzer--1,000 shares; and Messrs. Grubb and Cusack--4,000 shares, as part of a special bonus for the successful completion of the initial public offering of the Corporation's former property and casualty insurance operations. The number of restricted shares remaining unvested as of December 31, 1995, which constitutes the entire restricted stock holdings of the five named executive officers, and the value of such holdings (valued at the closing price of the Corporation's common stock for New York Stock Exchange Composite transactions on such date) was as follows: Mr. Herringer--2,500 shares, $182,200; Mr. Latzer-- 500 shares, $36,440; and Messrs. Grubb and Cusack--2,000 shares, $145,760.

(2) For 1995, includes (i) employer contributions under the Stock Savings Plan, a 401(k) plan: $1,125 for each of the named executive officers; (ii) employer contributions under the Stock Savings Plan Plus, a plan designed to supplement the 401(k) plan: Mr. Herringer--$68,950; Mr. Finn--$44,550; Mr. Latzer--$27,943; Mr. Grubb--$26,936; and Mr. Cusack--$23,967; (iii)
     employer contributions for additional group term life, accidental death and dismemberment, and disability insurance: Mr. Herringer--$22,545; Mr. Finn --$14,639; Mr. Latzer--$9,683; Mr. Grubb--$9,801; and Mr. Cusack--
     $8,769; (iv) above market interest on deferred compensation: Mr. Herringer --$11,037; Mr. Latzer--$10,241; Mr. Grubb--$22,780; and Mr. Cusack--
     $1,575; (v) forgiveness of a portion of the principal amount of a loan in connection with an employee's relocation and purchase of a new home (see Certain Transactions on page 16): Mr. Finn--$142,000; and (vi) reimbursement in connection with an employee's relocation: Mr. Cusack-- $12,040.

STOCK OPTION GRANTS IN 1995


                                   PERCENT OF
                                     TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF    OPTIONS                                           ASSUMED ANNUAL RATES OF
                       SECURITIES  GRANTED TO                                        STOCK PRICE APPRECIATION
                       UNDERLYING  EMPLOYEES    EXERCISE                                FOR OPTION TERM (4)
                        OPTIONS    IN FISCAL     OR BASE                            ----------------------------
        NAME          GRANTED (1)     YEAR      PRICE (2)    EXPIRATION DATE (3)        5%               10%
        ----          -----------  ----------   ---------    -------------------    -----------      -----------
Frank C. Herringer       425,000       6.83%    $ 60.00      January 26, 2005       $ 9,635,000      $30,443,000
                         425,000       6.83       82.00      January 26, 2005                 0                0
                         735,000      11.81      100.00      January 26, 2007                 0                0

Richard H. Finn          200,000       3.21       60.00      January 26, 2005       $ 4,534,000      $14,326,000
                         500,000       8.04       82.00      January 26, 2005                 0                0

Richard N. Latzer         35,000       0.56       54.50      February 27,2005       $ 1,199,000      $ 3,040,000
                         120,000       1.93      100.00      January 26, 2007                 0                0

Edgar H. Grubb           100,000       1.61       60.00      January 26, 2005       $ 2,267,000      $ 7,163,000
                         100,000       1.61       82.00      January 26, 2005                 0                0
                         185,000       2.97      100.00      January 26, 2007                 0                0
Thomas J. Cusack         100,000       1.61       60.00      January 26, 2005       $ 2,267,000      $ 7,163,000
                         100,000       1.61       82.00      January 26, 2005                 0                0
                         185,000       2.97      100.00      January 26, 2007                 0                0
                          50,000       0.80       82.00      January 26, 2005                 0        3,763,000
                          65,000       1.04      100.00      January 26, 2007                 0        5,868,000


(1) Options granted with an exercise price of $54.50 become exercisable in four annual installments commencing one year from the date of grant. Options granted with an exercise price of $60.00 become exercisable in three annual installments commencing three years from the date of grant. Options granted with exercise prices of $82 and $100 will vest only if during a period of ten trading days out of any thirty consecutive trading days ending on or before January 26, 2000 (for $82 Options) or January 26, 2002 (for $100 Options) the market value of the Corporation's common stock equals or exceeds the exercise price. The $82 and $100 Options were granted with tandem limited stock appreciation rights (TLSARs) which are exercisable only upon a change of control. Each TLSAR expires on the same general terms as the related options and exercise of the TLSAR requires proportionate cancellation of the related option and vice versa. The number of shares subject to TLSARs and exercise prices are as follows: Mr. Herringer-- 235,000 shares, $50.75; Mr. Finn--115,000 shares, $50.75; Mr. Latzer--
     22,000 shares, $50.75; Mr. Grubb--57,000 shares, $50.75; and Mr. Cusack--
     57,000 shares, $50.75 and 32,000 shares, $60.63.

(2) Subject to the discretion of the Management Development and Compensation Committee, the exercise price and tax withholding obligations may be paid in stock.

(3) The $82 Options and $100 Options will expire earlier if they are not vested in accordance with their respective performance requirements. In certain circumstances, all options may expire earlier than the indicated dates (for example, on termination of employment).

(4) Options granted at $82 or $100 to Messrs. Herringer, Finn, Latzer and Grubb, and 285,000 of those granted to Mr. Cusack, will expire unvested under both the 5% and 10% appreciation scenarios based on the market price of $50.75 on the date of grant. Additional options granted to Mr. Cusack (50,000 at $82 and 65,000 at $100) will vest only at an assumed appreciation rate of 10%, and the Corporation's stock price would be $157.26 and $190.28, respectively, at the end of the option term for each such grant based on the market price of $60.63 on the date of grant.

     The total number of options outstanding (vested and unvested, including the $82 and $100 awards under the 1995 Performance Stock Option Plan) as of March 5, 1996 for the five named executive officers as a group and for all employees as a group represents approximately 7.6% and 19.2%, respectively, of the Corporation's outstanding common stock as of that date.


AGGREGATED OPTION EXERCISES IN 1995; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1995


                                                             NUMBER OF
                                                      SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN THE
                                                     UNEXERCISED OPTIONS AT       MONEY OPTIONS AT
                       NUMBER                           DECEMBER 31, 1995        DECEMBER 31, 1995(2)
                      OF SHARES                     ------------------------  ---------------------------
                      ACQUIRED          VALUE                        NOT                         NOT
        NAME         ON EXERCISE      REALIZED (1)  EXERCISABLE  EXERCISABLE  EXERCISABLE    EXERCISABLE
        ----         -----------      ------------  -----------  -----------  -----------    -----------
Frank C. Herringer       16,243        $  424,507     621,087    1,810,000    $21,246,000    $10,879,000
Richard H. Finn          13,572           346,222     237,200      822,500      7,671,000      5,515,000
Richard N. Latzer             0                 0     132,500      222,500      4,230,000      2,273,000
Edgar H. Grubb                0                 0     130,800      457,500      3,936,000      3,076,000
Thomas J. Cusack              0                 0      95,550      563,750      2,836,000      2,870,000


(1) The value realized is the difference between (a) the mean of the high and low prices of the Corporation's common stock for New York Stock Exchange Composite Transactions on the date of exercise and (b) the exercise price of the option, multiplied by the number of shares exercised.

(2) The value of unexercised options is the closing price of the Corporation's common stock for New York Stock Exchange Composite Transactions on December 31, 1995, $72.88, less the exercise price of the option, multiplied by the number of options outstanding.


PENSION PLAN AND SUPPLEMENTAL PENSION PLANS

     The Corporation has had a retirement plan for eligible employees since 1935. Substantially all of the Corporation's subsidiaries participate in the plan. Since applicable federal laws and the pension plan limit certain participants' retirement plan benefits to an amount less than the amount otherwise provided by the formula and prohibit certain compensation from being counted for pension purposes, the Corporation, in accordance with the terms of its Supplemental Pension Plan and SSP+ Supplemental Pension Plan, will make supplemental payments to make up those differences.

                                       YEARS OF SERVICE
                       ---------------------------------------------------
     REMUNERATION         10            15           20         25 OR MORE
     ------------      --------     --------     ---------      ----------
       $ 200,000       $ 39,000     $ 59,000     $  78,000      $   98,000
         400,000         79,000      119,000       158,000         198,000
         600,000        119,000      179,000       238,000         298,000
         800,000        159,000      239,000       318,000         398,000
       1,000,000        199,000      299,000       398,000         498,000
       1,200,000        239,000      359,000       478,000         598,000
       1,400,000        279,000      419,000       558,000         698,000
       1,800,000        359,000      539,000       718,000         898,000
       2,200,000        439,000      659,000       878,000       1,098,000

     As of December 31, 1995, the named executive officers had the following years of benefit service: Mr. Herringer--17 years; Mr. Finn--17 years; Mr. Latzer--7 years; Mr. Grubb--6 years; and Mr. Cusack--6 years.

     The table above shows the total estimated annual retirement benefits payable under all pension plans to employees, including executive officers, upon normal retirement on January 1, 1996 after selected periods of benefit service assuming such employees and their spouses elect a single life annuity rather than a form of joint and survivor or other form of annuity. If another form of annuity was selected, the benefits would generally be lower than those shown in the table.

     The pension plans currently provide for a benefit for each participant, including the named executive officers, (payable as a single life annuity) of 2% of his or her final average compensation (average compensation during the highest 60 consecutive months of his or her final 120 months of employment) less 0.4% of his or her age 65 monthly Social Security-covered compensation, with the result multiplied by years of benefit service (up to a maximum of 25 years). Under the pension plans, an executive's pensionable remuneration or covered compensation means his or her salary and target bonus under the bonus plan(s) applicable to the executive. For each named executive officer, covered compensation for 1995 was within 10% of the total Annual Compensation shown in the Summary Compensation Table on page 13 except that Mr. Latzer's covered compensation of $645,000 was 88% of the total shown in such table. Benefits earned under the pension plans' prior benefit formulas are protected to the extent they exceed benefits earned under the current formula. A participant is fully vested in his or her retirement benefit after five years of service.


SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 13. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Corporation or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed with respect to payments or benefits received due to a change of control (and for any income taxes imposed with respect to such additional payment).


                              CERTAIN TRANSACTIONS

     In July 1993, Mr. Finn entered into an agreement with the Corporation in connection with his relocation to San Francisco pursuant to which the Corporation agreed to loan Mr. Finn $425,000 to assist him with the purchase of a home in the San Francisco Bay Area. The loan, which was made on March 4, 1994, is secured by a deed of trust on Mr. Finn's residence. The loan is interest-free and is being forgiven ratably over its three-year term provided that Mr. Finn remains an employee of the Corporation at each successive anniversary date of the loan. On each of March 4, 1995 and March 4, 1996, the principal amount of $142,000 was forgiven and the current balance of the loan is $141,000. Also, the loan will be forgiven in full if he dies or becomes permanently disabled, if he terminates his employment for good reason (as defined in the agreement), or if the Corporation terminates his employment other than for cause (as defined in the agreement). In addition, if Mr. Finn dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Finn voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

     In August 1995, Mr. Cusack entered into an agreement with the Corporation in connection with his relocation to Los Angeles pursuant to which the Corporation agreed to loan Mr. Cusack $425,000 to assist him with the purchase of a home in the Southern California area. The loan, which was made on August 15, 1995, is secured by a deed of trust on Mr. Cusack's residence. The full $425,000 in principal remains outstanding. The loan is interest-free and will be forgiven ratably over its five-year term provided that Mr. Cusack remains an employee of the Corporation at each successive anniversary date of the loan. Further, the loan will be forgiven in full if he dies or becomes permanently disabled, if he terminates his employment for good reason (as defined in the agreement), if the Corporation terminates his employment other than for cause (as defined in the agreement) or if, at the Corporation's request, he sells his home in the Southern California area and relocates in connection with his continued employment by the Corporation. If Mr. Cusack dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Cusack voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

     In 1995, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated third parties. It is anticipated that such law firm will perform additional legal services for the Corporation and its subsidiaries in 1996.


                             PRINCIPAL STOCKHOLDERS

     Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281, has filed a statement on Schedule 13G with the Securities and Exchange Commission in which it reported owning, as of December 31, 1995, 9,835,448 shares, or 14.39%, of the Corporation's outstanding common stock. Oppenheimer Group, Inc. reported that it had shared voting power and shared dispositive power with respect to all 9,835,448 shares.

     The Corporation does not know of any other person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock.


                                  OTHER MATTERS

     Management does not know of any matters to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. However, as to any other matters which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the designated proxy holders.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders of the Corporation must be received by the Corporation no later than November 18, 1996, for inclusion in the Corporation's Proxy Statement and form of proxy relating to such meeting.



San Francisco, California
March 18, 1996

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Section 34 of the Transamerica By-Laws provides that Transamerica shall indemnify its officers and directors to the full extent permitted by Section 145 of the DGCL.

     Section 34 of the Transamerica By-Laws provides that Transamerica shall indemnify its officers and directors to the full extent permitted by Section 145 of the DGCL.

     As permitted by Section 145(d) of the DGCL, the Transamerica By-Laws provide that Transamerica must indemnify its directors and officers as described above, unless a determination is made (1) by the majority of a quorum of disinterested directors, or (2) by independent legal counsel, in a written opinion, or (3) by the stockholders that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the statute. The By-Laws also provide that if the board of directors fails to pay a claim for indemnification in full, within 30 days after a written request is received by the company, the claimant may bring suit against Transamerica to recover the unpaid portion of the claim. It shall be a defense to such an action that the claimant has not met the standards of conduct under the DGCL or the Transamerica By-Laws that permit Transamerica to indemnify the claimant for the amount claimed, but the burden of such defense shall rest on Transamerica. The failure of Transamerica to make a determination prior to such action as to whether the claimant meets the required standard of conduct is not a defense.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits.  See Exhibit Index.

     (b) Financial Statement Schedules.  None.

     (c) Report, Opinion or Appraisal.  Not Applicable.

Item 22.  Undertakings

     The undersigned Registrant hereby undertakes:

          (a) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (b) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d) That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, on October 7, 1996.


                                          TRANSAMERICA CORPORATION


                                          By: /s/  BURTON E. BROOME


                                            ------------------------------------
                                            Burton E. Broome
                                            Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 29, 1996.


                  Signature                                 Title
---------------------------------------------  -------------------------------
        PRINCIPAL EXECUTIVE OFFICER:
             Frank C. Herringer*               Chairman of the Board,
                                               President and Chief Executive
                                               Officer
        PRINCIPAL FINANCIAL OFFICER:
               Edgar H. Grubb*                 Executive Vice President and
                                               Chief Financial Officer
        PRINCIPAL ACCOUNTING OFFICER:
                                               Vice President and Controller
            /s/  BURTON E. BROOME
---------------------------------------------
              Burton E. Broome
                 DIRECTORS:
             Frank C. Herringer*
           Robert W. Matschullat*
                 Toni Rembe*
             Charles R. Schwab*
             Forrest N. Shumway*
             Peter V. Ueberroth*
    A majority of the Board of Directors.
         *By: /s/  BURTON E. BROOME
---------------------------------------------
              Burton E. Broome
              Attorney-in-Fact

                                 EXHIBIT INDEX

     Exhibits required by Item 601 of Regulation S-K:

    EXHIBIT
    NUMBER                                    EXHIBIT DESCRIPTION
    -------       ---------------------------------------------------------------------------
       2.1        Agreement and Plan of Merger, dated as of July 24, 1996, among Transamerica
                  Corporation ("Transamerica"), Citation Sub Corp. ("Subcorp"), Trans Ocean
                  Ltd ("TOL"), Greer M. Arthur ("Arthur"), Marvin D. Dennis ("Mr. Dennis")
                  and Nancy A. Dennis (with Mr. Dennis, "Dennis"). (Contained in the Consent
                  Solicitation Statement/Prospectus as Annex A.)
       2.2(a)     Support/Voting Agreement, dated as of July 24, 1996, among Transamerica,
                  Subcorp, TOL, and Arthur.
       2.2(b)     Support/Voting Agreement, dated as of July 24, 1996, among Transamerica,
                  Subcorp, TOL, and Mr. Dennis.
       2.2(c)     Support/Voting Agreement, dated as of July 24, 1996, among Transamerica,
                  Subcorp, TOL, and Nancy A. Dennis.
       2.3        Form of Escrow Agreement, among Transamerica, Subcorp, TOL, Arthur, Dennis and the Escrow Agent.
       3.1        Transamerica Certificate of Incorporation, as amended.(1)
       3.2        Transamerica By-Laws.(2)
       5.1        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
       8.1        Opinion of Cooley Godward Castro Huddleson & Tatum as to certain tax matters.
      23.1        Consent of Ernst & Young.
      23.2        Consent of Arthur Andersen LLP.
      23.3        Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
      23.4        Consent of Cooley Godward Castro Huddleson & Tatum (included in Exhibit
                  8.1).
      24.1        Power of Attorney.

---------------
(1) Included as Exhibit 4.5 to Transamerica's Registration Statement on Form S-3 (File No. 33-43921) as filed with the commission on November 13, 1991 and to Exhibits 3 and 4 contained in Form 8-A filed January 21, 1992, as amended by Form 8 filed January 27, 1992 and incorporated herein by reference.

(2) Included as Exhibit 3.(ii) to Transamerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 1-2964) and incorporated herein by reference.